Exhibit 2.1

Execution Version

BUSINESS COMBINATION AGREEMENT

AND PLAN OF MERGER

by and among

AEA-BRIDGES IMPACT CORP.

LW EV HOLDINGS, INC.

LW EV MERGER SUB, INC.

LIVEWIRE EV, LLC

and

HARLEY-DAVIDSON, INC.

dated as of December 12, 2021

i

INDEX OF EXHIBITS

Exhibit	Description

Exhibit A	Form of Separation Agreement

Exhibit B	Form of Registration Rights Agreement

Exhibit C	Form of SPAC Investor Support Agreement

Exhibit D	Form of HoldCo Tax Matters Agreement

Exhibit E	Form of Contract Manufacturing Agreement

Exhibit F	Form of Transition Services Agreement

Exhibit G	Form of Master Services Agreement

Exhibit H	Governance Policies

v

BUSINESS COMBINATION AGREEMENT AND PLAN OF MERGER

This Business Combination Agreement and Plan of Merger, dated as of December 12, 2021 (this “Agreement”), is made and entered into by and among AEA-Bridges Impact Corp., an exempted company incorporated in the Cayman Islands (“SPAC”), LW EV Holdings, Inc., a Delaware corporation and a direct, wholly owned subsidiary of SPAC (“HoldCo”), LW EV Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of HoldCo (“Merger Sub”), Harley-Davidson, Inc., a Wisconsin corporation (“HD”), and LiveWire EV, LLC, a Delaware limited liability company (the “Company”). SPAC, Merger Sub, HoldCo, HD and the Company are sometimes collectively referred to herein as the “Parties”, and each of them is sometimes individually referred to herein as a “Party”. Certain capitalized terms used herein have the meanings ascribed to them in Section 1.1.

RECITALS

WHEREAS, SPAC is a blank check company incorporated as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, each of HoldCo and Merger Sub is an entity newly formed for the purposes of the Transactions;

WHEREAS, at least one day prior to the consummation of the Merger (as defined below) and subject to the conditions of this Agreement, SPAC shall migrate to and domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”) and the Cayman Islands Companies Act (As Revised) (the “Domestication”);

WHEREAS, in connection with the Domestication, (i) each then issued and outstanding SPAC Class B Ordinary Share (as defined below) shall convert automatically, on a one-for-one basis, into a SPAC Class A Ordinary Share (as defined below); (ii) immediately following the conversion described in clause (i), each then issued and outstanding SPAC Class A Ordinary Share shall convert automatically, on a one-for-one basis, into a share of common stock, par value $0.0001, per share of SPAC (after its domestication as a corporation incorporated in the State of Delaware) (the “Domesticated SPAC Common Stock”); (iii) each then issued and outstanding warrant of SPAC (“Cayman SPAC Warrant”) shall convert automatically into a warrant to acquire one share of Domesticated SPAC Common Stock (“Domesticated SPAC Warrant”), pursuant to the Warrant Agreement; (iv) each then issued and outstanding unit of SPAC (the “Cayman SPAC Units”) shall, for avoidance of doubt, be cancelled and will entitle the holder thereof to one share of Domesticated SPAC Common Stock and one-half of one Domesticated SPAC Warrant on the terms and subject to the conditions set forth in the Warrant Agreement, as applicable, and (v) the governing documents of SPAC will be amended and restated;

WHEREAS, on the Closing Date and prior to the consummation of the Merger and the Exchange, HD and the Company will, in accordance with the terms and subject to the conditions set forth in the Separation Agreement to be entered into by the Company and HD, on Closing Date in substantially the form attached hereto as Exhibit A hereto (the “Separation Agreement”), consummate the Separation of the LiveWire Business and the other transactions contemplated by the Separation Agreement;

WHEREAS, upon the terms and subject to the conditions of this Agreement, following the Domestication, Merger Sub will merge with and into SPAC, with SPAC surviving such merger as a direct, wholly owned subsidiary of HoldCo in accordance with Section 251(g) of the DGCL (the “Merger”);

WHEREAS, upon the terms and subject to the conditions of this Agreement, immediately following the consummation of the Merger, HD will cause all of the outstanding Company Equity to be contributed to HoldCo in exchange for the issuance to the Company Equityholder of HoldCo Common Stock on the terms and subject to the conditions contained herein (the “Exchange”) and, as a result of the Exchange, the Company will become a direct, wholly owned subsidiary of HoldCo;

WHEREAS, immediately following the consummation of the Exchange, HoldCo will contribute 100% of the outstanding equity interests of the Company to SPAC;

WHEREAS, to the greatest extent permitted under Law, for U.S. federal income tax purposes, the Parties intend that (a) the Domestication qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”), (b) the Exchange, the PIPE Investment and the Merger, taken together, qualify as a transaction described in Section 351 of the Code, (c) the Merger qualify as a “reorganization” within the meaning of Section 368(a)(2)(E) or Section (a)(1)(B) of the Code and (d) this Agreement be and is adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) with respect to each of the Domestication and the Merger (collectively, the “Intended Tax Treatment”);

WHEREAS, the SPAC Board has (a) determined that the Domestication, the Merger, the Exchange and the other Transactions are fair to, and in the best interests of, SPAC and the SPAC Shareholders (b) approved this Agreement, the Ancillary Agreements to which SPAC is contemplated to be a party, the Domestication, the Merger, the Exchange and the other Transactions to which SPAC is contemplated to be a party and (c) recommended the approval and adoption of this Agreement and the other Transactions by SPAC Shareholders;

WHEREAS, the HD Board has (a) determined that the Separation and the other Transactions are fair to, and in the best interests of, HD and its Subsidiaries, including the Company, and (b) has approved this Agreement, the Ancillary Agreements to which HD or any of its Subsidiaries is contemplated to be a party and the Separation and the other Transactions to which HD or any of its Subsidiaries is contemplated by this Agreement to be a party;

WHEREAS, the HoldCo Board has (a) determined that the Transactions are fair to, and in the best interests of, HoldCo and (b) approved this Agreement, the Ancillary Agreements to which it is a party, the Exchange, the Merger and the other Transactions to which it is a party;

WHEREAS, the Merger Sub Board has (a) determined that this Agreement, the Merger and the other Transactions are fair to, and in the best interests of, Merger Sub and HoldCo (as the sole shareholder of Merger Sub), (b) approved this Agreement, the Merger and the other Transactions and (c) recommended the approval and adoption of this Agreement and the Merger by HoldCo (as the sole stockholder of Merger Sub);

WHEREAS, in furtherance of the Merger and in accordance with the terms hereof, SPAC shall provide an opportunity to SPAC Shareholders to have their outstanding SPAC Ordinary Shares redeemed on the terms and subject to the conditions set forth in this Agreement and SPAC’s Governing Documents in connection with obtaining SPAC Shareholder Approval;

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Sponsor has executed and delivered to the Company the SPAC Investor Support Agreement pursuant to which the Sponsor has agreed to, among other things, (a) support and vote all of its voting securities of SPAC to adopt and approve this Agreement and the other documents contemplated hereby and the Transactions, (b) comply with certain transfer restrictions applicable to its SPAC Securities (and any other equity securities of SPAC or HoldCo for which such SPAC Securities are exchanged or into which such SPAC Securities are converted), on the terms and subject to the conditions set forth in the SPAC Investor Support Agreement and (c) subject to, and conditioned upon the occurrence of, the Closing, waive any adjustment to the conversion ratio set forth in the SPAC Organizational Documents or any other anti-dilution or similar protection, in each case, with respect to the SPAC Class B Ordinary Shares (and any other equity securities of SPAC or HoldCo for which the SPAC Class B Ordinary Shares are exchanged or into which the SPAC Class B Ordinary Shares are converted) (whether resulting from the transactions contemplated by the Subscription Agreements or otherwise); and

WHEREAS, concurrently with the execution of this Agreement, the KYMCO Group and HoldCo have entered into the KYMCO Investment Agreements pursuant to which, and on the terms and subject to the conditions of which, the KYMCO Group has severally and not jointly agreed to subscribe to purchase in the aggregate 10,000,000 shares of HoldCo Common Stock for a purchase price of $10.00 per share from HoldCo for an aggregate gross purchase price equal to $100,000,000, such purchases to be consummated substantially concurrently with the Closing.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, SPAC, HoldCo, Merger Sub and the Company agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

Section 1.1. Definitions. As used herein, the following terms shall have the following meanings:

“Acceleration Event” has the meaning specified in Section 2.8(b).

“Acquisition Transaction” means, (a) any direct or indirect acquisition or similar transaction, in one or a series of transactions, involving the LiveWire Business, whether by (i) merger, consolidation, recapitalization, sale, capital stock exchange, material asset acquisition, stock purchase or similar business combination with one or more businesses or (ii) the purchase or issuance of equity securities (or securities convertible or exchangeable into equity securities), including through a tender offer or initial public offering or (b) any equity or similar investment in the LiveWire Entities or the LiveWire Business. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement or the Transactions (including the actions contemplated by the Separation and Separation Agreement) shall constitute an Acquisition Transaction.

“Action” means any claim, action, suit, charge, complaint audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding, investigation or enforcement action, by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise. For the avoidance of doubt, the Sponsor shall be deemed an Affiliate of SPAC and SPAC an Affiliate of Sponsor, in each case, prior to the Merger Effective Time, for all purposes hereunder.

“Affordable Care Act” means the Patient Protection and Affordable Care Act including the Health Care and Education Reconciliation Act of 2010, as amended and including any guidance issued thereunder.

“Agreement” has the meaning specified in the Preamble.

“Agreement End Date” has the meaning specified in Section 12.1(e).

“Ancillary Agreements” means the Separation Agreement, the Registration Rights Agreement, the Employee Matters Agreement, the SPAC Investor Support Agreement, the Stockholders Agreement, the HoldCo Tax Matters Agreement, the Contract Manufacturing Agreement, the Joint Development Agreement, the IP License Agreement, the Trademark License Agreement, the Transition Services Agreement, the Master Services Agreement and all the agreements, documents, instruments and certificates entered into or delivered in connection herewith or therewith and any and all exhibits and schedules thereto.

“Anti-Bribery Laws” means the anti-bribery and anti-corruption provisions of the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010 and all other applicable anti-corruption and anti-bribery Laws.

“Anti-Money Laundering Laws” means all applicable laws or regulations of the United States of America, the European Union and its Member States and any jurisdiction applicable to the Company or its Subsidiaries that relate to money laundering, counter-terrorist financing or record keeping and reporting requirements relating to money laundering or counter-terrorist financing.

“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition Law authorities of any other jurisdiction (whether United States, foreign or multinational).

“Antitrust Information or Document Request” means any request or demand for the production, delivery or disclosure of information, data, documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Antitrust Authorities relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by any Antitrust Authority or any subpoena, interrogatory or deposition.

“Antitrust Laws” has the meaning specified in Section 10.1(a).

“Audited Financial Statements” has the meaning specified in Section 4.9(a).

“Available Cash” means an amount equal to (a) the amount of cash available to be released from the Trust Account as of immediately prior to the Closing (net of the SPAC Share Redemption Amount), plus (b) the net amount of proceeds actually received or confirmed to be received by HoldCo pursuant to the PIPE Investments as of immediately prior to or concurrently with the Closing, plus (c) the amount of proceeds required to be funded to HoldCo pursuant to the Company Equityholder PIPE Investment in accordance with Section 7.8(a), plus the portion of the HD Backstop Amount actually required to be funded to HoldCo in accordance with Section 7.8(b), in each case, by the Company Equityholder (subject to satisfaction (or waiver) of the conditions set forth in Section 11.1 and Section 11.3 (other than Section 11.3(e)) minus (d) the aggregate amount of all Transaction Expenses and SPAC Transaction Expenses.

“Benefit Plan” has the meaning specified in the Employee Matters Agreement.

“Business Combination” has the meaning specified in Article 1.1 of the SPAC Articles of Association as in effect on the date hereof.

“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an offer, inquiry, proposal or indication of interest with respect to the Transactions), relating to a Business Combination.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Milwaukee, Wisconsin, New York, New York or Governmental Authorities in the Cayman Islands are authorized or required by Law to close.

“Cayman SPAC Units” has the meaning specified in the Recitals.

“Cayman SPAC Warrant” has the meaning specified in the Recitals.

“Certificate of Merger” has the meaning specified in Section 2.1(a).

“Change of Control” has the meaning specified in Section 2.8(c)(i).

“Closing” has the meaning specified in Section 2.2(a).

“Closing Company Financial Statements” has the meaning specified in Section 7.3.

“Closing Date” has the meaning specified in Section 2.2(a).

“COBRA” has the meaning specified in Section 4.15(d).

“Code” has the meaning specified in the Recitals.

“Company” has the meaning specified in the Preamble.

“Company Cure Period” has the meaning specified in Section 12.1(e).

“Company Disclosure Letter” has the meaning specified in the introduction to Article 4.

“Company Equity” means the membership interests of the Company.

“Company Equityholder” means ElectricSoul, LLC, a Delaware limited liability company.

“Company Equityholder PIPE Investment” has the meaning specified in Section 7.8(a).

“Company IP” means all Intellectual Property that is owned by a member of the HD Group and is included in the LiveWire Assets.

“Company IT Systems” means all IT Systems that are owned or controlled by a member of the HD Group and included in the LiveWire Assets.

“Company Material Adverse Effect” means any event, state of facts, condition, change, development, circumstance, occurrence or effect (collectively, “Events”) that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of the LiveWire Business, (taken as a whole), or (ii) would, or would reasonably be expected to, prevent, materially delay or materially impede the ability of the Company and HD and its Subsidiaries to consummate the Exchange, the Merger or the Transactions under this Agreement, and, in the case of the Ancillary Agreements, to consummate the transactions contemplated thereby in all material respects; provided, however, that, in the case of clause (i) only, in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or would reasonably expected to be, a “Company Material Adverse Effect”: (a) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action expressly required or permitted to be taken by the Company, HD or any of its Subsidiaries pursuant to the terms of this Agreement or any Ancillary Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic, disease outbreak or other public health emergency (including COVID 19 or any Permitted Action in response thereto) or change in climate, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (f) any failure of the LiveWire Business to meet any projections or forecasts (provided that this clause (f) shall not prevent a determination that any Event not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect), (g) any Events generally applicable to the industries or markets in which the Company and its Subsidiaries operate (including increases in the cost of products, supplies, materials or other goods purchased from third party suppliers), (h) the announcement of this Agreement and consummation of the Transactions (it being understood that this clause (h) shall be disregarded for purposes of the representation and warranty set forth in Section 4.4 and the condition to Closing with respect thereto) or (i) any action taken at the express request of SPAC; provided, further, that any Event referred to in clauses (a), (b), (d), (e) or (g) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the LiveWire Business, taken as a whole, relative to similarly situated companies in the industry in which the LiveWire Business conducts its operations.

“Company Organizational Documents” means the certificate of formation and limited liability company agreement of the Company, as amended, modified or supplemented from time to time.

“Confidentiality Agreement” has the meaning specified in Section 13.10.

“Contract Manufacturing Agreement” means that certain Contract Manufacturing Agreement, to be entered into on the Closing Date, by and between Harley-Davidson Motor Company Group, LLC and the Company, in substantially the form attached here to as Exhibit E.

“Contracts” means any legally binding contracts, agreements, arrangements, subcontracts, leases, licenses, purchase orders, debt instruments, mortgages, bonds, notes, debentures or other instruments.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions, variations or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester, safety or other similar Law, guidelines or recommendations by any Regulatory Authority, in each case, in connection with or in response to COVID-19, and in each case, applicable to the Company and/or its Subsidiaries or the LiveWire Business.

“D&O Indemnified Parties” has the meaning specified in Section 7.5(a).

“DGCL” has the meaning specified in the Recitals.

“Disclosure Letter” means, as applicable, the Company Disclosure Letter or SPAC Disclosure Letter.

“Dollars” or “$” means lawful money of the United States.

“Domesticated SPAC Bylaws” has the meaning specified in Section 2.5(b).

“Domesticated SPAC Certificate of Incorporation” has the meaning specified in Section 2.5(b).

“Domesticated SPAC Common Stock” has the meaning specified in the Recitals.

“Domesticated SPAC Warrant” has the meaning specified in the Recitals.

“Domestication” has the meaning specified in the Recitals.

“Domestication Condition” has the meaning specified in Section 11.3(f).

“Domestication Effective Time” has the meaning specified in Section 8.7.

“Earn-Out Period” has the meaning specified in Section 2.8(c)(ii).

“Earn-Out Shares” has the meaning specified in Section 2.8(a)(i).

“Employee Matters Agreement” means that certain Employee Matters Agreement, to be entered into concurrently with the Separation Agreement, by and between HD and the Company, in the form attached to the Separation Agreement.

“Environmental Laws” means any and all applicable Laws relating to Hazardous Materials, pollution, or the protection or management of the environment or natural resources, or protection of human health or safety (with respect to exposure to Hazardous Materials).

“Equity Adjustment” has the meaning specified in Section 1.4.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any Person means any Affiliate or other business, whether or not incorporated, that together with such Person would at any relevant time be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Events” has the meaning specified in the definition of Company Material Adverse Effect.

“Exchange” has the meaning specified in the Recitals.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning specified in Section 3.2.

“Exchange Agent Agreement” has the meaning specified in Section 3.2.

“Exchange Effective Time” has the meaning specified in Section 2.3.

“Export Approvals” has the meaning specified in Section 4.27(a).

“Financial Statements” has the meaning specified in Section 4.9.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a US corporation are its certificate of incorporation and bylaws, the “Governing Documents” of a US limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a US limited liability company are its operating agreement and certificate of formation and the “Governing Documents” of an exempted company are its memorandum and articles of association, and in each case analogous documents in the jurisdiction of incorporation of the relevant Person.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal, including any data protection regulators or supervisory authorities, or any arbitral body (public or private).

“Governmental Authorization” has the meaning specified in Section 4.5.

“Governmental Order” means any order, judgment, injunction, ruling, directive, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any (a) pollutant, contaminant, chemical, (b) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (c) petroleum or any fraction or product thereof, (d) asbestos or asbestos-containing material, (e) polychlorinated biphenyl, (f) chlorofluorocarbons, (g) per- or polyfluoroalkyl substances and (h) other substance, material or waste, in each case, which are regulated under any Environmental Law or as to which liability may be imposed pursuant to Environmental Law.

“HD” has the meaning specified in the Preamble.

“HD Backstop Amount” means up to an aggregate amount of $100,000,000 payable by Company Equityholder pursuant to Section 7.8(b) with respect to any SPAC Share Redemptions.

“HD Backstop Shares” has the meaning specified in Section 7.8(b).

“HD Benefit Plan” means each Benefit Plan sponsored, maintained or contributed to by any member of the HD Group or with respect to which any member of the HD Group has any liability, whether fixed or contingent, in any case, (a) in which any LiveWire Employee participates, is eligible to participate, or which provides compensation and/or benefits to or for the benefit of any LiveWire Employee (or any spouse or dependent thereof) or (b) with respect to which the Company or any of its Subsidiaries has any liability, whether fixed or contingent, but excluding in each case any statutory plan, program or arrangement that is maintained by any Governmental Authority.

“HD Board” means the board of directors of HD.

“HD Group” means HD and its Subsidiaries; provided, that for the avoidance of doubt, from and after the consummation of the Exchange, the Company and its Subsidiaries shall not be deemed to be members of the HD Group.

“HD Liabilities” has the meaning specified in the Separation Agreement.

“HD Specified Indebtedness” has the meaning specified in the Separation Agreement.

“HoldCo” has the meaning specified in the Preamble.

“HoldCo Board” means the board of directors of HoldCo.

“HoldCo Common Share Price” has the meaning specified in Section 2.8(c)(iii).

“HoldCo Common Stock” means the common stock of HoldCo, par value of $0.0001 per share, which shall all constitute a single class of common stock with all of the rights and entitlements set forth in the HoldCo Organizational Documents in effect as of immediately following the Merger Effective Time.

“HoldCo Organizational Documents” means the certificate of incorporation and bylaws of HoldCo, as amended, modified or supplemented from time to time.

“HoldCo Public Warrant” has the meaning specified in Section 3.3(a).

“HoldCo Tax Matters Agreement” means that certain Tax Matters Agreement in substantially the form of Exhibit D attached hereto.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Incentive Award Plan” has the meaning specified in Section 10.7(a).

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise (together with accrued and unpaid interest thereon and any prepayment premium, or other penalties and any fees, costs and expenses thereunder due upon repayment thereof), in respect of (a) the principal of and premium (if any) in respect of all indebtedness of such Person for borrowed money, including accrued interest and any per diem interest accruals or cost associated with prepaying any such indebtedness solely to the extent such indebtedness is prepaid, (b) the principal and interest components of capitalized lease obligations of such Person under GAAP, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn) under which such Person is the applicant or guaranteed party, (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes, debt securities, loans, credit agreements and similar instruments of such Person, (e) payment obligations of a third party secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed, (f) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (g) the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes,” and (h) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable by such Person as a result of the consummation of the Transactions in respect of any of the items in the foregoing clauses (a) through (g), and (i) all Indebtedness of another Person referred to in clauses (a) through (h) above guaranteed directly or indirectly, jointly or severally, by such Person.

“Intellectual Property” means any and all intellectual property rights throughout the world, including: (a) patents, patent applications and any reissue, continuation, continuation-in-part, revision, divisional, extension or reexamination thereof, (b) trademarks, logos, service marks, trade dress, trade names, and slogans, (c) copyrights, including those in software and other works of authorship, (d) trade secrets and other intellectual property rights in know-how and confidential information, inventions (whether or not patentable or reduced to practice), technologies, processes, procedures, layouts, templates, tools, specifications, customer lists, supplier lists, business plans, formulae, discoveries, methods, techniques, ideas, designs and models (collectively, “Trade Secrets”), (e) intellectual property rights in Software, data and databases, (f) internet domain names, and (g) all applications for and registrations and issuances, of any of the foregoing in any jurisdiction.

“Intended Tax Treatment” has the meaning specified in the Recitals.

“Interim Period” has the meaning specified in Section 7.1.

“International Trade Laws” means all applicable Laws relating to the import, export, re-export, deemed export, deemed re-export, or transfer of information, data, goods and technology, including but not limited to the Export Administration Regulations administered by the United States Department of Commerce, the International Traffic in Arms Regulations administered by the United States Department of State, customs and import Laws administered by United States Customs and Border Protection, any other export or import controls administered by an agency of the United States government, the anti-boycott regulations administered by the United States Department of Commerce and the United States Department of the Treasury and other Laws adopted by other territories (including the European Union, as enforced by its Member States) relating to the same subject matter as the United States Laws described above.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IP License Agreement” means that certain Intellectual Property License Agreement, to be entered into on the Closing Date, by and between the Company and HD, in the form attached to the Separation Agreement.

“IRS” means the United States Internal Revenue Service.

“IT Systems” mean information technology systems, hardware, Software, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment and assets.

“JOBS Act” has the meaning specified in Section 5.7(a).

“Joint Development Agreement” means that certain Joint Development Agreement, to be entered into on the Closing Date, by and between the Company and HD, in the form attached to the Separation Agreement.

“K&E” has the meaning specified in Section 13.18(a).

“KYMCO Group” means collectively, (i) Kwang Yang Motor Co., Ltd., (ii) KYMCO Capital Fund I Co., Ltd., (iii) SunBright Investment Co., Ltd., (iv) CycleLoop Co., Ltd., and (v) Kwang Yang Holdings Limited.

“KYMCO Investment Agreements” means those certain investment agreements dated as of the date hereof, by and among SPAC, HoldCo and each member of the KYMCO Group.

“Labor Agreement” has the meaning specified in Section 4.13(a)(viii).

“Latham” has the meaning specified in Section 13.18(b).

“Law” means any statute, law, act, code, ordinance, rule, treaty, directive, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, licensed or subleased by the Company or that is otherwise a LiveWire Asset.

“Licenses” means any approvals, authorizations, consents, licenses, registrations, permits or certificates of a Governmental Authority.

“Lien” means all liens, licenses, mortgages, deeds of trust, pledges, hypothecations, encumbrances, security interests, adverse claim, options, right of first refusal, restrictions, claims or other liens of any kind whether consensual, statutory or otherwise.

“Listing Exchange” means the New York Stock Exchange.

“LiveWire Assets” has the meaning given to it in the Separation Agreement.

“LiveWire Business” has the meaning given to it in the Separation Agreement.

“LiveWire Employee” means each employee or contractor of the HD Group who provides services primarily for the benefit of the LiveWire Business and who, following the Separation Time, remains employed by any member of the LiveWire Group, including any such employees on approved leaves of absence, in each case, as set forth on Exhibit A to the Employee Matters Agreement, as such exhibit may be updated prior to the Separation Time in accordance with the terms of the Employee Matters Agreement.

“LiveWire Entities” means collectively, the Company, LiveWire Labs, LLC and StaCyc, Inc.

“LiveWire Liabilities” has the meaning given to it in the Separation Agreement.

“Master Services Agreement” means that certain Master Services Agreement, to be entered into on the Closing Date, by and between HD and the Company, in substantially the form attached hereto as Exhibit G.

“Material Contract” has the meaning specified in Section 4.13(b).

“Material Supplier” has the meaning specified in Section 4.14.

“Merger” has the meaning specified in the Recitals.

“Merger Consideration” has the meaning specified in Section 3.1(a)(i).

“Merger Effective Time” has the meaning specified in Section 2.2(b).

“Merger Sub” has the meaning specified in the Preamble.

“Merger Sub Board” means the board of directors of Merger Sub.

“Merger Sub Common Stock” has the meaning specified in Section 3.1(a)(iv).

“Modification in Recommendation” has the meaning specified in Section 10.2(b).

“New LiveWire Group” has the meaning specified in Section 13.18(b).

“Non-Recourse Persons” has the meaning specified in Section 13.16(b).

“NYSE” means the New York Stock Exchange, Inc.

“Offer Documents” has the meaning specified in Section 10.2(a).

“Other Class B Shareholders” means John Replogle and George Serafeim.

“Permitted Action” means any such commercially reasonable action or inaction, whether or not in the ordinary course of business, that the Company in good faith has determined is necessary or advisable to take or abstain from taking to protect the health or safety of any LiveWire Employee, in each case, solely in connection with COVID-19 or the COVID-19 Measures.

“Permitted Liens” means (a) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (i) not yet due and payable (or that may thereafter be paid without penalty) or which are being contested in good faith through appropriate proceedings and (i) for which adequate accruals or reserves have been established in accordance with GAAP, (b) Liens for Taxes (i) not yet due and payable or (ii) which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (c) Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that (i) are matters of record, (ii) would be disclosed by a physical inspection of such real property, or (iii) do not materially interfere with the present uses of such real property or materially impair the value of such real property, (d) with respect to any Leased Real Property (i) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien on the lessor’s interest therein, and (ii) any Liens encumbering the underlying fee title of the real property of which the Leased Real Property is a part, (e) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not, in the aggregate, materially interfere with the current use of, or materially impair the value of, the Leased Real Property and which are not violated in any material respect, (f) non-exclusive licenses of Company IP granted in the ordinary course of business, (g) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (h) other Liens arising in the ordinary course of business consistent with past practice and not incurred in connection with the borrowing of money or in connection with workers’ compensation, unemployment insurance or other types of social security and (i) reversionary rights in favor of landlords under any Real Property Leases with respect to any of the buildings or other improvements owned by the Company or any of its Subsidiaries.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“PIPE Investments” means collectively, the investments contemplated by the Subscription Agreements.

“PIPE Investors” means those certain investors participating in the PIPE Investments, including the KYMCO Group.

“Privacy Requirements” has the meaning specified in Section 4.23(a).

“Prospectus” has the meaning specified in Section 13.1.

“Proxy Statement” has the meaning specified in Section 10.2(a).

“Proxy Statement/Registration Statement” has the meaning specified in Section 10.2(a).

“Real Property Leases” has the meaning specified in Section 4.21(a)(ii).

“Registration Rights Agreement” means that certain Registration Rights Agreement, to be entered into on the Closing Date, by and among the Surviving Company and the other parties thereto, in substantially the form attached hereto as Exhibit B.

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by SPAC and HoldCo (as co-registrants) under the Securities Act with respect to the Registration Statement Securities.

“Registration Statement Securities” has the meaning specified in Section 10.2(a).

“Regulatory Authority” means any Governmental Authority or any advisory, self-regulatory or other organization or body that develops and adopts standards applicable to the industries in which the Company and its Subsidiaries operate or performs similar functions for, on behalf of or relating to such industries (including any professional medical organization).

“Sanctioned Country” means, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws (at the time of this Agreement, the Crimea region, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means (a) any Person identified in any sanctions-related list of designated Persons maintained by (i) the United States Department of the Treasury’s Office of Foreign Assets Control, or the United States Department of State, (ii) Her Majesty’s Treasury of the United Kingdom, (iii) any committee of the United Nations Security Council or (iv) the European Union, (b) any Person located, organized, or resident in, or a Governmental Authority or government instrumentality of, any Sanctioned Country and (c) any Person directly or indirectly 50% or more owned by, or acting for the benefit or on behalf of, a Person described in clause (a) or (b), either individually or in the aggregate.

“Sanctions Laws” means those trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive means (in each case having the force of Law) administered, enacted, or enforced by (a) the United States (including the Department of the Treasury’s Office of Foreign Assets Control), (b) the European Union and enforced by its Member States, (c) the United Nations, or (d) The United Kingdom (including without limitation Her Majesty’s Treasury).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Separation” has the meaning specified in the Separation Agreement.

“Separation Agreement” has the meaning specified in the Recitals.

“Separation Time” has the meaning specified in the Separation Agreement.

“Software” means all computer programs (including any and all software implementation of algorithms, models, and methodologies, whether in object code or source code format).

“SPAC” has the meaning specified in the Preamble.

“SPAC Articles of Association” means the Amended and Restated Articles of Association of SPAC adopted by special resolution on October 1, 2020.

“SPAC Benefit Plan” has the meaning specified in Section 5.22(a).

“SPAC Board” means the board of directors of SPAC.

“SPAC Class A Ordinary Share” means a Class A ordinary share, par value $0.0001 per share, of SPAC.

“SPAC Class B Ordinary Share” means a Class B ordinary share, par value $0.0001 per share, of SPAC.

“SPAC Cure Period” has the meaning specified in Section 12.1(f).

“SPAC Disclosure Letter” has the meaning specified in the introduction to Article 5.

“SPAC Excluded Shares” has the meaning specified in Section 3.1(a)(i).

“SPAC Extraordinary General Meeting” has the meaning specified in Section 10.2(b).

“SPAC Financial Statements” has the meaning specified in Section 5.7(d).

“SPAC Group” has the meaning specified in Section 13.18(a).

“SPAC Investor Support Agreement” means that certain SPAC Investor Support Agreement, dated as of the date hereof, by and among the Sponsor, HoldCo, the Company, John Garcia and the Other Class B Shareholders, which is attached hereto as Exhibit C.

“SPAC Memorandum of Association” means the Amended and Restated Memorandum of Association of SPAC adopted by special resolution on October 1, 2020.

“SPAC Ordinary Shares” means SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares.

“SPAC Ordinary Warrant” means a warrant to purchase one (1) SPAC Class A Ordinary Share at an exercise price of eleven Dollars fifty cents ($11.50) that was included in the units sold as part of SPAC’s initial public offering.

“SPAC Organizational Documents” means the SPAC Memorandum of Association, the SPAC Articles of Association, and the Trust Agreement, in each case as amended, modified, restated or supplemented from time to time.

“SPAC Private Placement Warrant” means a warrant to purchase one (1) SPAC Class A Ordinary Share at an exercise price of eleven Dollars fifty cents ($11.50) issued to the Sponsor substantially concurrently with SPAC’s initial public offering.

“SPAC Related Party” has the meaning specified in Section 5.21.

“SPAC SEC Filings” has the meaning specified in Section 5.6.

“SPAC Securities” means the SPAC Ordinary Shares and the SPAC Ordinary Warrants.

“SPAC Share Redemption” means the election of an eligible (as determined in accordance with SPAC’s Governing Documents) holder of SPAC Class A Ordinary Shares to redeem all or a portion of SPAC Class A Ordinary Shares held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with SPAC’s Governing Documents) in connection with the Transaction Proposals.

“SPAC Share Redemption Amount” means the aggregate amount payable with respect to all SPAC Share Redemptions.

“SPAC Shareholder Approval” means the approval of each of the Transaction Proposals by the affirmative vote of the requisite number of SPAC Ordinary Shares who, being entitled to, attend and vote thereupon (as determined in accordance with SPAC’s Governing Documents), whether in person or by proxy at a shareholders’ meeting duly called by SPAC Board and held for such purpose in accordance with applicable Law, the SPAC Organizational Documents and applicable rules and regulations of NYSE.

“SPAC Shareholders” means the shareholders of SPAC prior to the Domestication Effective Time.

“SPAC Transaction Expenses” has the meaning specified in Section 2.4(c).

“Sponsor” means AEA-Bridges Impact Sponsor LLC.

“Stockholders Agreement” means that certain Stockholders Agreement, to be entered into on the Closing Date, by and among HoldCo, Company Equityholder, Sponsor and the other parties thereto or that may become parties thereto from time to time.

“Subscription Agreements” means the KYMCO Investment Agreements, and any other subscription agreements entered into by HoldCo with the prior written approval of SPAC and the Company prior to Closing.

“Subsidiary” means, with respect to a Person, a corporation or other entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

“Surviving Company” has the meaning specified in Section 2.1(b).

“Taxes” means any and all U.S. federal, state, local, non-U.S. or other taxes imposed by any Governmental Authority, including all income, gross receipts, gains, license, payroll, net worth, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, alternative or add-on minimum, estimated, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, governmental charges, duties, levies and other charges imposed by a Governmental Authority in the nature of a tax and including any interest, or addition thereto or penalty.

“Tax Matters Agreement” means any agreement or arrangement, including any Tax sharing, allocation, indemnification, reimbursement, receivables or similar agreement, binding any entity that provides for the allocation, apportionment, sharing or assignment of any Tax liability or Tax benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability (other than any customary commercial contract entered into with an unrelated Person the principal subject matter of which is not Taxes and the HoldCo Tax Matters Agreement).

“Tax Return” means any return, declaration, report, schedule, form, statement, information statement or other document filed or required to be filed with or submitted to any Governmental Authority with respect to the determination, assessment, collection or payment of any Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.

“Terminating Company Breach” has the meaning specified in Section 12.1(e).

“Terminating SPAC Breach” has the meaning specified in Section 12.1(f).

“Trademark License Agreement” means that certain Trademark License Agreement, to be entered into on the Closing Date, by and between the Company and HD, in the form attached to the Separation Agreement.

“Trading Market” has the meaning specified in Section 2.8(c)(iv).

“Transaction Expenses” means (i) all fees costs and expenses incurred by or on behalf of or subject to payment or reimbursement by any member of the HD Group, including the Company and its Subsidiaries before and through the Closing (and not paid prior to the Closing), including employer’s portion of any payroll or employment Taxes related thereto (whether deferred or not, but after taking into account any Tax credits under the CARES Act), in connection with or incidental to the preparation for, negotiating or consummation of the transactions contemplated by this Agreement and the Ancillary Agreements or otherwise in connection with the HD’s exploration of strategic alternatives, engagement in the process of selling the LiveWire Business, including all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers and (ii) any amounts that HD is obligated to pay pursuant to Section 6.15 of the Separation Agreement; provided, that, any Transaction Expenses in excess of $27,000,000 shall be the liability and obligation of HD.

“Transaction Proposals” has the meaning specified in Section 10.2(b).

“Transactions” means the transactions contemplated by this Agreement, including the Merger, the Exchange, the Separation and the PIPE Investment.

“Transfer Taxes” has the meaning specified in Section 10.4(d).

“Transition Services Agreement” means that certain Transition Services Agreement, to be entered into on the Closing Date, by and between the Company and HD in substantially the form attached here to as Exhibit F.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.

“Triggering Event I” has the meaning specified in Section 2.8(c)(v).

“Triggering Event II” has the meaning specified in Section 2.8(c)(vi).

“Triggering Events” has the meaning specified in Section 2.8(c)(vii).

“Trust Account” has the meaning specified in Section 13.1.

“Trust Agreement” has the meaning specified in Section 5.9.

“Trustee” has the meaning specified in Section 5.9.

“Unaudited Financial Statements” has the meaning specified in Section 4.9(a).

“US” or “U.S.” means the United States of America.

“VWAP” has the meaning specified in Section 2.8(c)(viii).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws.

“Warrant Agreement” means the Warrant Agreement, dated as of October 1, 2020, between SPAC and Continental Stock Transfer & Trust Company, as warrant agent.

“Working Capital Loans” means any loan made to SPAC by any of the Sponsor, an Affiliate of the Sponsor, or any of SPAC’s or Sponsor’s officers or directors, and evidenced by a promissory note, for the purpose of financing costs incurred in connection with a Business Combination.

Section 1.2. Construction. (a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement and not to any particular Article, Section or provision hereof, (iv) the terms “Article,” “Section” and “Exhibit” refer to the specified Article, Section or Exhibit, as applicable, of this Agreement, (v) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (vi) the words “or” and “any” shall be disjunctive but not exclusive, (vii) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends (and such phrase shall not mean simply “if”), (viii) the words “writing” and “written” and similar words refer to printing, typing and other means of reproducing words in a visible form (including email or any .pdf or image file attached thereto), (ix) references to anything having been “provided,” “made available” or “delivered” (or any other similar references) to SPAC means the relevant item has been posted in the electronic data site maintained by or on behalf of the Company in a location accessible to SPAC no later than 8:00 p.m. on the day immediately prior to the date hereof and (x) all accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(b) Unless the context of this Agreement otherwise requires, (i) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation and (ii) except for purposes of the Disclosure Letters, references to any Contract (including this Agreement and the Ancillary Agreements) shall be construed to mean such Contract as amended, restated, supplemented or otherwise modified in accordance with its terms.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Unless otherwise specified, the reference date for purposes of calculating any period shall be excluded from such calculation, but any period “from” or “through” a specified date shall commence or end, as applicable, on such specified date.

(d) References to any Person include references to such Person’s successors and assigns (provided, however, that nothing contained in this clause is intended to authorize any assignment or transfer not otherwise permitted by this Agreement), and in the case of any Governmental Authority, to any Person succeeding to its functions and capacities.

(e) The term “actual fraud” means, with respect to a party to this Agreement or any Ancillary Agreement, an actual and intentional fraud with respect to the making of the representations and warranties pursuant to Article 4, Article 5, Article 6 (as applicable) or the Ancillary Agreements. Under no circumstances shall “actual fraud” include any equitable fraud, constructive fraud, negligent misrepresentation, unfair dealings, or any other fraud or torts to the extent based on recklessness or negligence.

(f) Each Party acknowledges and agrees that it has been represented by legal counsel during, and has participated jointly with the other Parties in, the negotiation and execution of this Agreement and waives the application of any Law or rule of construction providing that ambiguities in a contract or other document or any provision thereof will be construed against the Party that drafted such contract or other document or provision thereof.

Section 1.3. Knowledge. As used herein, (a) the phrase “to the knowledge” of the Company or HD shall mean the actual knowledge of the individuals identified on Section 1.3 of the Company Disclosure Letter and (b) the phrase “to the knowledge” of SPAC shall mean the actual knowledge of the individuals identified on Section 1.3 of the SPAC Disclosure Letter, in each case, as such individuals would have acquired in the exercise of reasonable inquiry.

Section 1.4. Equitable Adjustments. If, on or after the date of this Agreement and prior to the Merger Effective Time, the outstanding SPAC Ordinary Shares or SPAC Warrants (or after the Domestication, the Domesticated SPAC Common Stock or the Domesticated SPAC Warrants) shall have been changed into a different number of such securities, as applicable, or a different class or series thereof or a different type of equity securities of SPAC by reason of any issuance of new equity securities of SPAC or any dividend, distribution, combination, split, subdivision, conversion, exchange, transfer, sale, cancelation, repurchase, redemption, reclassification or other change to, or transaction in, any equity security of SPAC (each of the foregoing actions, an “Equity Adjustment”), or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein which is based upon the number of SPAC Ordinary Shares or SPAC Warrants (or after the Domestication, the Domesticated SPAC Common Stock or the Domesticated SPAC Warrants) (including with respect to any particular class or series thereof) will be appropriately adjusted to provide to the Company Equityholder the same economic effect as contemplated by this Agreement without giving effect to such Equity Adjustment or other event. For the avoidance of doubt, nothing in this Section 1.4 shall be construed to permit SPAC to take or permit any action that is prohibited by any other provision of this Agreement, or omit any action that is required by any other provision of this Agreement, with respect to the SPAC Ordinary Shares or SPAC Warrants or otherwise.

ARTICLE 2

EXCHANGE; AGREEMENT AND PLAN OF MERGER

Section 2.1. The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, following the Separation and the Domestication, at the Merger Effective Time, Merger Sub shall be merged with and into SPAC in accordance with Section 251(g) of the DGCL, with SPAC being the surviving company in the Merger. The Merger shall be evidenced by a certificate of merger that is mutually agreed in writing by HD and SPAC (the “Certificate of Merger”), which shall be filed, or caused to be filed, by the Parties with the Secretary of State of the State of Delaware in accordance with the DGCL.

(b) Upon consummation of the Merger, the separate corporate existence of Merger Sub shall cease and SPAC, as the surviving company of the Merger (hereinafter referred to for the periods at and after the Merger Effective Time as the “Surviving Company”), shall continue its corporate existence under the DGCL, as a wholly owned subsidiary of HoldCo. The Merger shall be effected pursuant to the DGCL and shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Merger Effective Time, all of the property, rights, privileges, immunities, powers and franchises of SPAC and Merger Sub shall vest in the Surviving Company, and all of the debts, liabilities and duties of SPAC and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

Section 2.2. Closing; Merger Effective Time.

(a) In accordance with the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place (i) remotely by the mutual exchange of electronic signatures by the means provided in Section 13.3, at 10:00 a.m. (New York time) on the date that is three (3) Business Days after the first date on which all of the conditions set forth in Article 11 shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or (ii) at such later time or other place as SPAC and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

(b) At the Closing, SPAC and Merger Sub shall file, or cause to be filed, the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL. The Merger shall become effective at the time when the Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware or at such later time as may be agreed by SPAC and HD in writing and specified in the Certificate of Merger. The time at which the Merger actually becomes effective is referred to herein as the “Merger Effective Time”.

(c) For the avoidance of doubt, the Merger Effective Time shall occur after the Separation and Domestication and immediately prior to the Exchange Effective Time.

Section 2.3. Exchange. On the Closing Date, HoldCo and the Company Equityholder shall consummate the Exchange, pursuant to which, HoldCo shall acquire from the Company Equityholder, and the Company Equityholder shall transfer, convey and deliver to HoldCo, all of the Company Equity issued and outstanding as of immediately prior to the Exchange Effective Time, free and clear of all Liens (other than restrictions on transfer under applicable securities Laws and any general restrictions under the Company Organizational Documents), and the Company Equityholder shall receive, in consideration for the transfer, conveyance and delivery of the Company Equity, HoldCo Common Stock in accordance with Section 3.4 and the right to receive any Earn-Out Shares under Section 2.8. The time at which the Exchange is actually consummated in accordance with this Agreement is referred to herein as the “Exchange Effective Time”.

Section 2.4. Closing Deliverables.

(a) At the Closing, HD and the Company will deliver or cause to be delivered:

(i) to SPAC, a certificate signed by an officer of each of HD and the Company, solely in his or her capacity as such, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 11.2(a), Section 11.2(b) and Section 11.2(c) have been fulfilled;

(ii) to SPAC, the Separation Agreement duly executed by the Company and HD;

(iii) to SPAC, the Transition Services Agreement duly executed by the Company and HD;

(iv) to SPAC, the Master Services Agreement duly executed by the Company and HD;

(v) to SPAC, the Contract Manufacturing Agreement duly executed by Harley-Davidson Motor Company Group, LLC and the Company;

(vi) to SPAC, the Joint Development Agreement duly executed by the Company and HD;

(vii) to SPAC, the IP License Agreement duly executed by the Company and HD;

(viii) to SPAC, the Trademark License Agreement duly executed by the Company and HD;

(ix) to SPAC, the Registration Rights Agreement duly executed by the Company Equityholder; and

(x) to SPAC, the Stockholders Agreement duly executed by the Company Equityholder.

(b) At the Closing, SPAC will deliver or cause to be delivered:

(i) to the Company, a certificate signed by an officer of SPAC, solely in his or her capacity as such, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 11.3(a), Section 11.3(b), Section 11.3(c), Section 11.3(d) and Section 11.3(e) have been fulfilled; and

(ii) to the Company, the Registration Rights Agreement, duly executed by the Sponsor and HoldCo; and

(iii) to the Company, the Stockholders Agreement duly executed by the Company Equityholder, Sponsor and HoldCo.

(c) On the Closing Date, substantially concurrently with the Exchange Effective Time (i) the Surviving Company shall pay or cause to be paid, by wire transfer of immediately available funds, upon the release of proceeds from the Trust Account, (x) all transaction expenses of SPAC (which shall include any outstanding amounts under any Working Capital Loans) (“SPAC Transaction Expenses”) that are accrued and unpaid, as set forth on a written statement to be delivered by SPAC to the Company not less than two (2) Business Days prior to the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing and (y) all Transaction Expenses that are accrued and unpaid as of Closing and set forth on a written statement to be delivered by HD to the Company not less than two (2) Business Days prior to the Closing Date, which shall include the respective amounts and wire transfer instructions for payment thereof, together with corresponding invoices for the foregoing and (ii) HD shall pay or cause to be paid, by wire transfer of immediately available funds, any Transactions Expenses in excess of $27,000,000.

Section 2.5. Governing Documents.

(a) Prior to the Merger Effective Time, HoldCo (and SPAC as the sole stockholder of HoldCo) shall cause HoldCo’s certificate of incorporation and bylaws to be amended and restated in their entirety (in forms to be agreed to by SPAC and HD), to be sufficiently similar to those contained in SPAC’s certificate of incorporation and bylaws immediately prior to Merger Effective Time to qualify under Section 251(g) of the DGCL.

(b) At the Merger Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or SPAC, the certificate of incorporation and the bylaws of SPAC immediately prior to the Merger Effective Time shall be amended and restated in their entirety to be in forms to be agreed to by SPAC and HD, and, as so amended and restated, shall be the certificate of incorporation and the bylaws of the Surviving Company until thereafter amended as provided therein and under the DGCL.

Section 2.6. Directors and Officers.

(a) At the Exchange Effective Time, HoldCo shall take all actions necessary to cause the individuals identified on Section 2.6(a)(i) of the Company Disclosure Letter to be the directors and officers of HoldCo, each to hold such office in accordance with the HoldCo Organizational Documents until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal.

(b) At the Exchange Effective Time, the Parties shall take all actions necessary to cause the individuals identified on Section 2.6(b) of the Company Disclosure Letter to become the directors and officers of the Surviving Company and shall hold such offices in accordance with the Governing Documents of the Surviving Company until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal.

Section 2.7. PIPE Investment. Substantially concurrently with the Closing, (a) on the terms and subject to the conditions set forth in the Subscription Agreements, SPAC and HoldCo shall consummate the PIPE Investments, including the issuance of HoldCo Common Stock contemplated thereby and (b) the Company Equityholder PIPE Investment shall be consummated in accordance with Section 7.8(a), and if applicable, the HD Backstop Amount shall be funded in accordance with Section 7.8(b) and the HD Backstop Shares issued thereunder.

Section 2.8. Earn-Out.

(a) Issuance of Earn-Out Shares.

(i) Following the Closing, and as additional consideration in respect of the transfer of the Company Equity to HoldCo, within ten (10) Business Days after the occurrence of an applicable Triggering Event, HoldCo shall issue or cause to be issued to Company Equityholder the following shares of HoldCo Common Stock, as applicable (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to shares of HoldCo Common Stock) (as so adjusted, the “Earn-Out Shares”), upon the terms and subject to the conditions set forth in this Agreement and the other agreements contemplated hereby:

(A) upon the occurrence of Triggering Event I, a one-time aggregate issuance of 6,250,000 Earn-Out Shares; and

(B) upon the occurrence of Triggering Event II, a one-time aggregate issuance of 6,250,000 Earn-Out Shares.

(ii) The HoldCo Common Stock price targets set forth in the definitions of Triggering Event I and Triggering Event II shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to shares of HoldCo Common Stock occurring at or after the Closing.

(iii) [Reserved].

(b) Acceleration Event. If, during the Earn-Out Period, there is a Change of Control that will result in the holders of HoldCo Common Stock receiving a per share price (based on the value of the cash or marketable securities being delivered in respect of such HoldCo Common Stock and such value is based on a fully-diluted basis, inclusive of issues of the Earn-Out Shares) equal to or in excess of the applicable HoldCo Common Share Price required in connection with any Triggering Event (an “Acceleration Event”), then immediately prior to the consummation of such Change of Control (i) any such Triggering Event that has not previously occurred shall be deemed to have occurred and (ii) HoldCo shall issue the applicable Earn-Out Shares to the Company Equityholder and the Company Equityholder shall be eligible to participate in such Change of Control. For the avoidance of doubt, a Change of Control shall not be an Acceleration Event unless the consideration in connection with such Change of Control is cash or marketable securities (including any shares of capital stock listed on any national or international securities exchange).

(c) Defined Terms. The following terms shall be defined as follows:

(i) “Change of Control” means any transaction or series of transactions the result of which is: (a) the acquisition by any Person or group (as defined under Section 13 of the Exchange Act) of Persons of direct or indirect beneficial ownership of securities representing 50% or more of the combined voting power of the then outstanding securities of HoldCo; (b) a merger, consolidation, business combination, recapitalization, reorganization, or other similar transaction, however effected, resulting in any Person or group (as defined under Section 13 of the Exchange Act) acquiring at least 50% of the combined voting power of the then outstanding securities of HoldCo or the surviving or successor entity immediately after such combination; or (c) a sale of all or substantially all of the assets of HoldCo and its Subsidiaries, taken as a whole; provided, however, that any securities of HoldCo issued in a bona fide financing transaction or series of bona fide financing transactions shall be excluded from the definition of “Change of Control”.

(ii) “Earn-Out Period” means the period beginning eighteen (18) months from the Closing Date and ending on the fifth (5th) anniversary date of the beginning of the Earn-Out Period.

(iii) “HoldCo Common Share Price” means the share price equal to the VWAP of HoldCo Common Stock for a period of at least 20 days (which may or may not be consecutive) out of the 30 consecutive trading days ending on the trading day immediately prior to the date of determination (as equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to shares of HoldCo Common Stock).

(iv) “Trading Market” means, with respect to any security, NYSE or such other securities exchange on which such security is traded.

(v) “Triggering Event I” means the date on which the HoldCo Common Share Price is equal to or greater than $14.00 during the Earn-Out Period.

(vi) “Triggering Event II” means the date on which the HoldCo Common Share Price is equal to or greater than $18.00 during the Earn-Out Period.

(vii) “Triggering Events” means, collectively, Triggering Event I and Triggering Event II.

(viii) “VWAP” means, with respect to any security, for each trading day, the daily volume-weighted average price (based on such trading day) of such security on the Trading Market as reported by Bloomberg Financial L.P. using the AQR function.

ARTICLE 3

EFFECTS OF THE TRANSACTIONS ON CAPITAL STOCK AND EQUITY AWARDS

Section 3.1. Conversion of Securities in the Merger.

(a) At the Merger Effective Time, by virtue of the Merger, and without any further action on the part of any Party or the holders of any of the following securities:

(i) Subject to the SPAC Investor Support Agreement, each share of Domesticated SPAC Common Stock (other than any shares of Domesticated SPAC Common Stock held in treasury by SPAC (if any) (each, a “SPAC Excluded Share”)) outstanding immediately prior to the Merger Effective Time shall automatically be exchanged for one (1) share of HoldCo Common Stock, in accordance with the DGCL and the Certificate of Merger (the “Merger Consideration”), which shares of HoldCo Common Stock shall be issued and delivered in accordance with Section 3.2;

(ii) all shares of Domesticated SPAC Common Stock (other than SPAC Excluded Shares) shall cease to be outstanding, shall be cancelled and shall cease to exist and each entry in SPAC register of members formerly representing Domesticated SPAC Common Stock (other than SPAC Excluded Shares) shall, from and after the Merger Effective Time, only represent the right to receive the Merger Consideration into which such shares of Domesticated SPAC Common Stock have been exchanged pursuant to this Section 3.1(a);

(iii) each SPAC Excluded Share shall cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist; and

(iv) each share of common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Merger Effective Time shall be converted into and exchanged for one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Company.

Section 3.2. Merger Exchange Procedures. Prior to the Merger Effective Time, HoldCo shall appoint a Person authorized to act as exchange agent in connection with the Merger, which Person shall be selected by the Company and be reasonably acceptable to SPAC (provided that SPAC’s transfer agent shall be deemed to be reasonably acceptable to SPAC) (the “Exchange Agent”) and enter into an exchange agent agreement reasonably acceptable to the Company and SPAC with the Exchange Agent (the “Exchange Agent Agreement”) and, if HoldCo appoints a Person other than SPAC’s transfer agent to serve as Exchange Agent, HoldCo shall enter into an exchange agent agreement reasonably acceptable to the Company and SPAC with the Exchange Agent (the “Exchange Agent Agreement”) for the purpose of exchanging the shares of Domesticated SPAC Common Stock outstanding immediately prior to the Merger Effective Time in accordance with Section 3.1 and otherwise on the terms and subject to the conditions set forth in this Agreement. At least one (1) Business Day prior to the Closing Date, HoldCo and SPAC shall direct the Exchange Agent to, at the Merger Effective Time, exchange such shares of Domesticated SPAC Common Stock for shares of HoldCo Common Stock pursuant to the Exchange Agent Agreement and perform the Exchange Agent’s other obligations thereunder. All shares of HoldCo Common Stock delivered upon the exchange of shares of Domesticated SPAC Common Stock in accordance with Section 3.1 shall be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to the securities represented by such shares of Domesticated SPAC Common Stock.

Section 3.3. Domesticated SPAC Warrants.

(a) At the Merger Effective Time, by virtue of the Merger, and without any action on the part of any Party or the holder of any Domesticated SPAC Warrant, each outstanding Domesticated SPAC Warrant that is outstanding immediately prior to the Merger Effective Time shall, pursuant to the Warrant Agreement, cease to represent a right to acquire shares of Domesticated SPAC Common Stock and shall be converted in accordance with the terms of the Warrant Agreement, at the Merger Effective Time, into a right to acquire the same number of shares of HoldCo Common Stock (a “HoldCo Public Warrant”) on substantially the same terms as were in effect with respect to the Domesticated SPAC Warrants so converted immediately prior to the Merger Effective Time under the terms of the Warrant Agreement.

(b) The Parties shall take all lawful action to effect the aforesaid provisions of this Section 3.3, including causing the Warrant Agreement to be amended or amended and restated to the extent necessary to give effect to this Section 3.3, including adding HoldCo as a party thereto.

Section 3.4. Exchange Consideration. At the Exchange Effective Time, HoldCo shall issue to the Company Equityholder 161,000,000 shares of HoldCo Common Stock, valued at a price per share of $10.00, in exchange for the transfer, conveyance and delivery of all of the Company Equity, free and clear of all Liens, other than as may be set forth in the Company’s Governing Documents or those arising from restrictions on the sale of securities under applicable securities Laws. Following the Exchange Effective Time, the board of directors of HoldCo and Company Equityholder, as the majority holder of the HoldCo Common Stock, and the Sponsor, shall take all necessary action to cause the certificate of incorporation and bylaws of HoldCo to be amended and restated in their entirety, which shall be consistent with Exhibit H.

Section 3.5. Withholding. Notwithstanding any other provision to this Agreement, each of SPAC, HD, the Surviving Company, HoldCo, Merger Sub, the Company and its Subsidiaries and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement such Taxes that are required to be deducted and withheld from such amounts under the Code or any other applicable Law (as reasonably determined by HoldCo, SPAC, the Surviving Company, Merger Sub, the Company or its Subsidiaries, or the Exchange Agent, respectively); provided that the Party proposing to deduct and withhold any tax shall use commercially reasonable efforts to provide the applicable other Party with notice of any amounts that it intends to withhold in connection with any payment contemplated by this Agreement (other than any compensatory payments to be made pursuant to this Agreement or withholding by reason of the failure to provide the certifications required under Section 10.4(c)) and will reasonably cooperate to reduce or eliminate any applicable withholding. To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be (i) timely remitted to the appropriate Governmental Authority and (ii) treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES REGARDING THE LIVEWIRE BUSINESS

Except as set forth in the disclosure letter delivered to SPAC by the Company on the date of this Agreement (the “Company Disclosure Letter”) (each section of which, subject to Section 13.9, qualifies the correspondingly numbered and lettered representations in this Article 4), each of HD and the Company represents and warrants to SPAC as follows:

Section 4.1. Organization. Each of the LiveWire Entities has been duly incorporated, formed or organized, as applicable, and is validly existing under the laws of its incorporation, formation or organization, as applicable, and have the requisite company or corporate power, as applicable, and authority to own, lease or operate the LiveWire Assets and to conduct the LiveWire Business as it is now being conducted except where the failure to be so licensed or qualified or in good standing would not be material to the LiveWire Business, taken as a whole. Each of the LiveWire Entities is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not be material to the LiveWire Business, taken as a whole. The Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not be material to the LiveWire Business, taken as a whole.

Section 4.2. LiveWire Entities. A complete list of the LiveWire Entities, together with their Subsidiaries as of the date hereof and following the Separation, and each LiveWire Entity’s jurisdiction of incorporation, formation or organization, as applicable, is set forth on Section 4.2 of the Company Disclosure Letter. The Governing Documents of each LiveWire Entity, as amended to the date of this Agreement and as previously made available by or on behalf of the Company to SPAC, are true, correct and complete. The Governing Documents of each LiveWire Entity are in full force and effect, and no LiveWire Entity is in material breach or violation of any provision set forth in its Governing Documents.

Section 4.3. Due Authorization.

(a) Company and HD has all requisite company or corporate power, as applicable, and authority to execute and deliver this Agreement, each member of the HD Group that is or will be a party to the Ancillary Agreements has all requisite company or corporate power, as applicable, and authority to execute and delivery such Ancillary Agreement to which such member of the HD Group is or will be a party, and to consummate the transactions hereunder and thereunder and (subject to receipt of the consents, approvals and authorizations and the other requirements described in Section 4.5) to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements to which any member of the HD Group is or will be a party and the consummation of the transactions contemplated hereunder and thereunder have been duly and validly authorized and approved by the necessary governing bodies and equityholders, as applicable, and no other company or corporate proceeding on the part of any member of the HD Group (other than HD or the Company) is necessary to authorize the execution and delivery of this Agreement and the Ancillary Agreements to which any member of the HD Group is or will be a party. This Agreement has been, and on or prior to the Closing, the Ancillary Agreements to which any member of the HD Group (other than HD or the Company) is or will be a party will be, duly and validly executed and delivered by applicable member of the HD Group, and (assuming due authorization, execution and delivery of this Agreement by the other Parties and of the Ancillary Agreement to which any member of the HD Group is or will a party by the other parties thereto) this Agreement constitutes, and on or prior to the Closing, the Ancillary Agreements to which any member of the HD Group is or will be a party will constitute, a legal, valid and binding obligation of the applicable member of the HD Group, enforceable against such member of the HD Group in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) On or prior to the date of this Agreement, the HD Board has adopted a consent (i) determining that this Agreement and Ancillary Agreement to which any member of the HD Group is a party and the transactions contemplated hereby and thereby are advisable and fair to, and in the best interests of, HD and its stockholders, and (ii) authorizing and approving the execution, delivery and performance by HD of this Agreement and the Ancillary Agreement to which any member of the HD Group is or will be a party and the transactions contemplated hereby and thereby. No other corporate action is required on the part of HD, including no consent by the shareholders of HD, to enter into this Agreement or the Ancillary Agreements to which the Company is or will be a party or to approve the transactions contemplated hereby or thereby (other than with regard to events occurring after the Closing under the Registration Rights Agreement).

Section 4.4. No Conflict. Subject to the receipt of the consents, approvals and authorizations and the other requirements set forth in Section 4.5, and except as set forth on Section 4.4 of the Company Disclosure Letter, the execution and delivery by each of the Company and HD of this Agreement and the Ancillary Agreements to which any member of the HD Group is or will be a party and the consummation by the applicable members of the HD Group of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under, the Governing Documents of any member of the HD Group, (b) violate or conflict with any provision of, or result in the breach of, or default under, any Law, permit, or Governmental Order applicable to any member of the HD Group, the LiveWire Assets or the LiveWire Business, (c) violate, conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification, or acceleration) under, any Material Contract or terminate or result in the termination of any such Material Contract or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the LiveWire Assets of the LiveWire Business, except, in the case of subclauses (c) and (d), to the extent that the occurrence of the foregoing would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.5. Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of SPAC, HoldCo and Merger Sub contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a “Governmental Authorization”) is required on the part of any member of the HD Group with respect to the Company’s and HD’s execution or delivery of this Agreement, the execution or delivery of the Ancillary Agreements by any member of the HD Group or the consummation of the transactions contemplated hereby and thereby, as applicable, except (a) for (i) applicable requirements of the HSR Act, (ii) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to materially impact the ability of the Company to perform or comply with on a timely basis any material obligation of the Company under this Agreement, the Ancillary Agreements or to consummate the transactions contemplated hereunder and thereunder, and (iii) the filing of the Registration Statement with the SEC and the SEC’s declaration of effectiveness of the Registration Statement, and (b) as set forth on Section 4.5 of the Company Disclosure Letter.

Section 4.6. Capitalization of the Company. As of the Closing, the Company Equityholder is the record and beneficial owner, and has good and valid title (free and clear of all Liens, other than as may be set forth in the Company’s Organizational Documents or those arising from restrictions on the sale of securities under applicable securities Laws) to, one hundred percent (100%) of the Company Equity. As of the Closing, the Company Equity constitutes all of the issued and outstanding membership interests in the Company and been duly authorized, validly issued and to the extent applicable, is fully paid. As of the Closing Date, the Company Equity (i) was not issued in violation of its Governing Documents or any other Contract to which the Company is bound; (ii) was not issued in violation of any purchase options, call options, right of first refusal, preemptive rights, right of first offer, subscription rights, transfer restrictions or similar rights of any Person; and (iii) has been offered, sold and issued in compliance in all material respects with applicable Law, including applicable securities Laws. As of the Closing, there are no outstanding or authorized equity appreciation, phantom stock, profit participation, preemptive rights, registration rights, approval rights, proxies, rights of first refusal, options, warrants, Contracts, calls, puts, rights to subscribe, conversion rights, or similar rights affecting or providing for the issuance of the Company Equity or any other equity interests of the Company, except as contemplated by this Agreement or the transactions contemplated hereby. As of the Closing, there are no voting trusts, proxies or other Contracts with respect to the voting or transfer of the Company Equity, other than in the Governing Documents of the Company or as contemplated by this Agreement.

Section 4.7. Capitalization of Subsidiaries.

(a) The outstanding shares of capital stock or equity interests of each of the LiveWire Entities, each of which is set forth on Schedule 4.7(a) of the Company Disclosure Letter as of the Closing, (i) have been duly authorized and validly issued and are, to the extent applicable, fully paid and non-assessable, (ii) have been offered, sold and issued in compliance with applicable Law, including applicable securities Laws, and all requirements set forth in (1) the Governing Documents of such LiveWire Entity as then in effect and (2) any other applicable Contracts governing the issuance of such securities to which such LiveWire Entity is a party or otherwise bound, (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of such LiveWire Entity as then in effect or any Contract to which such Subsidiary is a party or otherwise bound and (iv) are free and clear of any Liens, other than restrictions on transfer arising under applicable securities Laws, and other than as set out in the Governing Documents of each LiveWire Entity.

(b) Except as set forth on Section 4.7(b) of the Company Disclosure Letter, as of immediately prior to the Closing, the Persons set forth on Section 4.7(b) of the Company Disclosure Letter, owns of record and beneficially all the issued and outstanding shares of capital stock or equity interests of each LiveWire Entity free and clear of any Liens, other than restrictions on transfer arising under applicable securities Laws, and other than as set out in the Governing Documents of such LiveWire Entity. As of immediately prior to the Closing, the LiveWire Entities do not own any equity interest (or any other securities exercisable or exchangeable for any equity interest) in any other Person, other than an interest in another LiveWire Entity.

(c) As of immediately prior to the Closing, except as set forth on Section 4.7(c) of the Company Disclosure Letter, there are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) exercisable or exchangeable for any capital stock of any of the LiveWire Entity, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests, of such Subsidiaries or the value of which is determined by reference to shares or other equity interests of such Subsidiaries, and there are no voting trusts, proxies or agreements of any kind which may obligate any Subsidiary of the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock.

Section 4.8. Insurance. Section 4.8 of the Company Disclosure Letter contains a list of, as of the date hereof, all material policies or binders of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held for the exclusive benefit of, the LiveWire Business (any such policy, a “LiveWire Insurance Policy”). True, correct and complete copies of LiveWire Insurance Policies as in effect as of the date hereof have previously been made available to SPAC. All LiveWire Insurance Policies are in full force and effect, all premiums due have been paid, and no written notice of cancellation or termination has been received by any member of the HD Group with respect to any LiveWire Insurance Policy. Except as disclosed on Section 4.8 of the Company Disclosure Letter, no insurer has denied or disputed coverage of any material claim under a LiveWire Insurance Policy in the last twelve (12) months.

Section 4.9. Financial Statements.

(a) HD and the Company have made available to SPAC true, correct and complete copies of (i) the audited combined balance sheets and statements of operations and comprehensive loss, and changes in equity and cash flows of the LiveWire Business as of and for the years ended December 31, 2020 and December 31, 2019, together with the auditor’s report thereon (provided that such financial statements shall not be required to include a signed audit opinion, which signed audit opinion shall instead be delivered concurrently with the filing of the Registration Statement with the SEC) (the “Audited Financial Statements”) and (ii) the unaudited combined balance sheets and statements of operations and comprehensive loss, and changes in equity and cash flows of the LiveWire Business as of and for the nine-month period ended September 26, 2021 (the “Unaudited Financial Statements”, and, together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements (including the notes thereto) (i) fairly present, in all material respects, the financial position of the LiveWire Business, as of the respective dates thereof and the combined results of operations, and changes in equity and cash flows of the LiveWire Business for the respective periods then ended of the LiveWire Business (subject, in the case of the Unaudited Financial Statements, to normal year-end adjustments (none of which are, individually or in the aggregate, material to the LiveWire Business taken as a whole) and the absence of footnotes or inclusion of limited footnotes), (ii) were prepared in accordance with GAAP, applied on a consistent basis during the periods covered (except as may be specifically indicated in the notes thereto and, in the case of the Unaudited Financial Statements, the absence of footnotes or the inclusion of limited footnotes), and (iii) were prepared from, and are in accordance in all material respects with, the books and records of the LiveWire Business.

(b) Except as set forth on Section 4.9(b) of the Company Disclosure Letter, when delivered pursuant to Section 7.3, the Closing Company Financial Statements (i) will fairly present in all material respects the consolidated financial position of the LiveWire Business, as of the respective dates thereof, and their consolidated results of operations, their consolidated changes in equity and their consolidated cash flows for the respective periods then ended (subject to normal year-end adjustments (none of which are, individually or in the aggregate, material) and the absence of footnotes or inclusion of limited footnotes), (ii) will have been prepared in conformity with GAAP applied on a consistent basis during the periods covered (except as may be indicated in the notes thereto and for the absence of footnotes or the inclusion of limited footnotes), (iii) will have been prepared from, and will be in accordance in all material respects with the books and records of the LiveWire Business and (iv) when delivered by the Company for inclusion in the Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 7.3, will comply in all material respects with the applicable provisions of the Exchange Act and the Securities Act and the applicable accounting requirements and other rules and regulations of the SEC applicable to a registrant, in each case, as in effect as of the respective dates thereof.

(c) Neither the Company nor, to the knowledge of the Company or HD, any independent auditor of the Company has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the LiveWire Business, (ii) any fraud, whether or not material, that involves the management or other employees who have a significant role in the preparation of financial statements or the internal accounting controls utilized by the LiveWire Business or (iii) any claim or allegation in writing regarding any of the foregoing.

Section 4.10. Undisclosed Liabilities. Except as set forth on Section 4.10 of the Company Disclosure Letter, there is no other liability, debt (including Indebtedness) or obligation of, or claim or judgement against, the Company, any of the Company’s Subsidiaries, the LiveWire Assets or the LiveWire Business (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities, debts, obligations, claims or judgments (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of business of the Company, any of its Subsidiaries or the LiveWire Business (none of which are liabilities directly or indirectly related to a breach of Contract, breach of warranty, tort, infringement, or violation of, or non-compliance with, Law), (c) that will be discharged or paid off prior to or at the Closing or otherwise will be HD Specified Indebtedness, (d) any liabilities or obligations arising out of or related to the negotiation, execution and delivery of this Agreement, the Employee Matters Agreement and the Separation Agreement, or (e) any other liabilities and obligations which are not, individually or in the aggregate, material to the LiveWire Business, taken as a whole.

Section 4.11. Litigation and Proceedings. Except as set forth on Section 4.11 of the Company Disclosure Letter and in each case would not be, or would not reasonably be expected to be, material to the LiveWire Business, taken as a whole, (a) there is no, and in the last three (3) years there has been, no Action pending or, to the knowledge of the Company or HD, threatened Actions, by or against the Company, any of the Company’s Subsidiaries, to the LiveWire Business or any of the LiveWire Assets, and there have been no such Actions in the past three (3) years and (b) there is no outstanding Governmental Order imposed upon the Company, any of Company’s Subsidiaries, the LiveWire Business or any of the LiveWire Assets. As of the date of this Agreement and as of the Closing Date, there are no material Actions by the Company or its Subsidiaries that relate to the LiveWire Assets or the operation or conduct of the LiveWire Business pending against any other Person.

Section 4.12. Legal Compliance. The HD Group are, and during the past three (3) years have been, in compliance in all material respects with all applicable Laws and Governmental Orders (to the extent related to their ownership of the LiveWire Assets or the operation or conduct of the LiveWire Business). During the past three (3) years, no member of the HD Group has received any notification from any Governmental Authority of a violation of any applicable Law or Governmental Order, or any investigation by a Governmental Authority for any actual or alleged violation of any applicable Law or Governmental Order, in each case, by any member of the HD Group to the extent applicable to its ownership of the LiveWire Assets or the operation or conduct of the LiveWire Business, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the LiveWire Business.

Section 4.13. Contracts; No Defaults.

(a) Section 4.13(a) of the Company Disclosure Letter contains a listing of Contracts of which the Company or any Company Subsidiary, or member of the HD Group, are a party to as of the date hereof and are described in clauses (i) through (xiv) below. True, correct and complete copies of the Contracts listed on Section 4.13(a) of the Company Disclosure Letter have previously been delivered to or made available to SPAC or its agents or representatives, together with all amendments thereto.

(i) Any Contract with any of the Material Suppliers;

(ii) (A) Each Contract relating to Indebtedness of the LiveWire Business or the placing of a Lien (other than a Permitted Lien) on any material LiveWire Asset or the LiveWire Business and (B) each Contract requiring the LiveWire Business or any LiveWire Entity to guarantee the liabilities or obligations of any Person (other than the LiveWire Entities to the extent related to the LiveWire Business) or pursuant to which any Person (other than another LiveWire Entity) has guaranteed the liabilities or obligations of a LiveWire Entity or the LiveWire Business, in each case in excess of $500,000;

(iii) Each Contract for the acquisition or the disposition of any material assets of the LiveWire Business, in the last three (3) years (except as what is contemplated by the Separation);

(iv) Each Contract related to the LiveWire Business, for the lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract that provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property that involves aggregate payments (A) to or from any HD Group related to the LiveWire Business in excess of $500,000 in any calendar year or (B) to or from any HD Group related to the LiveWire Business in excess of $3,000,000 over the life of the Contract and, in each case, is not terminable by the applicable member of the HD Group without penalty upon less than 30 days’ prior written notice;

(v) Each Contract involving the formation of a joint venture or partnership, profit-sharing, or other similar Contract related to or arising out of the LiveWire Business excluding (A) the respective Governing Documents of the Company and its Subsidiaries and (B) Contracts between the Company and one or more of its Subsidiaries or between any of the Company’s Subsidiaries;

(vi) Contracts with any LiveWire Employee that (A) provide for change in control, retention or similar payments or benefits contingent upon, accelerated by or triggered by the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements or (B) provide for annual salary in excess of $250,000;

(vii) Contracts containing covenants (A) prohibiting, limiting or purporting to limit the freedom of the LiveWire Business or any LiveWire Entity to engage in or compete with any Person in any line of business in any material respect, (B) prohibiting or restricting the ability to conduct the LiveWire Business with any Person in any geographic area in any material respect or (C) contains any other provisions restricting the ability of the LiveWire Business or any LiveWire Entity to sell, manufacture, develop, commercialize, test or research products, directly or indirectly through third parties, or to solicit any potential employee or customer in any material respect or that would so limit or purports to limit, in any material respect, HoldCo or any of its Affiliates after the Closing;

(viii) Any collective bargaining or other agreement or Contract between any member of the HD Group, on one hand, and any labor union, labor organization or other employee representative body, on the other hand (each, a “Labor Agreement”), covering any LiveWire Employee;

(ix) Each Contract pursuant to which any member of the HD Group (i) grants to a third Person a license to any Company IP that is material to the LiveWire Business, other than non-exclusive licenses granted to customers, distributors or service providers of the HD Group in the ordinary course of business, or (ii) is granted by a third Person a license to any Intellectual Property material to LiveWire Business, other than click-wrap and shrink-wrap licenses and other licenses to software that is generally commercially available to the public with license, maintenance, support, and other fees of less than $500,000 in the aggregate per year;

(x) Each Contract requiring capital expenditures on behalf of the LiveWire Business after the date of this Agreement in an amount in excess of $500,000 in any calendar year;

(xi) Any Contract that (A) grants to any third Person any “most favored nation rights”, any “take-or-pay rights”, any exclusivity rights or similar provisions, obligations or restrictions related to the LiveWire Business, (B) grants to any third Person price guarantees for a period greater than one year from the date of this Agreement and requires aggregate future payments the LiveWire Business in excess of $500,000 in any calendar year, or (C) obligates any third Person to retain a committed inventory of goods for the LiveWire Business;

(xii) Contracts granting to any Person (other than the Company or its Subsidiaries) (A) a right of first refusal, first offer or similar preferential right to purchase or acquire equity interests in the Company or any of the Company’s Subsidiaries or (B) the right to receive or earn milestones payments, royalties or other contingent payments based on any investigation, manufacture, research, testing, development, regulatory filings or approval, sale, distribution, commercial manufacture or other similar occurrences, developments, activities or events;

(xiii) Any Contract involving any resolution, conciliation or settlement of any actual or threatened litigation, arbitration, claim or other dispute related to the LiveWire Business (A) with any Governmental Authority, or (B) under which HoldCo or any LiveWire Entity has any material ongoing obligations after the date of this Agreement; and

(xiv) Any outstanding written commitment to enter into any Contract of the type described in subsections (i) through (xiii) of this Section 4.13(a).

(b) Except for any Contract that will terminate upon the expiration of the stated term thereof prior to the anticipated Closing Date, all of the Contracts listed, or required to be listed, on Section 4.13(a) of the Company Disclosure Letter (each, a “Material Contract”) are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the member of HD Group party thereto and, to the knowledge of the Company or HD, represent the legal, valid and binding obligations of the counterparties thereto. Except, in each case, where the occurrence of such breach or default or failure to perform would not be material to the LiveWire Business, taken as a whole, (x) the applicable member of the HD Group has performed in all respects all respective obligations required to be performed by them to date under the Material Contracts and neither any member of the HD Group, nor, to the knowledge of the Company or HD, any other party thereto is in breach of or default under any such Contract, (y) during the last twelve (12) months, no member of the HD Group has received any written claim or written notice of termination or breach of or default under any such Contract and (z) to the knowledge of the Company or HD, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract by any member of the HD Group or, to the knowledge of the Company or HD, any other party thereto (in each case, with or without notice or lapse of time or both).

Section 4.14. Material Suppliers. Section 4.14 of the Company Disclosure Letter sets forth a true, correct and complete list of the top ten (10) largest suppliers of products or services related to or arising out of the LiveWire Business, based on amounts paid or payable with respect to the twelve (12)-month period ending December 31, 2020 (each, a “Material Supplier”). No member of the HD Group (i) is, or has been in the last three (3) years, engaged in any material dispute with any Material Supplier, or (ii) has received any written notice from any Material Supplier indicating that it intends to cancel, terminate, materially reduce or otherwise adversely modify in any material respect its relationship in respect to the LiveWire Business.

Section 4.15. Company Benefit Plans.

(a) Section 4.15(a) of the Company Disclosure Letter sets forth an accurate and complete list of each material HD Benefit Plan. With respect to each material HD Benefit Plan, HD has made available to SPAC, to the extent applicable, true, complete and correct copies of (A) such HD Benefit Plan (or, if not written a written summary of its material terms) and all plan documents and all amendments thereto, and (B) the most recent determination or opinion letter, if any, issued by the IRS with respect to any such HD Benefit Plan and any pending request for such a determination letter. As of the date hereof, neither the Company nor any Subsidiary of the Company sponsors or maintains any Benefit Plan.

(b) Except as set forth on Section 4.15(b) of the Company Disclosure Letter, (i) each HD Benefit Plan, has been established, funded, maintained, operated and administered in all material respects in accordance with its terms and in all material respects in compliance with all applicable Laws, including ERISA and the Code, (ii) all contributions and other payments required to be made with respect to any HD Benefit Plan with respect to LiveWire Employees have been timely made, as applicable and, if not yet due, properly accrued and (iii) each HD Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification or may rely upon an opinion letter for a prototype plan and, to the HD’s knowledge, no fact exists or event has occurred that would reasonably be expected to adversely affect the qualified status of such HD Benefit Plan.

(c) Except as set forth on Section 4.15(c) of the Company Disclosure Letter, no HD Benefit Plan is, and neither the Company nor any of its ERISA Affiliates sponsors, maintains or contributes, to, is required to contribute to, or has any actual or contingent liability or obligation under or with respect to, (i) a multiemployer plan (as defined in Section 3(37) of ERISA) or other plan subject to Title IV of ERISA or subject to Section 412 or 430 of the Code or Section 302 of ERISA, (ii) a “multiple employer plan” (within the meaning of Section 412 of the Code), (iii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA) or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code. Except as set forth on Section 4.15(c) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has any current or contingent liability or obligation as a consequence of being considered an ERISA Affiliate of any other Person.

(d) With respect to the LiveWire Employees or LiveWire Business, (i) there are no pending or, to the knowledge of HD, threatened actions, suits or claims (other than routine claims for benefits) by, on behalf of or against or relating to any HD Benefit Plan or the assets thereof, (ii) no audit or other proceeding by or before a Governmental Authority is pending or, to the knowledge of HD, threatened with respect to any HD Benefit Plan or the assets thereof, and (iii) HD and each ERISA Affiliate thereof have complied and are in compliance with the applicable requirements of Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law (“COBRA”) as well as the Affordable Care Act. Neither the Company nor any Company Subsidiary has incurred (whether or not assessed) any Tax or penalty under Section 4980B, 4980D, 4980H, 6721 or 6722 of the Code, and no circumstances exist or events have occurred that could reasonably be expected to result in the imposition of any such Taxes or penalties.

(e) Neither the HD Group nor, to the knowledge of HD, any trustee, administrator or other third-party fiduciary and/or party-in-interest of any HD Benefit Plan, has engaged in any breach of fiduciary responsibility or any non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) to which Section 406 of ERISA or Section 4975 of the Code applies and which would reasonably be expected to subject the Company or any Company Subsidiary to the Tax or penalty on prohibited transactions or breaches of duty imposed by Section 4975 of the Code or ERISA.

(f) No HD Benefit Plan provides, and no member of the HD Group has promised to provide, medical, surgical, hospitalization, death or similar benefits (whether or not insured) for LiveWire Employees (or the spouses or dependents thereof) for periods extending beyond their retirement or other termination of service, other than coverage mandated by COBRA (or any similar state Law) for which the recipient pays the full cost of coverage (except for employer subsidies or payments required under applicable Law), and neither the Company nor any Company Subsidiary has any obligation to provide such benefits.

(g) Except as set forth on Section 4.15(g) of the Company Disclosure Letter or as expressly contemplated by the Employee Matters Agreement, the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not, either alone or in combination with another event (such as termination following the consummation of the Transactions), (i) entitle any LiveWire Employee to any compensation or benefits, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any LiveWire Employee, (iii) entitle any LiveWire Employee to any severance pay or increase in severance pay or any other compensation, (iv) require the Company to set aside any assets to fund any material benefits under any Benefit Plan, (v) otherwise give rise to any material liability under any HD Benefit Plan, or (vi) limit or restrict the HD Group’s right to merge, materially amend, terminate or transfer the assets of any HD Benefit Plan on or following the Merger Effective Time.

(h) The consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not, either alone or in combination with another event (excluding any actions taken by or payments or benefits from SPAC or any of its Affiliates), result in any “excess parachute payment” under Section 280G of the Code becoming payable to any LiveWire Employee. No HD Benefit Plan provides for a Tax gross-up, make whole or similar payment to any LiveWire Employee with respect to the Taxes imposed under Sections 409A or 4999 of the Code or any other Tax.

(i) Each HD Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered in all material respects in operational compliance with, and is in all material respects in documentary compliance with, Section 409A of the Code, and no amount payable to any LiveWire Employee under any such HD Benefit Plan is or has been subject to the interest or additional Tax set forth under Section 409A(a)(1)(B) of the Code.

Section 4.16. Labor Relations; Employees.

(a) Except as set forth on Section 4.16(a) of the Company Disclosure Letter, (i) no member of the HD Group is or has in the past three (3) years been party to or bound by any Labor Agreement covering LiveWire Employees, (ii) no Labor Agreement or similar agreement or arrangement covering LiveWire Employees is being negotiated by the HD Group, (iii) no labor union, labor organization, group of LiveWire Employees or any other employee representative body represents, has represented, or has, to the knowledge of HD, sought to represent any LiveWire Employees, and, to the knowledge of HD, in the past three (3) years there have been no organizing activities with respect to any LiveWire Employees, (iv) there are no representation or certification demands, proceedings or petitions seeking a representation proceeding with respect to LiveWire Employees pending or, to the knowledge of HD, threatened to be brought or filed with the National Labor Relations Board or any other applicable labor relations authority, and there have been no such demands, proceedings or petitions with respect to any LiveWire Employees in the past three (3) years. In the past three (3) years, there has been no actual or, to the knowledge of HD, threatened strike, slowdown, work stoppage, labor organization activity, lockout, picketing, handbilling or other material labor dispute or similar activity involving LiveWire Employees or against or affecting the LiveWire Business.

(b) Except as would not reasonably be expected to result in any material liability to the LiveWire Business, taken as a whole, with respect to the LiveWire Business (including LiveWire Employees), each member of the HD Group has been for the past three (3) years in compliance with all applicable Laws respecting labor, employment and employment practices including all Laws respecting terms and conditions of employment, health and safety, wages and hours, employee classification (with respect to both exempt vs. non-exempt status and employee vs. independent contractor status), immigration (including the completion of Forms I-9 for all LiveWire Employees and the proper confirmation of LiveWire Employees’ employee visas), employment harassment, discrimination or retaliation, whistleblowing, disability rights or benefits, equal opportunity and equal pay, workers’ compensation, labor relations, employee leave issues, COVID-19, affirmative action, unemployment insurance, and plant closures and layoffs (including the WARN Act).

(c) In the past three (3) years, except as would not reasonably be expected to result in any material liability to the LiveWire Business, taken as a whole, no member of the HD Group has received notice of and, to the knowledge of HD, there has been no threat of (i) any unfair labor practice charge or material complaint before the National Labor Relations Board or any other Governmental Authority or labor relations tribunal or authority against or affecting the HD Group by any LiveWire Employees, (ii) any labor complaints, grievances or arbitrations arising out of any Labor Agreement or any other labor complaints, grievances or arbitrations by or on behalf of LiveWire Employees against or negatively affecting the HD Group, (iii) any charge or complaint with respect to or relating to the Company or any of its Subsidiaries or the LiveWire Business by or on behalf of any LiveWire Employees pending before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, (iv) the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to the LiveWire Business (including LiveWire Employees) or that any such investigation is in progress or (v) any Action by or on behalf of any LiveWire Employees alleging breach of any express or implied contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(d) Except as would not result in material liability to the LiveWire Business: (i) the HD Group has fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees, and other compensation that have come due and payable to LiveWire Employees under applicable Law or Contract; and (ii) each individual who is providing or within the past three (3) years has provided services to the LiveWire Business and is or was in the past three (3) years classified and treated as an independent contractor, consultant, leased employee, or other non-employee service provider is and has been in the past three (3) years properly classified and treated as such for all applicable purposes.

(e) To the knowledge of HD, no LiveWire Employee is in material violation of any employment agreement, restrictive covenant or obligation, nondisclosure obligation or fiduciary duty owed (i) to any member of the HD Group or (ii) to any third party with respect to the right of any such individual to work for or provide services to the LiveWire Business or the individual’s disclosure of Trade Secrets.

(f) To the knowledge of HD, no LiveWire Employee with annualized compensation at or above $150,000 intends to terminate his or her employment prior to the one (1) year anniversary of the Closing.

(g) In the past three (3) years, with respect to the LiveWire Business (including LiveWire Employees), no member of the HD Group has engaged in layoffs, facility closures or shutdowns, furloughs, reductions-in-force, employment terminations or other workforce actions sufficient to trigger application of the WARN Act. No layoff, facility closure or shutdown, furlough, reduction-in-force, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other workforce changes affecting LiveWire Employees has occurred since March 1, 2020 or is currently contemplated, planned or announced, including as a result of COVID-19.

(h) In the past three (3) years, no allegations of discrimination, sexual harassment or sexual misconduct have been made, or, to the knowledge of HD, threatened to be made against or involving any LiveWire Employee. No member of the HD Group has entered into any settlement agreements resolving, in whole or in part, allegations of sex discrimination, sexual harassment or sexual misconduct by any LiveWire Employee.

(i) There are a sufficient number of LiveWire Employees as of the date hereof to conduct the LiveWire Business on a stand-alone basis as of the date hereof.

Section 4.17. Taxes.

(a) All material Tax Returns required to be filed by the Company, its Subsidiaries, or relating solely to the LiveWire Assets or the LiveWire Business have been filed (taking into account extensions) and all such Tax Returns are true, correct and complete in all material respects.

(b) All material Taxes required to be paid by the Company, its Subsidiaries, and imposed on the LiveWire Assets or the LiveWire Business have been duly paid.

(c) Except as set forth on Section 4.17(c) of the Company Disclosure Letter, there is no Tax audit, examination or other proceeding with respect to material Taxes of the Company, any of its Subsidiaries or with respect to the LiveWire Assets or the LiveWire Business that is pending or has been threatened in writing within the last three (3) years.

(d) The Company and each of its Subsidiaries has complied in all material respects with all applicable Laws relating to the collection and withholding of material Taxes.

(e) None of HD, the Company or any of its Subsidiaries has waived any statute of limitations with respect to material Taxes of the Company, any of its Subsidiaries or in respect of the LiveWire Business or any LiveWire Assets or agreed in writing to any extension of time with respect to the assessment or deficiency of any material Tax, which waiver or extension remains in effect (excluding extensions of time to file Tax Returns obtained in the ordinary course).

(f) Neither the Company nor any of its Subsidiaries has received written claim from a Governmental Authority in a jurisdiction in which it does not file Tax Returns stating that it is or may be subject to Tax in such jurisdiction, which claim has not been satisfied, withdrawn, or otherwise resolved.

(g) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4 or any similar or analogous provision of state, local or foreign Law.

(h) There are no Liens for material Taxes on any of the LiveWire Assets, including any assets of the Company or its Subsidiaries, other than Permitted Liens.

(i) Except as set forth on Section 4.17(i) of the Company Disclosure Letter, there are no written assessments, deficiencies, adjustments or other claims with respect to material Taxes that have been asserted or assessed against the Company, its Subsidiaries or with respect to the LiveWire Assets that have not been paid or otherwise addressed by the Company or resolved.

(j) Neither the Company nor any of its Subsidiaries has any material liability for the Taxes of any Person (other than the Company or its Subsidiaries) (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or (B) as a transferee or successor, or by Contract (except for liabilities pursuant to commercial contracts not primarily relating to Taxes).

(k) Neither the Company nor any of its Subsidiaries has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(l) Neither the Company nor any of its Subsidiaries will be required to include any material amount in taxable income, exclude any material item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or non U.S. Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) installment sale, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. Law) or open transaction disposition, in each case, made by the Company or its Subsidiaries prior to the Closing, (B) change in method of accounting of the Company or its Subsidiaries for a taxable period (or portion thereof) ending on or prior to the Closing Date made or required to be made prior to the Closing, or (C) “closing agreement” described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) executed by the Company or its Subsidiaries prior to the Closing.

(m) Neither the Company nor any of its Subsidiaries (or any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) at any time in the last three (3) years.

(n) None of the Company’s Subsidiaries is treated as an “expatriated entity” as defined in Section 7874(a)(2)(A) of the Code, as a “surrogate foreign corporation” as defined in Section 7874(a)(2)(B) of the Code or otherwise as a domestic corporation as a result of the application of Section 7874(b) of the Code.

(o) The Company is and has since formation been treated as a disregarded entity for U.S. federal (and applicable state and local) Tax purposes. Section 4.17(o) of the Company Disclosure Letter lists the U.S. federal income Tax classification of each of the Subsidiaries of the Company for U.S. federal income Tax purposes, and each such Subsidiary has had such classification at all times since its formation.

(p) As of the date of this Agreement, neither the Company nor HD has taken or agreed to take any action, or is aware of any non-public facts or circumstances, in each case, that would reasonably be expected to prevent or impede the Exchange from qualifying for the Intended Tax Treatment.

(q) Neither the Company nor HD has any plan or intention to cause SPAC to engage in any transaction or make any election that would result in a liquidation of SPAC for U.S. federal income tax purposes.

(r) The Company intends that any cash and cash equivalents remaining in the Trust Account after any redemptions of SPAC shares and the distributions contemplated by this Agreement shall be used in the Company’s business within the meaning of Treasury Regulations Section 1.368-1(d).

Section 4.18. Brokers’ Fees. Except as set forth on Section 4.18 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement or the Ancillary Agreement based upon arrangements made by any member of the HD Group or any of their Affiliates for which SPAC, HoldCo, the Company or any of the Company’s Subsidiaries has any obligation.

Section 4.19. Licenses and Permits. Section 4.19 of the Company Disclosure Letter contains a true, correct and complete list of each material License that is required for the ownership or use of the LiveWire Assets or the operation and conduct of the LiveWire Business, in each case, as conducted or owned by the HD Group on the date hereof (collectively, the “LiveWire Permits”), together with the name of the Governmental Authority issuing the same and the holder of the material License. Each LiveWire Permit is in full force and effect and none of the LiveWire Permits will be terminated or become terminable as result of the transactions contemplated by this Agreement or the Ancillary Agreement, except, in each case, as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect. No member of the HD Group (a) is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) in any material respect of any term, condition or provision of any LiveWire Permits to which it is a party, (b) is or has been in the past three (3) years the subject of any pending or threatened Action, or, to the knowledge of the Company or HD, any investigation, by a Governmental Authority seeking the revocation, suspension, termination, modification or impairment of any LiveWire Permits or (c) has received any written notice in the past three (3) years that any Governmental Authority that has issued any LiveWire Permit intends to cancel, terminate, or not renew any such LiveWire Permit, except to the extent such LiveWire Permit may be amended, replaced, or reissued as a result of and as necessary to reflect the transactions contemplated by this Agreement and the Ancillary Agreement (provided that such amendment, replacement, or reissuance would not reasonably be expected to materially adversely affect the ability of HoldCo and the LiveWire Entities to conduct the LiveWire Business as currently conducted from and after the Closing).

Section 4.20. Title to and Sufficiency of Assets. Except as set forth in Section 4.20 of the Company Disclosure Letter:

(a) the LiveWire Assets, together with any rights, materials, goods and services provided by the HD Group following the Closing pursuant to this Agreement and the Ancillary Agreements (including the Transition Services Agreement, Master Services Agreement, the Contract Manufacturing Agreement and the IP License Agreement), (i) constitute all of the assets (tangible and intangible), rights, materials, goods and services that are necessary for or used in the conduct of the LiveWire Business, in all material respects, in the same manner as conducted during the 12-months prior to the date of this Agreement and (ii) will be sufficient for the conduct of the LiveWire Business in all material respects immediately following the Closing in the in the same manner as conducted during the 12-months prior to the date of this Agreement;

(b) all material tangible personal property that constitute the LiveWire Assets have no defects, are in good operating condition and repair and function in accordance with their intended uses (ordinary wear and tear excepted) and have been properly maintained, and are suitable for their present uses and meet all specifications and warranty requirements with respect thereto, in each case, except as is not and would not be reasonably expected to be, individually or in the aggregate, material to the LiveWire Business;

(c) (i) one or more members of the HD Group have, good and valid title to, or a valid leasehold or other interest in, all of the tangible personal property and other real or tangible assets that comprise the LiveWire Assets, in each case free and clear of all Liens, except as is not and would not be reasonably expected to be, individually or in the aggregate, material to the LiveWire Business and (ii) the LiveWire Entities, following the Separation will have, good and valid title to, or a valid leasehold or other interest in, all of the material tangible personal property and other real or tangible assets that comprise the LiveWire Assets, in each case free and clear of all Liens (except as set forth in the Ancillary Agreement); and

(d) as of the Closing the LiveWire Entities will hold the LiveWire Assets, and except as contemplated in any Ancillary Agreement, no other Person will have any rights, title or interests with respect to the LiveWire Assets.

Section 4.21. Real Property.

(a) Section 4.21(a) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all Leased Real Property, including the address thereof, and all Real Property Leases pertaining to such Leased Real Property. With respect to each parcel of Leased Real Property:

(i) The Company, its Subsidiaries or the HD Group (with respect to the LiveWire Business) holds a good and valid leasehold estate in such Leased Real Property, free and clear of all Liens, except for Permitted Liens.

(ii) The Company has delivered to SPAC true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in and to the Leased Real Property, including all amendments, terminations and modifications thereof, in effect as of the date of this Agreement (collectively, the “Real Property Leases”), and none of such Real Property Leases has been modified in any material respect, except to the extent that such modifications have been disclosed by the copies delivered to SPAC.

(iii) Each Real Property Lease is legal, valid, binding and in full force and effect. As of the date of this Agreement, to the knowledge of the Company or HD, there are no material ongoing disputes with respect to such Real Property Leases. Neither the Company nor to the knowledge of the Company or HD, any other party to any Real Property Lease is in material breach or default under such Real Property Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a material breach or default, or permit the termination, modification or acceleration of rent under such Real Property Lease. The Company has not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof. The improvements included in the Leased Real Property are in good condition and repair and sufficient for the operation of the LiveWire Business conducted thereon.

(b) None of the Company or any of its Subsidiaries owns real property.

Section 4.22. Intellectual Property.

(a) Section 4.22(a) of the Company Disclosure Letter sets forth a true, complete and accurate list of each item of Company IP that is registered or applied for with a Governmental Authority or internet domain name registrar (“Company Registered Intellectual Property”), including, in each case, as applicable, the jurisdiction in which such item of Company Registered Intellectual Property has been registered or filed and the applicable application, registration, or serial or other similar identification number, if any. Immediately after giving effect to the transactions contemplated by the Separation Agreement the Company or one of the Company’s Subsidiaries will be the sole and exclusive owner of all right, title, and interest in and to all Company IP, free and clear of all Liens (other than Permitted Liens).

(b) No Actions are pending, or to the knowledge of the Company or HD threatened, against the Company, any of its Subsidiaries, or the HD Group with respect to the LiveWire Business or the manufacture of products for the LiveWire Business, either (i) alleging the Company’s or any of its Subsidiaries’, the HD Group’s, or the LiveWire Business’s infringement, misappropriation, dilution or other violation of any Intellectual Property of any third Person or (ii) challenging the ownership, use, validity or enforceability of any Company IP or Intellectual Property of the HD Group used in the operation of the LiveWire Business or the manufacture of products for the LiveWire Business, in each case that would reasonably be expected to result in material liability to the Company or any of its Subsidiaries. To the knowledge of the Company or HD, none of the Company, its Subsidiaries, the conduct of the LiveWire Business as currently conducted, and the manufacture of products for the LiveWire Business as currently manufactured, infringes, misappropriates, dilutes or otherwise violates any Intellectual Property of any Person in any material respect.

(c) Except as set forth on Section 4.22(c) of the Company Disclosure Letter, (i) to the knowledge of the Company or HD, no Person is infringing, misappropriating, diluting or otherwise violating any Company IP in any material respect, and (ii) there is no material Action pending or threatened alleging infringement, misappropriation, dilution or other violation of any Company IP by any Person.

(d) The HD Group has implemented commercially reasonable measures to maintain and protect the confidentiality of the material Trade Secrets included in the Company IP. The employees, representatives, consultants, contractors and agents of the HD Group who have access to Trade Secrets used in and material to the LiveWire Business are bound by written confidentiality agreements with respect to such Trade Secrets, or are otherwise legally or ethically obligated to maintain the confidentiality of such Trade Secrets. To the knowledge of the Company or HD, the HD Group has not suffered any breaches or violations of any such confidentiality agreements or obligations that have resulted in the unauthorized disclosure or loss of any such material Trade Secrets.

(e) All current or past founders, employees, representatives and contractors of the Company who contribute or have contributed to the creation or development of any material Company IP in the course of their employment or provision of services for the Company or any of its Subsidiaries have executed written agreements pursuant to which such Persons have assigned to the Company or its applicable Subsidiaries all of such Person’s rights, title, and interest in and to such Intellectual Property that did not vest automatically in the Company or its relevant Subsidiaries by operation of Law.

(f) The IT Systems used by the Company operate and perform in all material respects as required for the conduct of the businesses of the Company and its Subsidiaries as presently conducted. To the knowledge of Company or HD, the IT Systems used by the Company do not contain any “time bombs,” “Trojan horses,” “back doors,” “trap doors,” worms, viruses, spyware, keylogger software, or other faults or malicious code or damaging devices, or other vulnerabilities that, in each case, if activated would reasonably be expected to be material to the LiveWire Business, taken as a whole.

Section 4.23. Privacy and Cybersecurity.

(a) Except as would not reasonably be expected to be material to the LiveWire Business, taken as a whole, the Company and its Subsidiaries are in compliance with, and during the past three (3) years the Company and its Subsidiaries have been, and the operation of the LiveWire Business has been, in compliance with, (i) all applicable Laws relating to privacy, data security, and data protection, (ii) the HD Group’s internal and external privacy policies applicable to the LiveWire Business, and (iii) the contractual obligations applicable to the Company and its Subsidiaries or the HD Group with respect to the LiveWire Business concerning privacy, data protection, cybersecurity, data security and the security of the Company’s and each of its Subsidiaries’ information technology systems (collectively, “Privacy Requirements”). Except as would not reasonably be expected to be material to the LiveWire Business, taken as a whole, there are no Actions by any Person (including any Governmental Authority) pending to which the Company, any of the Company’s Subsidiaries, or the HD Group with respect to the LiveWire Business is a named party or, to the knowledge of the Company or HD, threatened in writing against the Company, its Subsidiaries, or the HD Group with respect to the LiveWire Business, alleging a violation of any Privacy Requirement, or of any third Person’s privacy or personal information rights and there have been no such Actions during the past three (3) years.

(b) Except as set forth on Section 4.23(b) of the Company Disclosure Letter, during the past three (3) years preceding the date of this Agreement, (i) to the knowledge of the Company, there have been no unauthorized intrusions nor breaches of the security of the Company IT Systems that have resulted in the unauthorized access, use, disclosure, destruction, modification, corruption or encryption of any personal information contained or stored therein, and (ii) there have been no disruptions in any IT Systems that have caused a material disruption in the operation of the LiveWire Business or the Company and the Company’s Subsidiaries. The HD Group with respect to the LiveWire Business has implemented (A) commercially reasonable measures designed to protect personal information and other confidential information in their possession, custody, or control against unauthorized access, use, modification, disclosure or other misuse, including through administrative, technical and physical safeguards and (B) commercially reasonable security controls and disaster recovery plans and procedures for the IT Systems within their control and used in the LiveWire Business, which are designed to protect the confidentiality, integrity and availability of such IT Systems and the data processed by such IT Systems.

(c) During the past three (3) years, except as would not reasonably be expected to be material to the LiveWire Business, taken as a whole, (i) the HD Group has not experienced any incident impacting the confidentiality, integrity, or availability of any personal information of the LiveWire Business and (ii) neither the HD Group with respect to the LiveWire Business, Company, nor any Subsidiary of the Company has received any written notice or complaint from any Person, or provided any written notice to any Person, with respect to any violation of their privacy, data security, and data protection practices or obligations.

Section 4.24. Environmental Matters.

(a) The HD Group are, and during the past three (3) years have been, in compliance in all material respects with all applicable Environmental Laws and all Licenses required thereunder (to the extent applicable or related to their ownership of the LiveWire Assets or the operation or conduct of the LiveWire Business).

(b) There has been no release, treatment, transportation, storage, handling, generation, distribution, manufacture, disposal or arrangement for disposal of, or exposure of any Person to, any Hazardous Materials by or on behalf of the HD Group (with respect to their ownership of the LiveWire Assets or the operation or conduct of the LiveWire Business) or, to the knowledge of the Company, any other Person that has given rise to a material liability for the LiveWire Business, including: (i) at, in, on or under any Leased Real Property, (ii) to the knowledge of the Company, at, in, on or under any real property or facility formerly owned, leased or operated by any member of the HD Group (with respect to their ownership of the LiveWire Assets or the operation or conduct of the LiveWire Business) or (iii) any other location where Hazardous Materials generated by the HD Group have been transported to, sent, placed or disposed of.

(c) No Action is pending or, to the knowledge of the Company or HD, threatened with respect to the HD Group’s material noncompliance with or material liability under Environmental Laws (with respect to their ownership of the LiveWire Assets or the operation or conduct of the LiveWire Business), and, to the knowledge of the Company or HD, there are no facts or circumstances which would reasonably be expected to form the basis of such an Action.

(d) The Company and HD have made available to SPAC all material environmental, health or safety reports, assessments, audits and inspections in the possession of the HD Group.

(e) None of the Company or its Subsidiaries has received any material communications or notices from or to any Governmental Authority or other Person concerning any material non-compliance of the Company, any of the Company’s Subsidiaries or the LiveWire Business with, or liability of the Company, any of the Company’s Subsidiaries or the LiveWire Business under, any Environmental Law.

Section 4.25. Absence of Changes. During the period beginning on September 26, 2021, and ending on the date of this Agreement, (a) there has not been any Company Material Adverse Effect and, in the case of the following clauses (b) and (c), except for actions taken in preparation for and in connection with this Agreement and the Ancillary Agreements, (b) the HD Group has conducted the LiveWire Business and operated the LiveWire Assets in the ordinary course in all material respects, and (c) no member of the HD Group has taken any action that would require the consent of SPAC if taken during the period from the date of this Agreement until the Closing pursuant to Section 7.1.

Section 4.26. Anti-Corruption and Anti-Money Laundering Compliance.

(a) For the past five (5) years, no member of the HD Group, nor any director, officer, employee, nor, to the knowledge of the Company or HD, representative or agent acting on behalf of the HD Group (to the extent applicable or related to their ownership of the LiveWire Assets or the operation or conduct of the LiveWire Business), has (i) violated any Anti-Bribery Laws or Anti-Money Laundering Laws, (ii) used any funds for any unlawful contribution, gift, entertainment, or other unlawful expense relating to political activity, (iii) made any unlawful payment to any official or employee of a Governmental Authority, or (iv) offered or given anything of value to any official or employee of a Governmental Authority, any political party or official thereof, any candidate for political office, or any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority or candidate for political office, in each case in violation of the Anti-Bribery Laws.

(b) To the knowledge of the Company and HD, in the past five (5) years, there have been no internal investigations, third-party investigations (including by any Governmental Authority), prosecutions, voluntary disclosures, deficiency notices, allegations, or internal or external audits concern possible violations of the Anti-Bribery Laws or Anti-Money Laundering Laws by any member of the HD Group or any director, officer, employee, representative, or agent acting on behalf of the HD Group to the extent applicable or related to the HD Group’s ownership of the LiveWire Assets or the operation or conduct of the LiveWire Business.

(c) The HD Group maintain policies and procedures and adhere to systems of internal controls that, to the knowledge of the Company and HD, are reasonably adequate to ensure compliance with applicable Anti-Bribery Laws and Anti-Money Laundering Laws with respect to the LiveWire Business.

Section 4.27. Sanctions and International Trade Compliance.

(a) The HD Group are, and have been for the past five (5) years, in material compliance with all International Trade Laws and Sanctions Laws (to the extent applicable or related to their ownership of the LiveWire Assets or the operation or conduct of the LiveWire Business). The HD Group has obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any material filings with, any applicable Governmental Authority for the import, export, re-export, deemed export, deemed re-export, or transfer required under the International Trade Laws and Sanctions Laws (the “Export Approvals”), to the extent applicable or related to their ownership of the LiveWire Assets or the operation or conduct of the LiveWire Business. There are no pending or, to the knowledge of the Company or HD, threatened Actions against the HD Group (to the extent applicable or related to their ownership of the LiveWire Assets or the operation or conduct of the LiveWire Business) that allege any material violation of International Trade Laws or Sanctions Laws or any Export Approvals.

(b) Neither the Company, any of its Subsidiaries nor any of their respective employees, directors, or officers (or employees, directors, or officers of the LiveWire Business), or to the knowledge of the Company, any of the Company’s, its Subsidiaries’ or the LiveWire Business’s respective agents or representatives or other Persons acting on behalf of the Company, any of the Company’s Subsidiaries or the LiveWire Business, (i) is, or has been during the past five (5) years, a Sanctioned Person, or (ii) has transacted business directly or knowingly indirectly with any Sanctioned Person or in any Sanctioned Country, in violation of Sanctions Laws.

(c) The HD Group have maintained policies and procedures and adhered to systems of internal controls that, to the knowledge of the Company or HD, are reasonably adequate to ensure compliance with applicable Sanctions Laws and International Trade Laws applicable to the LiveWire Business.

Section 4.28. Information Supplied. None of the information supplied or to be supplied by the Company specifically in writing for inclusion in the Proxy Statement/Registration Statement will, as of the date on which the Proxy Statement/Registration Statement is declared effective and as of the date the Proxy Statement/Registration Statement (or any amendment thereto) is first mailed to SPAC Shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.29. No Additional Representations or Warranties. Except as provided in this Article 4 or any Ancillary Agreement, neither HD nor any of its Affiliates, nor any of their respective directors, managers, officers, employees, direct or indirect equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to SPAC, the Sponsor or any of their respective Affiliates, and except with respect to such representations, no such Person shall be liable in respect of the accuracy or completeness of any information provided to SPAC, the Sponsor or any of their respective Affiliates.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SPAC

Except as set forth in (i) any SPAC SEC Filings filed or submitted on or prior to the date hereof (excluding (a) any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements, disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature, and (b) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such SPAC SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 5.1, Section 5.2, Section 5.13 or Section 5.16), or (ii) the disclosure letter delivered by SPAC to the Company on the date of this Agreement (the “SPAC Disclosure Letter”) (each section of which, subject to Section 13.9, qualifies the correspondingly numbered and lettered representations in this Article 5), SPAC represents and warrants to the Company and HD as follows:

Section 5.1. SPAC Organization. SPAC has been duly incorporated, organized or formed and is validly existing as an exempted company in good standing (or equivalent status, to the extent that such concept exists) under the Laws of the Cayman Islands and has the requisite company power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The copies of SPAC’s Governing Documents, as amended to the date of this Agreement and as previously delivered by SPAC to the Company, are true, correct and complete. SPAC is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to be, individually or in the aggregate, material to SPAC.

Section 5.2. Due Authorization.

(a) SPAC has all requisite corporate power and authority to (i) execute and deliver this Agreement and the documents contemplated hereby, and (ii) subject to the receipt of the SPAC Shareholder Approval, consummate the Transactions and perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the Transactions have been (i) duly and validly authorized and approved by SPAC Board and (ii) determined by SPAC Board as advisable to SPAC and SPAC Shareholders and recommended for approval by SPAC Shareholders. No other company proceeding on the part of SPAC is necessary to authorize this Agreement and the documents contemplated hereby (other than SPAC Shareholder Approval). This Agreement has been, and at or prior to the Closing, the other documents contemplated hereby will be, duly and validly executed and delivered by SPAC, and (assuming due authorization, execution and delivery of this Agreement by the other Parties and of the other documents to which SPAC is a party contemplated hereby by the other parties thereto) this Agreement constitutes, and at or prior to the Closing, the other documents contemplated hereby will constitute, a legal, valid and binding obligation of SPAC, enforceable against SPAC in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) The SPAC Shareholder Approval is the only vote of any of SPAC’s share capital necessary in connection with the entry into or performance of this Agreement by SPAC, and the consummation of the Transactions, including the Closing.

(c) At a meeting duly called and held, SPAC Board has approved the Transactions as a Business Combination.

Section 5.3. No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.8 and the SPAC Shareholder Approval, the execution and delivery of this Agreement by SPAC and the other documents contemplated hereby by SPAC and the consummation of the Transactions do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of SPAC, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to SPAC, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which SPAC is a party or by which SPAC may be bound, or terminate or result in the termination of any such Contract or (d) result in the creation of any Lien upon any of the properties or assets of SPAC, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not (i) have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of SPAC to enter into and perform their obligations under this Agreement and (ii) be material to SPAC.

Section 5.4. Subsidiaries. Except for HoldCo and Merger Sub, SPAC has no Subsidiaries. Except for this Agreement, SPAC is not bound by any Contract, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity. Except for HoldCo and Merger Sub, SPAC does not directly or indirectly own any equity or similar interest in or any interest convertible, exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business, association or entity.

Section 5.5. Litigation and Proceedings. There are no pending or, to the knowledge of SPAC, threatened Actions against or involving SPAC, its properties, directors, managers, officers or assets, that, if adversely decided or resolved, has been or would reasonably be expected to be, individually or in the aggregate, material to SPAC. There is no outstanding Governmental Order imposed upon SPAC, nor are any assets of SPAC’s businesses bound or subject to any Governmental Order the violation of which would, individually or in the aggregate, reasonably be expected to be material to SPAC. As of the date hereof, each of SPAC is in compliance with all applicable Laws in all material respects.

Section 5.6. SEC Filings. SPAC has timely filed (except as disclosed in a Notification of Late Filing filed by it with the SEC), or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since September 30, 2020 pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date hereof, including all exhibits and schedules and documents incorporated by reference therein, the “SPAC SEC Filings”). Each of the SPAC SEC Filings, as of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), and as of the date of any amendment (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing or the Closing Date), complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder applicable to such SPAC SEC Filing. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), none of the SPAC SEC Filings contained any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to SPAC SEC Filings. To the knowledge of SPAC, none of SPAC SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.7. Internal Controls; Listing; Financial Statements.

(a) Except as not required in reliance on exemptions from various reporting requirements by virtue of SPAC’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to SPAC, including its consolidated Subsidiaries, if any, is made known to SPAC’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared, except as otherwise disclosed in the SPAC SEC Filings, such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s periodic reports required under the Exchange Act. Since September 30, 2020, except as otherwise disclosed in the SPAC SEC Filings, SPAC has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of SPAC’s financial reporting and the preparation of SPAC Financial Statements for external purposes in accordance with GAAP.

(b) Except as set forth on Section 5.7(b) of the SPAC Disclosure Letter, each director and executive officer of SPAC has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder.

(c) Since September 30, 2020, SPAC has complied in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE. The SPAC Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE. There is no Actions pending or, to the knowledge of SPAC, threatened against SPAC by the NYSE or the SEC with respect to any intention by such Person to deregister the SPAC Class A Ordinary Shares or prohibit or terminate the listing of the SPAC Class A Ordinary Shares on the NYSE.

(d) The financial statements of SPAC included in the SPAC SEC Filings, including all notes and schedules thereto (the “SPAC Financial Statements”), complied in all material respects when filed, or if amended prior to the date hereof, as of the date of such amendment, with the applicable provisions of the Exchange Act and the Securities Act and the applicable accounting requirements and other rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods covered (except as may be indicated in the notes thereto, or in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with the applicable requirements of GAAP (except as may be indicated in the notes thereto, subject, in the case of the unaudited statements, to normal year-end audit adjustments that are not material) the financial position of SPAC, as of their respective dates, and the results of operations and cash flows of SPAC, for the periods presented therein.

(e) There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC. SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f) Except as otherwise disclosed in the SPAC SEC Filings, neither SPAC (including any employee thereof) nor SPAC’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by SPAC, (ii) any fraud, whether or not material, that involves SPAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by SPAC or (iii) any claim or allegation regarding any of the foregoing.

Section 5.8. Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority or other Person is required on the part of SPAC with respect to SPAC’s execution or delivery of this Agreement or the consummation of the Transactions, except for (i) applicable requirements of the HSR Act, (ii) the filing of the Registration Statement with the SEC and the SEC’s declaration of effectiveness of the Registration Statement, (iii) the filings, submissions and approvals contemplated by Section 10.7(a), (iv) such filings and approvals required in connection with the Domestication, (v) the filing of the Certificate of Merger with, and the acceptance thereof for filing by, the Secretary of State of the State of Delaware in accordance with the DGCL, (vi) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of SPAC to perform or comply with on a timely basis any material obligation of SPAC under this Agreement or to consummate the Transactions and (vii) as otherwise disclosed on Section 5.8 of the SPAC Disclosure Letter.

Section 5.9. Trust Account. As of the date of this Agreement, SPAC has at least $400,242,344 in the Trust Account, such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of October 1, 2020, between SPAC and Continental Stock Transfer & Trust Company, LLC, as trustee (the “Trustee”) (the “Trust Agreement”). There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in SPAC SEC Filings to be inaccurate or that would entitle any Person (other than SPAC Shareholders holding SPAC Ordinary Shares in connection with any SPAC Share Redemption, the underwriters of SPAC’s initial public offering with respect to deferred underwriting commissions and any other amounts set forth on Section 5.9 of the

SPAC Disclosure Letter) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all SPAC Share Redemptions. There are no claims or proceedings pending or, to the knowledge of SPAC, threatened with respect to the Trust Account. SPAC has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Merger Effective Time, the obligations of SPAC to dissolve or liquidate pursuant to SPAC’s Governing Documents shall terminate, and as of the Merger Effective Time, SPAC shall have no obligation whatsoever pursuant to SPAC’s Governing Documents to dissolve and liquidate the assets of SPAC by reason of the consummation of the Transactions. To SPAC’s knowledge, as of the date hereof, following the Merger Effective Time, no SPAC Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such SPAC Shareholder is exercising an SPAC Share Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, SPAC does not have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC on the Closing Date.

Section 5.10. Investment Company Act; JOBS Act. SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. SPAC constitutes an “emerging growth company” within the meaning of the JOBS Act and a “smaller reporting company” (as defined in 17 CFR § 229.10(f)(1)).

Section 5.11. Absence of Changes. Since October 1, 2020, (a) there has not been any event or occurrence that has had, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of SPAC to enter into and perform its obligations under this Agreement and (b) except as set forth in Section 5.11 of the SPAC Disclosure Letter, SPAC has, in all material respects, conducted its business and operated its properties in the ordinary course of business consistent with past practice.

Section 5.12. No Undisclosed Liabilities. Except as set forth on Section 5.12 of the SPAC Disclosure Letter, as of the date of this Agreement, there is no other liability, debt (including Indebtedness) or obligation of, or claim or judgement against, SPAC (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities, debts, obligations, claims or judgments (a) reflected or reserved for on SPAC’s financial statements in SPAC SEC Filings or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in SPAC SEC Filings in the ordinary course of business, consistent with past practice, (c) that will be discharged or paid off to or at the Closing, or (d) any other liabilities and obligations which are not, individually or in the aggregate, material to SPAC.

Section 5.13. Capitalization of SPAC.

(a) As of the date of this Agreement, the authorized share capital of SPAC consists of (i) 50,000,000 SPAC Class A Ordinary Shares, 40,000,000 of which are issued and outstanding as of the date of this Agreement, (ii) 50,000,000 SPAC Class B Ordinary Shares, of which 10,000,000 shares are issued and outstanding as of the date of this Agreement, and (iii) 5,000,000 preference shares of par value $0.0001 each, of which no shares are issued and outstanding as of the date of this Agreement. The foregoing represents all of the issued and outstanding shares of capital stock of SPAC as of the date of this Agreement. All issued and outstanding SPAC Ordinary Shares (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) SPAC’s Governing Documents, and (2) any other applicable Contracts governing the issuance of such securities to which SPAC is a party or otherwise bound; (iii) have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, SPAC’s Governing Documents or any Contract to which SPAC is a party or otherwise bound and (iv) are free and clear of any Liens, other than restrictions on transfer arising under applicable securities Laws, and other than as set out in the Governing Documents of SPAC.

(b) Subject to the terms and conditions of the Warrant Agreement, each SPAC Ordinary Warrant will be exercisable after giving effect to the Domestication and the Merger for one share of Domesticated SPAC Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) per share. As of the date of this Agreement, approximately 19,997,493 SPAC Ordinary Warrants and 10,500,000 SPAC Private Placement Warrants are issued and outstanding. SPAC Ordinary Warrants are not exercisable until the date that is thirty (30) days after the Closing Date. All outstanding SPAC Ordinary Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of SPAC, enforceable against SPAC in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) SPAC’s Governing Documents and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, SPAC’s Governing Documents or any Contract to which SPAC is a party or otherwise bound. Except for SPAC’s Governing Documents and this Agreement, there are no outstanding Contracts of SPAC to repurchase, redeem or otherwise acquire any SPAC Ordinary Shares.

(c) Except as set forth in this Section 5.13 or as contemplated by this Agreement or the other documents contemplated hereby, SPAC has not granted any outstanding options, stock appreciation rights, warrants, rights or other securities convertible into or exchangeable or exercisable for SPAC Ordinary Shares, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of any SPAC Ordinary Shares or the value of which is determined by reference to SPAC Ordinary Shares, and there are no Contracts of any kind which may obligate SPAC to issue, purchase, redeem or otherwise acquire any of its SPAC Ordinary Shares.

Section 5.14. Brokers’ Fees. Except fees described on Section 5.14 of the SPAC Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by SPAC or any of its Affiliates.

Section 5.15. Indebtedness. SPAC has no Indebtedness.

Section 5.16. Taxes.

(a) All material Tax Returns required to be filed by SPAC have been filed (taking into account extensions) and all such Tax Returns are true, correct and complete in all material respects.

(b) All material Taxes required to be paid by SPAC have been duly paid.

(c) No Tax audit, examination or other proceeding with respect to Taxes of SPAC is pending or has been threatened in writing in respect of material taxes.

(d) SPAC has complied in all material respects with all applicable Laws relating to the collection and withholding of material Taxes.

(e) SPAC has not waived any statute of limitations with respect to material Taxes or agreed in writing to any extension of time with respect to the assessment or deficiency of any material Tax, which waiver or extension remains in effect (excluding extensions of time to file Tax Returns obtained in the ordinary course).

(f) SPAC has not received written claim from a Governmental Authority in a jurisdiction in which it does not file Tax Returns stating that it is or may be subject to Tax in such jurisdiction, which claim has not been satisfied, withdrawn, or otherwise resolved.

(g) SPAC has not participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4 or any similar or analogous provision of state, local or non-United States law.

(h) There are no Liens for material Taxes on any of the assets of SPAC, other than Permitted Liens.

(i) There are no written assessments, deficiencies, adjustments or other claims with respect to material Taxes that have been asserted or assessed against SPAC that have not been paid or otherwise resolved.

(j) SPAC is not subject to any Tax sharing, allocation or similar agreement (other than such Agreements that have been disclosed in public filings with respect to SPAC or that are customary commercial contracts entered into with persons who are not Affiliates or direct or indirect equity holders in the Sponsor).

(k) SPAC does not have any material liability for the Taxes of any Person (other than SPAC) (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or (B) as a transferee or successor, or by Contract (except for liabilities pursuant to commercial contracts not primarily relating to Taxes).

(l) SPAC does not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise have an office or fixed place of business in a country other than the country in which it is organized.

(m) SPAC will not be required to include any material amount in taxable income, exclude any material item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or non-U.S. Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) installment sale, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. Law) or open transaction disposition, in each case, made by SPAC prior to the Closing, (B) change in method of accounting of SPAC for a taxable period (or portion thereof) ending on or prior to the Closing Date made or required to be made prior to the Closing or (C) “closing agreement” described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) executed by the Company or its Subsidiaries prior to the Closing.

(n) SPAC (or any predecessor thereof) has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) at any time in the last three (3) years.

(o) SPAC is and has since formation been treated as a corporation for U.S. federal (and applicable state and local) income Tax purposes.

(p) As of the date of this Agreement, SPAC has not taken or agreed to take any action, or is aware of any facts or circumstances, in each case, that would reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment.

(q) SPAC does not have any plan or intention to engage in any transaction or make any election that would result in a liquidation of SPAC for U.S. federal income tax purposes.

(r) SPAC intends that any cash remaining in the Trust Account after the redemptions of the SPAC shares and distributions contemplated by this Agreement shall be used in the Company’s business within the meaning of Treasury Regulations Section 1.368-1(d).

Section 5.17. Business Activities.

(a) Since the date of its incorporation, SPAC has not conducted any business activities other than activities related to SPAC’s initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in SPAC’s Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the Transactions, there is no agreement, commitment, or Governmental Order binding upon SPAC or to which SPAC is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of SPAC or any acquisition of property by SPAC or the conduct of business by SPAC as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to SPAC.

(b) Except for the Transactions, SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Ancillary Agreements and the Transactions, SPAC has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination.

(c) As of the date hereof and except for this Agreement, the Ancillary Agreements and the other documents and the Transactions (including with respect to expenses and fees incurred in connection therewith), SPAC is not party to any Contract with any other Person that would require payments by SPAC or any of its Subsidiaries after the date hereof in excess of $500,000 in the aggregate with respect to any individual Contract, other than Working Capital Loans. As of the date hereof, the amount outstanding under any Working Capital Loans is set out in Section 5.17(c) of the SPAC Disclosure Letter.

Section 5.18. NYSE Listing; Securities Registration. The issued and outstanding SPAC Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “IMPX”. The issued and outstanding SPAC Ordinary Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “IMPX.WS”. SPAC is in compliance with the applicable rules and regulations of the NYSE. As of the date hereof, there is no Action pending, or to the knowledge of SPAC, threatened against SPAC by the NYSE or the SEC with respect to any intention by such entity to deregister any SPAC Class A Ordinary Shares or SPAC Ordinary Warrants or to prohibit or terminate the listing of any SPAC Class A Ordinary Shares or SPAC Ordinary Warrants on the NYSE. Neither SPAC nor any of its Affiliates has taken any action in an attempt to terminate the registration of SPAC Class A Ordinary Shares or SPAC Ordinary Warrants under the Exchange Act except as contemplated by this Agreement.

Section 5.19. Registration Statement, Proxy Statement and Proxy Statement/Registration Statement. On the effective date of the Registration Statement, the Registration Statement, and when first filed in accordance with Rule 424(b) and/or filed pursuant to Section 14A, the Proxy Statement and the Proxy Statement/Registration Statement (or any amendment or supplement thereto), shall comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the effective date of the Registration Statement, the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. On the date of any filing pursuant to Rule 424(b) and/or Section 14A, the date the Proxy Statement/Registration Statement and the Proxy Statement, as applicable, is first mailed to SPAC Shareholders and the Company Equityholder (including as a component of an information statement or other shareholder disclosure to the Company Equityholder in connection with the Transactions), as applicable, and at the time of SPAC Extraordinary General Meeting, the Proxy Statement/Registration Statement and the Proxy Statement or the Company Equityholder disclosure, as applicable (together with any amendments or supplements thereto) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that SPAC makes no representations or warranties as to the information contained in or omitted from the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement in reliance upon and in conformity with information furnished in writing to SPAC by or on behalf of the Company specifically for inclusion in the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement.

Section 5.20. No Outside Reliance. Notwithstanding anything contained in this Article 5 or any other provision hereof, SPAC and any of its directors, managers, officers, employees, equityholders, partners, members or representatives, acknowledge and agree that SPAC has made its own investigation of the Company and that neither the Company, HD nor any of their respective Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the HD and Company in Article 4 and the Ancillary Agreement, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of LiveWire Assets. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the “data room”, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by SPAC or its representatives) or reviewed by SPAC pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to SPAC or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article 4 of this Agreement or the Ancillary Agreements. Except as otherwise expressly set forth in this Agreement or the Ancillary Agreements, SPAC understands and agrees that the LiveWire Assets and LiveWire Business are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article 4 or the Ancillary Agreement, with all faults and without any other representation or warranty of any nature whatsoever.

Section 5.21. Affiliate Transactions. Except as set forth on Section 5.21 of the SPAC Disclosure Letter, there are no transactions or Contracts, or series of related transactions or Contracts, between SPAC, Merger Sub or HoldCo, on the one hand, and (a) the Sponsor, (b) any Affiliate of SPAC or the Sponsor, (c) any officer, director or manager of SPAC, the Sponsor or any Affiliate of SPAC or the Sponsor, (d) any beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of five percent (5%) or more of the SPAC Ordinary Shares or the SPAC Ordinary Warrants or (e) to the knowledge of SPAC, any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand (each Person identified in any of the foregoing clauses (a) through (e), a “SPAC Related Party”), nor is any Indebtedness owed by or to SPAC, HoldCo or Merger Sub, on the one hand, to or by any SPAC Related Party.

Section 5.22. Employee Matters.

(a) Except as expressly contemplated by Section 10.7(a) of this Agreement, neither SPAC nor any of its Subsidiaries maintains, contributes to or has any obligation or liability, or would reasonably be expected to have any obligation or liability, under, any SPAC Benefit Plan. For purposes of this Agreement, a “SPAC Benefit Plan” means a benefit plan providing compensation or other to any current or former director, individual independent contractor, or employee of SPAC or any of SPAC’s Subsidiaries, in each case, which is maintained, sponsored or contributed to by SPAC or any of its Subsidiaries, or to which SPAC or any of SPAC’s Subsidiaries has any liability (whether actual or contingent), but excluding in each case any statutory plan, program or arrangement that is maintained by any Governmental Authority.

(b) The consummation of the Transactions will not, either alone or in combination with another event (such as termination following the consummation of the Transactions), (i) entitle any current or former employee, officer or other service provider of SPAC or any of its Subsidiaries to any compensation or benefits or (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such current or former employee, officer or other individual service provider.

Section 5.23. No Additional Representations or Warranties. Except as provided in this Article 5 or any Ancillary Agreement, neither SPAC nor any of its Affiliates, nor any of their respective directors, managers, officers, employees, direct or indirect equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to HD, the Company nor any other Party, or any of their respective Affiliates, and no such Person shall be liable in respect of the accuracy or completeness of any information provided to HD, the Company, HoldCo, or any of their respective Affiliates.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF HOLDCO AND MERGER SUB

Each of HoldCo and Merger Sub hereby represents and warrants to the Company and HD as follows:

Section 6.1. Corporate Organization. Each of HoldCo and Merger Sub is a company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of HoldCo and Merger Sub is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent HoldCo or Merger Sub, as applicable, from performing its obligations under this Agreement and any Ancillary Agreement to which it is a party.

Section 6.2. Certificate of Incorporation and Bylaws. Each of HoldCo and Merger Sub has heretofore furnished to the Company complete and correct copies of the HoldCo Organizational Documents and the Governing Documents of Merger Sub. Each of the HoldCo Organizational Documents and the Governing Documents of Merger Sub is in full force and effect, and neither HoldCo nor Merger Sub is in violation of any of the provisions of such Governing Documents.

Section 6.3. Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of HoldCo consists of 100 shares of common stock of HoldCo, par value $0.01 per share. The issued and outstanding shares of capital stock of HoldCo (i) has been duly authorized and validly issued and is fully paid and non-assessable, (ii) has been offered, sold and issued in compliance with applicable Law, including applicable securities Laws, and all requirements set forth in (1) the HoldCo Organizational Documents as then in effect and (2) any other applicable Contracts governing the issuance of such securities to which HoldCo is a party or otherwise bound, (iii) has not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the HoldCo Organizational Documents as then in effect or any Contract to which HoldCo is a party or otherwise bound and (iv) is free and clear of any Liens, other than restrictions on transfer arising under applicable securities Laws, and other than as set out in the HoldCo Organizational Documents.

(b) As of the date hereof and as of immediately prior to the Merger Effective Time, the authorized share capital of Merger Sub consists of 100 shares of Merger Sub Common Stock.

(c) The shares constituting the Merger Consideration being delivered by HoldCo hereunder shall be duly and validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities Laws and the HoldCo Organizational Documents. The HoldCo Common Stock constituting the Merger Consideration being delivered by HoldCo hereunder will be issued in compliance with all applicable securities Laws and other applicable Laws and will not be subject to or give rise to any preemptive rights or rights of first refusal.

(d) Except as contemplated by this Agreement and the Ancillary Agreements, (i) there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued share capital of HoldCo or obligating HoldCo to issue or sell any shares in the capital of, or other equity interests in, HoldCo, (ii) HoldCo is not a party to, or otherwise bound by, and HoldCo has not granted, any equity appreciation rights, participations, phantom equity or similar rights and (iii) there are no voting trusts, voting agreements, proxies, shareholder agreements or other similar agreements with respect to the voting or transfer of the HoldCo Common Stock or any of the equity interests or other securities of HoldCo. As of the date hereof, except for Merger Sub, HoldCo does not own any equity interests in any other Person. As of the date hereof, Merger Sub does not own any equity interests in any other Person.

Section 6.4. Authority Relative to This Agreement. Each of HoldCo and Merger Sub has all necessary power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby on the terms and subject to the conditions set forth herein. The execution and delivery of this Agreement and such Ancillary Agreements by each of HoldCo and Merger Sub have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of HoldCo or Merger Sub are necessary to authorize the execution and delivery by each of HoldCo and Merger Sub of this Agreement and such Ancillary Agreements or the consummation by each of HoldCo and Merger Sub of the transactions contemplated hereby or thereby. Each of this Agreement and each such Ancillary Agreement has been duly and validly executed and delivered by HoldCo and Merger Sub and, assuming due authorization, execution and delivery by the other parties thereto, constitutes a legal, valid and binding obligation of HoldCo or Merger Sub, as applicable, enforceable against HoldCo or Merger Sub, as applicable, in accordance with its terms.

Section 6.5. No Conflict; Required Filings and Consents. (a) The execution and delivery by each of HoldCo and Merger Sub of this Agreement and each Ancillary Agreement to which it is or will be a party does not, and the performance of this Agreement and each such Ancillary Agreement by HoldCo and Merger Sub will not, (i) conflict with or violate the HoldCo Organizational Documents or the Governing Documents of Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 6.5(b) have been obtained and all filings and obligations described in Section 6.5(b) have been made, conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to HoldCo or Merger Sub or by which any of their respective property or assets is bound or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of HoldCo or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which each of HoldCo or Merger Sub is a party or by which HoldCo or Merger Sub or any of their respective property or assets is bound, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of HoldCo or Merger Sub to enter into and perform their obligations under this Agreement.

(b) The execution and delivery by HoldCo and Merger Sub of this Agreement and each Ancillary Agreement to which it is or will be a party does not, and the performance of this Agreement and each such Ancillary Agreement by HoldCo or Merger Sub, as applicable, will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, “Blue Sky” Laws and state takeover laws, and the premerger notification requirements of the HSR Act and the filing and recordation of the Certificate of Merger, in each case, with the Secretary of State of the State of Delaware, as the case may be and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent HoldCo or Merger Sub from performing their respective material obligations under this Agreement and each such Ancillary Agreement.

Section 6.6. Compliance. Neither HoldCo nor Merger Sub is or has been in conflict with, or in default, breach or violation of, any Law applicable to HoldCo or Merger Sub or by which any property or asset of HoldCo or Merger Sub is bound, or any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which HoldCo or Merger Sub is a party or by which HoldCo or Merger Sub or any property or asset of HoldCo or Merger Sub is bound. HoldCo and Merger Sub are in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for HoldCo and Merger Sub to own, lease and operate their respective properties or to carry on their respective businesses as they are now being conducted.

Section 6.7. Board Approval; Vote Required.

(a) The HoldCo Board has (i) determined that this Agreement and the Transactions are fair to and in the best interests of HoldCo and SPAC (as the sole stockholder of HoldCo) and (ii) approved this Agreement, the Ancillary Agreements to which HoldCo is or will be a party and the transactions contemplated hereby and thereby and declared their advisability.

(b) The Merger Sub Board has (i) determined that this Agreement and the Transactions are fair to and in the best interests of Merger Sub and HoldCo (as the sole stockholder of Merger Sub), (ii) approved this Agreement and the Transactions and declared their advisability and (iii) recommended that HoldCo (as the sole stockholder of Merger Sub) approve and adopt this Agreement and approve the Transactions and directed that this Agreement and the Transactions be submitted for consideration by HoldCo (as the sole stockholder of Merger Sub).

(c) On or prior to the date of this Agreement, HoldCo, as the sole stockholder of Merger Sub, has approved and adopted this Agreement and each Ancillary Agreement to which Merger Sub is, or is contemplated to be, a party and has approved the Transactions, and no other vote or consent of the holders of any class or series of share capital of Merger Sub is necessary to approve this Agreement, any Ancillary Agreement or any of the Transactions.

Section 6.8. No Prior Operations of HoldCo or Merger Sub; Post-Closing Operations. Each of HoldCo and Merger Sub was formed for the sole purposes of entering into this Agreement and the Ancillary Agreements to which it is, or is contemplated to be, a party and engaging in the Transactions. Since the date of its incorporation, except as contemplated by this Agreement and the Ancillary Agreements, neither HoldCo nor Merger Sub has engaged in any business or activities whatsoever or incurred any liabilities, except in connection with this Agreement or the Ancillary Agreements or in furtherance of the Transactions contemplated hereby and thereby. Except as contemplated by this Agreement and the Ancillary Agreements, neither HoldCo nor Merger Sub has any employees or liabilities under any employee benefit plan of any type, character, nature or description.

Section 6.9. No Indebtedness. Neither HoldCo no Merger Sub has incurred or assumed any Indebtedness.

Section 6.10. Brokers’ Fees. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of HoldCo or Merger Sub.

Section 6.11. Information Supplied. None of the information relating to HoldCo or Merger Sub supplied by HoldCo or Merger Sub specifically in writing for inclusion in the Proxy Statement/Registration Statement will, as of the date on which the Registration Statement is declared effective and as of the date the Proxy Statement/Prospectus (or any amendment thereto) is first mailed to SPAC Shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that HoldCo and Merger Sub make no representation with respect to any forward-looking statements supplied by or on behalf of HoldCo or Merger Sub for inclusion in, or relating to information to be included in, the Proxy Statement/Registration Statement.

Section 6.12. Taxes.

(a) Neither HoldCo nor Merger Sub has any knowledge of any non-public fact or circumstance that would reasonably be likely to prevent, impair or impede the Transactions from qualifying for the Intended Tax Treatment.

(b) Neither HoldCo nor Merger Sub has any plan or intention to cause SPAC to engage in any transaction or make any election that would result in a liquidation of SPAC for U.S. federal income tax purposes.

(c) HoldCo intends that any cash remaining in the Trust Account after the distributions contemplated by this Agreement shall be used in the Company’s business within the meaning of Treasury Regulations Section 1.368-1(d).

ARTICLE 7

COVENANTS OF HD AND THE COMPANY

Section 7.1. Conduct of LiveWire Business.

(a) From the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article 12 (the “Interim Period”), HD shall, and shall cause its Subsidiaries to, except for any Permitted Action or as set forth on Section 7.1(a) of the Company Disclosure Letter or as otherwise explicitly contemplated by this Agreement, the Separation Agreement or the Employee Matters Agreement or required by Law or as consented to by SPAC in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), commercially reasonable efforts to conduct and operate the LiveWire Business in the ordinary course, including using commercially reasonable efforts to (x) preserve intact the LiveWire Business, together with the LiveWire Assets, (y) maintain the services of the officers and employees of the LiveWire Business and (z) maintain existing business relationships, including the relationships with dealers, suppliers and Governmental Authorities, to the extent solely related to the LiveWire Business or the LiveWire Assets.

(b) Without limiting the generality of the foregoing, except as set forth on Section 7.1(b) of the Company Disclosure Letter or as consented to by SPAC in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied) HD shall not, and shall cause its Subsidiaries not to (solely to the extent primarily related to the LiveWire Business or otherwise related to the LiveWire Assets, except as otherwise contemplated by this Agreement, the Separation Agreement or the Employee Matters Agreement or required by Law or in connection with any Permitted Action):

(i) change, amend, modify or supplement the Governing Documents of the Company or any of its Subsidiaries;

(ii) make, declare, set aside or pay any dividend or distribution to the Company Equityholder or make any other dividend distributions in respect of any LiveWire Entity or other equity interests in the LiveWire Entities or repurchase or redeem any outstanding equity interest of any LiveWire Entity;

(iii) (A) amend, modify or terminate any Material Contract (excluding, any expiration or automatic extension or renewal of any such Material Contract pursuant to its terms) except in the ordinary course of business, (B) waive any material benefit or right under any Material Contract, (C) enter into any Contract that would constitute a Material Contract if it had been entered into prior to the date hereof except in the ordinary course of business (but shall in no event include a Contract that would be disclosed against subclause (vii) or (xi) of Section 4.13(a) if such Contract had been entered into prior to the date hereof; provided further, any Contract that would be disclosed against subclause (vi) of Section 4.13(a), shall be subject to Section 7.1(b)(vi), if applicable)) or (D) consummate any other transaction or make (or agree to make) any other payments that, if reflected in a Contract and existing on the date hereof, would survive the termination of Intercompany arrangements contemplated by Section 1.3(b) of the Separation Agreement;

(iv) sell, assign, transfer, license, sublicense, convey, lease, covenant not to assert, pledge or otherwise encumber or subject to any Lien, abandon, cancel, let lapse, or otherwise dispose of any material tangible LiveWire Asset, or any other material tangible assets or properties related to or arising out of the LiveWire Business except for (i) the sale of inventory in the ordinary course of business, (ii) dispositions of obsolete or worthless equipment or (iii) transactions among the LiveWire Entities;

(v) acquire any ownership interest in any real property;

(vi) except as required by applicable Law, the existing terms of any HD Benefit Plans set forth on Section 4.15 of the Company Disclosure Letter, (i) grant any severance, retention, change in control or termination or similar pay to any LiveWire Employee, except for payments made in the ordinary course of business that are not in excess of $100,000, (ii) terminate, adopt, enter into or materially amend any LiveWire Benefit Plan (as defined in the Employee Matters Agreement) or any plan, policy, practice, program, agreement or other arrangement that would be deemed a LiveWire Benefit Plan if in effect as of the date hereof, (iii) terminate, adopt, enter into or materially amend any other HD Benefit Plan to the extent such action would reasonably be expected to result in a material increase in cost to the LiveWire Business, (iv) materially increase or materially decrease the cash compensation or cash bonus opportunity of any LiveWire Employee, except base compensation or cash bonus opportunity increases to any such individuals who are not directors or officers, (v) accelerate the time of payment, vesting or funding of any compensation or benefit payable to any LiveWire Employees, or (vi) grant any equity or equity-based awards to LiveWire Employees outside of the ordinary course of business consistent with past practice pursuant to the HD Equity Plans (as defined in the Employee Matters Agreement);

(vii) (A) hire or engage any new employee or independent contractor that would be a LiveWire Employee if such new employee or independent contractor will receive annual base compensation in excess of $300,000, or (B) terminate the employment or engagement, other than for cause (or due to death), of, or furlough or temporarily lay off, any LiveWire Employee with annual base compensation in excess of $300,000;

(viii) modify the job duties of (A) a LiveWire Employee such that he or she is no longer a LiveWire Employee or (B) any other employee of the HD Group such that he or she would be considered a LiveWire Employee, in each case, except in the ordinary course of business and excluding hires by the LiveWire Business in the ordinary course;

(ix) other than in accordance with the Employee Matters Agreement or in the ordinary course of business, transfer any employee to or from the Company or any of the Company Subsidiaries;

(x) implement any layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions or work schedule changes that could implicate the WARN Act, in any case, with respect to LiveWire Employees;

(xi) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any LiveWire Employee or current or former independent contractor of the LiveWire Business;

(xii) (A) merge, consolidate, combine or amalgamate any LiveWire Entity with any Person or otherwise have any LiveWire Entity acquired or purchased acquired by any other Person (whether by merger, consolidating with, purchase of equity securities or assets or otherwise), (B) have any LiveWire Entity purchase or otherwise acquire (whether by merging or consolidating with, purchasing any equity security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof or (C) make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person by a LiveWire Entity;

(xiii) incur, create or assume any Indebtedness, except any Indebtedness that will be HD Specified Indebtedness, except for Indebtedness to be repaid in full prior to the Closing;

(xiv) take, or fail to take, any action if such action, or failure to take such action, would reasonably be expected to prevent, impair or impede the Intended Tax Treatment;

(xv) (A) make or change any material election in respect of Taxes, (B) amend, modify or otherwise change in a manner inconsistent with past practice any filed material Tax Return in any material respect, (C) adopt or change any material accounting method in respect of Taxes, (D) enter into any material closing agreement within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. law) or enter into any material Tax Sharing Agreement, (E) settle or consent to any material claim or assessment in respect of Taxes, (F) surrender or voluntarily allow to expire any right to claim a refund of material Taxes, (G) file any Tax Return of the Company or its Subsidiaries in a manner that is materially inconsistent with the past practices of the Company or (H) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or in respect of any material Tax attribute (other than an extension in the ordinary course of not more than seven (7) months), in each case, if such action would be reasonably expected to have an adverse effect on the Company, HoldCo, SPAC or any of their Subsidiaries after the Closing Date;

(xvi) authorize for issuance, issue, sell, transfer, subject to a Lien, dispose or deliver any (A) equity interests in any LiveWire Entity (including securities exercisable for or convertible into equity of any LiveWire Entity), (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any LiveWire Entity to issue, deliver or sell any equity interests in any LiveWire Entity (including securities exercisable for or convertible into equity of any LiveWire Entity), or (C) equity interests in any member of the HD Group that holds the LiveWire Assets until the Separation Time;

(xvii) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries (other than the transactions contemplated by this Agreement and the Ancillary Agreements);

(xviii) waive, release, settle, compromise or otherwise resolve any inquiry, Action, or enter into any Governmental Order, in each case, to the extent related to the LiveWire Business, or otherwise constituting or related to any LiveWire Asset, LiveWire Employee, or to which any LiveWire Entity is subject or would be party or bound, as applicable, in each case, other than settlements or compromises of any Action that (A) would involve the payment of less than $500,000, in the aggregate, (B) that does not impose, or by its terms will not impose at any point in the future, any material, non-monetary obligations on the LiveWire Business or any LiveWire Entity (or HoldCo or any of its Affiliates following Closing) and (C) that is otherwise paid in full by the HD Group prior to the Separation Time or would constitute HD Liabilities;

(xix) sell, assign, transfer, abandon, permit to lapse, license, covenant not to assert, or otherwise dispose of any material Company IP (other than non-exclusive licenses of Company IP granted in the ordinary course of business);

(xx) disclose or agree to disclose to any Person (other than SPAC or any of its representatives) any Trade Secret or any other material confidential or proprietary information, know-how or process of the Company or any of its Subsidiaries other than in the ordinary course of business or in connection with any research or strategic partnership;

(xxi) negotiate, modify, enter into or extend any Labor Agreement or recognize or certify any labor union, labor organization, or group of employees of the Company or any of its Subsidiaries as the bargaining representative for any employees of the Company or any of its Subsidiaries, in each case, other than as required by applicable Law;

(xxii) make or commit to make capital expenditures (A) in excess of $1,000,000 or (B) other than in an accordance with the budget made available to SPAC;

(xxiii) (A) limit the right of the Company or any of the Company’s Subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (B) grant any exclusive or similar rights to any Person;

(xxiv) make any change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law;

(xxv) cease conducting the LiveWire Business, in any material respect in substantially the manner currently conducted as of the date of this Agreement;

(xxvi) fail to maintain (A) the material LiveWire Assets in substantially the same condition as of the date of this Agreement, ordinary wear and tear excepted or (B) any insurance policies held by, or for the benefit of, the LiveWire Business; and

(xxvii) authorize, commit or enter into any Contract to do any action prohibited under this Section 7.1(b).

Section 7.2. Inspection. HD shall, and shall cause its Subsidiaries to, afford to SPAC and its accountants, counsel and other representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such a manner as to not materially interfere with the ordinary course of business of the HD Group, and solely for purposes in furtherance of the transactions contemplated by this Agreement and the Ancillary Agreements, to all of their respective properties (other than for purposes of performing any testing, sampling or other invasive analysis of any properties, facilities or equipment of the Company or any of its Subsidiaries), books (including, but not limited to, Tax Returns and work papers of, and correspondence with, the HD Group’s independent auditors, in each case to the extent relating to the LiveWire Business), Contracts, commitments, records and appropriate officers and employees of the HD Group, and shall furnish such representatives with all financial and operating data and other information concerning the LiveWire Business, to the extent then available, as such representatives may reasonably request, except, in each case, to the extent that the Company reasonably determines that providing such access or data or information would (a) unreasonably disrupt the normal operations of the HD Group, (b) violate any contractual, fiduciary or legal duty or obligation to which any member of the HD Group is subject (provided that, to the extent possible, the Parties shall cooperate in good faith to permit disclosure of such information in a manner that complies with such duty or obligation), (c) result in the loss of the ability of any member of the HD Group to assert successfully or seek the application of attorney-client privilege or the work-product doctrine or (d) result in the disclosure of information reasonably pertinent to any Action in which any member of the HD Group or any of their respective Affiliates, on the one hand, and SPAC or any of its Affiliates, on the other hand, are adverse parties. All information obtained by SPAC or their respective representatives pursuant to this Section 7.2 shall be subject to the Confidentiality Agreement.

Section 7.3. Preparation and Delivery of Additional Company Financial Statements.

(a) The Company shall deliver to SPAC, as promptly as reasonably practicable following any “staleness” date (as determined in accordance with the applicable rules and regulations of the SEC) applicable to the financial statements that are required by the applicable accounting requirements and other rules and regulations of the SEC to be included in the Registration Statement (including pro forma financial information) that occurs prior to the Closing Date, any financial statements of the LiveWire Business (other than the Financial Statements) that are required by the applicable accounting requirements and other rules and regulations of the SEC to be included in the Registration Statement (including pro forma financial information) (such audited or unaudited financial statements, the “Closing Company Financial Statements”).

(b) The Closing Company Financial Statements (i) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except, in the case of any audited financial statements, as may be specifically indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be individually or in the aggregate material) and the absence of notes thereto), (ii) will fairly present, in all material respects, the financial position, results of operations and comprehensive loss, shareholders’ deficit and cash flows of the LiveWire Business as of the dates thereof and for the periods indicated therein (subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be individually or in the aggregate material)), (iii) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and will contain an unqualified report of the Company’s auditors and (iv) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates of delivery (including Regulation S-X or Regulation S-K, as applicable).

(c) The Company shall use its reasonable best efforts (i) to assist HoldCo and SPAC in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement / Proxy Statement and any other filings to be made by HoldCo or SPAC with the SEC in connection with the transactions contemplated by this Agreement and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.

Section 7.4. Shareholder Litigation. In the event that any litigation related to this Agreement, any Ancillary Agreement or the transactions contemplated by this Agreement and the Ancillary Agreements is brought, or, to the knowledge of the Company, threatened in writing, against any member of the HD Group or the HD Board by any shareholder of HD prior to the Closing, the Company shall promptly notify SPAC of any such litigation and keep SPAC reasonably informed with respect to the status thereof. HD shall provide SPAC the opportunity to participate in (subject to customary joint defense agreement), but not control, the defense of any such litigation and shall give due consideration to SPAC’s advice with respect to such litigation and solely to the extent such litigation is reasonably likely to result in material liability or injunctive relief applicable to HoldCo or SPAC following the Closing, shall not settle or agree to settle any such litigation without the prior written consent of SPAC, such consent not to be unreasonably withheld, conditioned or delayed.

Section 7.5. Indemnification and Insurance.

(a) From and after the Merger Effective Time, HoldCo agrees that it shall indemnify and hold harmless each present and former director and officer of SPAC and each of its Subsidiaries (the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Merger Effective Time, whether asserted or claimed prior to, at or after the Merger Effective Time, to the fullest extent that the Company, SPAC or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other organizational documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). HoldCo shall assume, and be liable for, each of the covenants in this Section 7.5.

(b) For a period of six (6) years from the Merger Effective Time, HoldCo shall maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by SPAC’s (including SPAC’s), the Company’s, HoldCo’s, Merger Sub’s, Merger Sub’s or their respective Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to the Company or its agents or representatives) on terms not less favorable in the aggregate than the terms of such current insurance coverage, except that in no event shall HoldCo be required to pay an annual premium for such insurance in excess of 200%

of the aggregate annual premium payable by such Persons for such insurance policy for the year ended December 31, 2021; provided, however, that (i) if the premium for such insurance would exceed such amount or such coverage is not otherwise available, then HoldCo shall purchase and maintain the maximum coverage available for 200% of the aggregate annual premium payable by such Persons for such insurance policy for the year ended December 31, 2021, (ii) HoldCo may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six (6) year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Merger Effective Time and (iii) if any claim is asserted or made within such six (6) year period, any insurance required to be maintained under this Section 7.5 shall be continued in respect of such claim until the final disposition thereof.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 7.5 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on HoldCo and all successors and assigns of HoldCo. In the event that HoldCo or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or Surviving Company or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, HoldCo shall ensure that proper provision shall be made so that the successors and assigns of HoldCo shall succeed to the obligations set forth in this Section 7.5.

(d) On or prior to the Closing Date, HoldCo shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and SPAC with each Person who shall be a director or officer of HoldCo immediately following the Closing, which indemnification agreements shall continue to be effective following the Closing.

Section 7.6. Separation. HD shall cause the Separation to be completed prior to Closing in accordance with, and pursuant to, the terms of this Agreement and the Separation Agreement.

Section 7.7. No Solicitation by HD. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article 7, the Company and its Subsidiaries shall not, and the Company shall instruct and use its reasonable best efforts to cause its representatives, not to, directly or indirectly: (i) initiate, solicit or engage in any negotiations with any Person with respect to, or provide any non-public information or data concerning the Company or any of the Company’s Subsidiaries to any Person relating to, an Acquisition Transaction or afford to any Person access to the business, properties, assets or personnel of the Company or any of the Company’s Subsidiaries in connection with an Acquisition Transaction, (ii) execute or enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other arrangement or agreement relating to an Acquisition Transaction, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state, (iv) otherwise knowingly encourage or facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Transaction or (v) agree or otherwise commit to enter into or engage in any of the foregoing. The Company also agrees that immediately following the execution of this Agreement it shall, and shall cause each of its Subsidiaries and shall use its reasonable best efforts to cause its and their representatives to, cease any solicitations, discussions or negotiations with any Person (other than the parties and their respective representatives) conducted heretofore in connection with an Acquisition Transaction or any inquiry or request for information that would reasonably be expected to lead to, or result in, an Acquisition Transaction. The Company shall promptly (and in any event within two (2) Business Days) notify, in writing, SPAC of the receipt of any inquiry, proposal, offer or request for information received after the date hereof that constitutes, or would reasonably be expected to result in or lead to, any Acquisition Transaction, which notice shall include a summary of the material terms of such inquiry, proposal, offer or request for information. The Company shall promptly (and in any event within forty-eight (48) hours) keep SPAC reasonably informed of any material developments with respect to any such inquiry, proposal, offer, request for information or Acquisition Transaction (including any material changes thereto).

Section 7.8. HD Funding Obligations.

(a) Subject to the satisfaction (or waiver) of the conditions set forth in Section 11.1 and Section 11.3 (other than Section 11.3(e)), HD shall cause Company Equityholder to purchase 10,000,000 shares of HoldCo Common Stock (the “Company Equityholder PIPE Shares”) for a purchase price of $10.00 per share from HoldCo for an aggregate gross purchase price equal to $100,000,000, such purchase to be consummated substantially concurrently with the Closing (the “Company Equityholder PIPE Investment”). At the Closing, Company Equityholder shall make payment for the Company Equityholder PIPE Shares by wire transfer in immediately available funds to the account specified by HoldCo in exchange for delivery to Company Equityholder of the Company Equityholder PIPE Shares registered in the name of Company Equityholder.

(b) Prior to and in connection with the Closing, to the extent any SPAC Class A Ordinary Shares are properly redeemed at the SPAC Extraordinary General Meeting, HD shall cause Company Equityholder to pay and deliver to HoldCo an amount in cash equal to the dollar value of such redemptions, in exchange for a number of shares of HoldCo Common Stock (the “HD Backstop Shares”) with a dollar value equal to such amount (not to exceed the HD Backstop Amount) for a purchase price of $10.00 per HD Backstop Share. At the Closing, if applicable, Company Equityholder shall make payment of the HD Backstop Amount by wire transfer in immediately available funds to the account specified by HoldCo in exchange for delivery to Company Equityholder of the HD Backstop Shares registered in the name of Company Equityholder.

(c) During the Interim Period, HD shall continue to fund all operating expenses, working capital obligations and capital expenditures of the LiveWire Business in a manner consistent with past practice and the business plan previously provided to SPAC in all material respects. HD shall cause the amount of net working capital in the LiveWire Business (calculated in a manner consistent with HD’s past practice) that is to be contributed to the Company pursuant to the Separation Agreement to be a positive amount immediately prior to the Closing. In the event such net working capital of the LiveWire Business as of immediately prior to the Closing (but after the Separation) is a negative amount, HD shall cause a sufficient amount of additional cash to be contributed to the Company such that such net working capital is a positive amount immediately prior to the Closing.

Section 7.9. Transition Services Agreement. As soon as reasonably practicable following the date hereof and prior to the Closing, HD and the Company shall finalize the schedules to the Transition Services Agreement based on the current draft of the schedules attached to the form Transition Services Agreement.

ARTICLE 8

COVENANTS OF SPAC

Section 8.1. Trust Account. Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article 11, as of the Merger Effective Time, the obligations of SPAC to dissolve or liquidate within a specified time period as contained in SPAC Articles of Association will be terminated and SPAC shall have no obligation whatsoever to dissolve and liquidate the assets of SPAC by reason of the consummation of the Merger or otherwise, and, other than in connection with the SPAC Share Redemption, no SPAC Shareholders shall be entitled to receive any amount from the Trust Account. At least 48 hours prior to the Merger Effective Time, SPAC shall provide notice thereof to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement, and shall take all such other actions as are reasonably necessary, to cause the Trustee to, at the Closing, (A) pay as and when due all amounts, if any, payable to the holders of SPAC Class A Ordinary Shares pursuant to any SPAC Share Redemption, (B) pay the amounts due to the underwriters of SPAC’s initial public offering for their deferred underwriting commissions as set forth in the Trust Agreement (which amounts shall constitute SPAC Transaction Expenses) and (C) immediately thereafter, pay all remaining amounts then available in the Trust Account to SPAC in accordance with the Trust Agreement (to be used for the purposes set forth in this Agreement in connection with the Transactions and for working capital and other general corporate purposes of the business following the Closing) and thereafter the Trust Account and the Trust Agreement shall terminate.

Section 8.2. No Solicitation by SPAC. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article 12, SPAC shall not, and shall cause its Subsidiaries not to, and SPAC shall instruct its and their representatives, not to, (i) make any proposal or offer that constitutes a Business Combination Proposal, (ii) initiate any discussions or negotiations with any Person with respect to a Business Combination Proposal or (iii) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal, in each case, other than to or with the Company and its respective representatives. From and after the date hereof, SPAC shall, and shall instruct its officers and directors to, and SPAC shall instruct and cause its representatives, its Subsidiaries and their respective representatives to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a Business Combination Proposal (other than the Company and its representatives).

Section 8.3. SPAC Conduct of Business.

(a) During the Interim Period, SPAC shall, except as otherwise explicitly contemplated by this Agreement (including as contemplated by the PIPE Investment or the Domestication) or the SPAC Investor Support Agreement or required by Law or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), use commercially reasonable efforts to conduct and operate its business in the ordinary course and consistent with past practice in all material respects. Without limiting the generality of the foregoing, except as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), SPAC shall not, except as otherwise contemplated by this Agreement (including as contemplated by the PIPE Investment) or the Ancillary Agreements or as required by Law:

(i) change, modify or amend the Trust Agreement, the Warrant Agreement or the Governing Documents of SPAC, or seek any approval from SPAC Shareholders with respect to any such change, modification or amendment in a manner that is adverse to the Company;

(ii) (x) make or declare any dividend or distribution to SPAC Shareholders or make any other distributions in respect of any of SPAC Ordinary Shares or other share capital or equity interests of SPAC, (y) split, combine, reclassify or otherwise amend any terms of any SPAC Ordinary Shares or other share capital or equity interests in SPAC, or (z) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of SPAC, other than a redemption of SPAC Class A Ordinary Shares made as part of SPAC Share Redemptions or in connection with the Domestication or required by the SPAC Organizational Documents in order to consummate the transactions contemplated hereby;

(iii) take, or fail to take, any action if such action, or failure to take such action, would reasonably be expected to prevent, impair or impede the Intended Tax Treatment;

(iv) make or change any material election in respect of Taxes, (A) amend, modify or otherwise change any filed material Tax Return in any material respect, (B) adopt or change any material accounting method in respect of Taxes, (C) enter into any material closing agreement within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. law) or enter into any material Tax Sharing Agreement, (D) settle or consent to any material claim or assessment in respect of Taxes, (E) surrender or voluntarily allow to expire any right to claim a refund of material Taxes, (F) file any Tax Return in a manner that is inconsistent with the past practices of SPAC or (G) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or in respect of any material Tax attribute (other than an extension in the ordinary course of not more than seven (7) months) in each case, if such action would be reasonably expected to have an adverse effect on HoldCo, SPAC, the Company, or any of their Subsidiaries after the Closing Date;

(v) enter into, renew or amend in any material respect any transaction or Contract with any SPAC Related Party;

(vi) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness or otherwise knowingly and purposefully incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any other material liabilities, debts or obligations, other than fees and expenses incurred in support of the Transactions or in support of the ordinary course operations of SPAC (which the Parties agree shall include any Indebtedness in respect of any Working Capital Loan incurred in the ordinary course of business, not to exceed $1,000,000 in the aggregate);

(vii) (A) issue any SPAC Securities or other equity interests in SPAC (including securities exercisable for or convertible into SPAC Securities), (B) grant any options, warrants or other equity-based awards with respect to SPAC Securities or other equity interests in SPAC, or (C) amend, modify or waive any of the material terms or rights set forth in any SPAC Ordinary Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein, in each case, except as required by SPAC Organizational Documents in order to consummate the transactions contemplated hereby;

(viii) except as contemplated by Section 10.7(a) of this Agreement, (i) enter into, adopt or amend any SPAC Benefit Plan, or enter into any employment contract or Labor Agreement or (ii) hire any employee or any other individual to provide services to SPAC or its Subsidiaries following Closing; or

(ix) enter into any agreement to do any action prohibited under this Section 8.3(a).

Section 8.4. Inspection. SPAC shall provide to the Company and its accountants, counsel or other representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such a manner as to not materially interfere with the ordinary course of business of SPAC, and solely for purposes in furtherance of the Transactions, to all of SPAC’s books (including, but not limited to, Tax Returns and work papers of, and correspondence with, SPAC’s independent auditors), Contracts, commitments, records and appropriate officers and employees of SPAC, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of SPAC, to the extent then available, as such representatives may reasonably request, except, in each case, to the extent that SPAC reasonably determines that providing such access or data or information would (a) unreasonably disrupt the normal operations of SPAC, (b) violate any contractual, fiduciary or legal duty or obligation to which SPAC is subject (provided that, to the extent possible, the Parties shall cooperate in good faith to permit disclosure of such information in a manner that complies with such duty or obligation), (c) result in the loss of the ability of SPAC to assert successfully or seek the application of attorney-client privilege or the work-product doctrine or (d) result in the disclosure of information reasonably pertinent to any Action in which SPAC or any of its Affiliates, on the one hand, and the members of the HD Group or any of their respective Affiliates, on the other hand, are adverse parties.

Section 8.5. SPAC Public Filings. From the date hereof through the Merger Effective Time, SPAC will (except if, in the case of any reports to be filed or furnished in connection with the Transactions, the Company’s breach of its applicable covenants, agreements and obligations hereunder would result in SPAC’s inability to make such filings) use commercially reasonable efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 8.6. Shareholder Litigation. In the event that any litigation related to this Agreement, any Ancillary Agreement or the Transactions is brought, or, to the knowledge of SPAC, threatened in writing, against SPAC or SPAC Board by any of the SPAC Shareholders prior to the Closing, SPAC shall promptly notify the Company of any such litigation and keep the Company reasonably informed with respect to the status thereof. SPAC shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give due consideration to the Company’s advice with respect to such litigation and shall not settle or agree to settle any such litigation without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.

Section 8.7. Domestication. Subject to receipt of the SPAC Shareholder Approval, at least one day prior to the Merger Effective Time, SPAC shall cause the Domestication to become effective, including by (a) filing with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to SPAC and the Company, together with the certificate of incorporation of SPAC (in form and substance reasonably acceptable to SPAC and the Company), in each case, in accordance with the provisions thereof and applicable Law, (b) completing and making and procuring all those filings required to be made with the Cayman Registrar in connection with the Domestication, and (c) obtaining a certificate of de-registration from the Cayman Registrar. In accordance with applicable Law, the Domestication shall provide that at the effective time of the Domestication (the “Domestication Effective Time”), by virtue of the Domestication, and without any action on the part of any SPAC Shareholder, (i) each then issued and outstanding share of SPAC Class B Ordinary Share shall convert automatically, on a one-for-one basis, into a SPAC Class A Ordinary Share; (ii) immediately following the conversion described in clause (i), each then issued and outstanding SPAC Class A Ordinary Share shall convert automatically, on a one-for-one basis, into a share of Domesticated SPAC Common Stock;

(iii) each then issued and outstanding Cayman SPAC Warrant shall convert automatically into a Domesticated SPAC Warrant, pursuant to the Warrant Agreement; and (iv) each issued and outstanding Cayman SPAC Unit shall, for the avoidance of doubt, be cancelled and will entitle the holder thereof to one share of Domesticated SPAC Common Stock and one-half of one Domesticated SPAC Warrant on the terms and subject to the conditions set forth in the Warrant Agreement, as applicable.

ARTICLE 9

COVENANTS OF HOLDCO AND MERGER SUB

Section 9.1. HoldCo and Merger Sub Conduct of Business. During the Interim Period, except as set forth on Section 9.1 of the Company Disclosure Letter or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), HoldCo and Merger Sub shall not, except as otherwise contemplated by this Agreement or the Ancillary Agreements or as explicitly contemplated in connection with the Transactions or required by Law or in connection with any Permitted Action:

(a) engage in any business or activity of any sort whatsoever other than in connection with the Exchange and the other Transactions;

(b) amend or otherwise change the HoldCo Organizational Documents or Governing Documents of Merger Sub except as otherwise required to implement the Transactions, including as contemplated by this Agreement;

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the HoldCo Common Stock except as otherwise required to implement the Transactions;

(e) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of HoldCo or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of HoldCo or of Merger Sub except as otherwise required under the terms of this Agreement or the SPAC Investor Support Agreement to implement the Transactions;

(f) liquidate, dissolve, reorganize or otherwise wind up the business and operations of HoldCo or of Merger Sub;

(g) amend any agreement pursuant to which the Exchange will be effected;

(h) acquire or hold any equity securities or rights thereto in any other Person, other than HoldCo and Merger Sub, in each case, in accordance with the applicable provisions set forth in Article 2 and Article 3;

(i) take, or fail to take, any action if such action, or failure to take such action, would reasonably be expected to prevent, impair or impede the Intended Tax Treatment;

(j) make any material Tax election; or

(k) enter into any agreement or otherwise make a binding commitment to do any of the actions prohibited by this Section 9.1.

ARTICLE 10

JOINT COVENANTS

Section 10.1. Filings with Governmental Authorities.

(a) In connection with the Transactions contemplated hereby, to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition or creation or strengthening of a dominant position through merger or acquisition, including but not limited to the Clayton Act, the HSR Act and the Laws of any jurisdiction or Governmental Authority outside of the United States (“Antitrust Laws”), each party hereto agrees to promptly substantially comply with and take reasonably necessary and appropriate actions with respect to Antitrust Laws, including complying with the notification and reporting requirements of the HSR Act. Each of the parties hereto shall substantially comply with any Antitrust Information or Document Requests.

(b) Each of the parties hereto shall exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and (ii) prevent the entry, in any Action brought by an Antitrust Authority or any other Person, of any Governmental Order which would prohibit, make unlawful or delay the consummation of the Transactions contemplated hereby. Notwithstanding anything in this Agreement to the contrary, reasonable best efforts shall not include any action requiring (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any businesses, product lines, assets or capital stock or other interests of any Party; (ii) agreeing to license on a non-exclusive basis any portion of the business of any Party; or (iii) contesting and resisting (including through litigation) any Action that is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as in violation of the HSR Act or any other Antitrust Law, and committing to have vacated, lifted, reversed or overturned as soon as practicable (but in any event prior to the Agreement End Date) any Governmental Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, limits or restricts consummation of the transactions contemplated by this Agreement. Furthermore, nothing contained in this Agreement shall obligate any Party to commit to seek prior approval from any Governmental Authority of any future transaction.

(c) The Parties shall cooperate in good faith with Governmental Authorities and use reasonable best efforts to complete lawfully the transactions contemplated by this Agreement and the Ancillary Agreement as soon as practicable (but in any event prior to the Agreement End Date) and use reasonable best efforts to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding or Action in any forum by or on behalf of any Governmental Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Domestication, the PIPE Investment, the Exchange, the Merger or any of the other transactions contemplated by this Agreement and the Ancillary Agreements.

(d) With respect to any filings with, or requests, inquiries, Actions or other proceedings by or from, any Governmental Authority, each of the Parties shall (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent, or Governmental Authorization under Laws prescribed or enforceable by any Governmental Authority applicable to the transactions contemplated by this Agreement and the Ancillary Agreements and to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement and the Ancillary Agreements and (ii) cooperate fully with each other in the defense of such matters. To the extent not prohibited by Law, the Company shall promptly furnish to SPAC, and SPAC shall promptly furnish to the Company, copies of any notices or written communications received by such Party or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated by this Agreement and the Ancillary Agreements, and each Party shall permit counsel to the other Parties an opportunity to review in advance, and each Party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such Party and/or its Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement and the Ancillary Agreements; provided that none of the Parties shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of the other Parties, not to be unreasonably withheld. To the extent not prohibited by Law, the Company agrees to provide SPAC and its counsel, and SPAC agrees to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such Party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 10.2. Preparation of Proxy Statement/Registration Statement; Shareholders’ Meeting and Approvals.

(a) Registration Statement and Prospectus. As promptly as practicable after the execution of this Agreement, (x) HD, HoldCo, SPAC and the Company shall jointly prepare, and HoldCo and SPAC shall file with the SEC, mutually acceptable materials which shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to SPAC Shareholders relating to the SPAC Extraordinary General Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”), and (y) HD, SPAC, HoldCo and the Company shall jointly prepare, and HoldCo and SPAC shall jointly file with the SEC as co-registrants, the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Registration Statement”), in connection with the registration under the Securities Act of the HoldCo Common Stock and HoldCo Public Warrants, and the Domesticated SPAC Common Stock and the Domesticated SPAC Warrants, to be issued in the Merger, the Domestication or otherwise in connection with the Transactions (collectively, the “Registration Statement Securities”). Each of the Parties shall use its reasonable best efforts to cause the Proxy Statement/Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Transactions. In the event there is any tax opinion required to be provided in connection with the Proxy Statement/Registration Statement, tax counsel to SPAC shall provide such tax opinion(s), subject to customary modifications and limitations. SPAC also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the Transactions, and the Company shall furnish all information concerning the Company, its Subsidiaries and any of their respective members or shareholders as may be reasonably requested in connection with any such action. Each of the Parties agrees to furnish to the other Parties all information concerning itself, its Affiliates and its and their respective officers, directors, managers, shareholders and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the Transactions or any other statement, filing, notice or application made by or on behalf of HD, HoldCo, SPAC, the Company or their respective Subsidiaries to any Governmental Authority or other regulatory or self-regulatory authority of competent jurisdiction (including the NYSE) in connection with the Domestication, the Exchange, the Merger and the other Transactions (the “Offer Documents”). SPAC will cause the Proxy Statement/Registration Statement to be mailed to SPAC Shareholders in accordance with applicable Law and the rules and regulations of the SEC as promptly as reasonably practicable after the Registration Statement is declared effective under the Securities Act.

(i) Each of HD, HoldCo, the Company and SPAC will advise the other such Parties, reasonably promptly after HD, HoldCo, the Company or SPAC, as applicable, receives notice thereof, of the time when the Proxy Statement/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Domesticated SPAC Common Stock or HoldCo Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement or for additional information. Any amendments, modification or supplements to the Proxy Statement/Registration Statement and any Offer Document shall be jointly prepared by HD, HoldCo, SPAC and the Company and filed with the SEC. Each Party shall provide the other Parties and their respective counsel with (A) any comments or other communications, whether written or oral, that such Party or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Registration Statement or Offer Documents as promptly as reasonably practicable after receipt of such comments or other communications and (B) a reasonable opportunity to participate in the response to such comments and to provide comments on such response (to which reasonable and good faith consideration shall be given), including by participating with the other Party or its counsel in any discussions or meetings with the SEC.

(ii) Each of HD, HoldCo, SPAC and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement will, at the date it is first mailed to SPAC Shareholders and at the time of SPAC Extraordinary General Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iii) Not in limitation, but in furtherance of the immediately preceding clause (ii), if HD, SPAC, the Company or HoldCo discovers, at any time prior to the Merger Effective Time, any information relating to HD, SPAC, the Company or HoldCo or any of their respective Affiliates, directors or officers which should be set forth in an amendment or supplement to either the Registration Statement or the Proxy Statement/Prospectus, so that either such document would not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party that discovers such information shall promptly notify the other Parties thereof and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to SPAC Shareholders.

(b) SPAC Shareholder Approval. SPAC shall, in accordance with applicable Law and NYSE rules, (i) as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (1) cause the Proxy Statement to be disseminated to SPAC Shareholders in compliance with applicable Law and NYSE rules, (2) duly (A) give notice of and (B) convene and hold an extraordinary general meeting of SPAC Shareholders (the “SPAC Extraordinary General Meeting”) in accordance with SPAC’s Governing Documents and NYSE rules for a date no later than thirty (30) Business Days following the date the Registration Statement is declared effective under the Securities Act, and (3) solicit proxies from the holders of SPAC Ordinary Shares to vote in favor of each of the Transaction Proposals, and (ii) provide SPAC Shareholders with the opportunity to elect to effect a SPAC Share Redemption. SPAC shall, through its Board of Directors, recommend to SPAC Shareholders the (A) adoption and approval of this Agreement and the Transactions in accordance with applicable Law and exchange rules and regulations, (B) the Domestication, (C) in connection with the Domestication, the amendment of the SPAC Organizational Documents and approval of the Domesticated SPAC Certificate of Incorporation and Domesticated SPAC Bylaws, (D) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (E) adoption and approval of any other proposals as reasonably agreed by SPAC and the Company to be necessary or appropriate in connection with the Transactions, and (F) adjournment of SPAC Extraordinary General Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (F), together, the “Transaction Proposals”), and include such recommendation in the Proxy Statement. SPAC Board shall not withdraw, amend, qualify or modify its recommendation to SPAC Shareholders that they vote in favor of the Transaction Proposals (together with any withdrawal, amendment, qualification or modification of its recommendation to SPAC Shareholders described in the Recitals hereto, a “Modification in Recommendation”); provided, however, nothing in this Agreement shall prevent the SPAC Board from approving the termination of this Agreement in accordance with its terms or otherwise exercising any other remedies hereunder. SPAC agrees to establish a record date for, duly call, give notice of, convene and hold SPAC Extraordinary General Meeting and submit for approval the Transaction Proposals and that if the SPAC Shareholder Approval shall not have been obtained at any such SPAC Extraordinary General Meeting, then SPAC shall promptly continue to take all such necessary actions, including the actions required by this Section 10.2(b), and, subject to the following sentence, hold additional SPAC Extraordinary General Meetings until the SPAC Shareholder Approval has been obtained. SPAC may only adjourn SPAC Extraordinary General Meeting (i) to solicit additional proxies for the purpose of obtaining SPAC Shareholder Approval, (ii) for the absence of a quorum, (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that SPAC has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by SPAC Shareholders prior to SPAC Extraordinary General Meeting or (iv) if the holders of SPAC Class A Ordinary Shares have elected to redeem a number of SPAC Class A Ordinary Shares as of such time that would reasonably be expected to result in the condition set forth in Section 10.8(b) or Section 11.3(c) not being satisfied; provided, that, without the consent of the Company, SPAC Extraordinary General Meeting (x) may not be adjourned to a date that is more than fifteen (15) days after the date for which SPAC Extraordinary General Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (y) shall not be held later than five (5) Business Days prior to the Agreement End Date. SPAC agrees that it shall provide the holders of SPAC Class A Ordinary Shares the opportunity to elect redemption of such SPAC Class A Ordinary Shares in connection with the SPAC Extraordinary General Meeting.

Section 10.3. Support of Transaction. Without limiting any covenant contained in Article 7 or Article 8, HoldCo, HD, SPAC, Merger Sub and the Company shall each, and each shall cause its Subsidiaries to, use commercially reasonable efforts to (a) obtain all material consents and approvals of third parties that any of the Parties or any of their respective Affiliates are required to obtain in order to consummate the transactions contemplated by this Agreement and the Ancillary Agreements and (b) take such other action as may be reasonably necessary or as another Parties may reasonably request to satisfy the conditions of Article 11 or otherwise to comply with this Agreement and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements as soon as practicable. Notwithstanding the foregoing, in no event shall the Company or any of their Subsidiaries grant any concession or agree to pay any fees in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any LiveWire Contract (as defined in the Separation Agreement) in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, without the consent and approval of SPAC; provided, however, in the event SPAC does not consent to any such concession or fees, such LiveWire Contract shall be treated as a Shared Contract (as defined in the Separation Agreement) at the time of Closing in accordance with the terms of the Separation Agreement. Any expenses or fees consented to by SPAC to obtain any consents to be obtained from any third party in connection with the Separation or the Exchange shall be borne by the Company.

Section 10.4. Tax Matters.

(a) Intended Tax Treatment.

(i) The Parties agree that, for U.S. federal (and, as applicable, state and local) income tax purposes, it is intended that, to the greatest extent permitted by Law, (i) the Domestication qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, (ii) the Exchange, the PIPE Investment and the Merger, taken together, be treated as a transaction described in Section 351 of the Code and (iii) the Merger be treated as a reorganization within the meaning of Section 368(a)(2)(E) or Section (a)(1)(B) of the Code. Each of the Parties agrees that it will not, and will not permit or cause any of their respective Subsidiaries or Affiliates to, take or cause to be taken, or fail to take or cause to fail to take, any action reasonably likely to cause the Transactions to fail to qualify for the Intended Tax Treatment. To the greatest extent permitted under Law, the Parties will prepare and file all Tax Returns consistent with the Intended Tax Treatment and will not take any inconsistent position on any Tax Return; provided, however, that no Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim or similar proceedings in connection with the Intended Tax Treatment.

(ii) This Agreement is and is hereby adopted as a “plan of reorganization” for purposes of Section 368 of the Code and the Treasury Regulations promulgated thereunder with respect to the Domestication and the Merger.

(iii) Each of the Parties agrees to use commercially reasonable efforts to promptly notify all other Parties of any challenge to the Intended Tax Treatment by any Governmental Authority or if such party becomes aware of any non-public fact or circumstance that would reasonably be likely to prevent or impede the Transactions from qualifying for the Intended Tax Treatment. The Parties shall reasonably cooperate in good faith with each other and their respective counsel (or other tax advisors) to document and support the Intended Tax Treatment, including providing reasonable and customary factual support and representation letters. Further, each of the Parties shall (and shall cause its Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, and any audit or tax proceeding. Such cooperation may include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(b) Each of HoldCo, the Company, the Company Equityholder and SPAC shall deliver to tax counsel to SPAC customary Tax representation letters satisfactory to such tax counsel, dated and executed as of the date of the Registration Statement/Proxy Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such tax counsel in connection with the preparation and filing of the Registration Statement/Proxy Statement.

(c) Tax Forms.

(i) On the Closing Date, SPAC shall provide HoldCo with a certification satisfying the requirements of Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3), that SPAC is classified for U.S. federal income Tax purposes as a “domestic corporation” and SPAC is not, nor has it been within the period described in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code and an accompanying notice to the Internal Revenue Service satisfying the requirements of Treasury Regulations Section 1.897-2(h)(2); provided, however, that if SPAC fails to deliver any such certificate, the Transactions shall nonetheless be able to close and HoldCo shall be entitled to withhold from any consideration paid pursuant to this Agreement the amount required to be withheld under Section 1445 of the Code.

(ii) At the Closing, the Company Equityholder shall provide a properly completed and duly executed IRS Form W-9; provided, however, that if the Company Equityholder fails to provided such certificate, the Transactions shall nonetheless be able to close and HoldCo shall be entitled to withhold from any consideration paid pursuant to this Agreement any amounts required by Law.

(d) Transfer Taxes. All transfer, documentary, sales, use, real property, stamp duty, stamp duty reserve tax, registration and other similar Taxes, fees and costs (including any associated penalties and interest) incurred in connection with this Agreement that are payable by SPAC, HoldCo, Merger Sub, the Company or its Subsidiaries (“Transfer Taxes”) shall be borne by HD and paid when due. Each of the Parties shall (i) cooperate to obtain any additional confirmations from any relevant Governmental Authority in relation to Transfer Taxes that they consider (acting reasonably) to be necessary in connection with the Transactions and (ii) cooperate and file, at the expense of HD, all necessary Tax Returns with respect to all such Transfer Taxes.

(e) Provision of Information. HoldCo will use commercially reasonable efforts to provide the pre-Closing SPAC Shareholders information that is required to (i) determine the amount that is required to be taken into income in connection with Treasury Regulations Section 1.367(b)-3 as a result of the Domestication, (ii) make the election contemplated by Treasury Regulations Section 1.367(b)-3(c)(3), (iii) make a timely and valid election as contemplated by Section 1295 of the Code (and the Treasury Regulations promulgated thereunder) with respect to SPAC for each year that SPAC is considered a passive foreign investment company (including through provision of the Annual Information Statement described in Treasury Regulations Section 1.1295-1(g)) and (iv) if relevant, to report any person’s allocable share of “Subpart F” income of the SPAC.

(f) [Reserved].

(g) None of HD, the Company Equityholder, SPAC, HoldCo or any of their Affiliates will take any action, engage in any Transaction that would result in the liquidation of SPAC for U.S. federal income tax purposes in the tax year including the Closing Date and the two (2) subsequent calendar years. For two years following the Closing, the Company’s “qualified group” (within the meaning of Treasury Regulations Section 1.368-1(d)(4)(ii)) shall use the cash and cash equivalents in the Trust Account after the distributions contemplated by this Agreement in the Company’s business within the meaning of Treasury Regulations Section 1.368-1(d).

Section 10.5. Section 16 Matters. Prior to the Domestication Effective Time, each of HoldCo and SPAC shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any acquisitions or dispositions of equity securities of HoldCo or equity securities of SPAC, as applicable (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities), that occurs or is deemed to occur by reason of the Transactions by each individual who is or may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the Transactions to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 10.6. Commercially Reasonable Efforts; Further Assurances. Subject to the terms and conditions set forth in this Agreement, and to applicable Laws, prior to the Closing, the Parties shall cooperate and use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action (including executing and delivering and documents, certificates, instruments and other papers that are necessary for the consummation of the Transactions), and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary to consummate and make effective, in the most expeditious manner practicable, the Transactions. The Company shall, and shall cause its Subsidiaries to, use its and their commercially reasonable efforts to send the requisite notices to or to solicit and obtain the consents of, as applicable, the contractual counterparties to the Contracts listed on Section 10.6 of the Company Disclosure Letter prior to the Closing; provided, however, that no Party nor any of their Affiliates shall be required to pay or commit to pay any amount to (or incur any obligation in favor of) any Person from whom any such consent may be required (unless such payment is explicitly required in accordance with the terms of the relevant Contract requiring such consent, in which case, such obligation shall be paid by the HD Group); provided, further, that the Parties acknowledge and agree that the failure to obtain any such consents is not, and shall not be, a condition to Closing.

Section 10.7. Employee Matters.

(a) Prior to the effectiveness of the Proxy Statement/Registration Statement, HoldCo shall approve and adopt, in each case, effective as of no later than the Closing Date, an incentive equity plan (the “Incentive Award Plan”); provided that the Incentive Award Plan will be in a form mutually determined by the Company and SPAC (such approval not to be unreasonably withheld, conditioned or delayed by the Company or SPAC). Promptly following the expiration of the sixty (60) day period following the date HoldCo has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, HoldCo shall file an effective registration statement on Form S-8 (or other applicable form, including Form S-3) with respect to the HoldCo Common Stock issuable under the Incentive Award Plan, and HoldCo shall use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Incentive Award Plan remain outstanding.

(b) The HD Group shall, or shall cause the Company and its Subsidiaries to, use their reasonable best efforts to ensure that any LiveWire Employee who is a foreign national who requires a visa in order to work for the Company or any of its Subsidiaries in his or her current position following the Closing Date may continue to work in such position as a LiveWire Employee following the Closing Date.

(c) Notwithstanding anything herein to the contrary, each of the Parties acknowledges and agrees that all provisions contained in this Section 10.7 are included for the sole benefit of SPAC, HoldCo and the Company and shall not create or confer any claims, benefits or rights (including as a third-party beneficiary) on any other Person. Nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of SPAC, HoldCo, the Company or their respective Affiliates to amend, terminate or otherwise modify any HD Benefit Plan or other Benefit Plan following the Closing Date or (iii) shall create or confer upon any Person who is not a Party (including any equityholder, any director, manager, officer, employee or independent contractor, or any participant in any HD Benefit Plan or other Benefit Plan (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any particular term of employment, engagement or service.

Section 10.8. Securities Listing and De-Listing.

(a) SPAC shall use its reasonable best efforts to (i) cause the Domesticated SPAC Common Stock and Domesticated SPAC Warrants to be approved for listing on the NYSE, subject to official notice of issuance, and (ii) satisfy any applicable initial and continuing listing requirements of the NYSE, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the date on which the Domestication Effective Time occurs.

(b) HoldCo and the Company shall use their respective reasonable best efforts to (i) cause the HoldCo Common Stock and HoldCo Public Warrants issuable in the Merger and the HoldCo Common Stock that will become issuable upon the exercise of the HoldCo Public Warrants to be approved for listing on the Listing Exchange, subject to official notice of issuance, and (ii) satisfy any applicable initial and continuing listing requirements of the Listing Exchange, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Closing Date.

(c) (i) SPAC shall use its reasonable best efforts to cause the SPAC Class A Ordinary Shares and SPAC Ordinary Warrants to be delisted from the NYSE (or be succeeded by the Domesticated SPAC Common Stock and Domesticated SPAC Warrants) as of the date on which the Domestication Effective Time occurs or as soon as practicable thereafter, and (ii) the Company, HoldCo and SPAC shall use their respective reasonable best efforts to cause the Domesticated SPAC Common Stock and Domesticated SPAC Warrants to be delisted from the NYSE and to terminate SPAC’s and SPAC’s registration with the SEC pursuant to Sections 12(b), 12(g) and 15(d) of the Exchange Act as of the Closing Date or as soon as practicable thereafter.

Section 10.9. Subscription Agreements. Unless otherwise approved in writing by the parties thereto (which approval shall not be unreasonably withheld, conditioned or delayed), no Party shall permit any amendment or modification to be made to, or grant any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any Subscription Agreement to which they are a party, other than to reflect any permitted assignments or transfers of such agreements by the applicable parties. Subject to the immediately preceding sentence, each of the Parties shall use reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that they otherwise deems to be proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms described therein, including each using its reasonable best efforts to enforce its rights under the Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) HoldCo, the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms.

Section 10.10. Confidentiality. From the date of this Agreement until Closing, each Party shall be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein (but disregarding any provision of the Confidentiality Agreement that would cause the provisions thereof to terminate, expire or otherwise cease to have binding effect prior to the Closing), and such provisions are hereby incorporated herein by reference; provided that, effective as of and subject to the consummation of the Closing, the Confidentiality Agreement shall terminate and be of no further force and effect (other than the terms that expressly survive the termination of the Confidentiality Agreement as set forth therein) without any further action of any of the parties thereto. Each Party hereby agrees, that until Closing, except in connection with or support of the transactions contemplated by this Agreement, while any of them are in possession of such material nonpublic information, none of such Persons shall, directly or indirectly (through its Affiliates or otherwise), acquire, offer or propose to acquire, agree to acquire, sell or transfer or offer or propose to sell or transfer any securities of SPAC, communicate such information to any other Person or cause or encourage any Person to do any of the foregoing in violation of such US federal securities Laws and other applicable foreign and domestic Laws.

Section 10.11. Cooperation. Prior to Closing, each of HoldCo, the Company, HD and SPAC shall, and each of them shall cause its respective Subsidiaries (as applicable) and its and their officers, directors, managers, employees, consultants, counsel, accounts, agents and other representatives to, reasonably cooperate in a timely manner in connection with any financing arrangement the parties mutually agree to seek in connection with the transactions contemplated by this Agreement (it being understood and agreed that the consummation of any such financing by HoldCo, the Company or SPAC shall be subject to the parties’ mutual agreement), including (if mutually agreed by the parties) (a) by providing such information and assistance as the other parties may reasonably request, (b) granting such access to the other parties and its representatives as may be reasonably necessary for their due diligence, and (c) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such financing efforts (including direct contact between senior management and other representatives of HoldCo, the Company and its Subsidiaries at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of HD, HoldCo, the Company, SPAC, or their respective auditors.

Section 10.12. Governance Matters. On or prior to the Closing, the Parties shall negotiate in good faith to finalize the Stockholders Agreement and other necessary governance policies, which shall be consistent with the terms set forth on Exhibit H. The Parties further agree to take all action necessary to implement, as of the Closing, the governance policies set forth on Exhibit H.

ARTICLE 11

CONDITIONS TO OBLIGATIONS

Section 11.1. Conditions to Obligations of HD, SPAC and the Company. The respective obligations of HD, SPAC and the Company to consummate, or cause to be consummated, the Transactions are subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by all of such Parties), as of the Closing, of the following conditions:

(a) the SPAC Shareholder Approval shall have been obtained;

(b) the Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no Action seeking such a stop order shall have been initiated by the SEC and remain pending;

(c) the waiting period or periods under the HSR Act applicable to the Transactions shall have expired or been terminated;

(d) there shall not be in force any Governmental Order (whether temporary, preliminary or permanent) or Law enacted, issued, promulgated, enforced or entered restraining, enjoining or otherwise prohibiting the consummation of the Transactions issued by any Governmental Authority with jurisdiction over the applicable Parties with respect to the Transactions;

(e) SPAC shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after giving effect to the SPAC Share Redemption; and

(f) the HoldCo Common Stock contemplated to be listed pursuant to this Agreement shall have been listed on the Listing Exchange, subject to official notice of the issuance thereof.

Section 11.2. Conditions to Obligations of SPAC. The respective obligations of SPAC to consummate, or cause to be consummated, the Merger and the other Transactions are subject to the satisfaction, as of the Closing, of the following additional conditions, any one or more of which may be waived in writing by such Parties:

(a) each of the representations and warranties of HD and the Company contained in (i) the first and second sentences of Section 4.1 (Company Organization), Section 4.3 (Due Authorization), Section 4.6 (Capitalization of the Company), and Section 4.18 (Brokers’ Fees) shall be true and correct in all material respects (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception), in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such earlier date (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception), and (ii) this Agreement other than the representations and warranties made pursuant to the first and second sentences of Section 4.1 (Company Organization), Section 4.3 (Due Authorization), Section 4.6 (Capitalization of the Company) and Section 4.18 (Brokers’ Fees) shall be true and correct (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception) as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception) at and as of such earlier date, except, in each case, where the failure of such representations and warranties to be true and correct does not constitute a Company Material Adverse Effect; provided that the failure of any representation or warranty of the Company contained in this Agreement (other than Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.6 or 4.20) to be so true and correct as of the Closing Date as a result of the taking of any action expressly required to be taken in connection with the Separation or Article 2 or Article 3 of this Agreement in compliance with the provisions of the Separation Agreement or such provisions, as applicable, shall not be taken into account in determining whether the condition set forth in this Section 11.2(a) has been satisfied;

(b) each of the covenants and agreements of HD and the Company to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects;

(c) since September 26, 2021, there shall not have occurred a Company Material Adverse Effect, the material adverse effects of which are continuing;

(d) the LiveWire Assets and LiveWire Liabilities shall have been contributed to a LiveWire Entity in all material respects, in accordance with the terms of the Separation Agreement; and

(e) HD and the Company shall have delivered to SPAC the closing deliverables set forth in Section 2.4(a).

Section 11.3. Conditions to the Obligations of HD and the Company. The respective obligations of HD and the Company to consummate, or cause to be consummated, the Merger are subject to the satisfaction, as of the Closing, of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) the representations and warranties of SPAC contained in (i) the first and second sentences of Section 5.1 (SPAC Organization), Section 5.2 (Due Authorization), Section 5.13 (Capitalization of SPAC) and Section 5.14 (Brokers’ Fees) shall be true and correct in all material respects (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception), in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such earlier date (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and material adverse effect or any similar qualification or exception), and (ii) the first and second sentences of Section 5.1 (SPAC Organization), Section 5.2 (Due Authorization), Section 5.13 (Capitalization of SPAC) and Section 5.14 (Brokers’ Fees) shall be true and correct in all respects (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all respects (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) at and as of such earlier date, except, in each case, where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse change or a material adverse effect, individually or in the aggregate, upon on the assets, financial condition, business or results of operations of SPAC, taken as a whole, or, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impede the ability of SPAC to consummate the Domestication or the Merger; provided that the failure of any representation or warranty of SPAC contained in this Agreement (other than Sections 5.1, 5.2, 5.3, 5.8 and 5.13) to be so true and correct as of the Closing Date as a result of the taking of any action expressly required to be taken in connection with the Domestication or the Merger in compliance with the provisions of this Agreement, shall not be taken into account in determining whether the condition set forth in this Section 11.3(a) has been satisfied;

(b) each of the representations and warranties of HoldCo and Merger Sub contained in (i) Section 6.1 (Corporate Organization), Section 6.3 (Capitalization), Section 6.4 (Authority Relative to this Agreement) and Section 6.10 (Brokers’ Fees) shall be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such earlier date, and (ii) each of the representations and warranties of HoldCo and Merger Sub contained in this Agreement other than the representations and warranties made pursuant to the Section 6.1 (Corporate Organization), Section 6.3 (Capitalization), Section 6.4 (Authority Relative to this Agreement) and Section 6.10 (Brokers’ Fees) shall be true and correct (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) at and as of such earlier date, except, in each case, where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent HoldCo or Merger Sub, as applicable, from performing its obligations under this Agreement or any Ancillary Agreement to which it is, or is contemplated to be, a party; provided that the failure of any representation or warranty of HoldCo or Merger Sub contained in this Agreement (other than Sections 6.1, 6.2, 6.3, 6.4 and 6.5) to be so true and correct as of the Closing Date as a result of the taking of any action expressly required to be taken in connection with the Separation or Article 2 or Article 3 of this Agreement in compliance with the provisions of the Separation Agreement or such provisions, as applicable, shall not be taken into account in determining whether the condition set forth in this Section 11.3(b) has been satisfied;

(c) each of the covenants and agreements of SPAC to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects;

(d) each of the covenants of HoldCo and Merger Sub to be performed as of or prior to the Closing shall have been performed in all material respects;

(e) the amount of Available Cash shall be no less than $270,000,000;

(f) The Domestication shall have been completed as provided in Section 8.7 and a time-stamped copy of the certificate issued by the Secretary of State of the State of Delaware in relation thereto shall have been delivered to the Company (the condition described in this Section 11.3(f), the “Domestication Condition”); and

(g) SPAC shall have delivered to the Company and HD the closing deliverables set forth in Section 2.4(b).

Section 11.4. Frustration of Conditions. No Party may rely on the failure of any condition set forth in this Article 11 to be satisfied if such Party’s breach of any of its covenants, agreements, representations or warranties of this Agreement is the primary cause of such failure.

ARTICLE 12

TERMINATION/EFFECTIVENESS

Section 12.1. Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing:

(a) by written consent of HD and SPAC;

(b) by HD or SPAC by written notice to the other of such Parties if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and non-appealable and remains in effect and has the effect of making consummation of the Transactions illegal or otherwise permanently preventing or prohibiting consummation of the Transactions; provided that the Governmental Authority issuing such Governmental Order has jurisdiction over the applicable Parties with respect to the Domestication, the Exchange or the Merger, as applicable; and further provided that the right to terminate this Agreement pursuant to this Section 12.1(b) shall not be available to the Company or SPAC if such Party’s breach of any of its obligations under this Agreement is the primary cause of the existence or occurrence of any fact or circumstance but for the existence or occurrence of which the consummation of the Domestication, the Exchange or the Merger, as applicable, would not be illegal or otherwise permanently prevented or prohibited;

(c) by HD or SPAC by written notice to the other of such Parties if the SPAC Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at SPAC Extraordinary General Meeting duly convened therefor or at any adjournment thereof at which the SPAC Shareholders have duly voted and the SPAC Shareholder Approval was not obtained; provided that the right to terminate this Agreement pursuant to this Section 12.1(c) shall not be available to SPAC unless SPAC has complied in all material respects with its obligations pursuant to Section 10.2(b);

(d) by the Company by written notice to SPAC if there has been a Modification in Recommendation to the extent such Modification in Recommendation is not withdrawn within ten (10) Business Days of such notice;

(e) by SPAC by written notice to HD if (i) there has been any breach of any representation, warranty, covenant or agreement on the part of the Company or HD set forth in this Agreement, in each case, such that the conditions specified in Section 11.2(a) or Section 11.2(b), as applicable, would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company then, for a period of up to thirty (30) days after receipt by HD of notice from SPAC of such breach (or, if shorter, a period that expires three (3) Business Days prior to the Agreement End Date) (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, or (ii) the Closing has not occurred on or before September 30, 2022 (as it may be extended in accordance with this Agreement, the “Agreement End Date”); provided that SPAC shall not have the right to terminate this Agreement pursuant to clause (i) of this Section 12.1(e) if SPAC is then in breach of any of its covenants, agreements, representations or warranties contained in this Agreement which breach would cause any condition set forth in Section 11.3(a), Section 11.3(c) or Section 11.3(e), as applicable, not to be satisfied; provided, further, that the right to terminate this Agreement pursuant to clause (ii) of this Section 12.1(e) shall not be available to SPAC in the event that the breach of or failure to perform any provision of this Agreement by SPAC is the proximate cause of the failure of the Closing to be consummated by the Agreement End Date; or

(f) by HD by written notice to SPAC if (i) there has been any breach of any representation, warranty, covenant or agreement on the part of SPAC set forth in this Agreement, in each case, such that the conditions specified in Section 11.3(a), Section 11.3(c) or Section 11.3(e), as applicable, would not be satisfied at the Closing (a “Terminating SPAC Breach”), except that, if any such Terminating SPAC Breach is curable, then, for a period of up to thirty (30) days after receipt by SPAC of notice from the Company of such breach (or, if shorter, a period that expires three (3) Business Days prior to the Agreement End Date) to cure such Terminating SPAC Breach (the “SPAC Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating SPAC Breach is not cured within the SPAC Cure Period, or (ii) the Closing has not occurred on or before the Agreement End Date; provided that HD shall not have the right to terminate this Agreement pursuant to clause (i) of this Section 12.1(f) if HD or the Company is then in breach of any of their respective covenants, agreements, representations or warranties contained in this Agreement which breach would cause any condition set forth in Section 11.2(a) or Section 11.2(b), as applicable, not to be satisfied.

Section 12.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 12.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or any of its Affiliates, officers, directors or shareholders, other than liability of the Parties, as the case may be, for actual fraud or any willful and material breach of this Agreement prior to the termination of this Agreement, except that the provisions of Section 1.2, this Section 12.2, Article 13 and (to the extent related to the foregoing) Section 1.1 and the provisions of the Confidentiality Agreement shall survive any termination of this Agreement.

ARTICLE 13

MISCELLANEOUS

Section 13.1. Trust Account Waiver. The Company, HD, HoldCo and Merger Sub acknowledge that SPAC is a blank check company with the powers and privileges to effect a Business Combination. The Company, HD, HoldCo and Merger Sub further acknowledge that, as described in SPAC’s final prospectus dated March 10, 2021 (the “Prospectus”) available at www.sec.gov, substantially all of SPAC’s assets consist of the cash proceeds of SPAC’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in a the trust account for the benefit of SPAC, certain of its public shareholders and the underwriters of SPAC’s initial public offering (the “Trust Account”). Each of the Company, HoldCo and Merger Sub acknowledges that it has been advised by SPAC that, except with respect to interest earned on the funds held in the Trust Account that may be released to SPAC to pay its franchise Tax, income Tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only (i) if SPAC completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the Prospectus, (ii) if SPAC fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to SPAC in limited amounts to permit SPAC to pay the costs and expenses of its liquidation and dissolution, and then to SPAC’s public shareholders and (iii) if SPAC holds a shareholder vote to amend SPAC’s amended and restated memorandum and articles of association to modify the substance or timing of the obligation to redeem 100% of SPAC Ordinary Shares if SPAC fails to complete a Business Combination within the allotted time period, then for the redemption of any SPAC Ordinary Shares properly tendered in connection with such vote. For and in consideration of SPAC entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company, HoldCo and Merger Sub hereby irrevocably waive any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, Contracts or agreements with SPAC; provided that (x) nothing herein shall serve to limit or prohibit the Company’s or HoldCo’s right to pursue a claim against SPAC for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions (including a claim for SPAC to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to SPAC Share Redemptions) to the Company in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect SPAC’s ability to fulfill its obligation to effectuate SPAC Share Redemptions, or for fraud and (y) nothing herein shall serve to limit or prohibit any claims that the Company or HoldCo may have in the future against SPAC’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds).

Section 13.2. Waiver. Any Party may, at any time prior to the Closing, (a) extend the time for the performance of the obligations or acts of the other Parties, (b) waive any inaccuracies in the representations and warranties (of another Party) that are contained in this Agreement or (c) waive compliance by the other Parties with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party granting such extension or waiver.

Section 13.3. Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail, return receipt requested, postage prepaid, (iii) when delivered by FedEx or another nationally recognized overnight delivery service or (iv) when delivered by email (unless an “undeliverable” or similar message is received with respect to each email address provided in or pursuant to this Section 13.3 for the applicable Party) (provided that any such notice or other communication delivered in the manner described in any of the preceding clauses (i), (ii) and (iii) shall also be delivered by email no later than 24 hours after being dispatched in the manner described in the preceding clause (i), (ii) or (iii), as applicable), in each case, addressed as follows:

(a) If to SPAC, HoldCo or Merger Sub prior to the Closing, or to SPAC after the Exchange Effective Time, to:

AEA-Bridges Impact Corp.

PO Box 1093, Boundary Hall, Cricket Square

KY1-1102, Cayman Islands

Attention:

Email:

with copies to (which shall not constitute notice):

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

United States of America

Attention:     Joshua Kogan, P.C.

Email:          Joshua.kogan@kirkland.com

Kirkland & Ellis LLP

1601 Elm Street, Suite 2700

Dallas, TX 75201

United States of America

Attention:     Melissa D. Kalka

Email:          melissa.kalka@kirkland.com

(b) If to the Company or HD prior to the Closing, or to the Company, the Surviving Company or HoldCo after the Exchange Effective Time, to:

c/o LiveWire

3700 West Juneau Avenue

Milwaukee, WI 53208

Attention:     Paul Krause

Email:           paul.krause@harley-davidson.com;

                       H-DGeneralCounsel@harley-davidson.com

with copies to (which shall not constitute notice):

Latham & Watkins LLP

811 Main St.

Houston, TX 77002

Attention:     Ryan J. Maierson

                      Jason Morelli

Email:           ryan.maierson@lw.com

                       jason.morelli@lw.com

or to such other address(es) or email address(es) as the Parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 13.4. Assignment. No Party shall assign, delegate or transfer this Agreement or any part hereof without the prior written consent of the other Parties, and any such attempted assignment, delegation or transfer without such prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

Section 13.5. Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties and their respective permitted successors and assigns, any right or remedies under or by reason of this Agreement; provided, however, that the D&O Indemnified Parties are intended third-party beneficiaries of, and may enforce, Section 7.5 and the Non-Recourse Persons are intended third-party beneficiaries of, and may enforce, Section 13.16.

Section 13.6. Expenses. Except as otherwise set forth in this Agreement, each Party shall be responsible for and pay its own expenses incurred in connection with this Agreement and the Transactions, including all fees of its legal counsel, financial advisers and accountants; provided that, notwithstanding the foregoing, SPAC Transaction Expenses and Transaction Expenses will be paid at Closing in accordance with Section 2.4(c).

Section 13.7. Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction, except to the extent mandatorily governed by the Laws of the Cayman Islands.

Section 13.8. Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 13.9. Company and SPAC Disclosure Letters. The Company Disclosure Letter and SPAC Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. Any disclosure set forth in a section or subsection of a Disclosure Letter shall be deemed to be (as applicable) an exception to, or a disclosure for purposes of, the representations and warranties set forth in Articles 4 through 6, as the case may be, contained in, or other provisions of, the correspondingly numbered (and, if applicable, lettered) Section or subsection of this Agreement and each other representation or warranty set forth in Articles 4 through 6, as applicable that contain a reference to the Disclosure Letter, of this Agreement to which the relevance of such disclosure is reasonable apparent. Certain information set forth in the Disclosure Letters with respect to Articles 4 through 6, as applicable, is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 13.10. Entire Agreement. (i) This Agreement (together with the Company Disclosure Letter and SPAC Disclosure Letter and the Exhibits hereto), (ii) the Ancillary Agreements and (iii) that certain Confidentiality Agreement, dated as of April 6, 2021, between SPAC and the Company (the “Confidentiality Agreement”), constitute the entire agreement among the Parties relating to the Transactions or any other matter contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions or any other matter contemplated hereby exist between the Parties or any of their respective Affiliates except as expressly set forth in this Agreement and the Ancillary Agreements.

Section 13.11. Amendments. This Agreement may be amended or modified in whole or in part, only by an agreement in writing which makes reference to this Agreement and has been duly authorized, executed and delivered by each of the Parties.

Section 13.12. Publicity.

(a) All press releases or other public communications relating to the Transactions made by or on behalf of any Party or any of its Affiliates or any director, officer, employee or representative of any of the foregoing, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of SPAC and the Company, which approval shall not be unreasonably withheld by either such Party; provided that no Party shall be required to obtain consent pursuant to this Section 13.12 to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public with the mutual approval of SPAC and the Company in accordance with this. Disclosures resulting from the parties’ efforts to obtain the expiration of the waiting period under the HSR Act and to make any related filing shall be deemed not to violate this Section 13.12(a).

(b) The restriction in Section 13.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the Party making the announcement (or whose Affiliate or director, officer, employee or representative, or whose Affiliate’s director, officer, employee or representative is making the announcement) shall use its commercially reasonable efforts to consult with SPAC or the Company, as applicable, in advance as to its form, content and timing.

Section 13.13. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 13.14. Jurisdiction; Waiver of Jury Trial.

(a) To the fullest extent permitted by applicable Law, any proceeding or Action based upon, arising out of or related to this Agreement or the Transactions must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the Parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or convenience of forum, (iii) agrees that all claims in respect of such proceeding or Action shall be heard and determined only in any such court and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence Actions or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 13.14.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.15. Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each of the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which such Party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law, and each Party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 13.16. Non-Recourse. Except in the case of claims against a Person in respect of such Person’s actual fraud:

(a) Solely with respect to the Company, HoldCo, HD, SPAC, Merger Sub, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the Company, HD, HoldCo, SPAC, Merger Sub as named parties hereto; and

(b) except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such Party herein), (i) no past, present or future director, manager, officer, employee, incorporator, member, partner, direct or indirect equityholder, Affiliate, agent, attorney, advisor or representative or Affiliate of HoldCo, HD, the Company, SPAC, Merger Sub, (ii) no past, present or future director, officer, employee, incorporator, member, partner, direct or indirect equityholder, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing and (iii) no successor, heir or representative of any of the foregoing (the Persons identified in the foregoing clauses (i) through (ii), collectively, the “Non-Recourse Persons”) shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of HoldCo, HD, the Company, SPAC, Merger Sub under this Agreement for any claim based on, arising out of, or related to this Agreement or the Transactions.

Section 13.17. Non-Survival of Representations, Warranties and Covenants. Except in the case of claims against a Person in respect of such Person’s actual fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing, and each shall terminate and expire upon the occurrence of the Merger Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing, and then there shall be liability therefor only with respect to any breaches occurring after the Closing and (b) this Article 13.

Section 13.18. Conflicts and Privilege.

(a) HoldCo, SPAC and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), hereby agree that, in the event a dispute with respect to this Agreement or the Transactions arises after the Closing between or among (x) the Sponsor, the Surviving Company, shareholders or holders of other equity interests of SPAC or the Sponsor, and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Company) (collectively, the “SPAC Group”), on the one hand, and (y) HoldCo, Merger Sub, the Company and/or any member of the New LiveWire Group (as defined below), on the other hand, any legal counsel, including Kirkland & Ellis LLP (“K&E”), that represented SPAC and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of SPAC Group, in such dispute even though the interests of such Persons may be directly adverse to the Surviving Company or HoldCo, and even though such counsel may have represented SPAC in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Company and/or the Sponsor. HoldCo, SPAC and the Company, on behalf of their respective successors and assigns, further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the Transactions) between or among SPAC, the Sponsor and/or any other member of SPAC Group, on the one hand, and K&E, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to Sponsor after the Closing, and shall not pass to or be claimed or controlled by the Surviving Company. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with SPAC or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Company and shall not be used by the SPAC Group against the New LiveWire Group, as subsequently defined, in connection with any dispute among the parties.

(b) SPAC, HoldCo and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), hereby agree that, in the event a dispute with respect to this Agreement or the Transactions arises after the Closing between or among (x) the shareholders or holders of other equity interests of the Company, HoldCo, the Surviving Company and/or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “New LiveWire Group”), on the one hand, and (y) any member of SPAC Group, on the other hand, any legal counsel, including Latham & Watkins LLP (“Latham”) that represented the Company prior to the Closing may represent any member of the New LiveWire Group in such dispute even though the interests of such Persons may be directly adverse to SPAC Group, and even though such counsel may have represented SPAC and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Company, and further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the Transactions) between or among the Company and/or any member of the New LiveWire Group, on the one hand, and Latham, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the New LiveWire Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Company. Notwithstanding the foregoing, any privileged communications or information shared by SPAC prior to the Closing with the Company under a common interest agreement shall remain the privileged communications or information of SPAC, and controlled by Sponsor, and shall not be used by the New LiveWire Group against the SPAC Group in connection with any dispute among the parties.

Section 13.19. HD Guarantee. From and after the date hereof, HD will cause each other member of the HD Group to comply with all obligations of HD and the HD Group under this Agreement and any Ancillary Agreement as if such Person was a party (to the extent not already a party) thereto and hereby guarantees to SPAC the full and complete performance by HD and the other members of the HD Group of its and their respective agreements, covenants and obligations under this Agreement and any Ancillary Agreement. HD hereby waives demand of performance, filing of any claim or any right to require any proceeding first against any other member of the HD Group in connection with the performance of their respective obligations under this Agreement. For the avoidance of doubt, this Section 13.19 shall survive the Closing.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have hereunto caused this Agreement to be duly executed as of the date first above written.

AEA-BRIDGES IMPACT CORP.

By:	/s/ John Garcia
Name: John Garcia
Title: Co-Chief Executive Officer

[Signature Page to Business Combination Agreement]

LW EV MERGER SUB, INC.

By:	/s/ John Garcia
Name: John Garcia
Title: President, Secretary and Treasurer

[Signature Page to Business Combination Agreement]

LW EV HOLDINGS, INC.

/s/ John Garcia
Name: John Garcia
Title: President, Secretary and Treasurer

[Signature Page to Business Combination Agreement]

HARLEY-DAVIDSON, INC.

By:	/s/ Jochen Zeitz
Name: Jochen Zeitz
Title: Chairman, President and CEO

[Signature Page to Business Combination Agreement]

LIVEWIRE EV, LLC

By:	/s/ Jochen Zeitz
Name: Jochen Zeitz
Title: Authorized Signatory

[Signature Page to Business Combination Agreement]

Exhibit A

Final Form

SEPARATION AGREEMENT

by and between

HARLEY-DAVIDSON, INC.

AND

LIVEWIRE EV, LLC

Dated as of [ ☐ ]

TABLE OF CONTENTS

ARTICLE I. SEPARATION		2

1.1	Transfers of Assets and Assumptions of Liabilities; LiveWire Assets; HD Assets	2
1.2	Consents; Nonassignable Assets	8
1.3	Termination of Intercompany Agreements	8
1.4	Treatment of Shared Contracts	9
1.5	Treatment of Shared Permits	10
1.6	Treatment of ZEV Environmental Attributes	11
1.7	Bank Accounts; Cash Balances; Misdirected Payments	11
1.8	Misallocated Assets and Liabilities	13
1.9	Disclaimer of Representations and Warranties	13
1.10	Certain Other Matters	14

ARTICLE II. MUTUAL RELEASES; INDEMNIFICATION; COOPERATION; INSURANCE		14

2.1	Release of Claims	14
2.2	Indemnification by LiveWire	16
2.3	Indemnification by HD	16
2.4	Procedures for Defense; Settlement and Indemnification of Third-Party Claims	16
2.5	Insurance Proceeds	18
2.6	Survival of Indemnities	18
2.7	Insurance Matters	18
2.8	Guarantees, Letters of Credit and Other Obligations	19

ARTICLE III. EXCHANGE OF INFORMATION; CONFIDENTIALITY		20

3.1	Agreement for Exchange of Information	20
3.2	Ownership of Information	21
3.3	Compensation for Providing Information	21
3.4	Record Retention	21
3.5	[Reserved]	22
3.6	Other Agreements Providing for Exchange of Information	22
3.7	Auditors and Audits	22
3.8	Privileged Matters	22
3.9	Confidentiality	24
3.10	Protective Arrangements	26

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ARTICLE IV. FURTHER ASSURANCES AND ADDITIONAL COVENANTS		26

4.1	Further Assurances	26
4.2	Performance	27
4.3	Mail Forwarding	27
4.4	Order of Precedence	27
4.5	HD Specified Marks	27
4.6	Non-Solicitation	28
4.7	Ancillary Agreements	29

ARTICLE V. TERMINATION		29

5.1	Termination	29
5.2	Effect of Termination	29

ARTICLE VI. MISCELLANEOUS		29

6.1	Corporate Power	29
6.2	Tax Matters	30
6.3	Modification or Amendments	32
6.4	Waivers of Default	32
6.5	Counterparts	32
6.6	Governing Law	32
6.7	Notices	32
6.8	Entire Agreement	33
6.9	No Third-Party Beneficiaries	34
6.10	Severability	34
6.11	Interpretation	34
6.12	Defined Terms	34
6.13	Assignment	34
6.14	Specific Performance	35
6.15	Expenses	35
6.16	Survival of Covenants	35
6.17	Construction	35
6.18	Performance	35
6.19	No Admission of Liability	36
6.20	Limited Liability of Shareholders	36
6.21	Limitations of Liability	36
6.22	Consent to Jurisdiction	36

Exhibits

Exhibit A Trademark License Agreement

Exhibit B Employee Matters Agreement

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SEPARATION AGREEMENT

This SEPARATION AGREEMENT is entered into effective as of [ ☐ ] (this “Agreement”) by and between Harley-Davidson, Inc., a Wisconsin corporation (“HD”) and LiveWire EV, LLC, a Delaware limited liability company (“LiveWire”). HD and LiveWire are each a “Party” and are sometimes referred to herein collectively as the “Parties.”

RECITALS

WHEREAS, HD, acting together with its Subsidiaries, currently conducts the Harley Business (as defined below) and the LiveWire Business (as defined below);

WHEREAS, the board of directors of HD (the “HD Board”) determined on careful review and consideration that the separation of LiveWire from the rest of HD and the establishment of LiveWire as a separate company to operate the LiveWire Business is in the best interests of HD;

WHEREAS, the sole member of LiveWire determined on careful review and consideration that the separation of LiveWire from the rest of HD and the establishment of LiveWire as a separate, publicly traded company to operate the LiveWire Business is in the best interests of LiveWire;

WHEREAS, in furtherance of the foregoing, the HD Board has determined that it is appropriate and desirable to separate the LiveWire Business from the Harley Business in accordance with the terms and conditions of this Agreement and the SPAC Business Combination Agreement (the “Separation”);

WHEREAS, immediately following the consummation of the Separation and pursuant to the terms of that Business Combination Agreement, dated as of December 12, 2021 (as such agreement may be modified, restated, waived or amended from time to time in accordance with its terms, the “SPAC Business Combination Agreement”), among other things, (a) HoldCo will become the sole stockholder of SPAC, as the result of Merger Sub merging with and into SPAC with SPAC surviving, (b) HD will contribute, or cause to be contributed, LiveWire to HoldCo and (c) SPAC will become the sole equityholder and managing member of LiveWire (the “Business Combination” and, together with the Separation, the “Transactions”);

WHEREAS, each of HD and LiveWire intend that the Transactions qualify for the Intended Tax Treatment (as defined in the SPAC Business Combination Agreement); and

WHEREAS, each of HD and LiveWire has determined that it is appropriate and desirable to set forth in this Agreement certain agreements that will govern certain matters relating to the Transactions and the relationship of HD, LiveWire and the members of the HD Group and the LiveWire Group following the Separation Time.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

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ARTICLE I.

SEPARATION

1.1 Transfers of Assets and Assumptions of Liabilities; LiveWire Assets; HD Assets.

(a) Subject to the terms and conditions set forth in this Agreement, the effective time and date of the Separation will be 12:01 a.m. Central Time on the date that is designated as the closing date (the “Separation Time”, and such date, the “Closing Date”) under the SPAC Business Combination Agreement (the “Closing”). At or before the Separation Time, the Parties shall take all actions necessary to cause, and shall cause the members of their respective Group to take all actions necessary to cause, (i) the LiveWire Group to own, lease, license or have the right to use all, to the extent they do not already own, lease, license or have the right to use all, of the LiveWire Assets and none of the HD Assets, and (ii) the LiveWire Group to be liable for, to the extent they are not already liable for, all of the LiveWire Liabilities and none of the HD Liabilities; provided, that any transfers, assignments, conveyances or deliveries of the LiveWire Assets or LiveWire Liabilities prior to the Separation Time shall for all purposes of this Agreement be deemed as occurring at the Separation Time. The LiveWire Assets shall be free and clear of all Liens (other than Permitted Liens) at the Separation Time. Without limiting the generality of the foregoing, at or prior to the Separation Time, the Parties shall execute and deliver to each other, or cause to be executed and delivered to each other, the Transfer Documents, in form and substance reasonably satisfactory to SPAC.

(b) For purposes of this Agreement, “LiveWire Assets” shall mean:

(i) the following Assets listed in subsections (A) through (U) below:

(A) all current assets to the extent related to the LiveWire Business, including all accounts receivable (net), lease assets, inventory assets, and other prepaid assets to the extent related to the LiveWire Business; for the avoidance of doubt, the foregoing shall include, working capital or reserves related to or held for the benefit of the LiveWire Business;

(B) all issued and outstanding capital stock or other equity securities of (i) any Subsidiary of Livewire and (ii) the Persons described on Schedule 1.1(b)(i)(B)(ii) that are owned by either Party or a member of its respective Group as of the Separation Time;

(C) (i) any cash contributed or paid to LiveWire in connection with the Closing by (1) the SPAC or HoldCo, (2) by any private placement, (3) Company Equityholder PIPE Investment, (4) the HD Backstop Amount and (ii) cash, cash equivalents and marketable securities on hand or in banks to the extent maintained for the purpose of the LiveWire Business and not withdrawn prior to the Separation Time (collectively the “LiveWire Cash”), including for the avoidance of doubt any cash received from any customer or dealer of the LiveWire Business with respect to a bike that has not been delivered;

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(D) all LiveWire Contracts and all rights, interests, claims and benefits of either Party or any member of its respective Group thereunder as of the Separation Time;

(E) all LiveWire Intellectual Property and all rights, interests, and claims of either Party or any member of its respective Group thereunder as of the Separation Time;

(F) all LiveWire Leases and all rights, interests, claims and benefits of either Party or any member of its respective Group thereunder as of the Separation Time;

(G) all LiveWire Permits and all rights, interests, claims and benefits of either Party or any member of its respective Group thereunder as of the Separation Time;

(H) all LiveWire Properties, together with all buildings, fixtures and improvements erected thereon;

(I) all rights, claims, demands, causes of Action (including counterclaims), judgments, decrees and rights to indemnity or contribution, whether absolute or contingent, contractual or otherwise in favor of HD or any of its Subsidiaries, to the extent primarily related to the LiveWire Business, including the right to sue, recover and retain such recoveries and the right to continue in the name of LiveWire and its Subsidiaries any pending Actions relating to the foregoing, and to recover and retain any damages therefrom;

(J) all Business Records to the extent related to the LiveWire Business (the “LiveWire Business Records”), together with (i) all records and data in any form relating to the LiveWire Employees (as defined in the Employee Matters Agreement), and (ii) Information to the extent related to the LiveWire Business, in each case, to the extent permitted by applicable Law;

(K) all rights, interests, claims and benefits in the insurance claims relating to the LiveWire Business, including those set forth on Schedule 1.1(b)(i)(K);

(L) all raw materials, components, parts and accessories exclusively related to the LiveWire Business, and all rights, interests, and claims of either Party or any member of its respective Group thereunder as of the Separation Time;

(M) (1) the machinery, tools and equipment set forth on Schedule 1.1(b)(i)(M), (2) all tooling, including related jigs, dies, gauges, fixtures, molds, patterns and similar accessories exclusively (x) related to the LiveWire Business or (y) used to manufacture products for the LiveWire Business, and (3) all office equipment and supplies and other items of tangible personal property (including any furniture, furnishings, fixtures, laptops, tablets and smartphones) primarily related to the LiveWire Business or otherwise to the extent used primarily by a LiveWire Employee (as defined in the Employee Matters Agreement);

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(N) all rights with respect to third-party warranties and guaranties that are, in each case, related primarily to the LiveWire Business and all related claims, credits, rights of recovery and other similar rights as to such third parties;

(O) all Assets of either Party or any member of its respective Group as of the Separation Time that are expressly provided by this Agreement as Assets to be transferred to any member of the LiveWire Group;

(P) all Insurance Proceeds received from and after the date hereof under the HD’s or any HD Group’s insurance policies or programs to the extent related to the LiveWire Business;

(Q) the goodwill to the extent related to the LiveWire Business;

(R) all rights in connection with, the assets associated with and the sponsorship of, all LiveWire Benefit Plans (as defined in the Employee Matters Agreement);

(S) any and all rights to enforce confidentiality restrictions (to the extent related to confidential information of the LiveWire Business) and noncompetition and non-disparagement covenants (each as applied to the LiveWire Business), in each case, contained in any restrictive covenant agreements or other Contracts with any LiveWire Employees (as defined in the Employee Matters Agreement);

(T) subject to the Tax Matters Agreement, any refunds of, credits attributable to, loss carry forwards with respect to, or similar Tax assets in respect of any member of the LiveWire Group, the LiveWire Assets or the LiveWire Business other than any HD Tax Asset;

(U) any and all other Assets (other than HD Assets) not listed above that (i) are listed on the Closing Company Financial Statements (as defined in the SPAC Business Combination Agreement) and remain on the LiveWire balance sheet as of the Closing or (ii) are exclusively related to or exclusively held for use with, the LiveWire Business; and

(ii) all assets set forth on Schedule 1.1(b)(ii).

Notwithstanding the foregoing, the LiveWire Assets shall not in any event include any Asset referred to in Section 1.1(c).

(c) For purposes of this Agreement, “HD Assets” shall mean:

(i) all Assets of either Party or the members of its Group as of the Separation Time, other than the LiveWire Assets, including:

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(A) all Contracts of either Party or any member of its respective Group and all rights, interests, claims and benefits of either Party or any member of its respective Group thereunder as of the Separation Time other than the LiveWire Contracts;

(B) all rights in connection with, the assets associated with and the sponsorship of, all HD Benefit Plans (as defined in the Employee Matters Agreement);

(C) all HD Intellectual Property;

(D) all HD Permits;

(E) any Contract related to the leasing or subleasing of real property and all rights, interests, claims and benefits of either Party or any member of its respective Group thereunder as of the Separation Time other than the LiveWire Leases;

(F) all cash, cash equivalents and marketable securities on hand or in banks, other than the LiveWire Cash;

(G) all rights, interests, claims and benefits in insurance claims, other than those that are a LiveWire Asset;

(H) all Business Records other than the LiveWire Business Records and otherwise described under Section 1.1(b)(i)(J);

(I) any refunds of, credits attributable to, loss carryforwards with respect to, or similar Tax assets in respect of any HD Tax (an “HD Tax Asset”);

(J) all Assets of either Party or any member of its respective Group as of the Separation Time that are expressly contemplated by this Agreement as Assets to be retained by any member of the HD Group;

(K) all Assets of either Party or any member of its respective Group related to the electric two-wheel bikes that are co-branded by HD and LiveWire manufactured prior to the Separation Time (the “Co-branded Bikes”); and

(ii) all assets set forth on Schedule 1.1(c)(ii).

(d) For the purposes of this Agreement, “LiveWire Liabilities” shall mean:

(i) all Liabilities relating to, arising out of or resulting from the actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to, at or after the Separation Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Separation Time), in each case, to the extent that (x) such Liabilities are primarily related to the LiveWire Business or (y) arise out of or are related to a LiveWire Asset,

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including the immediately following clauses (A) through (H). Notwithstanding the generality of the foregoing, LiveWire Liabilities shall also include, and LiveWire shall retain and remain responsible for and satisfy, discharge and perform when due, and the HD Group shall have no obligation with respect to:

(A) all Liabilities that are expressly provided by this Agreement or the Employee Matters Agreement as Liabilities to be assumed or retained by LiveWire or any other member of the LiveWire Group, and all agreements, obligations and Liabilities of any member of the LiveWire Group under this Agreement or the Employee Matters Agreement;

(B) all current liabilities that are exclusively related to the LiveWire Business, including accounts payable Liabilities, notes payable Liabilities;

(C) accrued payroll, employee benefit and incentive compensation Liabilities (as provided in the Employees Matters Agreements), deferred revenue Liabilities, warranty Liabilities (except as separately described on Schedule 1.1(e)(ii)) and distributor deposits Liabilities, in each case, to the extent related to the LiveWire Business;

(D) all Liabilities based upon, relating to or arising from the LiveWire Contracts;

(E) all Liabilities arising out of any LiveWire Action;

(F) subject to the Tax Matters Agreement, all Liabilities for or on account of any Taxes imposed on the LiveWire Group, the LiveWire Assets or the LiveWire Business other than any HD Tax (including all Liabilities for Property Taxes allocated to the LiveWire Group pursuant to Section 6.2);

(G) the LiveWire Specified Indebtedness;

(H) any and all other Liabilities (other than HD Liabilities) not listed above that set forth on the Closing Company Financial Statements and that remain on the LiveWire balance sheet as of the Closing; and

(ii) all Liabilities set forth on Schedule 1.1(d)(ii).

Notwithstanding the foregoing, the LiveWire Liabilities shall not in any event include any Liability referred to in Section 1.1(e).

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(e) For the purposes of this Agreement, “HD Liabilities” shall mean:

(i) all Liabilities relating to, arising out of or resulting from the actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to, at or after the Separation Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Separation Time), in each case, to the extent that such Liabilities are not LiveWire Liabilities, or relate to, arise out of or result from the Harley Business or a HD Asset, including Liabilities of either Party or the members of its respective Group, in each case, to the extent that such Liabilities relate to, arise out of or result from the Harley Business or a HD Asset, including the immediately following clauses (A) through (I). Notwithstanding the generality of the foregoing, HD Liabilities shall also include, and HD shall retain and remain responsible for and satisfy, discharge and perform when due, and the LiveWire Group shall have no obligation with respect to the HD Liabilities.

(A) all Liabilities that are expressly provided by this Agreement or the Employee Matters Agreement as Liabilities to be assumed or retained by HD or any other member of the HD Group, and all agreements, obligations and Liabilities of any member of the HD Group under this Agreement or Employee Matters Agreement;

(B) all Liabilities to the extent based upon, relating to or arising from the operation or conduct of the Harley Business, arising at, prior to or after the Separation Time, but excluding in all circumstances the LiveWire Liabilities;

(C) all Liabilities to the extent based upon, relating to or arising from the HD Assets;

(D) all Liabilities and Actions arising out of or relating to the Co-branded Bikes;

(E) all Liabilities arising out of or relating to the manufacturing of products for the Harley Business or the LiveWire Business at any time prior to the Separation Time;

(F) all Liabilities arising out of any HD Action;

(G) all Liabilities arising out of claims made by any Third Party (including HD’s, LiveWire’s or any of their respective Subsidiaries’ respective directors, officers, shareholders, current and former employees and agents) against any member of the HD Group or the LiveWire Group to the extent relating to, arising out of or resulting from the Harley Business or the HD Assets or the HD Liabilities (whether such claims arise, in each case before, at or after the Separation Time);

(H) all Liabilities for or on account of any HD Tax, and all Liabilities for Property Taxes allocated to the HD Group pursuant to Section 6.2;

(I) the HD Specified Indebtedness; and

(ii) all Liabilities set forth on Schedule 1.1(e)(ii).

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1.2 Consents; Nonassignable Assets.

(a) If any provision of this Agreement is dependent on the prior consent, approval, permission, or waiver (as applicable, “Consent”) of any third party (including any Governmental Entity), the Parties hereto shall use their commercially reasonable efforts to obtain such Consent prior to the Separation Time, and if such Consent is not obtained prior to the Separation Time, consummate the Separation in accordance with the terms of the this Agreement, subject to the limitations set forth in Section 1.2(b).

(b) Notwithstanding anything to the contrary contained herein, this Agreement shall not constitute an agreement to assign any Asset if an transfer, assignment, conveyance or delivery or attempted transfer, assignment, conveyance or delivery of the same (x) without the Consent of another Person would constitute a breach thereof, or in any way impair the rights of a Party thereunder or give to any third party any rights with respect thereto or (y) be prohibited by applicable Law (a “Non-Assignable Asset”). If any such Consent is not obtained prior to the Separation Time or if an attempted transfer, assignment, conveyance or delivery of the Non-Assignable Asset would be ineffective or would impair such Party’s rights under such Non-Assignable Asset so that the Party entitled to the benefits and responsibilities of such purported transfer, assignment, conveyance or delivery (the “Intended Transferee”) would not receive all such rights and benefits, then (a) the applicable Party shall, and cause their applicable Affiliates to use commercially reasonable efforts to obtain such Consents required to transfer, assign, convey or delivery such Non-Assignable Asset, (b) the Party purporting to make such transfer, assignment, conveyance or delivery of such Non-Assignable Asset (the “Intended Transferor”) shall use commercially reasonable efforts to provide or cause to be provided to the Intended Transferee, to the extent permitted by Law, the benefits of any such Non-Assignable Asset and the Intended Transferor shall promptly pay or cause to be paid to the Intended Transferee when received all income, proceeds and other moneys received by the Intended Transferor with respect to any such Non-Assignable Asset and (c) in consideration thereof the Intended Transferee shall pay, perform and discharge on behalf of the Intended Transferor all of the Intended Transferor’s Liabilities thereunder in a timely manner and in accordance with the terms thereof which it may do without breach and, at the Intended Transferor’s request, the Intended Transferee shall promptly reimburse or prepay (at the Intended Transferor’s election) the Intended Transferor for all amounts actually paid or due by the Intended Transferor on behalf of the Intended Transferee with respect to such Non-Assignable Assets. In addition, the Intended Transferor and the Intended Transferee shall each take such other commercially reasonable actions as may be reasonably requested by the other Party in order to place the other Party, insofar as reasonably possible, in the same position as if such Non-Assignable Asset had been transferred as contemplated hereby and so all the benefits and burdens relating thereto, including possession, use, risk of loss, Liability, potential for gain and dominion, control and command, shall inure to the Intended Transferee. If and when any such Consent is obtained, the transfer, assignment, conveyance or delivery of such Non-Assignable Asset shall be effected in accordance with the terms of this Agreement.

1.3 Termination of Intercompany Agreements.

(a) Except for the Contracts and other arrangements set forth in Section 1.3(b), in furtherance of the releases and other provisions set forth in Article II, HD and each member of the HD Group, on the one hand, and LiveWire and each member of the LiveWire Group, on the other hand, hereby terminate any and all (i) Intercompany balances and accounts whether or not in writing, between or among HD or any member of the HD Group, on the one hand, and LiveWire

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or any other member of the LiveWire Group, on the other hand, effective as of the Separation Time, such that, to the extent practicable, all such Intercompany balances and accounts shall be fully settled and no Party or any member of its Group shall have any continuing obligation with respect thereto and otherwise in such a manner as the Parties shall determine in good faith (including by means of dividends, distributions, contribution, the creation or repayment of intercompany debt, increasing or decreasing of cash pool balances or otherwise), and (ii) all Intercompany agreements, arrangements, commitments or understandings, including all obligations to provide goods, services or other benefits, whether or not in writing, between or among HD or any member of the HD Group, on the one hand, and LiveWire or any member of the LiveWire Group, on the other hand (other than as set forth in Section 1.3(b)), without further payment or performance such that no party thereto shall have any further obligations therefor or thereunder. No such terminated balance, account, agreement, arrangement, commitment or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Separation Time. Each Party shall, at the reasonable request of any other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b) The provisions of Section 1.3(a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof): (i) this Agreement and any of the Ancillary Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by any of the Parties or any of the members of their respective Group); (ii) the agreements, arrangements, commitments or understandings listed or described on Schedule 1.3(b)(ii); and (iii) any Shared Contract or Shared Permit.

1.4 Treatment of Shared Contracts. Except as otherwise agreed by the Parties in writing or as otherwise expressly provided in this Agreement or access to such Contracts is provided pursuant to and subject to the express terms of one or more Ancillary Agreement, and subject to applicable Law, the Parties shall use commercially reasonable efforts to separate any Contract entered into by a member of the HD Group or the LiveWire Group with a third party that is not a LiveWire Asset, but pursuant to which a member of the LiveWire Group, as of the Separation Time, has been provided certain revenues or other benefits or incurred any Liability, including those set forth on Schedule 1.4 (a “Shared Contract”) into separate Contracts effective as of the Separation Time so that from and after such time, the LiveWire Group will be entitled to rights and benefits and shall assume the related portion of Liabilities with respect to each Shared Contract (other than to the extent exclusively related to or arising out of any breach or other violation of such Shared Contract prior to the Separation Time), to the extent related to the LiveWire Business and the HD Group will have the rights and benefits and shall assume the related portion of Liabilities (other than to the extent exclusively related to or arising out of any breach or other violation of such Shared Contract prior to the Separation Time), with respect to each Shared Contract to the extent related to the Harley Business. Upon such separation of a Shared Contract, the separated Contract will be a LiveWire Asset or an HD Asset, as applicable. Any such Shared Contract that has not been separated prior to the Separation Time shall not be assigned in relevant part to the applicable members of the LiveWire Group nor amended, unless permitted without the consent of the counterparty, to give the relevant members of the LiveWire Group any entitlement to such rights and benefits thereunder; provided, however, that the Parties shall, and shall cause each of the members of their respective Group to, for twelve (12) months following the Separation

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Time, take such other reasonable and permissible actions to cause to the extent permitted under applicable Law: (i) the relevant member of the LiveWire Group to receive the rights and benefits previously provided in the ordinary course of business, consistent with past practice, pursuant to such Shared Contract; (ii) the relevant member of the LiveWire Group to bear the burden of the applicable Liabilities previously borne in the ordinary course of business, consistent with past practice, under such Shared Contract and (iii) cooperate, upon request (and at the requesting party’s expense), with the party not holding the Shared Contract to enter into a new Contract. Notwithstanding the foregoing, subject to the provisions of Schedule 1.4 and the express terms of any Ancillary Agreement, no member of the LiveWire Group shall have any approval or other rights with respect to any amendment or other modification of any Shared Contract; provided, however, that the applicable member of the HD Group shall provide the LiveWire Group with reasonable advance notice of any such amendment or modification and shall consider in good faith any reasonable objections or comments, as applicable, by the LiveWire Group prior to taking such actions. Notwithstanding the foregoing, subject to the provisions of Schedule 1.4 and as expressly set forth in any Ancillary Agreement, HD or LiveWire, as applicable, shall be responsible for any or all Liabilities arising from its (or its Affiliates’) breach of any Shared Contract and from and after the Closing, except as required by applicable Law or with the prior written consent of LiveWire, HD may not waive any material benefit or right under any Shared Contract to the extent related to the LiveWire Business.

1.5 Treatment of Shared Permits. Subject to applicable Law and except as otherwise provided in any Ancillary Agreement, and without limiting the generality of the obligations set forth in Section 1.1, unless the Parties otherwise agree or the benefits of any Permit described in this Section 1.5 are expressly conveyed to the applicable Party pursuant to this Agreement, any Permit used in connection with both the Harley Business and the LiveWire Business, including those listed on Schedule 1.5 (any such permit, a “Shared Permit”), shall remain with the member of the HD Group or LiveWire Group, as applicable, in possession of such Shared Permit at the Separation Time; provided however, that the Parties shall, and shall cause each of the members of their respective Group to, take such other reasonable and permissible actions to cause to the extent permitted under applicable Law: (i) the relevant member of the HD Group or LiveWire Group that is not in possession of such Shared Permit, to receive the rights and benefits previously provided in the ordinary course of business, consistent with past practice, pursuant to such Shared Permit; (ii) such member of the HD Group or LiveWire Group to bear the burden of the Liabilities under such Shared Permit to the extent arising out of such use and (iii) cooperate, upon request (and at the requesting party’s expense), with the party not holding the Shared Permit to obtain a replacement Permit. Notwithstanding the foregoing, subject to the provisions of Schedule 1.5 and the express terms of any Ancillary Agreement, no member of the LiveWire Group or HD Group, as applicable, shall have any approval or other rights with respect to any amendment or modification of any Shared Permit; provided, however, that the applicable member of the HD Group or LiveWire Group, as applicable, shall provide the LiveWire Group or HD Group (as applicable) with reasonable advance notice of any such amendment or modification and shall consider in good faith any reasonable objections or comments, as applicable, by the LiveWire Group prior to taking such actions. Notwithstanding the foregoing, subject to the provisions of Schedule 1.5 and as expressly set forth in any Ancillary Agreement, HD or LiveWire, as applicable, shall be responsible for any or all Liabilities arising from its (or its Affiliates’) breach of any Shared Permit and from and after the Closing, except as required by applicable Law or (x) with the prior written consent of LiveWire, HD, may not waive any material benefit or right under any Shared Permit to the extent related to the LiveWire Business or (y) with the prior written consent of HD, LiveWire may not waive any material benefit or right under any Shared Permit to the extent related to the Harley Business.

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1.6 Treatment of ZEV Environmental Attributes. To the extent that, after Closing, any member of the LiveWire Group receives or accrues ZEV Environmental Attributes, certain of those ZEV Environmental Attributes may be sold to HD as follows:

(a) If any member of the HD Group is or becomes subject to a ZEV Program that requires such member to submit, surrender, or retire ZEV Environmental Attributes, then to the extent any member of the LiveWire Group receives or accrues ZEV Environmental Attributes and all members of the LiveWire Group have fully satisfied their aggregate compliance obligations under any applicable ZEV Program for the applicable compliance period, all members of the LiveWire Group will offer for sale to HD at fair market value such ZEV Environmental Attributes received by any member of the LiveWire Group in excess of such aggregate compliance obligations for the applicable compliance period. HD shall have thirty (30) days to accept such offer of sale and in the event of HD’s acceptance of such offer, HD shall pay fair market value to the applicable member of the LiveWire Group and such member of the LiveWire Group shall transfer such ZEV Environmental Attributes to HD or a member of the HD Group designated by HD, up to the aggregate compliance obligation of all HD Group members under the applicable compliance period of the ZEV Program. Consistent with the terms of this Section 1.6, each member of the LiveWire Group will transfer the ZEV Environmental Attributes to the designated member of the HD Group in advance of the compliance deadline applicable to the HD Group to the extent such timing of transfer is commercially reasonable for all members of the LiveWire Group.

(b) Upon becoming aware that any member of the LiveWire Group becomes eligible to generate ZEV Environmental Attributes, LiveWire will notify HD in writing of such event within thirty (30) days. Upon becoming aware that any member of the HD Group will become subject to a ZEV Program, HD will notify LiveWire in writing of such event within thirty (30) days.

1.7 Bank Accounts; Cash Balances; Misdirected Payments.

(a) Each Party agrees to take, or cause the applicable members of its respective Group to take, at the Separation Time (or such earlier time as the Parties may agree), all actions necessary to amend all Contracts governing each bank and brokerage account, owned by HD or any other member of the HD Group (collectively, the “HD Accounts”) so that such HD Accounts, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “linked”) to any bank or brokerage account, owned by any member of the LiveWire Group (collectively, the “LiveWire Accounts”) are de-linked from the LiveWire Accounts.

(b) Each Party agrees to take, or cause the applicable members of its respective Group to take, at the Separation Time (or such earlier time as the Parties may agree), all actions necessary to amend all Contracts governing the LiveWire Accounts so that such LiveWire Accounts, if currently linked to an HD Account, are de-linked from the HD Accounts.

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(c) With respect to any outstanding checks issued or payments initiated by HD, LiveWire or any of their respective Group members prior to the Separation Time, such outstanding checks and payments shall be honored following the Separation Time by the Person or Group owning the account on which the check is drawn or from which the payment was initiated. In addition, any outstanding checks or payments issued, other wire transfers and drafts deposited or available for deposit or received that have not yet cleared (including those in transit), by a third party for the benefit of HD, LiveWire or any of their respective Group members prior to the Separation Time shall be honored following the Separation Time and payment shall be made to the party to whom the check or payment was issued.

(d) Except as expressly contemplated by any Ancillary Agreement, with respect to the payments described in Section 1.7(c), in the event that:

(i) LiveWire or one of its Group members initiates a payment prior to the Separation Time that is honored following the Separation Time, and to the extent such payment relates to the Harley Business, then HD shall reimburse LiveWire for such payment as soon as reasonably practicable and in no event later than ten (10) days after such payment is honored; or

(ii) HD or one of its Group members initiates a payment prior to the Separation Time that is honored following the Separation Time, and to the extent such payment relates to the LiveWire Business, then LiveWire shall reimburse HD for such payment as soon as reasonably practicable and in no event later than ten (10) days after such payment is honored.

(e) Prior to or concurrently with the Separation Time, (i) HD shall cause all HD employees to be removed as authorized signatories on all bank accounts maintained by the LiveWire Group and (ii) LiveWire shall cause all LiveWire Employees to be removed as authorized signatories on all bank accounts maintained by the HD Group; provided that, in the case of clause (i), HD shall maintain signatories in connection with the services provided pursuant to express terms of the Transition Services Agreement.

(f) As between HD and LiveWire (and the members of their respective Group), all payments made to and reimbursements received by either Party (or any member of its Group), in each case after the Separation Time, that relate to a business, Asset or Liability of the other Party (or any member of such other Party’s Group) (each, a “Misdirected Payment”), shall be held in trust by the recipient Party for the use and benefit of the other Party (or member of such other Party’s Group entitled thereto) (at the expense of the party entitled thereto). Each Party shall maintain an accounting of any such Misdirected Payments received by such Party or any member of its Group, and the Parties shall have a weekly reconciliation, whereby all such Misdirected Payments received by each Party are calculated and the net amount owed to the other Party (or members of the other Party’s Group) shall be paid over to the other Party (for further distribution to the applicable members of such other Party’s Group). Notwithstanding the foregoing, neither Party (nor any of the members of its Group) shall act as collection agent for the other Party (or any of the members of its Group), nor shall either Party (or any members of its Group) act as surety or endorser with respect to non-sufficient funds checks, or funds to be returned in a bankruptcy or fraudulent conveyance action.

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1.8 Misallocated Assets and Liabilities.

(a) Subject to Section 1.2, Section 1.3 and Section 1.4, in the event that, at any time from and after the Separation Time, either Party becomes aware that (i) it or another member of its Group is the record or beneficial owner of, receives or otherwise comes to possess or benefit from a LiveWire Asset that should have been allocated to a member of the HD Group as an HD Asset pursuant to this Agreement or (ii) it or another member of its Group is the record or beneficial owner of, receives or otherwise comes to possess or benefit from an HD Asset that should have been allocated to a member of the LiveWire Group as a LiveWire Asset, then pursuant to this Agreement, such Party shall promptly notify the other Party, then the Parties shall thereafter reasonably cooperate to, as promptly as practicable (but in no case later than within thirty (30) days of such Party becoming aware of such misallocated Asset), transfer, assign, convey or deliver, or cause to be transferred, assigned, conveyed or delivered, such Asset to such member of the other Group, and such member of the other Group shall accept such Asset for no further consideration other than that set forth in this Agreement. Prior to any such transfer, assignment, conveyance or delivery, such Asset shall be held in accordance with Section 1.2.

(b) Subject to Section 1.2, Section 1.3 and Section 1.4, in the event that, at any time from and after the Separation Time, either Party becomes aware that (i) it or another member of its Group has not assumed a LiveWire Liability that should have been allocated to a member of the LiveWire Group as a LiveWire Liability pursuant to this Agreement or the Employee Matters Agreement or (ii) it or another member of its Group has not assumed an HD Liability that should have been allocated to a member of the HD Group as an HD Liability pursuant to this Agreement or the Employee Matters Agreement, then pursuant to this Agreement, such Party shall as promptly as practicable (but in no case later than within thirty (30) days of such Party becoming aware of such misallocated Liability), transfer, assign, convey or delivery, or cause to be transferred, assigned, conveyed or delivered, such Liability to such member of the other Group and such member of the other Group shall assume such Liability for no further consideration than that set forth in this Agreement. Prior to any such assumption, such Liabilities shall be held in accordance with Section 1.2. To the extent either Party makes any payment or incurs any obligations relating to a misallocated Liability as set forth in this Section 1.7(b), upon discovery by the Parties that such Liability was misallocated, the Party to which such Liability should have been allocated shall reimburse the other Party for any payment made or obligations incurred with respect to such misallocated Liability.

1.9 Disclaimer of Representations and Warranties. EACH OF HD (ON BEHALF OF ITSELF AND EACH MEMBER OF THE HD GROUP) AND LIVEWIRE (ON BEHALF OF ITSELF AND EACH MEMBER OF THE LIVEWIRE GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED, ASSUMED OR LICENSED AS CONTEMPLATED HEREBY OR THEREBY (INCLUDING ANY ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED, ASSUMED OR LICENSED UNDER THIS ARTICLE I AND SECTION 4.5), AS TO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE,

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OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, AS TO, IN THE CASE OF INTELLECTUAL PROPERTY, NON-INFRINGEMENT OR ANY WARRANTY THAT ANY SUCH INTELLECTUAL PROPERTY IS “ERROR FREE,” OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SET-OFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED OR LICENSED, AS APPLICABLE, ON AN “AS IS,” “WHERE IS” BASIS.

1.10 Certain Other Matters. HD will use commercially reasonable efforts to make the modification(s) set forth on Schedule 1.10 (to the extent applicable), and keep SPAC reasonably informed of any material developments in connection therewith.

ARTICLE II.

MUTUAL RELEASES; INDEMNIFICATION; COOPERATION; INSURANCE

2.1 Release of Claims.

(a) Except as provided in Section 2.1(c) and as otherwise set forth in the Employee Matters Agreement, effective as of the Separation Time, HD does hereby, for itself and each other member of the HD Group, their respective Affiliates, successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Separation Time have been shareholders, directors, officers, agents or employees of any member of the HD Group (in each case, in their respective capacities as such), surrender, relinquish, release and forever discharge (i) LiveWire, the respective members of the LiveWire Group, their respective Affiliates, successors and assigns, and (ii) all Persons who at any time prior to the Separation Time have been shareholders, directors, officers, agents or employees of any member of the LiveWire Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, in each case from (A) all HD Liabilities whatsoever, (B) all Liabilities arising from, or in connection with, the transactions and all other activities to implement the Transactions and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Separation Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Separation Time) in each case of this clause (C) to the extent relating to, arising out of or resulting from the Harley Business, the HD Assets or HD Liabilities.

(b) Except as provided in Section 2.1(c) and as otherwise set forth in the Employee Matters Agreement, effective as of the Separation Time, LiveWire does hereby, for itself and each other member of the LiveWire Group, their respective Affiliates, successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Separation Time have been shareholders, directors, officers, agents or employees of any member of the LiveWire Group (in each case, in their respective capacities as such), surrender, relinquish, release and forever discharge (i) HD, the respective members of the HD Group, their respective Affiliates (other than any member of the LiveWire Group), successors and assigns, and (ii) all Persons who at any time prior to the Separation Time have been shareholders, directors, officers, agents or employees of any member of the HD Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, in each case from all LiveWire Liabilities.

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(c) Nothing contained in Section 2.1(a) or (b) shall impair any right of any Person to enforce this Agreement. In addition, nothing contained in Section 2.1(a) or (b) shall release any Person from:

(i) any Liability provided in or resulting from any agreement among any members of the HD Group or the LiveWire Group that is specified in Section 1.3(b) as not to terminate as of the Separation Time, or any other Liability specified in such Section 1.3(b) as not to terminate as of the Separation Time;

(ii) any Liability provided in or resulting from (1) any Ancillary Agreement or (2) Contract or understanding that is entered into after the Separation Time between any member of the HD Group, on the one hand, and any member of the LiveWire Group, on the other hand;

(iii) any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with this Agreement (including any HD Liability and any LiveWire Liability, as applicable);

(iv) any Liability that the Parties may have with respect to indemnification or contribution pursuant to this Agreement or otherwise for claims brought against the Parties by third Persons, which Liability shall be governed by the provisions of this Article II and Article III and any other applicable provisions of this Agreement; or

(v) any Liability the release of which would result in the release of any Person other than a Person released pursuant to Sections 2.1(a) or (b).

(d) In addition, nothing contained in Sections 2.1(a) or (b) shall release HD from its obligations, existing as of immediately prior to or after the Separation Time, to indemnify or to advance expenses to any person who was a director, officer or employee of a member of the HD Group or the LiveWire Group on or prior to the Separation Time; it being understood that, if the underlying actions or conduct giving rise to a claim for indemnification or advancement of expenses is related to or arises from a LiveWire Liability, LiveWire shall indemnify HD’s costs to indemnify and advance expenses to the director, officer or employee in accordance with the provisions set forth in this Article II.

(e) HD shall not make, and shall not permit any member of the HD Group to make, any claim or demand, or commence any Action asserting any claim or demand, against LiveWire or any member of the LiveWire Group, or any other Person released pursuant to Section 2.1(a), with respect to any Liabilities released pursuant to Section 2.1(a). LiveWire shall not make, and shall not permit any member of the LiveWire Group to make, any claim or demand, or commence any Action asserting any claim or demand, against HD or any member of the HD Group, or any other Person released pursuant to Section 2.1(b), with respect to any Liabilities released pursuant to Section 2.1(b).

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2.2 Indemnification by LiveWire. Without limiting or otherwise affecting the indemnity provisions of the Ancillary Agreements, from and after the Separation Time, LiveWire, and each member of the LiveWire Group, will, on a joint and several basis, indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the HD Indemnitees from and against, and will reimburse such HD Indemnitees with respect to, any and all Losses (whether arising from a Third-Party Claim or otherwise) that such HD Indemnitee may suffer or incur, or become subject to, arising out of or resulting from:

(a) any LiveWire Liabilities; and

(b) any Liabilities of the LiveWire Group relating to or arising from the operations of the LiveWire Business from and after the Separation Time.

2.3 Indemnification by HD. Without limiting or otherwise affecting the indemnity provisions of the Ancillary Agreements, from and after the Separation Time, HD, and each member of the HD Group, will, on a joint and several basis, indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the LiveWire Indemnitees from and against, and will reimburse such LiveWire Indemnitee with respect to, any and all Losses (whether arising from a Third-Party Claim or otherwise) that such HD Indemnitee may suffer or incur, or become subject to, arising out of or resulting from:

(a) any HD Liabilities; and

(b) any Liabilities of the HD Group relating to or arising from the operations of the Harley Business from and after the Separation Time.

2.4 Procedures for Defense; Settlement and Indemnification of Third-Party Claims.

(a) Direct Claims. Any claim on account of indemnifiable Losses that does not involve a Third-Party Claim will be asserted by reasonably prompt written notice given by the Indemnitee to the Indemnifying Party from whom such indemnification is sought. The failure by any Indemnitee so to give notice as provided in this Section 2.4(a) will not relieve the Indemnifying Party of its obligations under this Article II, except to the extent that the Indemnifying Party has been actually prejudiced by such failure to give notice.

(b) Third-Party Claims.

(i) Notice of Claims. If an Indemnitee receives notice or otherwise learns of the assertion by a Person (including any Governmental Entity) who is not a member of the HD Group or LiveWire Group or any of their respective Affiliates of any claim or of the commencement by any such Person of any Action with respect to which an Indemnifying Party may be obligated to provide indemnification (collectively, a “Third-Party Claim”), such Indemnitee will give such Indemnifying Party prompt written notice (a “Claims Notice”) thereof but in any event within 20 calendar days after becoming aware of such Third-Party Claim. Any such notice will describe the Third-Party Claim in reasonable detail and include copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim. Notwithstanding the foregoing, the delay or failure of any Indemnitee or other Person to give notice as provided in this Section 2.5(b)(i) will not relieve the Indemnifying Party of its obligations under this Article II, except to the extent that such Indemnifying Party is actually prejudiced by such delay or failure to give notice.

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(ii) Opportunity to Defend. The Indemnifying Party has the right, exercisable by written notice to the Indemnitee within 30 days after receipt of a Claims Notice from the Indemnitee of the commencement or assertion of any Third-Party Claim in respect of which indemnity may be sought under this Article II, to assume and conduct the defense of such Third-Party Claim in accordance with the limits set forth in this Agreement with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnitee; provided, however, that the Indemnifying Party may only assume such defense if (A) the defense of such Third-Party Claim by the Indemnifying Party will not, in the reasonable judgment of the Indemnitee, (1) if HD is the Indemnifying Party, affect LiveWire or any of its controlled Affiliates (including after the Business Combination, any member of the LiveWire Group) in an adverse manner or otherwise result in an actual or potential conflict of interest and (2) if LiveWire is the Indemnifying Party, affect HD or any of its controlled Affiliates in an adverse manner, or otherwise result in an actual or potential conflict of interest; (B) the Third-Party Claim solely seeks (and continues to seek) monetary damages, and (C) the Third-Party Claim is not made by a Governmental Entity with regulatory authority over the Indemnitee or any of its material Assets (the conditions set forth in clauses (A), (B) and (C) are, collectively, the “Litigation Conditions”). If the Indemnifying Party does not assume the defense of a Third-Party Claim in accordance with this Section 2.5(b), the Indemnitee may continue to defend the Third-Party Claim. If the Indemnifying Party has assumed the defense of a Third-Party Claim as provided in this Section 2.5(b), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense of the Third-Party Claim; provided, however, that if (x) either of the Litigation Conditions ceases to be met or (y) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third-Party Claim, the Indemnitee may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection with such defense. The Indemnifying Party or the Indemnitee, as the case may be, has the right to participate in (but, subject to the prior sentence, not control), at its own expense, the defense of any Third-Party Claim that the other is defending as provided in this Agreement. The Indemnifying Party, if it has assumed the defense of any Third-Party Claim as provided in this Agreement, may not, without the prior written consent of the Indemnitee, consent to a settlement of, or the entry of any judgment arising from, any such Third-Party Claim that (I) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnitee of a complete release from all liability in respect of such Third-Party Claim, (II) provides for injunctive or other nonmonetary relief affecting the Indemnitee or any of its Affiliates, or (III) in the reasonable opinion of the Indemnitee, would otherwise adversely affect the Indemnitee or any of its Affiliates. The Indemnitee may settle any Third-Party Claim, the defense of which has not been assumed by the Indemnifying Party, only with the prior written consent of the Indemnifying Party, not to be unreasonably withheld.

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2.5 Insurance Proceeds. The amount that any Indemnifying Party is or may be required to provide indemnification to or on behalf of any Indemnitee pursuant to Section 2.2 or Section 2.3, as applicable, will be reduced by any Insurance Proceeds or other amounts actually recovered from third parties by or on behalf of such Indemnitee in respect of the related Loss incurred by such Indemnitee in connection with seeking to collect and collecting such amounts.

2.6 Survival of Indemnities. The rights and obligations of each of HD and LiveWire and their respective Indemnitees under this Article II will survive the Separation Time indefinitely, unless a specific survival or other applicable period is expressly set forth herein.

2.7 Insurance Matters.

(a) Except as otherwise expressly provided in this Section 2.7 or any Ancillary Agreement, the Parties acknowledge and agree that from and after the Separation Time, LiveWire, and each other member of the LiveWire Group, shall cease to be an insured, and shall not have access to or any rights under, any insurance policies or self-insured programs or related policies or agreements of HD and each other member of the HD Group, regardless of whether such policies were applicable to the LiveWire Group prior to the Separation Time. Notwithstanding the foregoing, with respect to events, circumstances or occurrence relating to the LiveWire Group that occurred or existed prior to the Separation Time that are covered by insurance policies of the HD Group under which LiveWire and each other member of the LiveWire Group were insured on or prior to the Separation Time (the “Shared Policies”), LiveWire shall have the right to make claims, in each case, subject to the terms and conditions thereof; provided that LiveWire shall bear, and neither HD nor any other member of the HD Group, shall have any obligation to repay or reimburse LiveWire for, the amount of any deductibles, self-insured retentions and other out-of-pocket expenses incurred in connection with such claims under such occurrence-based policies with respect to any “pre claim” deductible. HD agrees, at LiveWire’s request, to reasonably cooperate with LiveWire in the pursuit of such claims under the Shared Policies, in each case, at LiveWire’s sole cost and expense.

(b) Except as otherwise expressly provided in this Agreement or any Ancillary Agreement, from and after the Separation Time, LiveWire will acquire its own insurance policies covering the LiveWire Group and each of their respective directors, officers and employees.

(c) The provisions of this Agreement are not intended to and shall not relieve any insurer of any Liability under any policy.

(d) No member of the HD Group or any of its Affiliates will have any Liability whatsoever as a result of or in relation to the insurance policies, including the Shared Policies including as a result of (i) the level or scope of any insurance, (ii) the creditworthiness of any insurance carrier, (iii) the terms and conditions of any policy, (iv) the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim; (v) the administration, pursuit, or collection with respect to any claim; or (vi) the unavailability or denial of coverage for any other reason.

(e) HD and the members of the HD Group, as applicable, will continue to own all insurance policies, insurance Contracts, and other related insurance agreements of HD and members of the HD Group which are or were in effect at any time prior to the Separation Time, including the Shared Policies.

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(f) This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a Contract of insurance and shall not be construed to waive any right or remedy of any members of the HD Group in respect of any insurance policy or any other Contract or policy of insurance.

(g) To the extent that any insurance policy provides for the reinstatement of policy limits, and both HD and LiveWire desire to reinstate such limits, the cost of reinstatement will be shared by HD and LiveWire as the Parties may agree. If either Party reasonably and in good faith determines that such reinstatement would not be beneficial, that Party shall not contribute to the cost of reinstatement.

(h) For purposes of this Agreement, “Covered Matter” shall mean any matter with respect to which any member of the LiveWire Group (or its Affiliates) is entitled to pursue coverage under any Shared Policy pursuant to Section 2.7(a). If LiveWire receives notice or otherwise learns of any Covered Matter, LiveWire shall promptly give HD written notice thereof. Any such notice shall describe the Covered Matter in reasonable detail. With respect to each Covered Matter and any Joint Claim, LiveWire shall have sole responsibility for reporting the claim to the insurance carrier and will provide a copy of such report to HD.

(i) Each of LiveWire and HD will share such information as is reasonably necessary in order to permit the other Party to manage and conduct its insurance matters in an orderly fashion and provide the other Party with any assistance that is reasonably necessary or beneficial in connection with such Party’s insurance matters.

2.8 Guarantees, Letters of Credit and Other Obligations.

(a) Prior to the Separation Time, HD shall (with the reasonable cooperation of the applicable members of the HD Group) use its commercially reasonable efforts to, effective as of the Separation Time, have the applicable members of the LiveWire Group removed as guarantor of or obligor for the HD Liabilities arising after the Separation Time. Prior to the Separation Time, LiveWire shall (with the reasonable cooperation of the applicable members of the LiveWire Group) use its commercially reasonable efforts to, effective as of the Separation Time, have the applicable members of the HD Group removed as guarantor of or obligor for the LiveWire Liabilities arising after the Separation Time.

(b) At or prior to the Separation Time, (i) to the extent required to obtain a release from a guarantee, letter of credit or other obligation of the applicable member of the LiveWire Group with respect to the HD Liabilities arising after the Separation Time, HD shall execute a substitute document in the form of any such existing guarantee or letter of credit, as applicable, or such other form as is agreed to by the relevant parties to such guarantee agreement, letter of credit or other obligation, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (A) with which HD would be reasonably unable to comply or (B) which would be reasonably expected to be breached and (ii) to the extent required to obtain a release from a guarantee, letter of credit or other obligation of any member of the HD Group with respect to the LiveWire Liabilities arising after the Separation Time, LiveWire shall execute a substitute document in the form of any such existing guarantee or letter of credit, as applicable, or such other form as is agreed to by the relevant parties to such guarantee agreement, letter of credit or other obligation, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (A) with which LiveWire would be reasonably unable to comply or (B) which would be reasonably expected to be breached.

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(c) If the Parties are unable to obtain, or to cause to be obtained, any such required removal as set forth in clauses (a) and (b) of this Section 2.8 prior to the Separation Time, (i) (x) HD shall (with the reasonable cooperation of the applicable members of the HD Group) use its commercially reasonable efforts to have the applicable members of the LiveWire Group removed as guarantor of or obligor for the HD Liabilities arising after the Separation Time and (y) LiveWire shall (with the reasonable cooperation of the applicable members of the LiveWire Group) use its commercially reasonable efforts to have the applicable members of the HD Group removed as guarantor of or obligor for the LiveWire Liabilities arising after the Separation Time (ii) with respect to the HD Liabilities, until such required removal, (A) HD shall, and shall cause the other members of the HD Group to, indemnify, defend and hold harmless each member of the LiveWire Group from and against any Liability arising from or relating to such guarantee, letter of credit or other obligation, as applicable, and shall, as agent or subcontractor for the applicable LiveWire Group guarantor or obligor, pay, perform and discharge fully all of the obligations or other Liabilities of such guarantor or obligor thereunder, and (B) HD shall not, and shall cause the other members of the HD Group not to, agree to renew or extend the term of, increase any obligations under, or transfer to a third Person, any loan, guarantee, letter of credit, lease, contract or other obligation for which a member of the LiveWire Group is or may be liable unless all obligations of the members of the LiveWire Group with respect thereto are thereupon terminated by documentation satisfactory in form and substance to LiveWire in its sole and absolute discretion and (iii) with respect to the LiveWire Liabilities until such required removal, (A) LiveWire shall, and shall cause the other members of the LiveWire Group to, indemnify, defend and hold harmless each member of the HD Group for any Liability arising from or relating to such guarantee, letter of credit or other obligation, as applicable, and shall, as agent or subcontractor for the applicable HD Group guarantor or obligor, pay, perform and discharge fully all of the obligations or other Liabilities of such guarantor or obligor thereunder, and (B) except as it relates to a Shared Contract or a Shared Permit, LiveWire shall not, and shall cause the other members of the LiveWire Group not to, agree to renew or extend the term of, increase any obligations under, or transfer to a third Person, any loan, guarantee, letter of credit, lease, contract or other obligation for which a member of the HD Group is or may be liable unless all obligations of the members of the HD Group with respect thereto are thereupon terminated by documentation satisfactory in form and substance to HD in its sole and absolute discretion.

ARTICLE III.

EXCHANGE OF INFORMATION; CONFIDENTIALITY

3.1 Agreement for Exchange of Information. Except as otherwise provided in any Ancillary Agreement, each of HD and LiveWire, on behalf of itself and the members of its respective Group, shall use commercially reasonable efforts to provide or make available, or cause to be provided or made available, to the other Party, at any time before or after the Separation Time, as soon as reasonably practicable but in no event later than thirty (30) days after written request therefor, any Information (or a copy thereof) in the possession or under the control of either Party or any of the members of its Group to the extent that: (i) such Information relates to the LiveWire Business or any LiveWire Asset or LiveWire Liability, if LiveWire is the requesting

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party, or to the Harley Business or any HD Asset or HD Liability, if HD is the requesting party; (ii) such Information is required by the requesting party to comply with its obligations under this Agreement or any Ancillary Agreement; or (iii) such Information is required by the requesting party to comply with any obligation imposed by any Governmental Entity; provided, however, that, in the event that the Party to whom the request has been made determines that any such provision of Information could be commercially detrimental, violate any Law or agreement or waive any attorney-client privilege, then the Parties shall use commercially reasonable efforts to permit compliance with such obligations to the extent and in a manner that avoids any such harm or consequence. The Party providing Information pursuant to this Section 3.1 shall only be obligated to provide such Information in the form, condition and format in which it then exists and in no event shall such Party be required to perform any improvement, modification, conversion, updating or reformatting of any such Information, and nothing in this Section 3.1 shall expand the obligations of the Parties under Section 3.4. All Information provided pursuant to this Section 3.1 shall be subject to the obligations set forth In Section 3.9.

3.2 Ownership of Information. Any Information owned by one Group that is provided to a requesting Party pursuant to Section 3.1 or 3.7 shall remain the property of the providing Party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

3.3 Compensation for Providing Information. The Party requesting Information agrees to reimburse the other Party for the reasonable and documented out-of-pocket costs, if any, of gathering, copying, transporting and otherwise complying with the request with respect to such Information (including any reasonable and documented out-of-pocket costs and expenses incurred in any review of Information for purposes of protecting the privileged Information of the providing Party or in connection with the restoration of backup media for purposes of providing the requested Information).

3.4 Record Retention.

(a) The Parties agree and acknowledge that following the Separation Time, it is likely that each Party will have some of the Tangible Information of the other Party stored at its facilities or at Third Party records storage locations arranged for by such Party (each, a “Records Facility”) and the cost of any Third Party Records Facility where Tangible Information belonging to both members of the HD Group, on the one hand, and members of the LiveWire Group, on the other hand, is stored shall be split proportionally between the HD Group and the LiveWire Group.

(b) For a period of seven (7) years following the Separation Time, each Party shall use the same degree of care (but no less than a reasonable degree of care) as it takes to preserve confidentiality for its own similar Information: (i) to maintain the Stored Records at its Record Facility in accordance with its regular records retention policies and procedures and the terms of this Section 3.4; and (ii) to comply with the requirements of any “litigation hold” that relates to Stored Records at its Record Facility that relates to (x) any Action that is pending as of the Separation Time or (y) any Action that arises or becomes threatened or reasonably anticipated after the Separation Time as to which the Party storing such Stored Records has received a written notice of the applicable “litigation hold” from the other Party; provided, that such other Party shall be obligated to provide the Party storing such Stored Records with timely notice of the termination of such “litigation hold.”

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3.5 [Reserved].

3.6 Other Agreements Providing for Exchange of Information.

(a) The rights and obligations granted under this Article III are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of Information set forth herein or any Ancillary Agreement.

(b) Either Party that receives, pursuant to a request for Information in accordance with this Article III, Tangible Information that is not relevant to its request shall (i) return it to the providing Party or, at the providing Party’s request, destroy such Tangible Information and (ii) deliver to the providing Party a certificate certifying that such Tangible Information was returned or destroyed, as the case may be, which certificate shall be signed by an authorized Representative of the requesting Party.

(c) When any Tangible Information provided by one Party to the other Party (other than Tangible Information provided pursuant to Section 3.4) is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement or is no longer required to be retained by applicable Law, the receiving Party shall promptly, after request of the other Party, either return to the other Party all Tangible Information in the form in which it was originally provided (including all copies thereof and all notes, extracts or summaries based thereon) or, if the providing Party has requested that the other Party destroy such Tangible Information or the receiving Party has chosen to destroy such Tangible Information, certify to the other Party that it has destroyed such Tangible Information (and such copies thereof and such notes, extracts or summaries based thereon); provided, that this obligation to return or destroy such Tangible Information shall not apply to any Tangible Information solely related to the receiving Party’s business, Assets, Liabilities, operations or activities.

3.7 Auditors and Audits. From and after the Separation Time, each Party shall provide or provide access to the other Party on a timely basis, all information reasonably required to meet its schedule for the preparation, printing, filing, and public dissemination of its annual financial statements and for management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with, as applicable, Items 307 and 308, respectively, of Regulation S-K promulgated by the SEC and, to the extent applicable to such Party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder.

3.8 Privileged Matters.

(a) The Parties recognize that legal and other professional services that have been and shall be provided prior to the Separation Time have been and shall be rendered for the collective benefit of each of the members of the HD Group and the LiveWire Group, and that each of the members of the HD Group and the LiveWire Group should be deemed to be the client with respect to such services for the purposes of asserting all privileges and immunities that may be asserted under applicable Law in connection therewith. The Parties recognize that legal and other professional services will be provided after the Separation Time, which services will be rendered solely for the benefit of the HD Group or the LiveWire Group, as the case may be.

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(b) The Parties agree as follows:

(i) HD shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information, other than such Privileged Information that primarily relates to the LiveWire Business or LiveWire Liabilities, whether or not the Privileged Information is in the possession or under the control of a member of the HD Group or the LiveWire Group, and LiveWire Group agrees not to disclose any such Privileged Information to any Third Party;

(ii) LiveWire shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that primarily relates to the LiveWire Business or the LiveWire Liabilities, whether or not the Privileged Information is in the possession or under the control of a member of the HD Group or the LiveWire Group, and the HD Group agrees not to disclose any such Privileged Information to any Third Party; and

(iii) If the Parties do not agree as to whether certain information is Privileged Information, then such information shall be treated as Privileged Information, and the Party that believes that such information is Privileged Information shall be entitled to control the assertion or waiver of all privileges and immunities in connection with any such information until such time as it is finally judicially determined that such information is not Privileged Information or unless the Parties otherwise agree.

(c) [Reserved].

(d) Upon receipt by any member of the LiveWire Group of any subpoena, discovery or other request that would reasonably be expected to result in the production or disclosure of Information subject to a shared privilege or immunity or as to which HD or any of its Subsidiaries has the sole right hereunder to assert a privilege or immunity, or if LiveWire obtains knowledge that any of its, or any member of the LiveWire Group’s, current or former directors, officers, agents or employees have received any subpoena, discovery or other requests that would reasonably be expected to result in the production or disclosure of such Privileged Information, LiveWire shall promptly provide written notice to HD of the existence of the request (which notice shall be delivered to HD no later than five (5) Business Days following the receipt of any such subpoena, discovery or other request) and shall provide HD a reasonable opportunity to review the Information and to assert any rights it or they may have, including under this Section 3.8 or otherwise, to prevent the production or disclosure of such Privileged Information.

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(e) Upon receipt by any member of the HD Group of any subpoena, discovery or other request that would reasonably be expected to result in the production or disclosure of Information subject to a shared privilege or immunity or as to which LiveWire or any member of the LiveWire Group has the sole right hereunder to assert a privilege or immunity, or if HD obtains knowledge that any of its, or any member of the HD Group’s, current or former directors, officers, agents or employees have received any subpoena, discovery or other requests that would reasonably be expected to result in the production or disclosure of such Privileged Information, HD shall promptly provide written notice to LiveWire of the existence of the request (which notice shall be delivered to LiveWire no later than five (5) Business Days following the receipt of any such subpoena, discovery or other request) and shall provide LiveWire a reasonable opportunity to review the Information and to assert any rights it or they may have, including under this Section 3.8 or otherwise, to prevent the production or disclosure of such Privileged Information.

(f) Any furnishing of, or access to, Information pursuant to this Agreement and the transfer of the Assets and retention of the LiveWire Assets by LiveWire are made and done in reliance on the agreement of the Parties set forth in this Section 3.8 and in Section 3.9 to maintain the confidentiality of Privileged Information and to assert and maintain all applicable privileges and immunities. The Parties agree that their respective rights to any access to information, witnesses and other Persons, the furnishing of notices and documents and other cooperative efforts between the Parties contemplated by this Agreement, and the transfer of Privileged Information between the Parties and members of their respective Group pursuant to this Agreement, shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise. The Parties further agree that: (i) the inadvertent exchange or retention by one Party to the other Party of any Privileged Information shall not be deemed to constitute a waiver of any privilege or immunity that has been or may be asserted under this Agreement or otherwise with respect to such Privileged Information; and (ii) the Party receiving or retaining such Privileged Information shall promptly return or transfer, as the case may be, such Privileged Information to the Party who has the right to assert the privilege or immunity.

(g) In furtherance of, and without limitation to, the Parties’ agreement under this Section 3.8, HD and LiveWire shall, and shall cause their applicable Subsidiaries to, use reasonable efforts to maintain their respective separate and joint privileges and immunities.

3.9 Confidentiality.

(a) Confidentiality. From and after the Separation Time, subject to Section 3.10 and except as contemplated by or otherwise provided in this Agreement or any Ancillary Agreement, HD, on behalf of itself and each of its Subsidiaries, and LiveWire, on behalf of itself and each of its Subsidiaries, agrees to hold, and to cause its respective Representatives to hold, in strict confidence, with at least the same degree of care that applies to HD’s confidential and proprietary information pursuant to policies in effect as of the Separation Time, all confidential or proprietary Information concerning the other Party (or its business) and the other Party’s Subsidiaries (or their respective businesses) that is either in its possession (including confidential or proprietary Information in its possession prior to the Separation Time) or furnished by the other Party or the other Party’s Subsidiaries or their respective Representatives at any time pursuant to this Agreement or any Ancillary Agreement, and shall not use any such confidential or proprietary Information other than for such purposes as may be expressly permitted hereunder or thereunder, except, in each case, to the extent that such confidential or proprietary Information has been: (i) in the public domain or generally available to the public, other than as a result of a disclosure by such Party or any of its Subsidiaries or any of their respective Representatives in violation of this Agreement, (ii) later lawfully acquired from other sources by such Party or any of its Subsidiaries,

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which sources are not themselves bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such confidential or proprietary Information or (iii) independently developed or generated without reference to or use of the respective proprietary or confidential Information of the other Party or any of its Subsidiaries. The foregoing restrictions shall not apply in connection with the enforcement of any right or remedy relating to this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby. If any confidential or proprietary Information of one Party or any of its Subsidiaries is disclosed to another Party or any of its Subsidiaries in connection with providing services to such first Party or any of its Subsidiaries under this Agreement or any Ancillary Agreement, then such disclosed confidential or proprietary Information shall be used only as required to perform such services.

(b) No Release; Return or Destruction. Each Party agrees not to release or disclose, or permit to be released or disclosed, any confidential or proprietary Information of the other Party addressed in Section 3.9(a) to any other Person, except its Representatives who need to know such Information in their capacities as such (who shall be advised of their obligations hereunder with respect to such Information), and except in compliance with Section 3.10. Without limiting the foregoing, when any Information furnished by the other Party after the Separation Time pursuant to this Agreement or any Ancillary Agreement is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, each Party shall, at its option, promptly after receiving a written notice from the disclosing Party, either return to the disclosing Party all such Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the disclosing Party that it has destroyed such Information (and such copies thereof and such notes, extracts or summaries based thereon); provided, however, that a Party shall not be required to destroy or return any such Information to the extent that (i) the Party is required to retain the Information in order to comply with any applicable Law, (ii) the Information has been backed up electronically pursuant to the Party’s standard document retention policies and will be managed and ultimately destroyed consistent with such policies or (iii) it is kept in the Party’s legal files for purposes of resolving any dispute that may arise under this Agreement or any Ancillary Agreement.

(c) Third-Party Information; Privacy or Data Protection Laws. Each Party acknowledges that it and its respective Subsidiaries may presently have and, after the Separation Time, may gain access to or possession of confidential or proprietary Information of, or personal Information relating to, Third Parties: (i) that was received under confidentiality or non-disclosure agreements entered into between such Third Parties, on the one hand, and the other Party or the other Party’s Subsidiaries, on the other hand, prior to the Separation Time or (ii) that, as between the two parties, was originally collected by the other Party or the other Party’s Subsidiaries and that may be subject to and protected by privacy, data protection or other applicable Laws. Each Party agrees that it shall hold, protect and use, and shall cause its Subsidiaries and its and their respective Representatives to hold, protect and use, in strict confidence the confidential and proprietary Information of, or personal Information relating to, Third Parties in accordance with privacy, data protection or other applicable Laws and the terms of any agreements that were either entered into before the Separation Time or affirmative commitments or representations that were made before the Separation Time by, between or among the other Party or the other Party’s Subsidiaries, on the one hand, and such Third Parties, on the other hand.

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(d) Nothing in this Section 3.9 shall prevent or limit the ability of LiveWire to use or disclose the LiveWire Business Records and other confidential or proprietary information primarily related to the LiveWire Business from and after the Separation Time. Nothing in this Section 3.9 shall prevent or limit the ability of HD to use or disclose confidential or proprietary information exclusively related to the Harley Business.

3.10 Protective Arrangements. In the event that either Party or any of its Subsidiaries is requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) by any Governmental Entity or pursuant to applicable Law or the rules of any stock exchange on which the shares of the Party or any member of its Group are traded to disclose or provide any confidential or proprietary Information of the other Party (other than with respect to any such Information furnished pursuant to the provisions of Section 3.1 or 3.7, as applicable) that is subject to the confidentiality provisions hereof, such Party shall provide the other Party with written notice of such request or demand (to the extent legally permitted) as promptly as practicable under the circumstances so that such other Party shall have an opportunity to seek an appropriate protective order, at such other Party’s own cost and expense. In the event that such other Party fails to receive such appropriate protective order in a timely manner and the Party receiving the request or demand reasonably determines that its failure to disclose or provide such Information shall actually prejudice the Party receiving the request or demand, then the Party that received such request or demand may thereafter disclose or provide Information to the extent required by such Law (as so advised by its counsel) or by lawful process or such Governmental Entity, and the disclosing Party shall promptly provide the other Party with a copy of the information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom such information was disclosed, in each case to the extent legally permitted.

ARTICLE IV.

FURTHER ASSURANCES AND ADDITIONAL COVENANTS

4.1 Further Assurances.

(a) In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties hereto shall use its commercially reasonable efforts, prior to, on and after the Separation Time, to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable on its part under applicable Laws, regulations and agreements, to consummate and make effective the Transactions.

(b) Without limiting the foregoing, prior to, on and after the Separation Time, each Party hereto shall cooperate with each other Party hereto, and without any further consideration, but at the expense of the requesting Party, to execute and deliver, or use its commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain or make any Approvals or Notifications of, any Governmental Entity or any other Person under any permit, license, agreement, indenture or other instrument (including any Third Party consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by any other Party hereto from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and the transfers

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of the LiveWire Assets and the assignment and assumption of the LiveWire Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each Party shall, at the reasonable request, cost and expense of any other Party, take such other actions as may be reasonably necessary to vest in such other Party all of the transferring Party’s right, title and interest to the Assets allocated to such Party by this Agreement, in each case, if and to the extent it is practicable to do so.

(c) On or prior to the Separation Time, HD and LiveWire in their respective capacities as direct and indirect shareholders of their respective Subsidiaries, shall each ratify any actions that are reasonably necessary or desirable to be taken by any Subsidiary of HD or Subsidiary of LiveWire, as the case may be, to effectuate the Transactions.

4.2 Performance. HD shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by any member of the HD Group. LiveWire shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by any member of the LiveWire Group. Each Party (including its permitted successors and assigns) further agrees that it shall cause all of the other members of its Group not to take, or omit to take, any action which action or omission would violate or cause such Party to violate this Agreement or materially impair such Party’s ability to consummate the transactions contemplated hereby or thereby.

4.3 Mail Forwarding. HD agrees that following the Separation Time it shall use its commercially reasonable efforts to promptly forward to LiveWire any correspondence relating to the LiveWire Business (or a copy thereof to the extent such correspondence relates to both the Harley Business and the LiveWire Business) that is delivered to HD and LiveWire agrees that following the Separation Time it shall use its commercially reasonable efforts to promptly forward to HD any correspondence relating to the Harley Business (or a copy thereof to the extent such correspondence relates to both the Harley Business and the LiveWire Business) that is delivered to LiveWire.

4.4 Order of Precedence. The Parties acknowledge and confirm that, notwithstanding anything to the contrary in the Transfer Documents, (i) to the extent that any provision of the Transfer Documents conflicts with this Agreement, this Agreement shall be deemed to control with respect to the subject matter thereof and (ii) the Transfer Documents shall not be deemed in any way to amend, expand, restrict or otherwise modify such parties’ rights and obligations set forth in this Agreement. Further, except as expressly provided in this Agreement, to the extent there is any inconsistency between this Agreement and the Employee Matters Agreement and such inconsistency relates to the allocation between HD and LiveWire (among them or their subsidiaries) of Assets or Liabilities, the terms of the Employee Matters Agreement shall prevail.

4.5 HD Specified Marks.

(a) Notwithstanding any inference or prior course of conduct to the contrary and except as provided in this Section 4.5 or in the Trademark License Agreement:

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(i) LiveWire acknowledges and agrees that the HD Specified Marks are owned solely by the HD Group, and that none of the LiveWire Group shall have any right, title or interest in and to the HD Specified Marks; and

(ii) following the Separation, the LiveWire Group shall not: (A) use any of the HD Specified Marks; (B) seek to register any HD Specified Marks, (C) challenge any rights of the HD Group in any HD Specified Marks or their rights to register the same; (D) challenge the validity or enforceability of any of the HD Specified Marks; or (E) assist any third party in connection with any of the foregoing.

(b) In furtherance of LiveWire’s obligations in Section 4.5(a) above, except as provided in the Trademark License Agreement, as soon as possible following the Separation but not later than 180 days thereafter, the LiveWire Group shall remove and change signage, change and substitute promotional or advertising material in whatever medium, change stationery and packaging and take all such other steps as may be required or appropriate to cease all use of the HD Specified Marks; provided, however, that the LiveWire Group shall not be in violation of this Section 4.5 by reason of:

(i) the appearance of the HD Specified Marks in or on any tools, dies, equipment, engineering/manufacturing drawings, manuals, work sheets, operating procedures, other written materials or other LiveWire Assets that are used for internal purposes only in connection with the LiveWire Business; provided that LiveWire reasonably endeavors to remove such appearances of the HD Specified Marks in the ordinary course of the operation of the LiveWire Business;

(ii) the appearance of the HD Specified Marks in or on any third party’s publications, marketing materials, brochures, instruction sheets, equipment or products that were distributed in the ordinary course of business or pursuant to a Contract prior to the Separation, and that generally are in the public domain, or any other similar uses by any such third party over which none of the LiveWire Group have control; or

(iii) the use by the LiveWire Group of the HD Specified Marks in a non-trademark manner for purposes of notifying customers or the general public of the Separation.

4.6 Non-Solicitation. For a period of three (3) years after the Separation Time, HD shall not (without the prior written consent of LiveWire), and shall cause its controlled Affiliates not to, directly or indirectly, hire or intentionally induce or encourage any Person who is employed by LiveWire or any of its Subsidiaries or engaged as an independent contractor by LiveWire or any of its Subsidiaries as of the Separation Time, to terminate such Person’s employment or engagement with LiveWire or any of its Subsidiaries. For a period of three (3) years after the Separation Time, LiveWire shall not (without the prior written consent of HD), and shall cause its controlled Affiliates not to, directly or indirectly, hire or intentionally induce or encourage any Person who is employed by HD or any of its Subsidiaries or engaged as an independent contractor by HD or any of its Subsidiaries as of the Separation Time, to terminate such Person’s employment or engagement with HD or any of its Subsidiaries. For the avoidance of doubt and notwithstanding the foregoing, as of the Separation Time, Jochen Zeitz is anticipated to serve as the co-Chief

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Executive Officer of HD and LiveWire, and the Parties expressly intend and agree that at any time following the Separation Time, the hiring of Mr. Zeitz by HD or LiveWire as the sole Chief Executive Officer of HD or LiveWire, respectively, and the termination of his employment with the other Party in connection therewith, shall not be subject to the restrictions set forth in this Section 4.6.

4.7 Ancillary Agreements. The Parties acknowledge and agree that concurrently with the Closing of the Transactions, (a) the Parties and certain of their Affiliates will enter into one or more of the Ancillary Agreements that will be effective from and after the Closing, and (b) nothing in this Agreement shall be deemed to conflict with or otherwise impair, limit or otherwise diminish the benefits provided under such Ancillary Agreements or otherwise limit a Party’s remedies under such Ancillary Agreements.

ARTICLE V.

TERMINATION

5.1 Termination. This Agreement may be terminated at any time prior to the Separation Time by the HD Board with the prior written consent of the SPAC; provided, that, in the event the SPAC Business Combination Agreement is validly terminated, this Agreement shall automatically terminate without further action by the Parties. In the event that this Agreement is terminated, subject to Section 12.2 of the SPAC Business Combination Agreement, this Agreement shall become null and void and no Party, nor any Party’s directors, officers or employees, shall have any Liability of any kind to any Person by reason of this Agreement. After the Separation Time, this Agreement may not be terminated except by an agreement in writing signed by HD and LiveWire.

5.2 Effect of Termination. In the event of any termination of this Agreement prior to the Separation Time, no Party (nor any of its directors, officers or employees) shall have any Liability or further obligation to the other Party by reason of this Agreement; provided, that the foregoing provisions shall not affect or otherwise limit any Liability that expressly survives the termination of the SPAC Business Combination Agreement (in accordance with the express terms of the SPAC Business Combination Agreement).

ARTICLE VI.

MISCELLANEOUS

6.1 Corporate Power.

(a) HD represents on behalf of itself and each other member of the HD Group, and LiveWire represents on behalf of itself and each other member of the LiveWire Group, as follows:

(i) each such Person has the requisite corporate or other applicable power and authority and has taken all corporate or other applicable action necessary in order to execute, deliver and perform this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby; and

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(ii) this Agreement and each Ancillary Agreement to which it is a party has been or will be duly executed and delivered by it and constitutes or will constitute a valid and binding agreement of it enforceable in accordance with the terms thereof.

(b) Each Party acknowledges that it and the other Party may execute this Agreement by .pdf, electronic, facsimile, stamp or mechanical signature. Each Party expressly adopts and confirms each such .pdf, electronic, facsimile, stamp or mechanical signature made in its respective name as if it were a manual signature, agrees that it shall not assert that any such signature is not adequate to bind such Party to the same extent as if it were signed manually and agrees that at the reasonable request of the other Party at any time it shall as promptly as reasonably practicable cause this Agreement to be manually executed (any such execution to be as of the date of the initial date thereof).

6.2 Tax Matters.

(a) Property Taxes.

(i) The HD Group shall be responsible for and shall promptly pay when due all Property Taxes levied with respect to the LiveWire Assets or the LiveWire Business attributable to any Pre-Separation Time Tax Period, and the LiveWire Group shall be responsible for and shall promptly pay when due all Property Taxes levied with respect to the LiveWire Assets or the LiveWire Business attributable to any Post-Separation Time Tax Period.

(ii) All Property Taxes levied with respect to the LiveWire Assets for a Straddle Period shall be apportioned between the HD Group and the LiveWire Group based on the number of days of such Straddle Period included in the Pre-Separation Time Tax Period and the number of days of such Straddle Period included in the Post-Separation Time Tax Period. The HD Group shall be responsible for the proportionate amount of such Property Taxes that is attributable to the Pre-Separation Time Tax Period, and the LiveWire Group shall be liable for the proportionate amount of such Property Taxes that is attributable to the Post-Separation Time Tax Period.

(iii) Upon receipt of any bill for such Property Taxes, HD or LiveWire, as applicable, shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 6.2 together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the Party owing it to the other within ten (10) days after delivery of such statement. In the event that a member of the HD Group or the LiveWire Group makes any payment for which it is entitled to reimbursement under this Section 6.2, the applicable Party shall make such reimbursement promptly but in no event later than ten (10) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting Party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.

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(iv) LiveWire shall be entitled to any refund (and any interest thereon received from the applicable Tax authority) of Property Taxes for which LiveWire is liable hereunder, and HD shall be entitled to any refund (and any interest thereon received from the applicable Governmental Entity) of Property Taxes for which HD is liable hereunder. The applicable Party receiving a refund to which another Party is entitled hereunder shall pay over such refund to such other Party within ten (10) days after such refund is received.

(b) Straddle Periods. For purposes of this Agreement, Taxes (or related refunds or similar assets) for any Straddle Period shall be allocated (1) in the case of any Taxes based on or measured by income, receipts, sales, or any other transaction-based Taxes, on an interim closing of the books basis as of the end of the Closing Date (and, for such purpose, assuming that the taxable period of any of the LiveWire Group entities that is a partnership or other pass-through entity for Tax purposes terminates at such time, and allocating any periodic items on a daily pro rata basis) and (2) the amount of any other Taxes in a manner consistent with the principles of Section 6.2(a)(ii).

(c) Intended Tax Treatment. The parties hereto intend that the Transactions, any private placement, any portion of the HD Backstop Amount contributed and any other contributions to HoldCo in connection with the Transactions shall be treated as part of a single integrated plan for U.S. federal (and applicable state and local Tax purposes). The parties shall report the Transactions in a manner consistent with the Intended Tax Treatment, and shall take no position before any taxing authority or any other Person that is inconsistent with the Intended Tax Treatment unless otherwise required by a “determination” that is final within the meaning of Section 1313 of the Code; provided, however, that neither Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim or similar proceedings in connection with the Intended Tax Treatment.

(d) Transfer Taxes. All transfer, documentary, sales, use, real property, stamp duty, stamp duty reserve tax, registration and other similar Taxes, fees and costs (including any associated penalties and interest) incurred in connection with the Separation (“Transfer Taxes”) shall be borne by HD and paid when due. Each of the Parties shall (i) cooperate to obtain any additional confirmations from any relevant Governmental Entity in relation to Transfer Taxes that they consider (acting reasonably) to be necessary in connection with the Separation and (ii) cooperate and file, at the expense of HD, all necessary Tax Returns with respect to all such Transfer Taxes.

(e) Tax Returns. To the extent reasonably requested by any other party, the parties agree to furnish or cause to be furnished to each other, upon request and as promptly as reasonably practicable, such information and assistance as is reasonably necessary for the filing of any Tax Return, or the conduct of any audit or dispute with any taxing authority for Pre-Separation Time Tax Periods (a “Tax Proceeding”), and the parties shall reasonably cooperate with each other in the conduct of any such Tax Proceeding. Notwithstanding anything herein to the contrary, but subject to the terms of the Tax Matters Agreement, (i) in no event will HD be required to provide the LiveWire Group with any Tax Returns of HD, its Affiliates (other than a member of the LiveWire Group), or any combined, unitary, or consolidated group of which any of the foregoing is or was a member and (ii) in no event will Holdco or any member of the LiveWire Group be required to provide HD with any Tax Returns of any member of the LiveWire Group (or any consolidated, combined or unitary group consisting only of member of the LiveWire Group) for any Tax period beginning after the Closing Date.

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(f) All tax sharing or similar agreements to which any member of the LiveWire Group is party (other than customary commercial contracts, the principal purpose of which is not the allocation or sharing of any Tax and the Tax Matters Agreement) shall be terminated as of the Separation Time.

(g) In the event of any conflict between the provisions of this Agreement and the Tax Matters Agreement, the provisions of the Tax Matters Agreement shall control for the period during which the Tax Matters Agreement is in effect.

6.3 Modification or Amendments. Subject to the provisions of applicable Law, and except as otherwise provided in this Agreement, this Agreement may be amended, modified or supplemented only by written instrument signed by the authorized representative of the Party against whom it sought to enforce such waiver, amendment, supplement or modification is sought to be enforced. In addition, until the earlier of (i) the termination of the SPAC Business Combination Agreement in accordance with its terms and (ii) the Closing, no such amendment, modification or supplement that shall be effective without the prior written consent of the SPAC.

6.4 Waivers of Default. Waiver by a Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege. In addition, until the earlier of (i) the termination of the SPAC Business Combination Agreement in accordance with its terms and (ii) the Closing, no such waiver shall be effective without the prior written consent of the SPAC.

6.5 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

6.6 Governing Law. This Agreement (and any claims or disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any Party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, irrespective of the choice of laws principles of the State of Delaware, including all matters of validity, construction, effect, enforceability, performance and remedies.

6.7 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid or by prepaid overnight courier (providing written proof of delivery), or by electronic mail (with confirmed receipt), addressed as follows:

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If to HD, to:

3700 W. Juneau

Milwaukee, WI 53217

Attention: Chief Legal Officer

Email: Paul.Krause@harley-davidson.com and H-

DGeneralCounsel@harley-davidson.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

330 North Wabash Avenue, Suite 2800

Chicago, IL 60611

Attention: Ryan Maierson

Email: ryan.maierson@lw.com

Attention: Jason Morelli

Email: jason.morelli@lw.com

If to LiveWire, to:

If to LiveWire, to:

LiveWire

3700 W. Juneau

Milwaukee, WI 53217

Attention: Chief Legal Officer

Email: Paul.Krause@harley-davidson.com and H-

DGeneralCounsel@harley-davidson.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

330 North Wabash Avenue, Suite 2800

Chicago, IL 60611

Attention: Ryan Maierson

Email: ryan.maierson@lw.com

Attention: Jason Morelli

Email: jason.morelli@lw.com

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

6.8 Entire Agreement. This Agreement (including any exhibits hereto), the SPAC Business Combination Agreement (and any exhibits, schedules or other ancillary documents thereto), and the other Ancillary Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the Parties, with respect to the subject matter hereof.

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6.9 No Third-Party Beneficiaries. Except for as otherwise provided in Section 2.1: (a) the provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person (including any shareholders of HD or shareholders of LiveWire) except the Parties hereto any rights or remedies hereunder; and (b) there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third Person (including any shareholders of HD or shareholders of LiveWire) with any remedy, claim, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement. Notwithstanding the foregoing, the SPAC shall be a third-party beneficiary of the rights of LiveWire to enforce the Separation pursuant to Section 7.6 of the SPAC Business Combination Agreement and under this Agreement where expressly provided such right in Sections 5.1, 6.3, 6.4 and 6.13.

6.10 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

6.11 Interpretation. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Schedule or Exhibit, such reference shall be to a Section of, Schedule to or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” For purposes of this Agreement, whenever the context requires the singular number shall include the plural, and vice versa. All references in this Agreement to “$” are intended to refer to United States dollars. Any reference to a particular Law means such Law as amended, modified or supplemented (including all rules and regulations promulgated thereunder) and, unless otherwise provided, as in effect from time to time.

6.12 Defined Terms. Capitalized terms used and not otherwise defined herein shall have the meanings specified or referred to in Annex I.

6.13 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by either Party without the prior written consent of the other Party, provided that any permitted assignment will not relieve any Party of its obligations under this Agreement; provided, further, that until the earlier of the (i) the termination of the SPAC Business Combination Agreement in accordance with its terms and (ii) the Closing, no assignment shall be permitted without the prior written consent of the SPAC. Any attempted or purported assignment in violation of the preceding sentence shall be null and void and of no effect whatsoever. Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

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6.14 Specific Performance.

(a) Subject to Article IV, the Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the specific terms hereof or were otherwise breached. It is accordingly agreed that prior to the termination of this Agreement in accordance with Article V, the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (without necessity of posting bond or other security (any requirements therefor being expressly waived)), this being in addition to any other remedy to which they are entitled at Law or in equity.

(b) Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief as provided herein on the basis that (i) the other Party has an adequate remedy at Law or (ii) an award of specific performance is not an appropriate remedy for any reason at Law or equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

6.15 Expenses. Except as otherwise provided in this Agreement, the expenses and costs incurred in connection with this Agreement and the Separation shall be borne by HD and treated as a Transaction Expense (as defined in the SPAC Business Combination Agreement) in accordance with the SPAC Business Combination Agreement.

6.16 Survival of Covenants. Except as expressly set forth in this Agreement the covenants, representations and warranties contained in this Agreement, and liability for the breach of any obligations contained herein or therein, shall survive the Separation Time and shall remain in full force and effect in accordance with their terms.

6.17 Construction. This Agreement shall be construed as if jointly drafted by the Parties and no rule of construction or strict interpretation shall be applied against either Party. The Parties represent that this Agreement is entered into with full consideration of any and all rights which the Parties may have. The Parties have conducted such investigations they thought appropriate, and have consulted with such advisors as they deemed appropriate regarding this Agreement and their rights and asserted rights in connection therewith. The Parties are not relying upon any representations or statements made by the other Party, or such other Party’s employees, agents, representatives or attorneys, regarding this Agreement, except to the extent such representations are expressly set forth or incorporated in this Agreement. The Parties are not relying upon a legal duty, if one exists, on the part of the other Party (or such other Party’s employees, agents, representatives or attorneys) to disclose any information in connection with the execution of this Agreement or their preparation, it being expressly understood that neither Party shall ever assert any failure to disclose information on the part of the other Party as a ground for challenging this Agreement.

6.18 Performance. Subject to Section 4.2, each Party shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such Party.

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6.19 No Admission of Liability. The allocation of Assets and Liabilities herein is solely for the purpose of allocating such Assets and Liabilities between HD and LiveWire and is not intended as an admission of liability or responsibility for any alleged liabilities vis-à-vis any Third Party, including with respect to the liabilities of any non-wholly owned subsidiary of HD or LiveWire.

6.20 Limited Liability of Shareholders. Notwithstanding any other provision of this Agreement, no individual who is a shareholder, director, employee, officer, agent or representative of HD or LiveWire, in such individual’s capacity as such, shall have any liability in respect of or relating to the covenants or obligations of HD or LiveWire, as applicable, under this Agreement or in respect of any certificate delivered with respect hereto, to the fullest extent legally permissible, each of HD or LiveWire, for itself and its respective Subsidiaries and its and their respective shareholders, directors, employees and officers, waives and agrees not to seek to assert or enforce any such liability that any such Person otherwise might have pursuant to applicable Law.

6.21 Limitations of Liability. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NEITHER HD NOR ITS AFFILIATES, ON THE ONE HAND, NOR LIVEWIRE NOR ITS AFFILIATES, ON THE OTHER HAND, SHALL BE LIABLE UNDER THIS AGREEMENT TO THE OTHER FOR ANY INCIDENTAL CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE, EXEMPLARY, REMOTE, SPECULATIVE OR SIMILAR DAMAGES IN EXCESS OF COMPENSATORY DAMAGES OF THE OTHER ARISING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (OTHER THAN ANY SUCH LIABILITY WITH RESPECT TO INDEMNIFICATION OF SUCH DAMAGES PAID BY AN INDEMNITEE IN RESPECT OF A THIRD PARTY CLAIM).

6.22 Consent to Jurisdiction; WAIVER OF JURY TRIAL.

(a) This Agreement, together with any Action, dispute, remedy or other proceeding arising from or relating to this Agreement or the transactions contemplated hereby or any relief or remedies sought by any Parties hereto (whether in contract, tort or statute), and the rights and obligations of the parties hereunder, shall be governed by and construed in accordance with the laws of the State of Delaware for contracts made and to be fully performed in such state, without giving effect to any conflicts of laws rules, principles or regulations that would require the application of the laws of another jurisdiction. The state and federal courts located within the State of Delaware (the “Chosen Courts”) shall have exclusive jurisdiction over any and all disputes between the parties hereto, whether in law or in equity, arising out of or relating to this Agreement and the agreements, instruments and documents contemplated hereby and the parties hereto consent to and agree to subject to the exclusive jurisdiction of such Chosen Courts.

(b) THE PARTIES HEREBY WAIVE TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, AND SHALL NOT ASSERT IN ANY SUCH DISPUTE, ANY CLAIM THAT: (A) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS; (B) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS; OR (C) ANY ACTION OR OTHER PROCEEDING COMMENCED IN SUCH COURTS IS BROUGHT IN

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AN INCONVENIENT FORUM. THE MAILING OF PROCESS OF OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 6.7 (OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW) SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER PROVIDED HEREIN. THE PARTIES HEREBY IRREVOCABLY WAIVE ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signature Page Follows.]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

HARLEY-DAVIDSON, INC.

By:
Name:
Title:

[Signature Page to Separation Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

LIVEWIRE EV, LLC

By:
Name:
Title:

[Signature Page to Separation Agreement]

ANNEX I:

Defined Terms

“Action” means any demand, action, claim, complaint, dispute, suit, countersuit, arbitration, inquiry, subpoena, proceeding, audit or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any Governmental Entity or in any arbitration or mediation.

“Affiliate” means, when used with respect to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. It is expressly agreed that for purposes of this Agreement, from and after the Separation Time, (i) no member of the HD Group shall be deemed to be an Affiliate of any member of the LiveWire Group, (ii) no member of the LiveWire Group shall be deemed to be an Affiliate of any member of the HD Group and (iii) no joint venture formed after the Separation Time solely between one or more members of the HD Group, on the one hand, and one or more members of the LiveWire Group, on the other hand, shall be deemed to be an Affiliate of, or owned or controlled by, any member of the HD Group or the LiveWire Group for the purposes of this Agreement.

“Ancillary Agreements” means all Contracts entered into by the Parties or the members of their respective Group (but to which no Third Party is a party) in connection with the Separation and the other Transactions, including, the SPAC Business Combination Agreement, the Employee Matters Agreement, the Trademark License Agreement, the Tax Matters Agreement, the Intellectual Property License Agreement, the Contract Manufacturing Agreement, the Joint Development Agreement, the Transfer Documents, the Transition Services Agreement and the Master Services Agreement.

“Approvals or Notifications” means any consents, waivers, approvals, permits or authorizations to be obtained from, notices, registrations or reports to be submitted to, or other filings to be made with, any third Person, including any Governmental Entity.

“Assets” means assets, properties, claims and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of the applicable Person, including rights and benefits pursuant to any contract, license, permit, indenture, note, bond, mortgage, agreement, concession, franchise, instrument, undertaking, commitment, understanding or other arrangement.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in New York, New York.

“Business Records” means all files, documents, instruments, papers, books, studies, reports, records, tapes, microfilms, photographs, letters, ledgers, journals, financial statements, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), correspondence, lists (including customer and supplier lists and information), regulatory records associated with any Governmental Entity, promotional, marketing, and advertising materials, employee records (to the extent permitted by applicable Law), corporate records, Tax Returns, other Tax work papers and files and other documents in whatever form, physical, electronic (including email) or otherwise.

“Contract” means, with respect to any Person, any legally binding agreement, indenture, loan agreement, undertaking, note or other debt instrument, contract, lease, mortgage, deed of trust, permit, license, understanding, arrangement, commitment or other obligation, written or oral, to which such Person or any of its Subsidiaries is a party or by which any of them may be bound or to which any of their properties may be subject.

“Contract Manufacturing Agreement” means that certain Contract Manufacturing Agreement to be entered into between Harley-Davidson Motor Company Group, LLC and LiveWire at the Closing, as such agreement may be modified or amended from time to time in accordance with its terms.

“Employee Matters Agreement” means that certain Employee Matters Agreement to be entered into between HD and LiveWire at the Closing in substantially the form of Exhibit B attached hereto, as such agreement may be modified or amended from time to time in accordance with its terms.

“Environmental Law” means any Law relating to pollution, protection or restoration of or prevention of harm to the environment or natural resources, including the use, handling, production, registration, transportation, treatment, storage, disposal, Release or discharge of, or exposure to, Hazardous Materials, or the protection of or prevention of harm to human health and safety.

“Excluded Intellectual Property” means the Intellectual Property licensed pursuant to Shared Contracts, HD Specified Marks and any Intellectual Property listed on Schedule I.A.

“Governmental Approvals” means any notices or reports to be submitted to, or other filings to be made with, or any consents, registrations, approvals, permits, licenses, certificates or authorizations to be obtained from, any Governmental Entity.

“Governmental Entity” means any governmental or regulatory authority, agency, commission, body or other governmental or regulatory entity (including any court or arbitral body (public or private)), United States or non-United States, national or supra-national, state or local, including the SEC and the other Regulatory Authorities.

“Group” means either the HD Group or the LiveWire Group, as the context requires.

“Harley Business” means all businesses and operations (whether or not such businesses or operations are or have been terminated, divested or discontinued) conducted or proposed to be conducted by HD and its Subsidiaries prior to the Separation Time that are not included in the LiveWire Business.

“Hazardous Materials” means any chemical, material, substance, waste, pollutant, emission, discharge, release or contaminant that could result in liability under, or that is prohibited, limited or regulated by or pursuant to, any Environmental Law, and any natural or artificial substance (whether solid, liquid or gas, noise, ion, vapor or electromagnetic) that alone or in combination could cause harm to human health or the environment, including but not limited to petroleum, petroleum products and byproducts, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, electronic, medical or infectious wastes, polychlorinated biphenyls, radon gas, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances or per- or polyfluoroalkyl substances.

“HD Actions” means (a) those Actions set forth on Schedule I.I or (b) any Action primarily relating to, arising out of or resulting from the Harley Business or a HD Asset as of the Separation Time not listed on Schedule I.I or Schedule I.B.

“HD Backstop Amount” has the meaning set forth in the SPAC Business Combination Agreement.

“HD-Formative Marks” means (a) all Trademarks and domain names set forth on Schedule I.J and (b) all Trademarks and domain names owned by HD or any of its Subsidiaries that contain the “Harley-Davidson” name, either alone or in combination with other words or elements as of the Separation Time not listed on Schedule I.J or Schedule I.H.

“HD Group” means, immediately from and after the Separation Time, (a) HD and (b) each Subsidiary of HD (other than Holdco, LiveWire or any of their Subsidiaries).

“HD Indemnitees” means HD, each member of the HD Group, and all Persons who are or have been shareholders, stockholders, directors, partners, managers, managing members, officers, agents or employees of any member of the HD Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns.

“HD Intellectual Property” means (a) all Intellectual Property owned by either Party or any member of its respective Group thereunder as of the Separation Time other than the LiveWire Intellectual Property, (b) all rights to sue or otherwise recover for any past, present, or future infringement, misappropriation, dilution, or other violations of the foregoing; and (c) all Intellectual Property rights licensed to HD or any its Affiliates, other than Intellectual Property licensed pursuant to LiveWire Contracts and included in the LiveWire Intellectual Property.

“HD Permits” means any Permit of either Party other than the LiveWire Permits.

“HD Properties” means (a) the real property set forth on Schedule I.N under the heading “HD Properties” and (b) any real property to the extent used in connection with the Harley Business as of or prior to the Separation Time not listed on Schedule I.G or Schedule I.N.

“HD Specified Indebtedness” means all Indebtedness of any member of the HD Group or the LiveWire Group as of the Separation Time, other than LiveWire Specified Indebtedness or any LiveWire Liability.

“HD Specified Marks” means (a) all HD-Formative Marks, (b) any other Trademarks and domain names of HD or any of its Subsidiaries and (c) all Trademarks and domain names confusingly similar to or embodying any of the foregoing either alone or in combination with other words or elements, together with the goodwill associated with any of the foregoing, in each case of (a)-(c), other than LiveWire Specified Marks.

“HD Tax” means, without duplication, (i) any Tax of HD or any of its Affiliates (other than a member of the LiveWire Group) for any period, including any such Tax arising from or related to the Transactions (other than any Property Tax allocated to LiveWire under Section 6.2(a)), (ii) any Taxes imposed on or with respect to the LiveWire Group and any Taxes imposed or levied on or with respect to the LiveWire Assets or the LiveWire Business, in each case, for any Pre-Separation Time Tax Period, determined in accordance with Section 6.2(b) (other than any Property Tax allocated to LiveWire under Section 6.2(a)), (iii) any Tax of any Person (excluding (A) Taxes of any member of the LiveWire Group and any Taxes for which the LiveWire Group is responsible pursuant to the Tax Matters Agreement and (B) any Property Tax allocated to LiveWire under Section 6.2(a)) for which a member of the LiveWire Group is or becomes liable (x) pursuant to Treasury Regulation Section 1.1502-6 (or any analogous provision under state, local, or non-U.S. Law) resulting from being a member of a combined, affiliated, consolidated, unitary, integrated or similar Tax group with such Person prior to the Closing, (y) as a transferee or successor to such Person under Law as a result of an event or a transaction occurring prior to the Closing Date, or (z) by Contract (other than customary commercial contracts not primarily related to Taxes entered into in the ordinary course of business that are LiveWire Contracts) entered into prior to the Closing.

“HoldCo” means LW EV Holdings, Inc., a Delaware corporation.

“Indebtedness” means (a) all obligations of such specified Person for borrowed money or arising out of any extension of credit to or for the account of such specified Person (including reimbursement or payment obligations with respect to surety bonds, letters of credit, bankers’ acceptances and similar instruments or amounts by reason of overdrafts), (b) all obligations of such specified Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such specified Person upon which interest charges are customarily paid, (d) all obligations of such specified Person under conditional sale or other title retention agreements relating to Assets purchased by such specified Person, (e) all obligations of such specified Person issued or assumed as the deferred purchase price of property, assets or services, including “earn-outs” and “seller notes”, (f) all liabilities secured by (or for which any Person to which any such liability is owed has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge or other encumbrance on property owned or acquired by such specified Person (or upon any revenues, income or profits of such specified Person therefrom), whether or not the obligations secured thereby have been assumed by the specified Person or otherwise become liabilities of the specified Person, (g) all capital lease obligations of such specified Person, (h) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptance or other similar instruments, (i) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements, (j) all securities or other similar instruments convertible or exchangeable into any of the foregoing, and (k) any liability of others of a type described in any of the preceding clauses (a) through (j) in respect of which the specified Person has guaranteed or secured by any asset of such specified Person, whether or not such liability has been assumed by the specified Person: provided, however, that (i) with respect to HD, any liabilities or obligations of a type described in the preceding clauses (a) through (k) shall exclude the LiveWire Specified Indebtedness and (ii) with respect to LiveWire, any liabilities or obligations of a type described in the preceding clauses (a) through (k) shall exclude the HD Specified Indebtedness.

“Indemnifying Party” means any Party which may be obligated to provide indemnification to an Indemnitee pursuant to Article II hereof or any other section of this Agreement.

“Indemnitee” means any Person which may be entitled to indemnification from an Indemnifying Party pursuant to Article II hereof or any other section of this Agreement.

“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium and regardless of location, including (a) Technology and (b) to the extent not described by clause (a), technical, financial, employee or business information or data, studies, reports, records, books, Contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names and records, supplier names and records, customer and supplier lists, customer and vendor data or correspondence, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other financial employee or business information or data, files, papers, tapes, keys, correspondence, plans, invoices, forms, product data and literature, promotional and advertising materials, operating manuals, instructional documents, quality records and regulatory and compliance records.

“Insurance Proceeds” means those monies: (a) received by an insured Person from any insurer, insurance underwriter, mutual protection and indemnity club or other risk collective; or (b) paid on behalf of an insured Person by any insurer, insurance underwriter, mutual protection and indemnity club or other risk collective, on behalf of the insured, in either such case net of any costs or expenses incurred in the collection thereof; provided, however, that with respect to a captive insurance arrangement, Insurance Proceeds shall only include net amounts received by the captive insurer from a Third Party in respect of any captive reinsurance arrangement.

“Intellectual Property” means all intellectual property and industrial property in any and all jurisdictions throughout the world, including all: (a) patents, patent applications (including patents issued thereon) and statutory invention registrations, including reissues, divisions, continuations, continuations in part, substitutions, renewals, extensions and reexaminations of any of the foregoing, and all rights in any of the foregoing provided by international treaties or conventions, (b) Trademarks, (c) Internet domain names, (d) copyrights, mask works, database rights and design rights, whether or not registered, and all registrations and applications for registration of any of the foregoing, and all rights in and to any of the foregoing provided by international treaties or conventions, (e) any intellectual property rights in unpatented technology, and inventions (whether or not patentable and whether or not reduced to practice), invention disclosures, ideas, formulas, compositions, inventor’s notes, discoveries and improvements, manufacturing and production processes and techniques, testing information, research and development information, drawings, specifications, designs, plans, proposals and technical data, trade secrets, confidential information, data, know-how, product designs and development, methods and processes, testing tools and materials, customer information, marketing materials and market surveys and (f) intellectual property rights arising from or in respect of any Software or technology.

“Intellectual Property License Agreement” means that certain Intellectual Property License Agreement to be entered into between HD and LiveWire at the Closing, as such agreement may be modified or amended from time to time in accordance with its terms.

“Intercompany” means, with respect to any Contract, balance, arrangement or other legal or financial relationship, established at or prior to the Separation Time, that such Contract, balance, arrangement or other legal or financial relationship is (a) between or among one or more members of the HD Group and one or more members of the LiveWire Group, as applicable, or (b) between or among the Harley Business and the LiveWire Business, even if within the same legal entity (in which case the applicable Contract, balance, arrangement or other legal or financial relationship shall be deemed to be binding as if it was between separate legal entities).

“Joint Claims” means any claim or series of related claims under any insurance policy that results or could reasonably be expected to result in the payment of Insurance Proceeds to or for the benefit of both one or more members of the HD Group and one or more members of the LiveWire Group.

“Joint Development Agreement” means that certain Joint Development Agreement to be entered into between HD and LiveWire at the Closing, as such agreement may be modified or amended from time to time in accordance with its terms.

“Law” means any supranational, federal, state, local or provincial, municipal, foreign or common law, act, code, statute, treaty, ordinance, rule, regulation, order, judgment, injunction, award, decree, agency requirement, writ, franchise, variance, exemption, approval, certificate, notice, bylaw, standard, policy guidance, license, permit or other binding requirements, policies or instruments of any relevant jurisdiction, including in the United States or elsewhere issued, promulgated, adopted or entered into by or with any Governmental Entity or any Self-Regulatory Organization.

“Liabilities” means any and all indebtedness, guarantees, assurances, commitments, liabilities, obligations, responsibilities, Losses, remediation, deficiencies, reimbursement obligations in respect of letters of credit, damages, payments, fines, penalties, claims, settlements, judgments, sanctions, costs, expenses, interest and obligations of any nature or kind, whether accrued or fixed, absolute or contingent, matured or unmatured, accrued or not accrued, asserted or unasserted, liquidated or unliquidated, foreseen or unforeseen, known or unknown, reserved or unreserved, reflected on a balance sheet or otherwise, or determined or determinable, including those arising under any Law, claim, demand, Action, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity or arbitration tribunal, and those arising under any Contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking or terms of employment, whether imposed or sought to be imposed by a Governmental Entity, another third Person, or a Party, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, or otherwise, in each case, including all costs, expenses, interest, attorneys’ fees, disbursements and expenses of counsel, expert and consulting fees and costs related thereto or to the investigation or defense thereof, in each case including any fines, damages or equitable relief that is imposed in connection therewith.

“Lien” has the meaning set forth in the SPAC Business Combination Agreement.

“LiveWire Actions” means (a) those Actions set forth set forth on Schedule I.B or (b) any Action primarily relating to, arising out of or resulting from the LiveWire Business or a LiveWire Asset not listed on Schedule I.B or Schedule I.I.

“LiveWire Business” means the design, development, marketing, sale or distribution of (a) two-, three- or four-wheeled electric vehicles (including two-wheeled electric vehicles for children of a type designed, developed, marketed, sold or distributed by Stacyc, Inc.) or modular platforms for use in such electric vehicles, (b) part and accessories exclusively related to electric vehicles, and (c) electric vehicle systems (including batteries, power electronics, motors or electric vehicle system software), in each case, as conducted by HD and its Subsidiaries (including LiveWire) as of the Closing.

“LiveWire Contracts” means any Contract to which either Party or any member of its Group is a party or by which it or any member of its Group or any of their respective Assets is bound, whether or not in writing, primarily used or held for use in the conduct of the LiveWire Business; provided that LiveWire Contracts shall not include any Contract that is contemplated to be retained by HD or any member of the HD Group from and after the Separation Time pursuant to Section 1.1(c).

“LiveWire Group” means, immediately from and after the Separation Time, HoldCo and each Subsidiary of HoldCo.

“LiveWire Indemnitees” means LiveWire, each member of the LiveWire Group, and all Persons who are or have been shareholders, stockholders, directors, partners, managers, managing members, officers, agents or employees of any member of the LiveWire Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns.

“LiveWire Intellectual Property” means (a)(i) the Intellectual Property set forth on Schedule I.D, (ii) the LiveWire Specified Marks, (iii) any Intellectual Property (other than Trademarks) owned by HD or any of its Affiliates immediately prior to the Separation that is exclusively used or held for use in connection with (A) the LiveWire Business or (B) the manufacture of products for the LiveWire Business, in each case of (A) and (B), as of the Separation Time not listed on Schedule I.D or Schedule I.K, and (v) all rights to sue or otherwise recover for any past, present, or future infringement, misappropriation, dilution, or other violations of the foregoing; and (b) subject to Section 1.2, the Intellectual Property rights licensed to HD or any its Affiliates pursuant to LiveWire Contracts; but excluding in all cases the Excluded Intellectual Property.

“LiveWire Leases” means (a) the Contracts related to the leasing or subleasing of real property set forth on Schedule I.E and (b) any Contracts related to the leasing or subleasing of real property primarily relating to, held for use or primarily used in connection with the LiveWire Business and not listed on Schedule I.E or Schedule I.L, in the case of both clause (a) and (b) including all rights, interests, claims, benefits and claims of either Party or any member of its respective Group thereunder as of the Separation Time.

“LiveWire Permits” means (a) any Permit set forth on Schedule I.F and (b) any Permit primarily relating to, primarily held for use with or primarily used in connection with the LiveWire Business and not listed on Schedule I.F or Schedule I.M that is required for the ownership or use of the LiveWire Assets or the operation or conduct of the LiveWire Business.

“LiveWire Properties” means the real property set forth on Schedule I.G under the heading “LiveWire Properties”.

“LiveWire Specified Indebtedness” means the Indebtedness listed on Schedule 1.1(d)(i)(G).

“LiveWire Specified Marks” means (a) the Trademarks and domain names set forth on Schedule I.H and (b) the Trademarks and domain names that are owned by HD or any of its Subsidiaries and that are primarily used (or, if the subject of an intent-to-use application, intended to be primarily used) in connection with the goods or services included in the LiveWire Business immediately prior to the Separation Time not set forth on Schedule I.H or Schedule I.J.

“Losses” means any and all damages, losses (including diminution in value), deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, interest costs, Taxes, fines and expenses (including the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement rights hereunder), whether or not involving a Third Party Action, subject to Section 6.21.

“Master Services Agreement” means that certain Master Services Agreement to be entered into between HD and LiveWire at the Closing, as such agreement may be modified or amended from time to time in accordance with its terms

“Merger Sub” means LW EV Merger Sub, Inc., a Delaware corporation.

“NYSE” means the New York Stock Exchange.

“Parties” or “Party” shall have the meaning set forth in the Preamble.

“Permit” means all permits, licenses, franchises, authorizations, concessions, certificates, allowances, credits, consents, exemptions, approvals, variances, registrations, or similar authorizations from any Governmental Entity.

“Permitted Liens” shall have the meaning set forth in the SPAC Business Combination Agreement.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture (including with respect to any vessel), estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Post-Separation Time Tax Period” means any Tax period beginning after the Closing Date and that portion of a Straddle Period beginning after the Closing Date.

“Pre-Separation Time Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending at the end of the Closing Date.

“Privileged Information” means any information, in written, oral, electronic or other tangible or intangible forms, including any communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), as to which a party or its respective Subsidiaries would be entitled to assert or have a privilege, including the attorney-client and attorney work product privileges.

“Property Taxes” means all real property Taxes, personal property Taxes and similar ad valorem Taxes.

“Regulatory Authority” means any and all relevant regulatory agencies or authorities of the United States and other foreign regulatory agencies or authorities, in each case only to the extent that such agency or authority has authority and jurisdiction in the particular context.

“Release” means any release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials into or through the environment (including ambient air, surface water, groundwater and surface or subsurface strata).

“Representatives” means, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys or other representatives.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Self-Regulatory Organization” means any United States or non-United States commission, board, agency or body that is not a Governmental Entity but is charged with the supervision or regulation of brokers, dealers, securities underwriting or trading, stock exchanges, commodities exchanges, electronic communication networks, insurance group or agents, investment group or investment advisers, including the NYSE.

“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine-readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, (d) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (e) documentation, including user manuals and other training documentation, relating to any of the foregoing.

“SPAC” means AEA-Bridges Impact Corp., an exempted company incorporated in the Cayman Islands.

“Stored Records” means Tangible Information held in a Records Facility maintained or arranged for by the party other than the party that owns such Tangible Information.

“Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its respective Subsidiaries. It is expressly agreed that for purposes of this Agreement, from and after the Separation Time, no member of the LiveWire Group shall be deemed to be a Subsidiary of any member of the HD Group.

“Tangible Information” means Information that is contained in written, electronic or other tangible forms.

“Taxes” means any federal, state, local or foreign income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, escheat, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the tax liability of any other Person by Law, by contract or otherwise.

“Tax Matters Agreement” means that certain Tax Matters Agreement to be entered into by and among HD and HoldCo and any other parties thereto, substantially in the form to the SPAC Business Combination Agreement.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Technology” means all technology, designs, formulae, algorithms, procedures, methods, discoveries, processes, techniques, ideas, know-how, research and development, technical data, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship in any media, confidential, proprietary or nonpublic information, and other similar materials, all customized applications, completely developed applications and modifications to commercial applications, and all recordings, graphs, drawings, reports, analyses and other writings, and other tangible embodiments of the foregoing in any form, in each case, other than Software.

“Third Party” means any Person that is not a member of the HD Group or LiveWire Group.

“Trademark License Agreement” means that certain Trademark License Agreement substantially in the form attached hereto as Exhibit A to be entered into between HD and LiveWire at the Closing, as such agreement may be modified or amended from time to time in accordance with its terms.

“Trademarks” means all trademarks, service marks, trade names, trade dress, logos and other source or business identifiers, including all goodwill associated with any of the foregoing and any and all common law rights in and to any of the foregoing, registrations and applications for registration of any of the foregoing, all rights in and to any of the foregoing provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing.

“Transfer” means any direct or indirect transfer, donation, sale, assignment, pledge, hypothecation, grant of a security interest in or other disposal or attempted disposal of all or any portion of a security, any interest or rights in a security, or any rights under this Agreement.

“Transfer Documents” means transfer, contribution, distribution or other similar agreements, bills of sale, special warranty deeds, stock powers, certificates of title, assignments of Contracts and other instruments of transfer, conveyance and assignment entered into, as of or prior to the Separation Time, between one or more members of the HD Group, on the one hand, and one or more members of the LiveWire Group, on the other hand, as and to the extent necessary to evidence: (a) the transfer, conveyance and assignment of all of such Party’s and the applicable members of its Group’s right, title and interest in and to the Assets to the other Party and the applicable members of its Group in accordance with Section 1.1(a); and (b) the valid and effective assumption of the Liabilities by such Party or the applicable members of its Group in accordance with Section 1.1(a).

“Transition Services Agreement” means that certain Transition Services Agreement to be entered into between HD and LiveWire at the Closing, as such agreement may be modified or amended from time to time in accordance with its terms.

“Zero Emission Vehicle” or “ZEV” means a vehicle that produces zero exhaust emissions of any criteria pollutant (or precursor pollutant) or greenhouse gas under any possible operational modes or conditions.

“ZEV Environmental Attribute” means any right, aspect, claim, characteristic, attribute or benefit, however so entitled, credit, allowance, emissions reduction or similar entitlement, whether created under Law or otherwise, resulting from the sale, production or leasing of Zero Emissions Vehicles, including, for the avoidance of doubt, any credit, allowance, emissions reduction or similar entitlement that is generated by the sale, production or leasing of ZEVs produced by LiveWire, arising out of any present or future Environmental Law; provided, however, that ZEV Environmental Attributes will not include any such right, aspect, claim, characteristic, attribute or benefit, credit, allowance, emissions reduction or any subsidies or other payments accruing to LiveWire under Laws (including Environmental Laws) in effect as of the date of this Agreement.

“ZEV Program” means (a) any environmental program, whether a mandatory program created under Environmental Law or a voluntary program pursuant to which the sale, production or leasing of ZEVs result in any ZEV Environmental Attribute, including without limitation a Zero Emission Vehicles program, a cap-and-trade program, a voluntary program such as the Verified Carbon Standard of VERRA, a renewable fuels program, or a low carbon fuel standard program or (b) any program created under Environmental Law which requires a member of the HD Group to acquire, submit, surrender or retire any ZEV Environmental Attribute, or requires any payment from a member of the HD Group unless such member submits, surrenders or retires ZEV Environmental Attributes, in each case in respect of such HD Group member’s sale, production or leasing on non-ZEV vehicles, or which requires a payment from such member of the HD Group on the basis of the ratio of ZEVs to non-ZEVs or low-emission vehicles sold, produced or leased by such member of the HD Group.

Exhibit A

Trademark License Agreement

Exhibit B

Employee Matters Agreement

EXHIBIT B

Final Form

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [•], 2022, is made and entered into by and among LW EV Holdings, Inc., a Delaware corporation (“HoldCo”), AEA-Bridges Impact Sponsor LLC, a Cayman Islands limited liability company (the “Sponsor”), the equityholder of LiveWire EV LLC, a Delaware limited liability company (the “Target”), set forth on Schedule I hereto (such equityholder, the “Target Holder”) and certain shareholders of AEA-Bridges Impact Corp., a Cayman Islands exempted company (“SPAC”), set forth on Schedule II hereto (such shareholders, the “SPAC Holders” and, collectively with the Sponsor, the Target Holder and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 6.3 or Section 6.10 of this Agreement, the “Holders” and each, a “Holder”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, HoldCo has entered into a Business Combination Agreement, dated as of December 12, 2021 (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among HoldCo, SPAC, LW EV Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of HoldCo that was formed for the purposes of consummating the transactions contemplated by the Business Combination Agreement (“Merger Sub”), Harley-Davidson, Inc., a Wisconsin corporation (“HD”), and Target, pursuant to which, among other things, (a) HoldCo will become the sole stockholder of SPAC as a result of SPAC merging with Merger Sub, with SPAC surviving such merger, (b) HD will contribute, or cause to be contributed, Target to HoldCo, (c) HoldCo will contribute Target to SPAC and (d) SPAC will become the sole equityholder and managing member of Target.

(a) Merger Sub, will merge with and into SPAC (the “Merger”), with SPAC continuing as the surviving corporation as a direct, wholly owned subsidiary of HoldCo, (the “Business Combination”) and (b) SPAC will become the sole equityholder and managing member of Target.

WHEREAS, on or about the date hereof, pursuant to the Business Combination Agreement, the Holders received certain of HoldCo’s Common Stock, par value $0.0001 per share (the “HoldCo Shares”);

WHEREAS, prior to the consummation of the Business Combination, the SPAC redomesticated as a Delaware corporation (the “Redomesticated SPAC”), and as a result of such redomestication, immediately prior to the consummation of the Business Combination, the Sponsor and the SPAC Holders owned, in the aggregate, (i) 10,000,000 shares of Class A Common Stock, par value $0.01 per share of the Redomesticated SPAC (the “Sponsor Shares”) and (ii) 10,500,000 warrants to purchase shares of Class A Common Stock of the Redomesticated SPAC (the “Sponsor Warrants”);

WHEREAS, in connection with the Business Combination, the Sponsor Shares were exchanged for a certain number of HoldCo Shares;

WHEREAS, in connection with the Business Combination, the Sponsor Warrants were converted pursuant to the terms of the warrant agreement governing the Sponsor Warrants into the right to purchase HoldCo Shares (the “Company Warrants”), subject to substantially the same contractual terms and conditions governing the Sponsor Warrants;

WHEREAS, SPAC, the Sponsor, Mr. John Garcia, Mr. John Replogle and Mr. George Serafeim are parties to that certain Registration and Shareholder Rights Agreement, dated as of October 1, 2020 (the “Prior Agreement”);

WHEREAS, in contemplation of the execution and delivery of this Agreement, the parties to the Prior Agreement desire to terminate the Prior Agreement effective as of the date of this Agreement; and

WHEREAS, the parties hereto desire to enter into this Agreement, pursuant to which HoldCo shall grant the Holders certain registration rights with respect to certain securities of HoldCo, as set forth in this Agreement.

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NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Additional Holder” shall have the meaning given in Section 6.10.

“Additional Holder HoldCo Shares” shall have the meaning given in Section 6.10.

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Board, Chief Executive Officer of HoldCo or the principal financial officer of HoldCo, after consultation with counsel to HoldCo, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (b) would not be required to be made at such time if the Registration Statement or Prospectus were not being filed, declared effective or used, as the case may be and (c) HoldCo has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble hereto.

“Applicable Law” means any statute, law, act, code, ordinance, rule, treaty, directive, regulation or oder, in each case, of any Governmental Authority.

“Block Trade” shall have the meaning given in Section 2.3.1.

“Board” shall mean the Board of Directors of HoldCo.

“Business Combination” shall have the meaning given in the recitals to this Agreement.

“Business Combination Agreement” shall have the meaning given in the recitals to this Agreement.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Milwaukee, Wisconsin or New York, New York are authorized or required by Applicable Law to close.

“Closing” shall have the meaning given in the Business Combination Agreement.

“Closing Date” shall have the meaning given in the Business Combination Agreement.

“Commission” shall mean the Securities and Exchange Commission.

“Demanding Holder” shall have the meaning given in Section 2.1.4.

“EDGAR” shall have the meaning given in Section 3.1.3.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Form S-1 Shelf” shall have the meaning given in Section 2.1.1.

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“Form S-3 Shelf” shall have the meaning given in Section 2.1.1.

“Governmental Authority” shall mean any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal, including any data protection regulators or supervisory authorities, or any arbitral body (public or private).

“HoldCo” shall have the meaning given in the Preamble hereto and includes HoldCo’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“HoldCo Shares” shall have the meaning given in the recitals to this Agreement.

“Holder Information” shall have the meaning given in Section 4.1.2.

“Holders” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.

“Joinder” shall have the meaning given in Section 6.10.

“Lock-up” shall have the meaning given in Section 5.1.

“Lock-up Parties” shall mean, as applicable, the Sponsor, the Target Holder, Mr. Garcia, Mr. Replogle and Mr. Serafeim and their respective Permitted Transferees.

“Lock-up Period” shall mean:

(A) with respect to the Target Holder, the period beginning on the Closing Date and ending on the earliest of (i) the date that is seven years after the Closing Date, (ii) when the volume weighted average price of HoldCo Shares is greater than or equal to $18.00 for any 20 trading days within a 30-trading day period commencing at least 18 months after the Closing Date and (iii) when written notice of termination is given by LiveWire (or its permitted assigns or successor), pursuant to Section 13.3 to that certain Contract Manufacturing Agreement, dated as of the date hereof, by and between HD and Target;

(B) with respect to the Sponsor, Mr. Replogle and Mr. Serafeim in respect of Lock-up Shares, the period beginning on the Closing Date and ending on the earliest of (i) 365 days after the Closing Date and (ii) if the volume weighted average price of a HoldCo Share equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period; and

(C) with respect to Mr. Garcia in respect of Lock-up Shares, the period beginning on the Closing Date and ending on the earliest of (i) eighteen months after the Closing Date and (ii) if the volume weighted average price of a HoldCo Share equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period.

“Lock-up Shares” shall mean HoldCo Shares and any other equity securities convertible into or exercisable or exchangeable for HoldCo Shares (including any Company Warrants) held by the Sponsor, the Target Holder, Mr. Garcia, Mr. Replogle and Mr. Serafeim immediately following the Closing (other than HoldCo Shares and any other equity securities convertible into or exercisable or exchangeable for HoldCo Shares acquired pursuant to open market purchases subsequent to the Closing).

“Maximum Number of Securities” shall have the meaning given in Section 2.1.5.

“Merger” shall have the meaning given in the Recitals hereto.

“Merger Sub” shall have the meaning given in the Recitals hereto.

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“Minimum Takedown Threshold” shall have the meaning given in Section 2.1.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in light of the circumstances under which they were made) not misleading.

“Other Coordinated Offering” shall have the meaning given in Section 2.3.1.

“own” or “ownership” (and derivatives of such terms) shall mean (i) ownership of record and (ii) “beneficial ownership” as defined in Rule 13d-3 or Rule 16a-1(a)(2) promulgated by the Commission under the Exchange Act (but without regard to any requirement for a security or other interest to be registered under Section 12 of the Securities Act of 1933, as amended).

“Permitted Transferees” shall mean (a) with respect to the Sponsor, Target Holder and Mr. Garcia and their respective Permitted Transferees, (i) prior to the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities prior to the expiration of the Lock-up Period pursuant to Section 5.2 and (ii) after the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and HoldCo and any transferee thereafter, and (b) with respect to all other Holders and their respective Permitted Transferees, any person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities, including prior to the expiration of any lock-up period applicable to such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and HoldCo and any transferee thereafter.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“Piggyback Registration” shall have the meaning given in Section 2.2.1.

“Prior Agreement” shall have the meaning given in the recitals to this Agreement.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) any issued and outstanding HoldCo Shares and any other equity security (including warrants of HoldCo and any other warrants to purchase HoldCo Shares and HoldCo Shares issued or issuable upon the exercise or conversion of any other equity security) of HoldCo held by a Holder immediately following the Closing (including any securities distributable pursuant to the Business Combination Agreement), (b) any Additional Holder HoldCo Shares, and (c) any other equity security of HoldCo or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (a), (b) or (c) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B) (i) such securities shall have been otherwise transferred (other than to a Permitted Transferee), (ii) new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by HoldCo and (iii) subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no volume or other restrictions or limitations including as to manner or timing of sale); (E) such securities have been sold without registration pursuant to Section 4(a)(1) of the Securities Act or Rule 145 promulgated under the Securities Act or any successor rules promulgated under the Securities Act and (F) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

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“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which HoldCo Shares are then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone, delivery and road show or other marketing expenses;

(D) reasonable fees and disbursements of counsel for HoldCo;

(E) reasonable fees and disbursements of the independent registered public accounting firm of HoldCo incurred specifically in connection with such Registration; and

(F) in an Underwritten Offering or Other Coordinated Offering, reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holders” shall have the meaning given in Section 2.1.5.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Shelf” shall have the meaning given in Section 2.1.1.

“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“SPAC” shall have the meaning given in the Preamble hereto.

“SPAC Holders” shall have the meaning given in the Preamble hereto.

“Sponsor” shall have the meaning given in the Preamble hereto.

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“Sponsor Member” shall mean a member of Sponsor who becomes party to this Agreement as a Permitted Transferee of Sponsor.

“Sponsor Shares” shall have the meaning given in the recitals to this Agreement.

“Sponsor Warrants” shall have the meaning given in the recitals to this Agreement.

“Subsequent Shelf Registration Statement” shall have the meaning given in Section 2.1.2.

“Target” shall have the meaning given in the Preamble hereto.

“Target Holder” shall have the meaning given in the Preamble hereto.

“Transfer” shall mean directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any interest owned by a Person or any interest (including a beneficial interest or an economic entitlement) in, or the ownership, control or possession of, any interest owned by a Person.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean a Registration in which securities of HoldCo are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1.4.

“Withdrawal Notice” shall have the meaning given in Section 2.1.6.

ARTICLE II

REGISTRATIONS AND OFFERINGS

2.1 Shelf Registration.

2.1.1 Filing. HoldCo shall use commercially reasonable efforts to submit or file with the Commission a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) within thirty (30) calendar days after the Closing Date, covering the public resale of all the Registrable Securities (determined as of two (2) business days prior to such submission or filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf declared effective as soon as practicable after the filing thereof, but no later than the earlier of (a) the sixtieth (60th) calendar day after the filing date thereof (or the ninetieth (90th) calendar day following the filing date thereof if the Commission notifies HoldCo that it will “review” the Registration Statement) and (b) the fifth (5th) business day after the date HoldCo is notified (orally or in writing whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. HoldCo shall use commercially reasonable efforts to convert the Form S-1 (and any subsequent Registration Statement) to a shelf registration statement on Form S-3 (a “Form S-3 Shelf”, and together with the Form S-1 and any subsequent Registration Statement, the “Shelf”) as promptly as practicable after HoldCo is eligible to use a Form S-3 Shelf. HoldCo shall use commercially reasonable efforts to cause a Shelf to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Shelf is continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. HoldCo’s obligation under this Section 2.1.1, shall, for the avoidance of doubt, be subject to Section 3.4.

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2.1.2 Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, HoldCo shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective and to comply with the provisions of the Securities Act with respect to the disposition of all the Registrable Securities (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two (2) Business Days prior to such filing). If a Subsequent Shelf Registration Statement is filed, HoldCo shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if HoldCo is a well-known seasoned issuer at the time of filing (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration Statement shall be on Form S-3 to the extent that HoldCo is eligible to use such form at the time of filing. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. HoldCo’s obligation under this Section 2.1.2, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.3 Additional Registrable Securities. Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, HoldCo, upon written request of Sponsor, any SPAC Holder or any Target Holder, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at HoldCo’s option, any then available Shelf (including by means of a post-effective amendment) or by filing a Subsequent Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration Statement shall be subject to the terms hereof; provided, however, that HoldCo shall only be required to cause such additional Registrable Securities to be so covered twice per calendar year for each of the Target Holder, Sponsor and the SPAC Holders.

2.1.4 Requests for Underwritten Shelf Takedowns. Subject to Section 3.4, at any time and from time to time after the expiration of any Lock-up to which a Holder’s shares are subject, if any, and when an effective Shelf is on file with the Commission, the Sponsor and any Target Holder or SPAC Holder may request to sell all or any portion of its Registrable Securities in an Underwritten Offering (any such Holder, a “Demanding Holder” and collectively, the “Demanding Holders”) that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that HoldCo shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with a total offering price reasonably expected to exceed, in the aggregate, $50 million (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to HoldCo, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Subject to Section 2.3.4, HoldCo shall have the right to select the managing Underwriter or Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the initial Demanding Holder’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Sponsor may demand not more than three (3) Underwritten Shelf Takedowns and the Target Holder’s may demand not more than three (3) Underwritten Shelf Takedowns, as applicable, pursuant to this Section 2.1.4, in any twelve (12) month period. Notwithstanding anything to the contrary in this Agreement, HoldCo may effect any Underwritten Offering pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering.

2.1.5 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, advises HoldCo, the Demanding Holders and the Holders requesting piggy-back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other HoldCo Shares or other equity securities that HoldCo desires to sell and all other HoldCo Shares or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other

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stockholders, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in such Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then HoldCo shall include in such Underwritten Offering, before including any HoldCo Shares or other equity securities proposed to be sold by Company or by other holders of HoldCo Shares or other equity securities, the Registrable Securities of (i) first, the Demanding Holders that can be sold without exceeding the Maximum Number of Securities (pro rata, as nearly as practicable, based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that all of the Demanding Holders have requested be included in such Underwritten Shelf Takedown) and (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Requesting Holders (if any) (pro rata, as nearly as practicable, based on the respective number of Registrable Securities that each Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that all of the Requesting Holders have requested be included in such Underwritten Shelf Takedown, or in such other proportion as shall mutually be agreed to by all such Demanding Holders and Requesting Holders, that can be) that can be sold without exceeding the Maximum Number of Securities.

2.1.6 Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to HoldCo and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that a Target Holder may elect to have HoldCo continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Target Holder or any of their respective Permitted Transferees. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown by the withdrawing Demanding Holder for purposes of Section 2.1.4, unless either (i) such Demanding Holder has not previously withdrawn any Underwritten Shelf Takedown or (ii) such Demanding Holder reimburses HoldCo for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown); provided that, if a Target Holder elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by such Target Holder for purposes of Section 2.1.4. Following the receipt of any Withdrawal Notice, HoldCo shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, HoldCo shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1.6, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.1.6.

2.2 Piggyback Registration.

2.2.1 Piggyback Rights. Subject to Section 2.3.3, if at any time after the expiration of any Lock-up to which a Holder’s shares are subject, if any, HoldCo or any Holder proposes to conduct a registered offering of, or HoldCo proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of HoldCo (or by HoldCo and by the stockholders of HoldCo including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) for an offering in connection with a merger, consolidation or other acquisition, an exchange offer or offering of securities solely to HoldCo’s existing shareholders, (iii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iv) for an offering of debt that is convertible into or exchangeable for equity securities of HoldCo, (v) for a dividend reinvestment plan, (vi) for a rights offering (including any rights offering with a backstop or standby commitment), (vii) a Block Trade or (viii) an Other Coordinated Offering, then HoldCo shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering

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pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such registered offering, a “Piggyback Registration”). The rights provided under this Section 2.2.1 shall not be available to any Holder at such time as there is an effective Shelf available for the resale of the Registrable Securities pursuant to Section 2.1. Subject to Section 2.2.2, HoldCo shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of HoldCo included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder’s agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering.

2.2.2 Reduction of Piggyback Registration. Subject to Section 2.2.3, if the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises HoldCo and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of HoldCo Shares or other equity securities that HoldCo desires to sell, taken together with (i) HoldCo Shares or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) HoldCo Shares or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, exceeds the Maximum Number of Securities, then:

(a) if the Registration or registered offering is undertaken for HoldCo’s account, HoldCo shall include in any such Registration or registered offering (A) first, HoldCo Shares or other equity securities that HoldCo desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata (as nearly as practicable), based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering or in such other proportions as shall mutually be agreed to by all such selling Holders, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), HoldCo Shares or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities;

(b) if the Registration or registered offering is pursuant to a demand by persons or entities other than the Holders of Registrable Securities, then HoldCo shall include in any such Registration or registered offering (A) first, HoldCo Shares or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata (as nearly as practicable), based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering or in such other proportions as shall mutually be agreed to by all such selling Holders, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), HoldCo Shares or other equity securities that HoldCo desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), HoldCo Shares or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities; and

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(c) if the Registration or registered offering and Underwritten Shelf Takedown is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1 hereof, then HoldCo shall include in any such Registration or registered offering securities in the priority set forth in Section 2.1.5.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.6) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to HoldCo and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. HoldCo (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include a Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.6), HoldCo shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2.1.6, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1.4 hereof.

2.3 Block Trades; Other Coordinated Offerings.

2.3.1 Notwithstanding any other provision of this Article II, but subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, if a Demanding Holder wishes to engage in (a) an offering and/or sale of Registrable Securities by any Holder on a block trade or underwritten basis (whether firm commitment or otherwise) not involving a “roadshow” or other marketing efforts involving HoldCo prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction, but excluding a variable price reoffer (a “Block Trade”), or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal (an “Other Coordinated Offering”), in each case, with a total offering price reasonably expected to exceed the Minimum Takedown Threshold and notifies HoldCo at least five (5) Business Days prior to the day such offering is to commence, then HoldCo shall use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with HoldCo and any Underwriters, brokers, sales agents or placement agents prior to making any such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering.

2.3.2 Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to HoldCo, the Underwriter or Underwriters (if any) and any brokers, sales agents or placement agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, HoldCo shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this Section 2.3.2.

2.3.3 Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to this Agreement.

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2.3.4 The Demanding Holder in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and any brokers, sales agents or placement agents (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).

2.3.5 A Demanding Holder in the aggregate may demand no more than two (2) Block Trades or Other Coordinated Offerings pursuant to this Section 2.3 in any twelve (12) month period. For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to this Section 2.3 shall not be counted as a demand for an Underwritten Shelf Takedown pursuant to Section 2.1.4 hereof.

ARTICLE III

COMPANY PROCEDURES

3.1 General Procedures. In connection with any Shelf and/or Shelf Takedown, HoldCo shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto HoldCo shall:

3.1.1 prepare and file with the Commission, as soon as reasonably practicable, a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or have ceased to be Registrable Securities;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least five percent (5%) of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by HoldCo or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or have ceased to be Registrable Securities;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided that HoldCo shall have no obligation to furnish any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”);

3.1.4 prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other Governmental Authorities as may be necessary by virtue of the business and operations of HoldCo and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that HoldCo shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

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3.1.5 cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by HoldCo are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 at least three (3) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be (a) necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.10 in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering, or sale by a broker, placement agent or sales agent pursuant to such Registration permit a representative of the Holders, the Underwriters or other financial institutions facilitating such Underwritten Offering, Block Trade, Other Coordinated Offering or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement, and cause HoldCo’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration; provided, however, that such representatives, Underwriters or financial institutions agree to confidentiality arrangements in form and substance reasonably satisfactory to HoldCo, prior to the release or disclosure of any such information;

3.1.11 may permit a representative of the Holders (such representative to be selected by a majority of the participating Holders), the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriters to participate, at each such Person’s own expense, in the preparation of the Registration Statement; provided, however, that HoldCo may not include the name of any Holder or Underwriter or any information regarding any Holder or Underwriter in any Registration Statement or Prospectus, any amendment or supplement to such Registration Statement or Prospectus, any document that is to be incorporated by reference into such Registration Statement or Prospectus, or any response to any comment letter, without the prior written consent of such Holder or Underwriter;

3.1.12 obtain a “cold comfort” letter from HoldCo’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration (subject to such broker, placement agent or sales agent providing such certification or representation reasonably requested by HoldCo’s independent registered public accountants and HoldCo’s counsel) in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

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3.1.13 in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration obtain an opinion, dated such date, of counsel representing HoldCo for the purposes of such Registration, addressed to the participating Holders, the broker, placement agents or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, broker, placement agent, sales agent or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters;

3.1.14 in the event of any Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, enter into and perform its obligations under an underwriting agreement or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or Underwriters or the broker, placement agent or sales agent of such offering or sale;

3.1.15 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of HoldCo’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect);

3.1.16 with respect to an Underwritten Offering pursuant to Section 2.1.4, use its commercially reasonable efforts to make available senior executives of HoldCo to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

3.1.17 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.

Notwithstanding the foregoing, HoldCo shall not be required to provide any documents or information to an Underwriter, broker, sales agent or placement agent if such Underwriter, broker, sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter, broker, sales agent or placement agent, as applicable.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by HoldCo. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders; provided, however, that if, at the time of a withdrawal pursuant to Section 2.1.6, the withdrawing Demanding Holders shall have learned of a material adverse effect in the condition or business of the Company and its subsidiaries (taken as a whole), and such material adverse effect was not known or should have been known (including if reasonably available upon request from the Company or otherwise) to the withdrawing Demanding Holders at the time of their request pursuant to Section 2.1.3 and such Demanding Holders have withdrawn the request with reasonable promptness after learning of such information, then the withdrawing Demanding Holders shall not be required to pay any of such expenses.

3.3 Requirements for Participation in Registration Statement in Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide HoldCo with its requested Holder Information, HoldCo may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if HoldCo determines, based on the advice of counsel, that it is necessary or advisable to include such information in the applicable Registration Statement or Prospectus and such Holder continues thereafter to withhold such information. In addition, no person or entity may participate in any Underwritten Offering or other offering for equity securities of HoldCo pursuant to a Registration initiated by HoldCo hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting, sales, distribution or placement arrangements approved by HoldCo and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such underwriting, sales, distribution or placement arrangements. For the avoidance of doubt, the exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

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3.4 Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.4.1 Upon receipt of written notice from HoldCo that: (a) a Registration Statement or Prospectus contains a Misstatement; (b) any request by the Commission for any amendment or supplement to any Registration Statement or Prospectus or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement or Prospectus, such Registration Statement or Prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; or (c) upon any suspension by HoldCo, pursuant to a written insider trading compliance program adopted by the Board, of the ability of all “insiders” covered by such program to transact in HoldCo’s securities because of the existence of material non-public information, each of the Holders shall forthwith discontinue disposition of Registrable Securities pursuant to such Registration Statement covering such Registrable Securities until (x) in the case of (a) or (b), it has received copies of a supplemented or amended Prospectus (it being understood that HoldCo hereby covenants to prepare and file such supplement or amendment as soon as reasonably practicable after the time of such notice), or until it is advised in writing by HoldCo that the use of the Prospectus may be resumed, or (y) in the case of (c), until the restriction on the ability of “insiders” to transact in HoldCo’s securities is removed, and, if so directed by HoldCo, each such Holder will deliver to HoldCo all copies, other than permanent file copies then in such Holder’s possession, of the most recent Prospectus covering such Registrable Securities at the time of receipt of such notice.

3.4.2 Subject to Section 3.4.4, if the submission, filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require HoldCo to make an Adverse Disclosure, (b) require HoldCo to update the financial statements included in the Registration Statement in order to comply with Regulation S-X age of financial statement requirements, (c) require the inclusion in such Registration Statement of financial statements that are unavailable to HoldCo for reasons beyond HoldCo’s control, or (d) in the good faith judgment of the majority of the Board such Registration, be seriously detrimental to HoldCo and the majority of the Board concludes as a result that it is in HoldCo’s best interest to defer such submission, filing, initial effectiveness or continued use at such time, HoldCo may, upon giving prompt written notice of such action to the Holders (which notice shall not specify the nature of the event giving rise to such delay or suspension), delay the submission, filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by HoldCo to be necessary for such purpose notwithstanding the requirements of any other provision contained herein, including, without limitation, Section 2.1 purpose. In the event HoldCo exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from HoldCo that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents. HoldCo shall notify the Holders as soon as reasonable practicable after the expiration of any period during which it exercised its rights under this Section 3.4.2.

3.4.3 Subject to Section 3.4.4, (a) during the period starting with the date sixty (60) days prior to HoldCo’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a HoldCo-initiated Registration and provided that HoldCo continues to actively employ, in good faith, all commercially reasonable efforts to maintain the effectiveness of the applicable Shelf Registration Statement, or (b) if, pursuant to Section 2.1.4, Holders have requested an Underwritten Shelf Takedown and HoldCo and such Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, HoldCo may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.1.4 or 2.3.

3.4.4 The right to delay or suspend any submission, filing, initial effectiveness or continued use of a Registration Statement pursuant to clause (a) or (d) of Section 3.4.2 or a registered offering pursuant to Section 3.4.3 shall be exercised by HoldCo, in the aggregate, for not more than ninety (90) consecutive calendar days or more than one hundred and twenty (120) total calendar days in each case, during any twelve (12)-month period.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, HoldCo, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by HoldCo after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to

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EDGAR shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. HoldCo further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of HoldCo Shares held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect). Upon the request of any Holder, HoldCo shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification and Contribution.

4.1.1 Indemnification by HoldCo. HoldCo agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and agents and each person or entity who controls such Holder (within the meaning of the Securities Act), against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to HoldCo by such Holder expressly for use therein. HoldCo shall indemnify the Underwriters, their officers and directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2 Indemnification by Holders of Registrable Securities. In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to HoldCo in writing such information and affidavits as HoldCo reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify HoldCo, its directors, officers and agents and each person or entity who controls HoldCo (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement, except in the case of fraud or willful misconduct by such Holder. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of HoldCo.

4.1.3 Conduct of Indemnification Proceedings. Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment (acting in good faith) a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party (acting in good faith) a conflict of interest may exist between such indemnified

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party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 Survival. The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities. HoldCo and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event HoldCo’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 Contribution. If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person or entity who was not guilty of such fraudulent misrepresentation.

ARTICLE V

LOCK-UP

5.1 Lock-Up. Subject to Section 5.2 and Section 5.3, each Lock-up Party agrees that it shall not Transfer any Lock-up Shares prior to the end of, in respect of such Lock-up Party, the applicable Lock-up Period (the “Lock-up”).

5.2 Permitted Transferees. Notwithstanding the provisions set forth in Section 5.1, each Lock-up Party may Transfer the Lock-up Shares during the Lock-up Period (a) to (i) HoldCo’s officers or directors, (ii) any affiliates or family members of HoldCo’s officers or directors, (iii) if the undersigned is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, (1) transfers to another corporation, partnership, limited liability company, trust, syndicate, association or other business entity that controls, is controlled by or is under common control or management with the undersigned, and (2) distributions of HoldCo Shares to its partners, limited liability company members, equity holders or shareholders of the undersigned, or (iv) any other Lock-up Party or any direct partners, members or equity holders of such other Lock-up Party, any affiliates of such other Lock-up Party or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates, (b) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person or entity, or to a charitable organization, (c) in the case of an individual, by virtue of laws of descent and

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distribution upon death of the individual, (d) in the case of an individual, pursuant to a qualified domestic relations order, (e) in the case of a trust, by distribution to one or more of the permissible beneficiaries of such trust, (f) to the partners, members or equity holders of such Lock-up Party by virtue of the Lock-up Party’s organizational documents, as amended, upon dissolution of the Lock-up Party, (g) bona fide pledges of HoldCo Shares as security or collateral in connection with any bona fide borrowing or incurrence of any indebtedness by any Holder or any member of its group; provided, that any Holder who is subject to any pre-clearance and trading policies of HoldCo must also comply with any additional restrictions on the pledging of HoldCo Shares imposed on such Holder by HoldCo’s policies, (h) to HoldCo, or (i) in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the Board or a duly authorized committee thereof or other similar transaction which results in all of HoldCo’s stockholders having the right to exchange their HoldCo Shares for cash, securities or other property subsequent to the Closing Date. The parties acknowledge and agree that any Permitted Transferee of a Lock-up Party shall be subject to the transfer restrictions set forth in this ARTICLE V with respect to the Lock-Up Shares upon and after acquiring such Lock-Up Shares.

ARTICLE VI

MISCELLANEOUS

6.1 Other Registration Rights. The parties hereto that were parties to the Prior Agreement hereby terminate the Prior Agreement, which shall be of no further force and effect and is hereby superseded and replaced in its entirety by this Agreement.

6.2 Notices. Any notice or communication under this Agreement must be in writing and given by (i) recorded mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, or electronic mail. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery or electronic mail, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, as follows:

if to HoldCo, to:

c/o LiveWire

3700 West Juneau Avenue

Milwaukee, WI 53208

Attention:              Paul Krause

Email:                    paul.krause@harley-davidson.com;

                               H-DGeneralCounsel@harley-davidson.com

with a copy to (which shall not constitute notice):

Latham & Watkins, LLP

Latham & Watkins LLP

811 Main St.

Houston, TX 77002

Attention:            Ryan J. Maierson

                             Jason Morelli

Email:                 ryan.maierson@lw.com

                             jason.morelli@lw.com

and

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Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

United States of America

Attention:           Joshua Kogan, P.C.

                             Christian Nagler

Email:                 Joshua.kogan@kirkland.com

                             Christian.nagler@kirkland.com

Kirkland & Ellis LLP

1601 Elm Street, Suite 2700

Dallas, TX 75201

United States of America

Attention:          Melissa D. Kalka

Email:               melissa.kalka@kirkland.com

and, if to any Holder, at such Holder’s address or electronic mail address as set forth in HoldCo’s books and records.

Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 6.2.

6.3 Assignment; No Third Party Beneficiaries.

6.3.1 This Agreement and the rights, duties and obligations of HoldCo hereunder may not be assigned or delegated by HoldCo in whole or in part.

6.3.2 Subject to Section 6.3.4 and Section 6.3.5, this Agreement and the rights, duties and obligations of a Holder hereunder may be assigned in whole or in part to such Holder’s Permitted Transferees to which it transfers Registrable Securities; provided that with respect to the Sponsor and SPAC Holders, the rights hereunder that are personal to such Holders may not be assigned or delegated in whole or in part, except that the Sponsor shall be permitted to transfer its rights hereunder to one or more affiliates or any direct or indirect partners, members or equity holders of the Sponsor (including Sponsor Members), which, for the avoidance of doubt, shall include a transfer of its rights in connection with a distribution of any Registrable Securities held by Sponsor to Sponsor Members (it being understood that no such transfer shall reduce or multiply any rights of the Sponsor or such transferees).

6.3.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties hereto and their respective successors and the permitted assigns and transferees of the Holders, which shall include Permitted Transferees.

6.3.4 This Agreement shall not confer any rights or benefits on any persons or entities that are not parties hereto, other than as expressly set forth in this Agreement and Section 6.3.

6.3.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate HoldCo unless and until HoldCo shall have received (i) written notice of such assignment as provided in Section 6.2 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to HoldCo, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement, including the joinder in the form of Exhibit A attached hereto). Any transfer or assignment of this Agreement or any rights, duties or obligations hereunder made other than as provided in this Section 6.3 shall be null and void.

6.4 Counterparts. This Agreement may be executed in multiple counterparts (including PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

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6.5 Governing Law; Venue. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. To the fullest extent permitted by Applicable Law, any claim or cause pf action based upon, arising out of or related to this Agreement must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties hereto irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or claim or cause of action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or convenience of forum, (iii) agrees that all claims in respect of such cause of action shall be heard and determined only in any such court and (iv) agrees not to bring any proceeding, claim or cause of action arising out of or relating to this Agreement in any other court

6.6 Trial by Jury. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

6.7 Amendments and Modifications. Upon the written consent of (a) HoldCo and (b) the Holders of at least a majority in interest of the total Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of HoldCo, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or HoldCo and any other party hereto or any failure or delay on the part of a Holder or HoldCo in exercising any rights or remedies under this Agreement shall operate or be construed as a waiver of any rights or remedies of any Holder or HoldCo. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

6.8 Term. This Agreement shall terminate on the earlier of (a) the tenth anniversary of the date of this Agreement or (b) with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)). The provisions of Section 3.5 and Article IV shall survive any termination.

6.9 Holder Information. Each Holder agrees, if requested in writing, to represent to HoldCo the total number of Registrable Securities held by such Holder in order for HoldCo to make determinations hereunder.

6.10 Additional Holders; Joinder. In addition to persons or entities who may become Holders pursuant to Section 6.3 hereof, subject to the prior written consent of each Holder (so long as such Holder and its affiliates hold, in the aggregate, Registrable Securities representing at least five percent (5%) of the outstanding HoldCo Shares), HoldCo may make any person or entity who acquires HoldCo Shares or rights to acquire HoldCo Shares after the date hereof a party to this Agreement (each such person or entity, an “Additional Holder”) by obtaining an executed joinder to this Agreement from such Additional Holder in the form of Exhibit A attached hereto (a “Joinder”). Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, HoldCo Shares then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder HoldCo Shares”) shall be Registrable Securities to the extent provided herein and therein and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder HoldCo Shares.

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6.11 Interpretation. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein”, “hereto”, “hereof” and words of similar import refer to this Agreement as a whole, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include”, “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) the word “or” is disjunctive but not necessarily exclusive; (f) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (g) the word “day” means calendar day unless Business Day is expressly specified; (h) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (i) all references to Articles or Sections are to Articles and Sections of this Agreement unless otherwise specified; (j) all references to any Applicable Law will be to such Applicable Law as amended, supplemented or otherwise modified or re-enacted from time to time; (k) all references to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof; and (l) reference to any person includes such person’s successors and permitted assigns to the extent such successors and assigns are permitted by the terms of this Agreement, and reference to a person in a particular capacity excludes such person in any other capacity or individually. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

6.12 Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

6.13 Equitable Remedies. Each party acknowledges that the other parties would be irreparably damaged in the event of a breach by such party of any of its obligations under this Agreement and hereby agrees that in the event of a breach by such party of any such obligations, each of the other parties shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to an injunction from a court of competent jurisdiction (without any requirement to post bond but without limiting Section 6.5) granting such parties specific performance by such party of its obligations under this Agreement.

6.14 Entire Agreement. This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

6.15 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by email, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

6.16 Adjustments. If, and as often as, there are any changes in the Registrable Securities by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or sale, or by any other means, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Registrable Securities as so changed.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

LW EV HOLDINGS, INC.

By:
Name:
Title:

AEA-BRIDGES IMPACT SPONSOR LLC

By:
Name:	John Garcia
Title:	Co-Chief Executive Officer

TARGET HOLDER:

ELECTRICSOUL, LLC

By:
Name:
Title:

SPAC HOLDERS:

JOHN GARCIA

JOHN REPLOGLE

GEORGE SERAFEIM

[Signature Page to Registration Rights Agreement]

Schedule 1

Target Holder

1.	ElectricSoul, LLC, a Delaware limited liability company

Schedule 2

SPAC Holders

1.	John Garcia

2.	John Replogle

3.	George Serafeim

Exhibit A

REGISTRATION RIGHTS AGREEMENT JOINDER

The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Registration Rights Agreement, dated as of [●] , 2022 (as the same may hereafter be amended, the “Registration Rights Agreement”), among LW EV Holdings, Inc., a Delaware corporation (the “Company”), and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.

By executing and delivering this Joinder to HoldCo, and upon acceptance hereof by HoldCo upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s HoldCo Shares shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein.

Accordingly, the undersigned has executed and delivered this Joinder as of the [●] day of [●], 20[●].

Signature of Stockholder

Print Name of Stockholder
Its:

Address:

Agreed and Accepted as of
[●], 20[●]

LW EV Holdings, Inc.

By:
Name:
Title:

Exhibit E

Final Form

CONTRACT MANUFACTURING AGREEMENT

This CONTRACT MANUFACTURING AGREEMENT (this “Agreement”) is made as of [ ● ], 2021 (the “Effective Date”), by and between Harley-Davidson Motor Company Group, LLC, a limited liability company formed in Wisconsin, United States of America (“HD”), and LiveWire EV, LLC, a Delaware limited liability company (“LiveWire”). HD and LiveWire are each a “Party” and are sometimes referred to herein collectively as the “Parties.”

RECITALS

WHEREAS, Parties have entered into that certain Separation Agreement effective as of the date hereof (the “Separation Agreement”), pursuant to which the LiveWire Business has been separated from the Harley Business and transferred to LiveWire; and

WHEREAS, in connection with the Separation, LiveWire desires to obtain from HD, and HD desires to provide to LiveWire, contract manufacturing and procurement services in relation to the LiveWire Platforms and products identified in Exhibit A (the “Products”), in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1 For purposes of this Agreement, capitalized terms shall have the meaning set forth in the body of this Agreement or as set forth below in this ARTICLE 1. To the extent any capitalized terms are not defined herein, they shall have the meanings set forth in the Separation Agreement.

(a) “Actual Cost” means, with respect to the manufacture and delivery of a Product, HD’s actual direct costs, without mark-up, to manufacture and deliver such product, plus a reasonable allocation of overhead and, with respect to third-party providers, a reasonable allocation of the amounts paid to such providers that is proportionate to usage of services by or on behalf of LiveWire; provided that, subject to Section 12.2(b), HD shall not increase LiveWire’s fixed cost allocations because of adverse changes in HD’s production volumes, and HD shall not be required to increase its own fixed cost allocations because of adverse changes in LiveWire’s production volumes.

(b) “Change of Control Event” means (i) the sale of all or substantially all of the assets of a Party, or (ii) a sale of equity interests, merger, consolidation, recapitalization or reorganization of a Party, unless the Control of such a Party after such sale of equity interests, merger, consolidation, recapitalization or reorganization are beneficially owned, directly or indirectly, by the persons who beneficially owned such Party’s Control prior to such transaction.

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(c) “Confidential Information” means (i) non-public information and material of a Party or its Affiliates (and of companies with which such Party has entered into confidentiality agreements) that the other Party obtains knowledge of or access to in connection with this Agreement; (ii) non-public Intellectual Property of the Disclosing Party; and (iii) business and financial information of the Disclosing Party, including pricing, business plans, forecasts, revenues, expenses, earnings projections, sales data and any and all other non-public financial information; provided, however, “Confidential Information” does not include information that: (A) is or becomes public knowledge without any action by, or involvement of, the Recipient or its Affiliates or contractors; (B) is independently developed by the Recipient without reference or access to the Confidential Information of the Disclosing Party; (C) is already in the Recipient’s possession on a non-confidential basis at the time of disclosure thereof; or (D) is obtained by the receiving Party without restrictions on use or disclosure from a third party who did not receive it, directly or indirectly, from the Disclosing Party; provided that the exceptions set forth in clauses (B), (C) and (D) above shall not apply with respect to Confidential Information of LiveWire, to the extent the applicability of either exception is due to HD owning and or operating the LiveWire Business prior to the Separation.

(d) “Contractual Expiration Date” means, with respect to each Product, the date specified in Exhibit A as the “Contractual Expiration Date” for such Product, after which HD will have no obligation to continue manufacturing such Product and LiveWire shall have no obligation to continue purchasing such Product (other than under any Orders submitted prior to such date or following such date pursuant to Section 2.14).

(e) “Control” means ownership of fifty percent (50%) or more of the share capital or voting stock of a company, enterprise or other legal entity or the power to appoint the majority of board members, the general manager, factory chief or other principal person in charge of a company, enterprise or other legal entity, or the power to direct otherwise the management or policies of a company, enterprise or other legal entity.

(f) “EV Manufacturing Processes” means proprietary processes relating to the fabrication and assembly of EV powertrain systems and components, as well as final EV vehicle assembly (including appropriate sub assembly actions and painting of appropriate components).

(g) “Exclusive LSS Vehicle” means all two-wheeled vehicles and all three-wheeled vehicles (other than 2:1 trikes), in each case that utilize an LSS Platform.

(h) “HD’s Facility” means HD’s manufacturing facility or storage facility (or the applicable facility of an HD supplier) designated by HD for the manufacture or storage of Products hereunder.

(i) “HD Production Assets” means all Production Assets other than LiveWire Production Assets.

(j) “Improvements” means all modifications, enhancements, derivative works and improvements of Intellectual Property.

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(k) “Intellectual Property” means all intellectual property rights in any and all jurisdictions throughout the world, including domestic and foreign patents, copyrights, mask works, designs, trade secrets, and any other intellectual property rights in technologies, software, know-how, inventions, data, methods, processes and other confidential or proprietary information, but excluding any Trademarks.

(l) “Joint Development Agreement” means that certain Joint Development Agreement, effective as of the date hereof entered into by and between the Parties.

(m) “Lead Time” means, with respect to a Product, the period of time preceding the scheduled delivery date of such Product that is specified in Exhibit A.

(n) “LiveWire Distribution Center” means the distribution center used by LiveWire for distribution of Products.

(o) “LiveWire Platform” means the Platform currently manufactured and utilized in the “LiveWire One” vehicle.

(p) “LiveWire Production Assets” means the Production Assets used exclusively for the production of Products.

(q) “LiveWire Production Materials” means all Production Materials other than Shared Production Materials.

(r) “Losses” means any and all liability, loss, cost, expense, debt or obligation of any kind, character or description, and whether known or unknown, accrued, absolute, contingent or otherwise, and regardless of when asserted or by whom.

(s) “LSS Platforms” means the LiveWire Platform, the Speed Platform, and the SpeedWire Platform.

(t) “Minimum Order Quantity” means, with respect to a Product, the minimum number of units that LiveWire must order when it places an Order for such Product, as specified in Exhibit A and as may be modified by mutual agreement of the Parties in good faith from time to time.

(u) “Minimum Annual Volume Commitment” means, with respect to a Product, the annual volume of such Product required to be purchased by LiveWire from HD as specified in Exhibit A.

(v) “Order” means a written or electronic firm purchase request for Products issued by LiveWire to HD and accepted by HD after the Effective Date of this Agreement. Orders may be placed as discrete purchases or as part of an ongoing delivery schedule and will be placed utilizing the SD&I Process.

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(w) “Order Deficit Impact Fee” means the sum of (i) the Product Price of the Product Order Deficit less the Actual Cost of such Products, and (ii) the allocation of overhead included in the Actual Cost of such Products.

(x) “Personal Information” means all information received by either Party in any tangible or intangible form that relates to or personally identifies or makes identifiable the other Party’s employees, customers, agents, end-users, suppliers, contacts or representatives. Examples of Personal Information may include, but are not limited to, individual names, addresses, phone numbers, email addresses, purchase history, employment information, financial information, medical information, credit card numbers, social security numbers, and product service history.

(y) “Platform” means, with respect to a vehicle, the battery, motor and power electronics that deliver the performance for such vehicle.

(z) “Product Order Deficit” means, with respect to a Product, the amount (if any) by which the Minimum Annual Volume Commitment for such Product exceeds the actual quantity of such Product ordered by LiveWire during any applicable year.

(aa) “Product Price” means, with respect to a Product, the price that is specified for such Product on Exhibit A, which shall represent HD’s Actual Cost for manufacturing such Product plus a markup of six percent (6%).

(bb) “Production Assets” means the machinery and equipment (and related gauges and fixtures used for assembly) that are used for the production of Products hereunder, excluding Tooling.

(cc) “Production Materials” means raw materials, components, subassemblies, parts, other supplies and any industrial services required for the manufacturing of Products hereunder.

(dd) “Project” has the meaning set forth in the Joint Development Agreement.

(ee) “SD&I Process” means the Supply, Demand and Inventory (SD&I) process to be mutually agreed by the Parties.

(ff) “Shared Production Materials” means Production Materials that are used in both HD products and Products, with the exception of any such materials that LiveWire determines to procure for itself in accordance with Section 5.3.

(gg) “Specifications” means LiveWire’s written functional and performance criteria, visual inspection criteria, electrical test and electrical parameters, dimensional and structural requirements, test methods and other specifications for each Product, which are provided to HD in writing.

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(hh) “Speed Platform” means any vehicle Platform with a peak power (10 seconds) of 36kW through 74kW.

(ii) “SpeedWire Platform” means any vehicle Platform with a peak power (10 seconds) of 75kW through 120kW.

(jj) “Termination Charges” means, without duplication, with respect to a Product, all expenditures, accruals or cost allocations arising from, relating to or incurred in connection with HD’s end of production of such Product earlier than the end of the first Renewal Term for such Product, including all those relating to: (i) the termination or cancellation of procurement of materials, goods and services, including supplier compensation payments, cancellation penalties, payments for obsolescence of material, work-in-progress and finished goods (whether sold at a loss or scrapped) or life-time buys of materials or goods from suppliers and all applicable premiums that were approved by LiveWire; (ii) the termination of employees or contract employees, including any wages, salaries and benefits through the earlier of the end of the first Renewal Term for the relevant Product and the date the obligation to pay such wages, salary and benefits expires, severance costs (to the extent such severance costs are consistent with HD’s standard severance plan or any applicable collective bargaining agreement then in place), relocation costs, outplacement services, training costs and other termination-related payments; (iii) any overtime charges incurred in connection with last-time buys or building of a bank of materials that were approved by LiveWire; (iv) the disposal or scrapping of materials, work-in-progress or finished goods; (v) machinery and equipment, including related tooling, jigs, dies, gauges, fixtures, molds, patterns and other accessories, whether incurred as a result of the reconfiguration, relocation, disposal or scrapping thereof, an adjustment in the allocable share of depreciation and amortization or otherwise; (vi) any outstanding incremental capital investment made by HD with respect to such Product (including related costs of capital); (vii) the surrender or vacation of unused manufacturing space dedicated to the relevant Product, including rental and leasehold payments, an allocable share of depreciation and amortization taxes and insurance premiums through the end of the first Renewal Term for the relevant Product; and (viii) the write-off of net book value of HD Production Assets that are disposed of or destroyed in connection with the end of production of the relevant Product, in each case, regardless of whether such cash expenditures, accruals and cost allocations are incurred or disbursed prior or after the end of production of the relevant Product. For the avoidance of doubt, to the extent an expenditure, accrual or cost allocation, has been satisfied or paid by LiveWire in accordance the other provisions of this Agreement such amount shall be excluded from the calculation of Termination Charges. For the avoidance of doubt, the end of the first Renewal Term for the LiveWire Platform is 10 years from the Effective Date.

(kk) “Tooling” means all tooling, including related jigs, dies, gauges, fixtures, molds, patterns and similar accessories, required for the manufacturing of Products hereunder.

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1.2 Each of the following terms is defined in the Section set forth opposite such term:

Term	Article / Section
Agreement	Preamble
Chosen Courts	14.6
Dispute	12.4
Dispute Committee	12.4
Effective Date	Preamble
Force Majeure Event	ARTICLE 11
Forecasts	2.4
HD	Preamble
HD Data	8.3
Initial Term	13.1
LiveWire	Preamble
LiveWire Data	8.3
LiveWire’s Recall Obligations	6.3
Operational Committee	12.1
Parties	Preamble
Party	Preamble
Privacy and Security Requirements	Exhibit B
Products	Recitals
Quarterly True-Up Report	3.2
Recall	6.1
Renewal Term	13.1
Separation Agreement	Recitals
Technical Manufacturing Documents	ARTICLE 7
Term	13.1
Warranty Period	4.2

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ARTICLE 2

MANUFACTURING SERVICES

2.1 Manufacturing Services. LiveWire hereby appoints HD as LiveWire’s exclusive manufacturer for each LSS Platform and all Exclusive LSS Vehicles utilizing any such LSS Platform for a period that begins on the date that HD begins manufacturing such Platform and ends five (5) years thereafter (provided that the exclusivity of the LiveWire Platform shall expire five (5) years following the Effective Date). As LiveWire introduces new products as part of an LSS Platform, the Parties will revise Exhibit A to include such new products as Products hereunder. LiveWire may also request HD to manufacture other products from time to time, and if HD agrees to manufacture such products, the Parties will revise Exhibit A to include such products. HD hereby accepts the appointment and agrees to manufacture and supply to LiveWire the Products in accordance with the Specifications from the Effective Date until the Contractual Expiration Date of each Product, in accordance with the terms of this Agreement, subject to the early termination of this Agreement in accordance with Article 13. HD will perform its manufacturing services (a) in a professional and workmanlike manner and in accordance with good industry practice and applicable law, and (b) with at least the same (and no less than reasonable) standard of service (including with respect to quality, skill and diligence) that HD provides to its own other businesses.

2.2 Contractors. HD may subcontract its obligations hereunder, provided that, during the exclusivity period for a Platform, HD may not engage subcontractors to manufacture Products included in such Platform without LiveWire’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), except that LiveWire’s consent shall not be needed for HD to subcontract to (a) HD’s Affiliates, (b) subcontractors that HD used prior to the Effective Date or (c) subcontractors that HD engages during the Term to perform similar work for HD’s own businesses. HD shall be and remain responsible for each subcontractor’s compliance with this Agreement to the same extent HD would be responsible for its own compliance with this Agreement.

2.3 Minimum Annual Volume Commitments; Annual Review. LiveWire agrees to order, each year during the term, an amount of each Product that meets or exceeds the Minimum Annual Volume Commitment for such Product. If at the end of each year during the Term, there is a Product Order Deficit, then HD will issue LiveWire an invoice for the Order Deficit Impact Fee, and LiveWire may elect, in its sole discretion, to order and take receipt of the amount of Product necessary to meet the Minimum Annual Volume Commitment for such Product, or pay the Order Deficit Impact Fee within sixty (60) days of receipt of the invoice; provided that, at LiveWire’s option, LiveWire shall be relieved of its obligation to pay the Order Deficit Impact Fee to the extent that the Product Order Deficit is the result of HD’s failure to fulfill Orders placed in accordance with this Agreement (except to the extent HD’s failure to fulfill Orders was caused, directly or indirectly, by LiveWire). The Operational Committee will review the Minimum Annual Volume Commitments on an annual basis as set forth in Section 12.2.

2.4 Forecasts. LiveWire shall provide HD, on a monthly basis in accordance with the SD&I Process, a rolling forecast indicating LiveWire’s monthly Product requirements for the following twelve (12) months (“Forecasts”). The Forecast for a given year shall be within twenty percent (20%) of the Minimum Annual Volume Commitment for such year. The quantity of Products forecasted for the first ninety (90) days of each Forecast shall be firm and binding and

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LiveWire shall be obligated to submit an Order for and purchase the quantities of Products set forth in such binding portion of each Forecast, including the Minimum Order Quantity.

2.5 Orders. LiveWire shall issue Orders for Products in accordance with the Lead Time for each Product. Each Order shall include, at minimum:

(a) LiveWire’s internal order reference;

(b) an adequate description of the Products being ordered (e.g. a part number);

(c) the price to be paid for the Products ordered;

(d) the Product quantity and time of delivery;

(e) the place or places of delivery;

(f) any special packaging requirements; and

(g) any special packing and shipping requirements.

2.6 Acceptance of Orders; Fair Share.

(a) Within five (5) Business Days of HD’s receipt of an Order, HD shall expressly acknowledge receipt and, if applicable, acceptance of the Order by sending an email to LiveWire (or such other method of communication agreed to by the Parties from time to time). HD shall accept all Orders that comply with the Lead Time and the Minimum Order Quantity, that are consistent with the Forecast, and that comply with the other terms and conditions of this Agreement and shall consider in good faith whether to accept Orders outside of the foregoing parameters. Notwithstanding the foregoing, HD shall be relieved from any obligation to fulfill LiveWire’s Orders for a Product to the extent that: (i) the quantities of Production Materials delivered to HD’s Facility are insufficient to fulfill LiveWire’s Order for Products; or (ii) the Products ordered exceed HD’s maximum production capacity for such Products; provided, that, if the quantities of any Shared Production Materials are insufficient to meet the Parties’ aggregate requirements for the manufacture of Products hereunder and HD’s requirements for its own products, then any such Production Materials acquired by the Parties shall be apportioned between the Parties on a pro rata basis based on the applicable production schedules so that each Party’s requirements are covered proportionately.

(b) HD shall: (i) maintain sufficient manufacturing capacity to meet the forecasted volumes for each Product; (ii) maintain a dedicated production line for electric vehicles; and (iii) maintain business continuity and risk mitigation strategies substantially similar to those that HD provides to its own other businesses.

2.7 Lead Times. The Parties may mutually agree to change the Lead Time applicable to a Product in good faith and neither Party will unreasonably withhold, condition, or delay consent to a requested change to a Lead Time modification proposed by the other Party.

2.8 Delivery; Incoterms. All Products will be delivered by HD to LiveWire Ex Works (LiveWire Distribution Center) Incoterms 2020. Except as otherwise provided hereunder, the terms, conditions and obligations of Ex Works (Incoterms 2020) are incorporated herein by reference.

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2.9 Discrepancies. If LiveWire discovers any discrepancy between: (i) the quantity or type of Products ordered by LiveWire and that received by LiveWire; or (ii) the quantity or type of Products invoiced by HD and that received by LiveWire, LiveWire will promptly notify HD thereof, and in any event in less than thirty (30) days from such discovery.

2.10 Shortages. If the discrepancy is a shortage and HD invoiced LiveWire for the full amount of Products ordered, HD shall, at LiveWire’s option: (i) adjust the invoice; (ii) refund LiveWire for amounts paid for such Products to adjust for such shortage; or (iii) as quickly as commercially and reasonably practicable, at HD’s cost and expense, supply the number of units in such shortage to LiveWire provided LiveWire has paid or commits to pay HD in full for such units. HD shall be entitled to any insurance proceeds paid to LiveWire in respect of a shortage for which it replaces units or compensates LiveWire.

2.11 Overages. In case of an unintentional overage in any shipment, irrespective of when and by which Party discovered, LiveWire shall keep such quantity and pay the amount invoiced or the amount to be invoiced if the invoice did not include such overage, provided that HD has taken commercially reasonable actions to try to prevent such overages from occurring. LiveWire shall have the right to adjust any Forecasts to account for such overages.

2.12 Verification. For purposes of verifying and substantiating any claim(s) for compensation made by LiveWire under this Agreement, LiveWire shall provide to HD reasonable access to LiveWire’s premises and such information as HD shall reasonably request. Access to such books and records shall only be provided to the extent permitted by applicable Law.

2.13 Notice Requirement. HD shall not be obligated to make cash refunds or provide additional products for shortages when the notice of the shortage is not delivered within thirty (30) days of the discovery thereof as provided in Section 2.9 above.

2.14 Contractual Expiration Date. LiveWire must submit any Order with respect to a Product with sufficient Lead Time so that the Product can be delivered before the Contractual Expiration Date, and HD will have no obligation to continue manufacturing any Product after the Contractual Expiration Date for such Product and LiveWire will have no obligation to continue purchasing such Product from HD after the Contractual Expiration Date for such Product (other than under any Orders submitted prior to such date or following such date pursuant to this Section 2.14); provided, that, HD may, in its sole discretion, accept Orders that would require manufacturing after the applicable Contractual Expiration Date and, if HD chooses to accept any such Order, such Order will be subject to the terms of this Agreement.

2.15 Dealer and Customer Responsibilities. LiveWire shall have sole responsibility for its dealer and customer relationships related to Products, including dealer and customer satisfaction, warranty (but without limiting any rights or remedies LiveWire may have hereunder with respect to non-conforming Products) and other dealer and customer obligations. HD shall have no contractual relationship with, and no responsibility to, the dealer or end customers of the Products with respect to the Products.

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ARTICLE 3

PAYMENT

3.1 Invoices. HD will issue an invoice for the Product Price for all Products delivered hereunder, at or promptly following delivery. HD will issue an invoice for any Termination Charges and any other costs, fees, expenses or charges hereunder (except as noted in the foregoing or elsewhere in this Agreement) within a reasonable time of incurring and/or determining such costs, fees, expenses or charges.

3.2 Quarterly True-Up. Within one month following the end of each calendar quarter during the Term, HD shall conduct an analysis to determine whether the direct costs incurred by HD in connection with the manufacture and delivery of Products during such quarter differed from the direct cost component of the Product Price, and whether the allocation of overhead for such calendar quarter should be adjusted from the allocation of overhead in the Product Price, based on the relative manufacture of HD products and Products during such calendar quarter; provided that, subject to Section 12.2(b), HD shall not increase LiveWire’s fixed cost allocations because of adverse changes in HD’s production volumes, and HD shall not be required to increase its own fixed cost allocations because of adverse changes in LiveWire’s production volumes. Upon conclusion of such analysis, HD will deliver a report to LiveWire which specifies the results of the analysis (the “Quarterly True-Up Report”). If the sum of the direct costs and allocated overhead for such calendar quarter are less than the direct costs and overhead components included in the Product Price for the Products delivered during such calendar quarter, then HD shall pay the difference to LiveWire within sixty (60) days after delivering the Quarterly True-Up Report to LiveWire, and if the sum of such direct costs and allocated overhead are more than the direct costs and overhead components included in the Product Price, then HD shall issue LiveWire an invoice for the difference, which shall be payable by LiveWire as specified in Section 3.3 below; provided that, subject to Section 12.2(b), HD shall not increase LiveWire’s fixed cost allocations because of adverse changes in HD’s production volumes, and HD shall not be required to increase its own fixed cost allocations because of adverse changes in LiveWire’s production volumes.

3.3 Payment; Taxes. LiveWire shall pay invoices (other than amounts disputed in good faith) within sixty (60) days after the receipt date of such invoice, provided that, notwithstanding anything to the contrary in this Agreement, disputed amounts withheld by LiveWire shall not exceed twenty percent (20%) of any invoice; provided that payment of any amounts shall not be deemed to be a waiver of LiveWire’s right to dispute or recover such amounts. All payments will be made in United States Dollars. In the event that either LiveWire fails to make a payment as prescribed above, following written notification to LiveWire by HD, HD may withhold further delivery of Product(s) to LiveWire until such delinquent payment is received. If LiveWire fails to pay all or any portion of any such invoiced amount by the required date, LiveWire will be obligated to pay to HD, in addition to the amount due, interest at an interest rate of one-half of one percent (0.5%) per month, accruing continuously from the date the payment was due through the date of actual payment. LiveWire shall be responsible for all sales, use and goods and services, value-added, and any other similar Taxes, duties and charges (“Indirect Taxes”) imposed by any federal, state or local government entity on any amounts payable by LiveWire hereunder, provided that HD will be solely responsible for the payment of its income Taxes, franchise or similar Taxes, its employee’s salaries, unemployment insurance, workers’ compensation, employee benefits and

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other employment-related costs, charges and deductions. Each invoice provided under Section 3.1 shall properly reflect all Indirect Taxes payable by LiveWire, and if applicable, such information reasonably required for LiveWire to obtain a refund, credit or offset of such Indirect Taxes in accordance with applicable Law. Livewire and HD shall make reasonable efforts to cooperate to the extent necessary to obtain any exemption relating to, or reduced rate of, any such Indirect Tax, including by providing exemption certificates or other information reasonable required to establish an exemption. The parties will reasonably cooperate to minimize any deduction or withholding for or on account of Tax, including making applicable double taxation treaty clearance applications. If any Taxes are required to be deducted or withheld from any payments made by one Party (the “Payor”) to another Party hereunder, then such Payor shall withhold or deduct the required amount and promptly pay such Taxes to the applicable Tax authority and any such amounts shall be deemed to have been paid hereunder.

3.4 Quarterly Pricing Review; Changes in Product Prices. The Operational Committee will review the Product Prices every three (3) months from the Effective Date as set forth in Section 12.2. For the avoidance of doubt, HD may adjust the Product Prices on a quarterly basis upon notice to LiveWire to reflect changes in the Actual Cost.

3.5 Audit. Once per year with prior written notice of at least ten (10) Business Days to HD, LiveWire may (at LiveWire’s sole cost and expense) carry out an audit of HD’s relevant books and records to confirm that the Product Prices were determined in accordance with the terms of this Agreement. After receipt of a valid notice of such audit, HD shall grant reasonable access to HD’s relevant books and records during HD’s regular business hours. Access to such books and records shall only be provided to the extent permitted by applicable Law and applicable confidentiality and contractual obligations and to the extent that such access will not result in the loss of legal privilege.

ARTICLE 4

QUALITY

4.1 Warranty. HD warrants to LiveWire, its successors and assigns for the duration of the Warranty Period that the Products delivered to LiveWire in accordance with the terms and conditions of this Agreement (i) will be free from defects in workmanship and will conform to the Specifications, and (ii) will be free from Liens and encumbrances.

4.2 Warranty Period. The foregoing warranties shall extend from the date of delivery to LiveWire for a period of five (5) years on batteries, and from the date of delivery of the relevant Product to the end customer for a period of two (2) years (unlimited mileage) on motorcycles, and one (1) year on motorcycle parts and accessories (unless such parts and accessories are sold as part of a motorcycle, in which case the warranty period shall be two (2) years for such parts and accessories) (the “Warranty Period”). LiveWire may submit a written request to HD requesting an extension to the Warranty Period for a Product. HD shall consider any such request in good faith, and notify LiveWire of the cost to LiveWire of any such extension, which cost shall be reasonably determined in accordance with typical warranty cost analysis. If the Parties mutually agree on such extension, the Warranty Period for the applicable Product will be so extended (with respect to quantities of such Product supplied by HD following the effective date of the extension), and the Product prices shall be increased to include the cost of the extended Warranty Period.

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4.3 Remediation. In the event LiveWire discovers any quality problems with the Products delivered hereunder, LiveWire shall promptly advise HD and the Parties shall seek to remedy any such problems from occurring in the future. If LiveWire can reasonably demonstrate that a Product fails to conform to the warranties set forth in Section 4.1 of this Agreement and provide reasonable supporting evidence for such failure, HD, at its sole option and expense (including any shipping or delivery costs in connection with a repair or replacement), will either repair or replace the non-conforming Products. For the avoidance of doubt, HD shall not be liable for any breach of the warranties set forth in Section 4.1 and LiveWire will have no legal remedy from HD for the relevant non-conforming Products if such breach is caused by materials or items owned or furnished by LiveWire or a failure of a supplier of Production Materials LiveWire Production Assets or Tooling to comply with its obligations under its supply contracts with LiveWire or HD; provided that, for suppliers of Shared Production Materials, HD shall use commercially reasonable efforts to work with the applicable supplier to remediate such failure, and shall pass through to LiveWire any refunds or credits it obtains under its agreement with such Production Materials supplier with respect to such non-conforming Products. The Warranty Period for any repaired or replacement Product will be the balance of the Warranty Period for the original non-conforming Product remaining from the date HD was notified of the warranty claim of the Product.

4.4 DISCLAIMER. EXCEPT FOR THE WARRANTIES SET FORTH IN SECTION 4.1, HD EXPRESSLY DISCLAIMS TO THE FULL EXTENT PERMISSIBLE BY LAW ANY WARRANTIES, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AS TO THE NATURE OR STANDARD OF THE SERVICES OR PRODUCTS WHICH HD MAY PROVIDE HEREUNDER, INCLUDING ANY WARRANTIES OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE AND ALL WARRANTIES ARISING FROM ANY COURSE OF DEALING OR USAGE OF TRADE.

4.5 EXCLUSIVE REMEDIES. SECTION 4.3 CONSTITUTES LIVEWIRE’S SOLE AND EXCLUSIVE REMEDIES FOR A BREACH OF THE WARRANTIES SET FORTH IN SECTION 4.1; PROVIDED THAT THE FOREGOING SHALL NOT LIMIT HD’S LIABILITY ELSEWHERE IN THIS AGREEMENT FOR MANUFACTURING DEFECTS. HD WILL HAVE A REASONABLE TIME TO PROVIDE A REMEDY IN ACCORDANCE WITH SECTION 4.3.

ARTICLE 5

PRODUCTION MATERIALS; PRODUCTION ASSETS; PROCUREMENT AGENCY

5.1 Procurement by LiveWire. LiveWire shall be exclusively responsible for procurement of LiveWire Production Materials, LiveWire Production Assets and Tooling (other than their receipt by HD and handling inside of HD’s Facility) as follows:

(a) source-selecting all LiveWire Production Materials, LiveWire Production Assets and Tooling;

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(b) procuring all LiveWire Production Assets and Tooling including: (i) negotiating the price and all other terms applicable to the supply of LiveWire Production Assets and Tooling; (ii) placing orders for LiveWire Production Assets and Tooling directly to HD’s Facility with, and issuing forecasts and delivery releases to, the relevant suppliers; (iii) arranging for delivery of LiveWire Production Assets and Tooling directly to HD’s Facility in timely manner and paying for all related logistics and installation costs; and (iv) receiving and settling all supplier invoices for Tooling;

(c) negotiating the price and all other terms applicable to the supply of LiveWire Production Materials and entering into contracts with all applicable suppliers (following which HD shall be responsible, as LiveWire’s agent, for ordering, arranging delivery and settling invoices from such suppliers as set forth in Section 5.2(c));

(d) handling any warranty claims and other claims related to LiveWire Production Materials, LiveWire Production Assets, Tooling, cost recoveries and termination and resourcing processes against the relevant suppliers of the foregoing; and

(e) for avoidance of doubt, source-selecting, procuring, purchasing and arranging for delivery and storage of all service parts and parts and accessories (P&A) relating to the Products (which shall not be considered Production Materials).

5.2 Procurement by HD. With respect to HD Production Assets and Shared Production Materials, HD shall be exclusively responsible for procurement of HD Production Assets as set forth below, and LiveWire shall be ultimately responsible for the procurement of Shared Production Materials to be used in Products; provided that LiveWire appoints HD as its agent, and HD agrees to its appointment as an agent for LiveWire, for the procurement of Shared Production Materials as set forth below. Accordingly, HD shall engage in the following activities:

(a) source-selecting all Shared Production Materials and HD Production Assets;

(b) procuring all Shared Production Materials and HD Production Assets including negotiating the price and all other terms applicable to the supply of Shared Production Materials and HD Production Assets; provided that HD will not agree to changes to contracts for the procurement of Shared Production Materials that would, in HD’s reasonable judgement, have a material adverse impact on LiveWire;

(c) (i) placing orders for Production Materials and HD Production Assets directly to HD’s Facility with, and issuing forecasts and delivery releases to, the relevant suppliers; (ii) arranging for delivery of Production Materials and HD Production Assets directly to HD’s Facility in timely manner; and (iii) receiving and settling all supplier invoices for Production Materials and Production Assets.

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5.3 Re-designation of Shared Production Materials. Notwithstanding anything to the contrary herein, if HD, in its sole discretion, determines that it will no longer use any Shared Production Materials in HD products, then HD shall use reasonable efforts to provide LiveWire with sixty (60) days’ prior notice after which HD shall have no obligations to procure such materials and LiveWire shall be required to procure such materials on its own as LiveWire Production Materials in accordance with Section 5.1. Furthermore, LiveWire may, in its sole discretion, decide to use a separate supplier for procurement of any items included in the Shared Production Materials, in which case it shall notify HD, and thereafter LiveWire shall procure such materials on its own as LiveWire Production Materials in accordance with Section 5.1 (provided that HD shall not be required to cancel any pending orders for such Shared Production Materials).

5.4 Supplier Issues. In the event of a conflict, dispute or other issue with a third-party supplier or manufacturer in connection with the foregoing, either Party may submit a description of such issue to the Operational Committee and the Operational Committee will convene within a reasonable time following receipt of such description to address such issue in good faith in accordance with ARTICLE 12.

5.5 Risk of Loss; Ownership.

(a) Tooling and Finished Products; Removal. LiveWire shall own, and insure against and bear the risk of loss, theft and damage of and to, all Tooling and finished Products delivered to LiveWire in accordance with Section 2.8. To inform LiveWire’s procurement of replacement Tooling, HD will provide LiveWire reasonable advance notice of Tooling that is expected to wear out based on its expected life. LiveWire will be responsible for the cost of repairing or replacing the Tooling and finished Products if they are stolen, worn out, damaged or destroyed other than due to HD’s negligence or willful misconduct. Upon termination or expiration of this Agreement, LiveWire may remove the Tooling and remaining LiveWire Production Materials from HD’s Facility, and HD shall provide reasonable support and assistance to LiveWire, at LiveWire’s reasonable cost and expense, with respect thereto.

(b) Production Materials and Production Assets. HD shall own, and insure against and bear the risk of loss, theft and damage of and to, all Production Materials and LiveWire Production Assets. Once Production Materials are incorporated into a finished Product, until such Product is delivered in accordance with Section 2.8, such Product shall be and remain the sole property of HD, and HD shall insure against and bear the risk of loss, theft and damage of and to such Products. HD shall own the HD Production Assets.

(c) Ownership of LiveWire Production Assets on Termination. Upon termination or expiration of this Agreement, HD may, at its option, retain ownership of any and/or all LiveWire Production Assets, provided that the remaining cost of maintenance, retooling and/or disposal of such LiveWire Production Assets shall in such case be excluded from the Termination Charges otherwise payable by LiveWire. If, upon termination or expiration of this Agreement, HD notifies LiveWire that it does not desire to retain ownership of any LiveWire Production Assets, LiveWire will have the option to acquire such LiveWire Production Assets from HD at their book value. If LiveWire does not exercise the option to acquire such LiveWire Production Assets, then the remaining cost of maintenance, retooling and/or disposal of such LiveWire Production Assets shall be included in the Termination Charges. If LiveWire exercises the option and acquires such LiveWire Production Assets at their book value, then the foregoing costs will be excluded from the Termination Charges.

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ARTICLE 6

RECALLS

6.1 Recall by HD. In the event of a Product recall, quality action or field campaign (“Recall”) initiated by HD, LiveWire will cooperate fully with HD with respect to such Recall, and will perform all acts reasonably requested by HD with respect to such Recall. LiveWire will consult with HD regarding the content of any public statements regarding the Recall.

6.2 Recall by LiveWire. In the event of a Recall initiated by LiveWire, HD will cooperate fully with LiveWire with respect to such Recall, and will perform all acts reasonably requested by LiveWire with respect to such Recall. HD will consult with LiveWire regarding the content of any public statements regarding the Recall.

6.3 Cost of Recall. If a Recall is initiated because of a breach of HD’s warranty obligations, HD will promptly repair (if practical) or replace the defective Products at no charge to LiveWire, and will be responsible for the following out-of-pocket expenses incurred by LiveWire or by HD as a result of such Recall (directly or through LiveWire’s warranty reimbursements to its dealers and distributors) to correct the defective Product: diagnosis, removal, round-trip shipping, installation, testing and, if applicable, retail profit margin. If a Recall is initiated for any other reason (“LiveWire’s Recall Obligations”), LiveWire will be responsible for all expenses incurred by HD as a result of such Recall, and compensate all damages and losses suffered by HD as a result of such Recall. If a Recall is initiated both because of a breach of HD’s warranty obligations and because of LiveWire’s Recall Obligations, then each Party shall be responsible for a pro rata share of the total expenses incurred in connection with such Recall in proportion to each Party’s respective responsibility for the circumstances giving rise to the Recall as determined in good faith by the Operational Committee.

6.4 Notice. Prior to a Party notifying the government or any regulatory authority of its final determination that a Recall involving one or more Products will be conducted, the Party agrees to deliver written notice to the other Party that a Recall is being considered and to allow the other Party a reasonable opportunity to review the relevant data and offer comments on the possible Recall. However, each Party will decide, in its sole discretion, when to conduct a Recall and the scope of any such Recall.

ARTICLE 7

TECHNICAL DOCUMENTS; INTELLECTUAL PROPERTY RIGHTS

7.1 LiveWire hereby grants to HD, or undertakes to ensure that HD is granted, as the case may be, a non-exclusive, non-transferable right to use all patents, technical information and other forms of intellectual property rights associated with the Products for the purposes of fulfilling its obligations under this Agreement. LiveWire shall from time to time furnish to HD all sub-assembly drawings, specifications, the build book, quality standards and other documentary information (collectively, the “Technical Manufacturing Documents”) which are necessary to

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provide the service of manufacturing Products pursuant to the terms of this Agreement. As between LiveWire and HD, (i) LiveWire shall own and have full responsibility for the design of Products, including all Technical Manufacturing Documents and (ii) HD shall own and have full responsibility for HD’s manufacturing processes and standard work instructions. Without limiting any rights and remedies LiveWire may have for breach of any representation or warranty under the Separation Agreement, LiveWire represents that it has the full right under its license agreements to have HD provide services to it under this Agreement.

7.2 If any Intellectual Property relating to EV Manufacturing Processes is jointly invented by personnel of each of the Parties on an ad hoc basis in connection with the manufacturing of Products by HD in accordance with this Agreement (other than Intellectual Property developed pursuant to formal Projects under the Joint Development Agreement, or Intellectual Property developed in connection with research and development projects that HD consulted with LiveWire about pursuant to Section 2.1 of the Joint Development Agreement, but LiveWire declined to participate in), the ownership and licensing of such Intellectual Property shall be treated as if it were Project IP under the Joint Development. Notwithstanding the foregoing, and notwithstanding anything to the contrary herein, any Improvements to HD’s proprietary manufacturing processes shall be owned exclusively by HD and will not be licensed to LiveWire (unless separately otherwise agreed by the Parties). To the extent LiveWire has any right, title or interest in any such Improvements, LiveWire hereby assigns to HD all of its right, title and interest in, to and under any such Improvements, together with all claims, causes of action and rights to sue for past, present and future infringement, violation or other impairment thereof, and agrees to execute any documents or take any actions reasonably requested by HD in order to evidence or effectuate the foregoing assignment.

ARTICLE 8

CONFIDENTIALITY

8.1 Confidentiality. Each of the Parties agrees that any Confidential Information of the other Party received in the course of performance under this Agreement shall be kept strictly confidential by the Parties, except that HD may disclose LiveWire’s Confidential Information for the sole purpose of providing services pursuant to this Agreement to any Affiliate of HD or to third parties that provide such services in accordance with the terms of this Agreement; provided, that HD shall ensure that any such Affiliate or third party is bound by obligations of confidentiality at least as strict as those contained herein. HD shall be responsible for any such Affiliate or third party keeping confidential such Confidential Information of LiveWire. The Party receiving Confidential Information further agrees (i) not to use the disclosing Party’s Confidential Information except as necessary to perform its obligations under this Agreement, and (ii) to take the same care with the disclosing Party’s Confidential Information as it does with its own, but in no event less than a reasonable degree of care. Upon the termination or expiration of this Agreement, each Party shall return to the other Party or destroy all of such other Party’s Confidential Information. Each of the Parties shall treat the terms of this Agreement as if they were the Confidential Information of the other Party and shall not disclose the terms of this Agreement without the other Party’s prior written consent, except as required by applicable Law, by the rules of any national stock exchange with respect to a Party’s publicly-traded securities or as otherwise permitted under this Agreement.

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8.2 Government Order. If the receiving Party is requested to disclose any of the disclosing Party’s Confidential Information pursuant to any judicial or governmental order, the receiving Party, if legally permissible, will promptly notify the disclosing Party of such order so that the disclosing Party, in its sole discretion, may seek an appropriate protective order and/or take any other action to prevent or minimize the breadth of such disclosure.

8.3 Data Privacy and Security. Because the services under the Agreement may require HD to receive, store, transmit or manage data related to the business of LiveWire, or Personal Information of or relating to its employees, customers, manufacturers or contractors (collectively, “LiveWire Data”), or to otherwise access LiveWire’s systems, HD shall comply with the provisions of Exhibit B and otherwise ensure appropriate protection and handling of LiveWire Data. Because the services under the Agreement also may require LiveWire to receive, store, transmit or manage data related to the business of HD, or Personal Information of or relating to its employees, customers, manufacturers or contractors (collectively, “HD Data”), or to otherwise access HD’s systems, LiveWire shall comply with the provisions of Exhibit B and otherwise ensure appropriate protection and handling of HD Data.

ARTICLE 9

INDEMNIFICATION

9.1 Indemnification by LiveWire. LiveWire shall defend, indemnify and hold HD, its officers, directors, employees and agents harmless from any and all Losses suffered or incurred by HD in connection with any and all third-party claims to the extent arising from or relating to (i) the gross negligence or willful misconduct of LiveWire, (ii) LiveWire’s material breach of this Agreement, (iii) LiveWire’s breach of Sections 8.1 or 8.3, or (iv) actual or alleged infringement, misappropriation or violation of third-party intellectual property rights arising out of the use of or compliance with the Specifications, the Technical Manufacturing Documents or the LiveWire Production Materials, but in all cases excluding claims for which HD has an obligation to indemnify LiveWire pursuant to Section 9.2.

9.2 Indemnification by HD. HD shall defend, indemnify and hold LiveWire, its officers, directors, employees and agents harmless from any and all Losses suffered or incurred by LiveWire in connection with any and all third-party claims to the extent arising from or relating to (i) the gross negligence or willful misconduct of HD, (ii) HD’s material breach of this Agreement, (iii) HD’s breach of Sections 8.1 or 8.3, or (iv) actual or alleged infringement, misappropriation or violation of third-party intellectual property rights resulting from HD’s manufacturing processes or other actions taken by HD in its provision of manufacturing services (other than actions that are taken at LiveWire’s direction), but in all cases excluding claims for which LiveWire has an obligation to indemnify HD pursuant to Section 9.1.

9.3 Indemnification Procedures. The indemnified Party agrees to: (i) promptly notify the indemnifying Party in writing of a claim against which it is indemnified hereunder; (ii) give the indemnifying Party sole control of the defense and all related settlement negotiations (subject to the written approval of the indemnified Party, not to be unreasonably withheld, for any settlements that do not unconditionally release the indemnified Party or that materially affect the terms of the Agreement); and (iii) provide the indemnifying Party, at the indemnifying Party’s expense, with the assistance, information, and authority reasonably necessary to perform the above. The indemnified Party may also participate in the defense of a claim at its option and its own expense.

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ARTICLE 10

LIMITATION OF LIABILITY

NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, EXCEPT FOR LIABILITY ARISING FROM A PARTY’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT, NON-COMPLIANCE WITH APPLICABLE LAW, RECALL (IN ACCORDANCE WITH SECTION 6.3) OR INDEMNIFICATION OBLIGATIONS HEREUNDER, TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, (I) NEITHER HD NOR LIVEWIRE SHALL BE LIABLE UNDER THIS AGREEMENT TO THE OTHER FOR ANY CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE, EXEMPLARY, REMOTE, SPECULATIVE OR SIMILAR DAMAGES OR ANY LOST PROFITS OR DAMAGES CALCULATED BASED ON A MULTIPLE OF PROFITS, REVENUE OR ANY OTHER FINANCIAL METRICS IN EXCESS OF COMPENSATORY DAMAGES OF THE OTHER ARISING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY AND (II) EACH PARTY’S TOTAL LIABILITY IN CONNECTION WITH THIS AGREEMENT OR THE ACTS OR OMISSIONS OF SUCH PARTY, ITS AFFILIATES AND ITS AND THEIR SUPPLIERS, CONTRACTORS AND AGENTS IN CONNECTION WITH THIS AGREEMENT SHALL NOT EXCEED THE TOTAL AMOUNTS PAID OR PAYABLE BY LIVEWIRE HEREUNDER IN THE TWELVE (12) MONTH PERIOD PRECEDING THE CLAIM OR CAUSE OF ACTION GIVING RISE TO LIABILITY.

ARTICLE 11

FORCE MAJEURE

In case a Party shall be hindered, delayed or prevented from performing its obligations under this Agreement (other than its payment obligation), or if such performance is rendered impossible by reason of fire, explosion, earthquake, storm, flood, drought, embargo, pandemic, epidemic, quarantine, lock-down order, wars or other hostilities, strike, lockout or other labor disturbance, mechanical breakdown, governmental action, or any other event that is beyond the reasonable control of, and not caused by, a Party (a “Force Majeure Event”), then the Party so hindered, delayed or prevented shall not be liable to the other Party for the resulting delay or failure to carry out its obligations hereunder. In any such event, such Party’s affected obligations hereunder shall be postponed for such time as its performance is suspended or delayed on account thereof. The affected Party will promptly notify the other Party, either orally or in writing, upon learning of the occurrence of such Force Majeure Event. If the Force Majeure Event affects the provision of services by HD hereunder, HD shall use commercially reasonable efforts to remove such Force Majeure Event as soon as and to the extent reasonably possible and, in any event, will treat LiveWire the same as any other internal or external recipient of the affected services, if any. Upon the cessation of the Force Majeure Event, the affected Party will use commercially reasonable efforts to resume its performance with the least possible delay.

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ARTICLE 12

OPERATIONAL COMMITTEE; DISPUTE COMMITTEE

12.1 Operational Committee. Each Party shall designate their respective employees identified below to conduct the activities described in Section 12.3 (such designated employees, collectively, the “Operational Committee”):

(a) LiveWire’s [Head of EV Technology (or equivalent)];

(b) LiveWire’s [Vice President – Operations (or equivalent)];

(c) HD’s [Vice President – Engineering (or equivalent)]; and

(d) HD’s [Vice President – Manufacturing (or equivalent)].

Each Party may change from time to time in its discretion its members of the Operational Committee; provided that it shall inform the other Party in writing and shall ensure that the newly appointed member has comparable expertise to the replaced employee. Further, each Party may elect from time to time, upon reasonable prior notice to the other Party, to have employees who are not members of the Operational Committee attend meetings of the Operational Committee to participate in discussions of specific topics scheduled for discussion during such meeting.

12.2 Meetings. The Operational Committee will meet either physically, telephonically or virtually as is acceptable to a majority of the members of the Operational Committee, as follows:

(a) General. Once within each consecutive three (3) month period from the Effective Date, the Operational Committee will meet to discuss outstanding issues within its scope.

(b) Quarterly Product Price Review. Within two (2) weeks following the issuance of each Quarterly True-Up Report, the Operational Committee will meet to review the Product Prices and discuss in good faith any modifications to the Product Prices or the methodology for their determination. Such discussions may include a review of the Parties’ respective cost allocations, and notwithstanding anything to the contrary in Section 1.1(a) and Section 3.2, as part of any such review, the Operational Committee will discuss in good faith any modifications to cost allocations, including modifications resulting from either Party deleveraging. The Parties may mutually agree on changes thereto, including any changes to increase or decrease Product Prices or with respect to particular Products. In the event the Parties are unable to mutually agree on such changes within the applicable seven (7) day period following the first meeting of the Operational Committee in each aforementioned period or in the following thirty (30) day Dispute period, if applicable, the Product Prices and/or methodology will remain unchanged.

(c) Annual Volume Commitment and Order Requirement Review. Within the three (3) week period prior to each anniversary of the Effective Date, the Operational Committee will meet to review the Minimum Annual Volume Commitment for each Product, and the permitted deviation between the Minimum Annual Volume Commitment and Forecasts, and discuss in good faith any modifications thereto. The Parties may mutually agree on changes to the

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Minimum Annual Volume Commitment for any Product and such changes will be effective from the date six (6) months following such mutual agreement. In the event the Parties are unable to mutually agree on such changes within such three (3) week period, the Parties will refer the disagreement for resolution by the Dispute Committee pursuant to Section 12.4.

Each Party shall cause its members of the Operational Committee to participate in the meetings of the Operational Committee in accordance with the schedule set forth above; provided that a Party may elect in its discretion to refer any matter falling within the responsibility of the Operational Committee as set forth in Section 12.3 to the Dispute Committee if the members or designated attendees of the Operational Committee of the other Party with the expertise to address the relevant matters repeatedly fail to be available to discuss such matters in a meeting of the Operational Committee. Furthermore, notwithstanding the foregoing, each Party may at any time elect to convene an ad hoc meeting of the Operational Committee; provided that: (A) it has submitted in writing to the other Party a description of the matters it would like to discuss during such ad hoc meeting; and (B) the other Party agrees these matters should be discussed ahead of the next regularly scheduled meeting of the Operational Committee. The Parties will jointly determine the date and the format of such meeting.

12.3 Responsibilities. The Operational Committee is responsible for the following activities:

(a) reviewing and discussing all matters that require the Parties’ cooperation or consultation with each other hereunder or joint actions from the Parties;

(b) reviewing and discussing appropriate actions with respect to any operational day-to-day matter for the management or resolution of which this Agreement provides no guidance;

(c) reviewing and discussing all claims, issues, disagreements or disputes that may arise from, under or in connection with this Agreement;

(d) reviewing and discussing all matters that a Party elects to refer to the Operational Committee; and

(e) reviewing, discussing and ratifying all proposed changes to Exhibit A (it being understood that no modifications to Exhibit A shall be effective until formally ratified by the Operational Committee).

12.4 Guidelines and Subcommittees. The Operational Committee may develop and establish guidelines and governance rules for management and resolution of matters within its responsibility, and delegate such matters to subcommittees that the Operational Committee appoints from time to time.

12.5 Disputes. Any matter described in Section 12.3 or otherwise referred to the Operational Committee pursuant to this Agreement that the Operational Committee fails to address or resolve to the satisfaction of both Parties within fourteen (14) days after the circumstances

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leading to the dispute have first been discussed during a meeting of the Operational Committee (a “Dispute”) may be referred by any Party to an appropriate member of HD’s senior leadership team, or such member’s designee, and an appropriate member of LiveWire’s senior leadership team, or such member’s designee (such designated members, the “Dispute Committee”). The Parties shall attempt in good faith to resolve the dispute by negotiation between their respective representatives on the Dispute Committee. The Parties agree that the members of the Dispute Committee shall have full and complete authority on behalf of their respective Parties to resolve any Disputes submitted to the Dispute Committee pursuant to this Section 12.4. If the Dispute Committee fails to reach agreement on a satisfactory resolution of the Disputes within thirty (30) days of the date of referral of the relevant Dispute to the Dispute Committee by the Operational Committee, either Party may pursue remedies in accordance with Section 14.6.

ARTICLE 13

TERM AND TERMINATION

13.1 Term. Unless earlier terminated pursuant to the terms and conditions of this Agreement, this Agreement shall commence on the Effective Date and shall remain in force for ten (10) years (“Initial Term”); provided, however, with respect to any Platform, the Initial Term applicable to the manufacturing of Products included in such Platform shall not expire until the five (5) year exclusive manufacturing period for such Platform expires. Following the end of the Initial Term (or, with respect to each Platform, the end of the five (5) year exclusive manufacturing period for such Platform), this Agreement shall automatically renew for successive five (5) year periods (each, a “Renewal Term”), subject to termination in accordance with Section 13.2 or Section 13.3. The Initial Term, together with the Renewal Terms, are collectively referred to hereunder as the “Term”.

13.2 Termination by Either Party. If either Party fails to perform any of its material duties or obligations pursuant to this Agreement and such breach is not cured within thirty (30) days, in the event such breach involves the payment of money, or within ninety (90) days, with respect to any other breach, after notice to such Party specifying the nature of such failure, the other Party may terminate this Agreement in its entirety, or with respect to any or all of the services provided to the defaulting Party, upon further notice to the defaulting Party. Either Party may terminate this Agreement immediately upon the occurrence of any of the following events: the other Party (i) is prevented from performing its obligations by reason of a Force Majeure Event for a period of six (6) months or more; (ii) becomes insolvent; (iii) enters bankruptcy, receivership, liquidation, composition of creditors, dissolution or similar proceeding; or (iv) undergoes a Change of Control Event. In the event that HD terminates this Agreement upon a Change of Control Event of LiveWire, LiveWire shall have a period of up to twenty-four (24) months following such termination to transition the manufacturing services provided hereunder to itself or a third party. HD shall continue to perform any manufacturing services requested by LiveWire with respect to the Products during such period subject to the terms and conditions of this Agreement.

13.3 Termination by LiveWire. Either Party will have the right to terminate this Agreement, with respect to one, several or all Products included in a Platform, by providing written notice of termination to the other Party on or after the date that the exclusive manufacturing period for such Platform expires, which termination will be effective twenty-four (24) months following

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delivery of such notice. In the event that LiveWire terminates this Agreement pursuant to this Section 13.3, (i) if the applicable termination occurs during the Initial Term or first Renewal Term for the relevant Product(s) (i.e., the five (5) year period following the five (5) year exclusive manufacturing period for such Platform), LiveWire shall be liable for any Termination Charges related to the terminated Product(s); provided that, (1) HD shall attempt to minimize and mitigate any Termination Charges; (2) HD shall make available to LiveWire all assets the cost of which are included in the Termination Charges (e.g., materials, work-in-progress and finished goods, machinery and equipment, including related tooling, jigs, dies, gauges, fixtures, molds, patterns and other accessories), and LiveWire shall bear all removal and logistics costs therefor; (3) HD shall attempt, to the extent practicable in HD’s reasonable business judgment, to repurpose or redeploy, including for other Platforms, any assets the cost of which would be included in the Termination Charges and any such assets that are repurposed or redeployed will be excluded from the Termination Charges, provided that any costs incurred by HD in connection with such repurposing or redeployment shall be included in the Termination Charges; and (4) at LiveWire’s request, HD shall, to the extent practicable in HD’s reasonable business judgment, assign to LiveWire, in whole or in part, those third-party contracts for the procurement of materials, goods, and services required for the manufacture of Products hereunder, for which Termination Charges would otherwise have been payable; and (ii) HD may adjust in its reasonable discretion the fee for the non-terminated Products if HD reasonably determines that the termination of the supply of the relevant Product(s) will increase the cost of production of the non-terminated Products.

13.4 Other Rights. The provisions of this Article are without prejudice to any other rights or remedies either Party may have by reason of the default of the other Party.

13.5 Survival. Notwithstanding the foregoing, the provisions of ARTICLE 1, Section 3.1, Section 3.2, Section 3.3, ARTICLE 4, Section 5.5(c), ARTICLE 6, ARTICLE 8, ARTICLE 9, ARTICLE 10, Section 13.4, Section 13.5 and ARTICLE 14 shall survive the expiration or termination of this Agreement by any reason whatsoever.

13.6 Transition and Further Assurances. In the event of a termination for LiveWire’s Change of Control under Section 13.2, HD will discuss with LiveWire in good faith, to the extent applicable, an equitable adjustment to the Minimum Annual Volume Commitment for the year in which HD gave LiveWire notice of such termination. Upon termination of this Agreement, HD shall make available to LiveWire any Technical Manufacturing Documents or written Specifications and Tooling owned by LiveWire that are in HD’s possession or control. Upon termination of this Agreement, HD shall use commercially reasonable efforts to assist, at LiveWire’s cost, with LiveWire’s transition of the manufacture of Products to LiveWire or its designee, it being understood and agreed that HD shall not be required under any circumstances to provide or disclose HD’s proprietary manufacturing processes or know-how to LiveWire or any other Person.

ARTICLE 14

GENERAL PROVISIONS

14.1 Assignment; Successors and Assigns. HD may assign or transfer this Agreement, in whole or in part, (i) to any of its Affiliates provided that HD remains liable for such Affiliates’

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performance, obligations, and liabilities hereunder or (ii) in connection with the assignment or other transfer of all or substantially all of the assets used to manufacture one or more of the Products in connection with this Agreement provided that the third party transferee is qualified to manufacture the Products as required under this Agreement. LiveWire shall not assign or transfer this Agreement, in whole or part, without HD’s prior written consent. Notwithstanding the foregoing, LiveWire may (i) assign this Agreement, in whole or in part, to any of its Affiliates, (ii) assign or otherwise transfer this Agreement, in whole but not in part, to any Person in connection with a transfer of all or substantially all of the LiveWire Business to such Person (whether by merger, consolidation, sale of assets, sale or exchange of stock, by operation of law or otherwise and whether in a single or multiple transactions); and provided that, in each of the above cases, such transferee, assignee or successor agrees in writing to be bound by the terms of this Agreement. Any attempted or purported assignment or transfer in violation of the preceding shall be null and void and of no effect whatsoever. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

14.2 Modification or Amendments. Subject to the provisions of applicable law, and except as otherwise provided in this Agreement, this Agreement may be amended, modified or supplemented only by written instrument signed by the authorized representative of the Party against whom it sought to enforce such waiver, amendment, supplement or modification is sought to be enforced.

14.3 Waivers of Default. Waiver by a Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

14.4 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

14.5 Governing Law. This Agreement (and any claims or disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of either Party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, irrespective of the choice of laws principles of the State of Delaware, including all matters of validity, construction, effect, enforceability, performance and remedies.

14.6 Consent to Jurisdiction. This Agreement, together with any Action, dispute, remedy or other proceeding arising from or relating to this Agreement or the transactions contemplated hereby or any relief or remedies sought by any Parties hereto (whether in contract, tort or statute),

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and the rights and obligations of the Parties hereunder, shall be governed by and construed in accordance with the laws of the State of Delaware for contracts made and to be fully performed in such state, without giving effect to any conflicts of laws rules, principles or regulations that would require the application of the laws of another jurisdiction. The state and federal courts located within the State of Delaware (the “Chosen Courts”) shall have exclusive jurisdiction over any and all disputes between the Parties hereto, whether in law or in equity, arising out of or relating to this Agreement and the agreements, instruments and documents contemplated hereby and the Parties hereto consent to and agree to subject to the exclusive jurisdiction of such Chosen Courts.

14.7 WAIVER OF JURY TRIAL. THE PARTIES HEREBY WAIVE TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, AND SHALL NOT ASSERT IN ANY SUCH DISPUTE, ANY CLAIM THAT: (A) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS; (B) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS; OR (C) ANY ACTION OR OTHER PROCEEDING COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM. THE MAILING OF PROCESS OF OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 14.8 (OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW) SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER PROVIDED HEREIN. THE PARTIES HEREBY IRREVOCABLY WAIVE ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

14.8 Notices. Any notice, request, instruction or other document to be given hereunder by either Party to the other shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid or by prepaid overnight courier (providing written proof of delivery), or by confirmed facsimile transmission or electronic mail (with confirmed receipt), addressed as follows:

If to HD, to:

Harley-Davidson Motor Company

3700 W. Juneau

Milwaukee, WI 53217

Attention: Chief Legal Officer

Email: Paul.Krause@harley-davidson.com and H-DGeneralCounsel@harley-davidson.com with copies (which shall not constitute notice) to:

Latham & Watkins LLP

330 North Wabash Avenue, Suite 2800

Chicago, Illinois 60611

Attention: Ryan Maierson

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Email: ryan.maierson@lw.com

Attention: Jason Morelli

Email: jason.morelli@lw.com

if to LiveWire, to:

LiveWire

3700 W. Juneau

Milwaukee, WI 53217 Attention: Chief Legal Officer

Email: Paul.Krause@harley-davidson.com and H-DGeneralCounsel@harley-davidson.com with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

330 North Wabash Avenue, Suite 2800

Chicago, Illinois 60611

Attention: Ryan Maierson

Email: ryan.maierson@lw.com

Attention: Jason Morelli

Email: jason.morelli@lw.com

or to such other persons or addresses as may be designated in writing by the Party to receive such notice as provided above.

14.9 Entire Agreement. This Agreement, the Separation Agreement, the Orders and the exhibits, annexes and schedules hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties with respect to such subject matter other than those set forth or referred to herein. Any terms submitted by LiveWire, including on any document or form submitted by LiveWire which are in addition to or inconsistent with those set forth herein, are hereby expressly rejected by HD and shall not apply to LiveWire’s purchase of Products from HD unless agreed to in a writing signed by both Parties. In the event of any inconsistency or conflict between or among the provisions of this Agreement and any Order, the inconsistency shall be resolved by giving precedence to this Agreement.

14.10 No Third-Party Beneficiaries. The provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person (including any shareholders of HD or shareholders of LiveWire) except the Parties hereto any rights or remedies hereunder. There are no third-party beneficiaries of this Agreement, and this Agreement shall not provide any third Person (including any shareholders of HD or shareholders of LiveWire) with any remedy, claim, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

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14.11 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

14.12 Interpretation. The headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to an Article, Section, Schedule, Exhibit or Annex, such reference shall be to an Article of, Section of, Schedule to, Exhibit to or Annex to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” For purposes of this Agreement, whenever the context requires the singular number shall include the plural, and vice versa. All references in this Agreement to “$” are intended to refer to United States dollars. Any reference to a particular Law means such Law as amended, modified or supplemented (including all rules and regulations promulgated thereunder) and, unless otherwise provided, as in effect from time to time.

14.13 Expenses. Except as otherwise expressly provided herein, each Party shall pay its own expenses incident to this Agreement and the transactions contemplated herein.

14.14 No Set-Off. The obligations under this Agreement shall not be subject to set-off for non-performance or any monetary or non-monetary claim by any Party or any of their respective Affiliates under any other agreement between the Parties or any of their respective Affiliates.

14.15 Construction. This Agreement shall be construed as if jointly drafted by the Parties and no rule of construction or strict interpretation shall be applied against either Party. The Parties represent that this Agreement is entered into with full consideration of any and all rights which the Parties may have. The Parties have conducted such investigations they thought appropriate, and have consulted with such advisors as they deemed appropriate regarding this Agreement and their rights and asserted rights in connection therewith. The Parties are not relying upon any representations or statements made by the other Party, or such other Party’s employees, agents, representatives or attorneys, regarding this Agreement, except to the extent such representations are expressly set forth or incorporated in this Agreement. The Parties are not relying upon a legal duty, if one exists, on the part of the other Party (or such other Party’s employees, agents, representatives or attorneys) to disclose any information in connection with the execution of this Agreement or their preparation, it being expressly understood that neither Party shall ever assert any failure to disclose information on the part of the other Party as a ground for challenging this Agreement.

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14.16 Relationship of the Parties. The relationship of the Parties to one another is that of independent contractors and no Party nor its agents or employees shall be considered employees or agents of another Party, unless specifically provided otherwise herein. This Agreement does not constitute and shall not be construed as constituting a partnership or joint venture or grant of a franchise between HD and LiveWire. Neither Party shall have the right to bind the other Party to any obligations to third parties, unless specifically provided otherwise herein.

14.17 Compliance with Laws. Each Party shall comply, at its own expense, with the provisions of all Laws applicable to the performance of its obligations under this Agreement.

14.18 Other Agreements. Except as expressly set forth herein, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Separation Agreement or the other Ancillary Agreements.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the Effective Date.

Harley-Davidson Motor Company Group, LLC

By:
Name:
Title:

LiveWire EV, LLC

By:
Name:
Title:

Exhibit F

Final Form

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (together with the schedules hereto, this “Agreement”), dated as of [ • ], 2022 (“Effective Date”), by and between Harley-Davidson, Inc., a Wisconsin corporation (“Provider”), and LiveWire EV LLC, a Delaware limited liability company (“Recipient”). Each of Recipient and Provider is referred to herein as a “Party” and collectively as the “Parties”.

WITNESSETH

WHEREAS, Provider, acting together with its subsidiaries, currently conducts the Harley Business and the LiveWire Business;

WHEREAS, Provider and Recipient have entered into that certain Separation Agreement, dated as of the date hereof (the “Separation Agreement”), pursuant to which the Separation will be consummated; and

WHEREAS, following the Separation, the Parties have agreed that Provider, either through itself or through its Subsidiaries, will provide to Recipient and its Subsidiaries certain services on a transitional basis to allow Recipient the time to develop the capability to perform such services for itself or to outsource such services to a third-party service provider.

NOW, THEREFORE, in consideration of entering into the Separation Agreement, the covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions. For purposes of this Agreement, capitalized terms shall have the meaning set forth in the body of this Agreement or as set forth below in this Section 1.1. To the extent any capitalized terms are not defined herein, they shall have the meanings set forth in the Separation Agreement.

“Confidential Information” means all (i) non-public information and material of or held by a Party that the other Party obtains knowledge of or access to in connection with this Agreement; (ii) non-public Intellectual Property Rights of a Party; and (iii) non-public business and financial information of a Party, including but not limited to pricing, business plans, forecasts, revenues, expenses, earnings projections and sales data; provided, however, “Confidential Information” does not include information that: (a) is or becomes public knowledge without any action by, or involvement of, the receiving Party or its Affiliates or contractors; (b) is independently developed by a Party without reference or access to the Confidential Information of the other Party and is so documented; or (c) is obtained by a Party without restrictions on use or disclosure from a third party who did not receive it, directly or indirectly, from the other Party; provided that the exceptions set forth in clauses (b) and (c) above shall not apply with respect to Confidential Information of Recipient, to the extent the applicability of either exception is due to Provider owning and or operating the LiveWire Business prior to the Separation.

“Stranded Costs” means any direct out-of-pocket costs and expenses resulting from pre-existing obligations to third parties as a result of early termination of a Service by Recipient, to the extent that such costs or expenses (x) relate to the period between the effective date of an early termination of a Service and the date on which such Service had originally been scheduled to terminate, including all pre-existing payment obligations that relate to such period that cannot be terminated, and/or (y) relate to any penalties, fees or other costs or expenses paid to third parties which would not have been incurred but for the early termination or partial termination of such Service by Recipient.

“Tax Matters Agreement” means that certain Tax Matters Agreement to be entered into by and among HD and LW EV Holdings, Inc. and any other parties thereto (as amended, modified or restated from time to time).

ARTICLE 2

SERVICES

2.1 Provision of Services / Service Standards.

(a) Services. Subject to the terms and conditions of this Agreement, Provider agrees to provide, or cause to be provided through one or more of its Affiliates, the services described on Schedule A (each a “Service,” and collectively the “Services”) solely for purposes of the continued operation of the LiveWire Business by Recipient in the ordinary course, consistent with how such business was operated prior to the Effective Date. For the avoidance of doubt, any tasks necessary to accomplish the Services, even if such tasks are not expressly set forth in Schedule A, shall be deemed to be part of the “Services” to be performed by Provider pursuant to this Agreement, provided that such tasks are an inherent part of the Services described on Schedule A.

(b) Subcontractors. Provider may use subcontractors to perform all or any part of a Service hereunder, subject to Recipient’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, Recipient’s consent is not required for any subcontractor who (i) is an Affiliate of Provider, (ii) was used by Provider to provide the same or similar services prior to the Effective Date, or (iii) is engaged to provide the same or similar services to both Provider (or any of its Affiliates) and Recipient. Provider will remain fully responsible for the provision of the subcontracted Services in accordance with the terms of this Agreement.

(c) Excluded Services. Notwithstanding anything to the contrary in this Agreement, in no event shall Provider be required to provide any of the services listed on Schedule B (the “Excluded Services”).

(d) Project Managers. Each Party will appoint a project manager, who shall be responsible for all day-to-day matters arising hereunder, and who shall be the primary contact for the other Party for any issues arising hereunder (each a “Project Manager”). The Project Managers shall meet (in person or by telephone) at the request of either Project Manager, in order to ensure the provision of the Services in accordance with the terms hereof, as well as the orderly transition of those Services at the end of the applicable Service Term. Provider’s initial Project Manager shall be [ • ] and Recipient’s initial Project Manager shall be [ • ]; each Party may change its designated Project Manager upon notice to the other Party’s Project Manager.

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(e) Required Consents. Provider shall use commercially reasonable efforts to obtain any third-party consents, approvals or amendments to Provider’s existing third-party agreements that are necessary to allow Provider to provide the Services to Recipient (the “Consents”). Recipient shall pay, or, at Provider’s request, reimburse Provider for, the cost of obtaining the Consents and any fees or charges associated with the Consents, including, but not limited to, any additional license, sublicense, access or transfer fees. Recipient acknowledges that there can be no assurance that Provider will be able to obtain the Consents. In the event that any Consents are not obtained, upon Recipient’s request, each of Provider and Recipient will work together in good faith to identify, and if commercially feasible, implement a work-around or other alternative arrangement for any affected Service(s), provided that (i) Recipient shall be responsible for all fees and costs associated with any such work-around or alternative arrangement, and (ii) Recipient acknowledges that any such work-around or alternative arrangement may adversely impact the Service Standards, and Provider shall not be liable for any breach of the Service Standards to the extent that it results from the adoption of any such work-around or alternative arrangement. If no commercially feasible alternative for a Service is available or capable of being reasonably implemented, Provider shall be relieved of its obligations to provide such Service.

(f) Cutover. Recipient shall be responsible for planning and preparing the transition to its own internal organization or other third-party service providers of the provision of each of the Services provided to it hereunder (the “Cutover”), and within thirty (30) days following the Effective Date, Recipient shall prepare a plan to effectuate such transition with sufficient lead time in order to achieve a timely Cutover (“Cutover Plan”). At Recipient’s request, Provider will reasonably assist Recipient with the initial development of the Cutover Plan, and will provide Recipient with all information reasonably requested by it in connection with the development and implementation of the Cutover Plan. The Cutover Plan shall, among other things, include the following: (i) the phases of migration of the Services from Provider to Recipient (or third-party providers); (ii) milestones, (iii) expected involvement of Provider, and (iv) contingencies. The Cutover Plan shall be subject to Provider’s review and approval, which approval shall not be unreasonably withheld, conditioned or delayed. Once the Cutover Plan has been mutually agreed, Recipient shall use commercially reasonable efforts to implement the Cutover Plan in accordance within the timelines therein. Provider shall reasonably cooperate and use commercially reasonable efforts to cause its third-party vendors to reasonably cooperate, at Recipient’s expense, in a timely implementation of the Cutover Plan; provided, however, Recipient shall only be required to reimburse Provider for out-of-pocket costs that Provider incurs in connection with the separation, extraction, and migration of Recipient data.

2.2 Omitted Services, Additional Services and Service Modifications.

(a) Changes. During the Term, the Parties may, in accordance with the procedures specified in this Section 2.2: (i) amend this Agreement to cover services that had been provided by Provider to Recipient in the one (1) year period prior to the Closing, but were omitted from Schedule A and that are not included in the Excluded Services (“Omitted Services”), (ii) amend this Agreement to cover additional services, other than Omitted Services (“Additional Services”), or (iii) amend the terms and conditions relating to the performance of a previously agreed-upon Service in order to reflect, among other things, new procedures or processes for providing such Service (a “Service Modification”); provided, however, notwithstanding anything to the contrary herein, in no event shall Provider be required to provide any Excluded Services.

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(b) Omitted Services. In the event that Recipient identifies any Omitted Service that it wishes to have provided hereunder, it shall provide notice to Provider’s Project Manager, and the Project Managers will meet in person or by telephone no later than five (5) Business Days after delivery of the notice to confirm the scope of such Omitted Service, the term for which such Service will be provided, and the applicable Fees. The Parties shall then promptly, and in no event later than five (5) Business Days after the relevant meeting specified in the preceding sentence, negotiate in good faith the scope and duration thereof and the Service Fee therefor (which fees the Parties agree shall be calculated consistent with the same criteria used for determining the fees for the other Services and the historical fees charged or allocated to the LiveWire Business for such service) and amend Schedule A in accordance with Section 12.2 to include a description of the Omitted Service, the term for which such Service will be provided, and the applicable Fees. Such Omitted Service will thereafter be considered a Service hereunder.

(c) Service Modifications. In the event that either of the Parties desires a Service Modification or in the event that the Recipient desires to receive an Additional Service, the Party requesting the Service Modification or Additional Service will deliver a written description of the proposed Service Modification or Additional Service (a “Change Request”) to the other Party as follows: (i) in the case of a Change Request by Provider, to Recipient’s Project Manager; and (ii) in the case of a Change Request by Recipient, to Provider’s Project Manager.

(d) Meeting of the Parties. Unless the Party receiving the Change Request agrees to implement the Change Request as proposed, the Project Managers will meet in person or by telephone to discuss the Change Request no later than ten (10) Business Days after delivery of the Change Request to the other Party.

(e) Approval of Recipient Change Requests. All Recipient Change Requests must be approved by Provider’s Project Manager in writing before the Service Modification may be implemented or the Additional Service may be provided in accordance with Section 2.2(g) below, such approval not to be unreasonably withheld, conditioned, or delayed. For the purposes of the preceding sentence, the Parties agree that it is not unreasonable to: (i) withhold such consent to the extent that such proposed Service Modification would materially increase the resources required for Provider to provide the Services after giving effect to the Change Request, (ii) withhold such consent if Provider determines that it would have to hire any new resources in order to provide the Services following implementation of the Change, whether due to lack of available personnel, lack of expertise of existing available personnel, or otherwise, or (iii) condition such consent on Recipient agreeing to bear any increases in Provider’s cost of performance (including, if applicable, fully burdened costs of personnel) resulting from such Service Modification.

(f) Approval of Provider Change Requests. All Provider Change Requests must be approved by Recipient’s Project Manager in writing before the Service Modification may be implemented in accordance with Section 2.2(g) below. Such consent will not be unreasonably withheld, conditioned or delayed. For the purposes of the preceding sentence, the Parties agree that it is not unreasonable to: (i) withhold such consent to the extent that such proposed Service

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Modification would materially adversely affect Provider’s performance of the Services after giving effect to the Change Request, (ii) condition such consent on Provider agreeing not to pass to Recipient any increases in Provider’s cost of performance resulting from such Service Modification, or (iii) condition such consent on Provider agreeing to reimburse Recipient for any costs incurred by Recipient to implement or accommodate such Service Modification in order to continue to receive the Services.

(g) Implementation of Approved Change. If a Change Request is approved in accordance with this Section 2.2, Schedule A will be amended in accordance with Section 12.2 to reflect the implementation of the Change Request and any other agreed-upon terms or conditions relating to the Service Modification or Additional Service.

ARTICLE 3

SERVICE STANDARDS

3.1 Service Quality. Provider shall provide, or cause to be provided, the Services with a degree of care, quality, priority, timeliness, and skill that is substantially consistent with its past practice in performing the Services for itself and/or the LiveWire Business during the one (1) year period prior to the Closing, but if Provider hereafter improves the standard of service for itself and its other businesses, then Provider will provide the Services in a manner that is substantially consistent with such improved standards (the “Service Standards”). For the avoidance of doubt, nothing herein shall be construed to require Provider to maintain the employment of any particular individual(s), or any number of individual(s), and Provider shall be free to hire and terminate its personnel and its contractors in its sole and absolute discretion.

3.2 Maintenance. Notwithstanding anything to the contrary in Section 3.1, Provider shall have the right to shut down its facilities and/or systems used in providing the Services in accordance with scheduled maintenance windows that have been set by Provider and communicated in advance to Recipient’s Project Manager provided, however, that Provider shall not shut down any such facilities and/or systems during critical operating periods. The scheduled maintenance windows shall always be planned to be performed outside customary business hours, or if not possible, be planned so that such shut down shall not materially and adversely affect Recipient’s operations. In the event maintenance is nonscheduled, Provider shall, whenever possible notify Recipient twenty-four (24) hours in advance. Unless not feasible under the circumstances, this notice shall be given in writing or by email to Recipient’s Project Manager. Where written notice is not feasible, Provider shall give prompt oral notice, which notice shall be promptly confirmed in writing by Provider. Provider shall be relieved of its obligations to provide Services only for the period of time that its facilities are so shut down but shall use commercially reasonable efforts to minimize each period of shutdown for such purpose and to schedule such shutdown so as not to inconvenience or disrupt the conduct of the LiveWire Business by Recipient.

ARTICLE 4

FEES AND PAYMENT

4.1 Fees. Recipient shall pay to Provider the fees set forth in Schedule A for each Service provided to Recipient hereunder (the “Fees”). In addition, without duplication of any expenses included in the Fees, Recipient shall reimburse Provider for all reasonable out-of-pocket fees, costs and expenses that were incurred by Provider to provide the Services (any shared costs and expenses being reasonably allocated), and without an additional mark-up (“Expenses”).

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4.2 Payment Terms.

(a) Invoices and Payment. Except as otherwise set forth in Schedule A with respect to any Service, promptly following the end of each calendar month during the Term, Provider shall deliver to Recipient an invoice setting forth the Fees and Expenses for the Services provided by Provider during the prior month. Subject to Section 4.2(b), Recipient shall pay all invoiced amounts within thirty (30) days of receipt of the invoice. All payments under this Agreement shall be made by electronic funds transfer of immediately available funds to the bank account specified by the Party receiving the payment.

(b) Dispute Resolution. In the event that Recipient disputes in good faith the accuracy of any portion of an invoice, Recipient shall deliver to the Provider Project Manager notice of the dispute (which shall constitute an “Initial Notice” for purposes of the dispute resolution provisions incorporated by reference herein pursuant to ARTICLE 11), along with a reasonably detailed explanation of the basis of the dispute, on or prior to the applicable due date, and shall pay all undisputed portions of the applicable invoice in a timely manner in accordance with Section 4.2(a). The Project Managers shall attempt to resolve the dispute in a prompt manner. If the Project Managers are unable to resolve the dispute within ten (10) days from the date of the Initial Notice, either Party may, upon notice to the other Party, escalate the dispute to their senior executives, and thereafter, the dispute shall be resolved in accordance with ARTICLE 11 hereof. Payment of any amounts not disputed within the timeframe specified in the foregoing will waive Recipient’s right to withhold such amounts from future invoice payments (unless otherwise agreed by the Parties in connection with the resolution of a dispute) but will not constitute a waiver of any right to subsequently dispute an invoice.

(c) Late Payment Charge. Except as expressly provided to the contrary in this Agreement, any amount not paid when due pursuant to this Agreement (and any amount billed or otherwise invoiced or demanded and properly payable that is not paid within thirty (30) days of such bill, invoice or other demand) shall bear interest at a rate per annum equal to the Prime Rate, from time to time in effect, plus two percent (2%), calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.

4.3 Taxes. All sums payable under this Agreement are exclusive of value added tax, sales taxes and similar taxes (“Indirect Taxes”), that may be levied in any jurisdiction which shall (if and to the extent applicable with respect to a Service and properly invoiced) be payable by Recipient. Each invoice provided under Section 4.2(a) shall properly reflect such Indirect Taxes, and if applicable, such information reasonably required for Recipient to obtain a refund, credit or offset of such Indirect Taxes in accordance with applicable Law. Subject to the Tax Matters Agreement, each of Provider and Recipient shall be liable for its own income taxes, franchise or similar taxes as well as any payroll, national insurance, social security or similar taxes in respect of any service provider. If any taxes are required to be deducted or withheld from any payments made by one Party (the “Payor”) to another Party (the “Payee”) hereunder then such Payor shall withhold or deduct the required amount and promptly pay such taxes to the applicable tax authority and any such amounts shall be deemed to have been paid hereunder. Payor and Payee shall make reasonable efforts to cooperate to the extent necessary to obtain any exemption relating to, or reduced rate of, deduction or withholding for or on account of tax, including making applicable double taxation treaty clearance applications.

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ARTICLE 5

TERM AND TERMINATION

5.1 Term. This Agreement is effective as of the Effective Date and shall continue until the termination or expiration of all Services (the “Term”).

5.2 Service Terms; Extensions. The term for each Service is specified for that Service on Schedule A (each a “Service Term”). Unless extended pursuant to this Section 5.2, no Service Term shall exceed twelve (12) months. Upon notice from Recipient to Provider at least forty-five (45) days prior to the expiration of a Service Term, Recipient may extend the Service Term for the applicable Service for up to six (6) additional months (or such shorter time as may be set forth on Schedule A); provided that (i) in the event that the Service to be extended is contingent upon the provision of any other Services, all such inter-dependent Services must be extended, and (ii) Recipient shall be required to pay any additional fees or costs (including retention costs, if applicable) identified by Provider within thirty (30) days of Recipient’s request for an extension in order to extend the Service Term for the applicable Service(s), and Recipient shall have five (5) days from receipt of such cost to withdraw its extension request. Any additional extensions of a Service Term shall be subject to the Parties’ mutual written agreement.

5.3 Early Termination. Except as otherwise set forth in Schedule A with respect to any Service, Recipient may terminate this Agreement in respect of any or all of the Services provided to Recipient by Provider by providing a minimum of forty-five (45) days prior written notice to Provider, or such longer period as may be set forth on Schedule A with respect to a particular Service (an “Early Termination Notice”); provided, however, Recipient may not terminate a particular Service if such Service is interdependent with other Services, unless all such interdependent Services are simultaneously terminated. Recipient shall reimburse Provider for all Stranded Costs associated with the early termination of a Service; provided that Provider shall provide a list of interdependent Services and its reasonable best estimate of Stranded Costs with respect to a terminated Service within thirty (30) days of receipt of Recipient’s termination notice for such Service, and Recipient shall have five (5) days from receipt of such list and estimate to withdraw its termination request.

5.4 Termination for Default.

(a) Termination for Non-Payment. Provider may terminate this Agreement, with respect to all or any applicable the Services it provides hereunder, if Recipient fails to pay undisputed amounts due in accordance with ARTICLE 4, and Recipient fails to cure such payment default within thirty (30) days of receipt of notice of the payment default from Provider.

(b) Termination for Material Breach. Recipient may terminate this Agreement, with respect to all or any applicable Services it receives hereunder, if Provider is in material breach of its obligations relating to the provision of Services hereunder, and Provider fails to cure such material breach within thirty (30) days of receipt of notice of such material breach from Recipient.

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5.5 Effect of Termination.

(a) Upon the expiration or termination of this Agreement or the termination of the provision of any Services hereunder, Recipient shall pay all costs and other sums owed to Provider for the terminated Services prior to termination (together with applicable amounts payable as a result of early termination as specified in Section 5.3, including Stranded Costs, if any) on the payment terms set forth in Section 4.2. Unless Recipient is in default of its payment obligations hereunder, Provider will provide such cooperation as may reasonably be requested by Recipient, in order to transition the terminated Services to Recipient or a third party service provider (“Termination Services”). Recipient will pay Provider Fees for the Termination Services calculated in the same manner as the Fees for other Services, and, without duplication, will reimburse Provider for all Expenses incurred in connection with the Termination Services. Such Expenses will be invoiced and payable in the same manner as set forth for Expenses in Section 4.1 above.

(b) The provisions of ARTICLE 1, ARTICLE 4, Section 5.5, ARTICLE 7, ARTICLE 8, ARTICLE 10 (for two years only), ARTICLE 11 and ARTICLE 12 shall survive the expiration or the termination of this Agreement. The remaining provisions shall survive to the extent such provisions are applicable to any amounts due for Services provided prior to termination or expiration, or are applicable to any Termination Services (including payment therefor).

ARTICLE 6

COOPERATION AND ACCESS

6.1 Cooperation by Recipient. Subject to the terms and conditions set forth in this Agreement, Recipient shall use commercially reasonable efforts to make available, as reasonably requested by Provider, sufficient resources and timely decisions, approvals and acceptances in order that Provider may accomplish its obligations under this Agreement in a timely and efficient manner.

6.2 Access to Premises and Systems. Each Party agrees that it shall, without charge, provide such reasonable access to its premises, personnel and/or computer systems or information stores, and such reasonable assistance, as may be required to the other Party for the other Party to perform their obligations or receive the Services under this Agreement. Unless otherwise agreed to in writing by the Parties, each Party will: (i) use the premises, computer systems and information stores of the other Party solely for the purpose of providing or receiving the Services; (ii) limit such access to those of its representatives with a bona fide need to have such access in connection with the Services and who, if required by the provisions of this Agreement, have been duly approved to have such access, and (iii) comply, and cause its employees, subcontractors and third-party providers to comply, with all policies and procedures governing access to and use of such premises, computer systems and/or information stores made known to such Party in advance. All user identification numbers and passwords disclosed by a Party to the other Party and any information obtained by either Party as a result of such Party’s access to and use of the other Party’s computer systems shall be deemed to be, and treated as, Confidential Information of the disclosing Party hereunder in accordance with the provisions set forth in ARTICLE 10, with the

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same degree of care as such receiving Party uses for its own information of a similar nature, but in no event a lower standard than a reasonable standard of care. The Parties shall cooperate in the investigation of any apparent unauthorized access to any premises, computer system and/or information stores of any Party. These provisions concerning access to premises, personnel and/or computer systems or information stores shall apply equally to any access and use by a Party of the other Party’s electronic mail system, electronic switched network, either directly or via a direct inward service access or calling card feature, data network or any other property, equipment or service of the other Party, and any software that may be accessible by either Party in connection with this Agreement.

6.3 Compliance with Third Party Vendor Agreements. Recipient shall comply with the terms of all third-party vendor agreements used by Provider in providing the Services, to the extent that Recipient has been notified of the applicable terms.

ARTICLE 7

INTELLECTUAL PROPERTY

7.1 Ownership of Business Records and Information. Recipient shall own all Business Records and Information to the extent related to LiveWire Business generated under this Agreement to the extent permitted by applicable Law (collectively, “Recipient Data”). Provider, on behalf of its Affiliates, hereby assigns to Recipient all Recipient Data.

7.2 Ownership of Intellectual Property Rights. Except as otherwise expressly set forth herein, as between the Parties, each Party shall each remain the exclusive owner of all right, title and interest throughout the world in and to its Intellectual Property Rights, whether provided to one another in the performance or receipt of the Services, or in any other context given the relationships of the Parties under this Agreement. Without limiting the foregoing and for the avoidance of doubt, ownership of any Intellectual Property Right that is developed or generated after the Effective Date in connection with the provision of any Service will vest, as between the Parties, in Provider; provided that any Intellectual Property Rights (i) that are exclusively used or held for use in connection with the LiveWire Business, or (ii) generated by Recipient’s use of a Service in the ordinary course of operating the LiveWire Business (e.g., copyrights in reports, documents or data generated through Recipient’s use of a Service) will vest, as between the Parties, in Recipient.

7.3 License to Recipient. Provider hereby grants to Recipient a perpetual, worldwide, royalty-free, fully paid-up, non-exclusive license, with a right of sublicense, to use Provider’s Intellectual Property Rights that are developed in Provider’s performance of engineering Services for the purpose of operating the LiveWire Business. The foregoing license is transferable solely to a Person in connection with a transfer of all or substantially all of the LiveWire Business to such Person (whether by merger, consolidation, sale of assets, sale or exchange of stock, by operation of law or otherwise).

7.4 No Implied License. Each Party acknowledges that except as expressly set forth in Section 7.3, no license or conveyance of any rights to any Intellectual Property Rights is granted to the receiving Party by the disclosure of Confidential Information pursuant to this Agreement. Except as otherwise provided in the Separation Agreement or this Agreement, Recipient further acknowledges that it will acquire no right, title or interest (including any license rights or rights of use) in any firmware or software, and the licenses therefor which are owned by Provider by reason of Provider’s provision of the Services provided hereunder.

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ARTICLE 8

NO WARRANTIES; LIMITATION OF LIABILITY

8.1 No Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, BUT WITHOUT LIMITING ANY REPRESENTATIONS OR WARRANTIES IN THE SEPARATION AGREEMENT, (A) ALL SERVICES ARE PROVIDED “AS IS,” AND (B) PROVIDER MAKES NO REPRESENTATION OR WARRANTY IN CONNECTION WITH THE SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS ANY AND ALL IMPLIED OR STATUTORY WARRANTIES, INCLUDING ALL IMPLIED WARRANTIES OF TITLE, MERCHANTABILITY, NON-INFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE REGARDING SUCH SUBJECT MATTER. To the extent that Provider may not as a matter of applicable Law disclaim any implied warranty, the scope and duration of such warranty will be the minimum permitted under such law.

8.2 General Indemnification. Each Party shall indemnify, defend and hold harmless the other Party, its Affiliates and its and their respective officers, directors, employees and representatives (“Indemnitees”) from and against any and all liabilities, losses, costs, damages, fines, assessments, penalties and expenses (including reasonable attorneys’ fees and expenses) incurred by such Indemnitees in connection with any third-party claim (“Claims”) arising from or relating to the indemnifying Party’s fraud, gross negligence or willful misconduct in connection with this Agreement.

8.3 Indemnity Procedures. If any claim or action is asserted that would entitle an Indemnitee to indemnification pursuant to Section 8.2 (a “Proceeding”), the Party seeking indemnification will give written notice thereof to the Party from which indemnification is sought promptly; provided, however, that the failure of the indemnified Party to give timely notice hereunder will not affect rights to indemnification hereunder, except to the extent that the indemnifying Party demonstrates actual damage caused by such failure. The indemnifying Party may elect to direct the defense or settlement of any Proceeding by giving written notice to the indemnified Party, which election will be effective immediately upon the indemnified Party’s receipt of such written notice. The indemnifying Party will have the right to employ counsel reasonably acceptable to the indemnified Party to defend any Proceeding, or to compromise, settle or otherwise dispose of the same, if the indemnifying Party deems it advisable to do so, all at the expense of the indemnifying Party; provided that the indemnifying Party will not settle, or consent to any entry of judgment in, any Proceeding without obtaining either: (a) an unconditional release of the indemnified Party (and their Affiliates and each of their respective officers, directors, employees and agents) from all liability with respect to all claims underlying such Proceeding; or (b) the prior written consent of the indemnified Party. The indemnified Party will not settle or consent to any entry of judgment, in any Proceeding without obtaining the prior written consent of the indemnifying Party (such consent not to be unreasonably withheld, delayed or conditioned). The Parties will fully cooperate with each other in any Proceeding and will make available to each other any books or records useful for the defense of any such Proceeding.

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8.4 Limitation of Liability and Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, EXCEPT FOR DAMAGES ARISING FROM A PARTY’S FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, (A) NEITHER PARTY, NOR ITS AFFILIATES, CONTRACTORS, SUPPLIERS OR AGENTS, SHALL HAVE ANY LIABILITY HEREUNDER FOR, AND DAMAGES SHALL NOT INCLUDE, ANY PUNITIVE, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES, OR DAMAGES CALCULATED BASED UPON LOST PROFITS, LOSS IN VALUE OR MULTIPLE OF EARNINGS, AND ANY CLAIM OR CAUSE OF ACTION REQUESTING OR CLAIMING SUCH DAMAGES IS SPECIFICALLY WAIVED AND BARRED, WHETHER OR NOT SUCH DAMAGES WERE FORESEEABLE OR A PARTY WAS NOTIFIED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES; AND (B) THE AGGREGATE LIABILITY OF HD, ITS AFFILIATES, CONTRACTORS, SUPPLIERS AND AGENTS IN CONNECTION WITH THIS AGREEMENT OR THE SERVICES SHALL NOT EXCEED TWO MILLION DOLLARS ($2,000,000).

ARTICLE 9

FORCE MAJEURE

In case a Party shall be hindered, delayed or prevented from performing its obligations under this Agreement (other than its payment obligation), or if such performance is rendered impossible by reason of fire, explosion, earthquake, storm, flood, drought, embargo, pandemic, epidemic, quarantine, lock-down order, wars or other hostilities, strike, lockout or other labor disturbance, mechanical breakdown, governmental action, or any other event that is beyond the reasonable control of, and not caused by, a Party (a “Force Majeure Event”), then the Party so hindered, delayed or prevented shall not be liable to the other Party for the resulting delay or failure to carry out its obligations hereunder; provided that the affected Party (i) promptly notifies the other Party, either orally or in writing, upon learning of the occurrence of such Force Majeure Event, (ii) uses commercially reasonable efforts to remove such Force Majeure Event as soon as and to the extent reasonably possible and, in any event, will treat the Recipient the same as any other internal or external service recipient of the affected Services, if any, and (iii) will, upon the cessation of the Force Majeure Event, use commercially reasonable efforts to resume its performance with the least possible delay. Notwithstanding the foregoing, and notwithstanding anything to the contrary in this Agreement, Recipient shall not be required to pay for the affected Services during the pendency of a Force Majeure Event. If any Services are interrupted or suspended for more than ten (10) consecutive days, Recipient may immediately terminate the affected Services upon written notice to Provider, without the payment of any Stranded Costs.

ARTICLE 10

CONFIDENTIALITY

10.1 Confidentiality. Each of the Parties agrees that any Confidential Information of the other Party received in the course of performance under this Agreement shall be kept strictly confidential by the Parties, except that Provider may disclose Recipient’s Confidential Information for the sole purpose of providing Services pursuant to this Agreement to any Affiliate of Provider or to third parties that provide such Services in accordance with the terms of this Agreement; provided, that Provider shall ensure that any such Affiliate or third party is bound by obligations

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of confidentiality at least as strict as those contained herein. Provider shall be responsible for any such Affiliate or third party keeping confidential such Confidential Information of Recipient. The Party receiving Confidential Information further agrees (i) not to use the disclosing Party’s Confidential Information except as necessary to perform its obligations under this Agreement, and (ii) to take the same care with the disclosing Party’s Confidential Information as it does with its own, but in no event less than a reasonable degree of care. Upon the termination or expiration of this Agreement, each Party shall return to the other Party or destroy all of such other Party’s Confidential Information. Each of the Parties shall treat the terms of this Agreement as if they were the Confidential Information of the other Party and shall not disclose the terms of this Agreement without the other Party’s prior written consent, except as required by applicable Law, by the rules of any national stock exchange with respect to a Party’s publicly-traded securities or as otherwise permitted under this Agreement.

10.2 Government Order. If the receiving Party is requested to disclose any of the disclosing Party’s Confidential Information pursuant to any judicial or governmental order, the receiving Party will promptly notify the disclosing Party of such order so that the disclosing Party, in its sole discretion, may seek an appropriate protective order and/or take any other action to prevent or minimize the breadth of such disclosure.

ARTICLE 11

DISPUTE RESOLUTION

11.1 Consent to Jurisdiction. This Agreement, together with any Action, dispute, remedy or other proceeding arising from or relating to this Agreement or the transactions contemplated hereby or any relief or remedies sought by any Parties hereto (whether in contract, tort or statute), and the rights and obligations of the parties hereunder, shall be governed by and construed in accordance with the laws of the State of Delaware for contracts made and to be fully performed in such state, without giving effect to any conflicts of laws rules, principles or regulations that would require the application of the laws of another jurisdiction. The state and federal courts located within the State of Delaware (the “Chosen Courts”) shall have exclusive jurisdiction over any and all disputes between the parties hereto, whether in law or in equity, arising out of or relating to this Agreement and the agreements, instruments and documents contemplated hereby and the parties hereto consent to and agree to subject to the exclusive jurisdiction of such Chosen Courts.

11.2 WAIVER OF JURY TRIAL. THE PARTIES HEREBY WAIVE TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, AND SHALL NOT ASSERT IN ANY SUCH DISPUTE, ANY CLAIM THAT: (A) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS; (B) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS; OR (C) ANY ACTION OR OTHER PROCEEDING COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM. THE MAILING OF PROCESS OF OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 12.6 (OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW) SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER PROVIDED HEREIN. THE PARTIES HEREBY IRREVOCABLY WAIVE ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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ARTICLE 12

MISCELLANEOUS PROVISIONS

12.1 Corporate Power.

(a) Provider represents on behalf of itself and its Affiliates, and Recipient represents on behalf of itself and each other member of its Affiliates, as follows:

(i) each such Person has the requisite public limited company, public limited liability company or other power and authority and has taken all public limited company, public limited liability company or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and

(ii) this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms hereof.

(b) Each Party acknowledges that it and each other Party may execute this Agreement by facsimile, stamp or mechanical signature. Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature made in its respective name as if it were a manual signature, agrees that it shall not assert that any such signature is not adequate to bind such Party to the same extent as if it were signed manually and agrees that at the reasonable request of any other Party at any time it shall as promptly as reasonably practicable cause this Agreement to be manually executed (any such execution to be as of the date of the initial date thereof).

12.2 Modification or Amendments. Subject to the provisions of applicable Law, and except as otherwise provided in this Agreement, this Agreement may be amended, modified or supplemented only by written instrument signed by the authorized representative of the Party against whom it sought to enforce such waiver, amendment, supplement or modification is sought to be enforced.

12.3 Waivers of Default. Waiver by a Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

12.4 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

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12.5 Governing Law. This Agreement (and any claims or disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any Party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, irrespective of the choice of laws principles of the State of Delaware, including all matters of validity, construction, effect, enforceability, performance and remedies.

12.6 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid or by prepaid overnight courier (providing written proof of delivery), or by confirmed facsimile transmission or electronic mail (with confirmed receipt), addressed as follows:

Any notices to be delivered to

(a)	Provider shall be addressed as follows:

c/o Harley-Davidson

3700 West Juneau Avenue

Milwaukee, WI 53208

Attention:         Paul Krause

Email:              paul.krause@harley-davidson.com;

    H-DGeneralCounsel@harley-davidson.com

with a copy to (for information purposes only):

Latham & Watkins LLP

330 North Wabash Avenue, Suite 2800

Chicago, IL 60611

Attention: Ryan Maierson

Email: ryan.maierson@lw.com

Attention: Jason Morelli

Email: jason.morelli@lw.com

(b)	Recipient shall be addressed as follows:

LiveWire

3700 West Juneau Avenue

Milwaukee, WI 53208

Attention:         Paul Krause

Email:              paul.krause@harley-davidson.com;

  H-DGeneralCounsel@harley-davidson.com

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with a copy to (for information purposes only):

Latham & Watkins LLP

330 North Wabash Avenue, Suite 2800

Chicago, IL 60611

Attention: Ryan Maierson

Email: ryan.maierson@lw.com

Attention: Jason Morelli

Email: jason.morelli@lw.com

or to such other persons or addresses as may be designated in writing by the Party to receive such notice as provided above.

12.7 Entire Agreement. This Agreement (including any annexes hereto), together with the Separation Agreement and the other Ancillary Agreements constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties both written and oral, among the Parties, with respect to the subject matter hereof. From and after the effective date of the Tax Matters Agreement, in the event of any conflict between the provisions of this Agreement and the Tax Matters Agreement, the provisions of the Tax Matters Agreement shall control.

12.8 No Third-Party Beneficiaries. The provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person (including, without limitation, any shareholders of Provider or shareholders of Recipient) except the Parties hereto any rights or remedies hereunder. There are no third-party beneficiaries of this Agreement, and this Agreement shall not provide any third Person (including, without limitation, any shareholders of Provider or shareholders of Recipient) with any remedy, claim, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

12.9 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

12.10 Interpretation. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Schedule, Exhibit or Annex, such reference shall be to a Section of, Schedule to, Exhibit to or Annex to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” For purposes of this Agreement, whenever the context requires the singular number shall include the plural, and vice versa. All references in this Agreement to “$” are intended to refer to United States dollars and all references to “EUR” are to the lawful currency of the European Union. Any reference to a particular Law means such Law as amended, modified or supplemented (including all rules and regulations promulgated thereunder) and, unless otherwise provided, as in effect from time to time.

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12.11 Expenses. Except as otherwise expressly provided herein, each Party shall pay its own expenses incident to this Agreement and the transactions contemplated herein.

12.12 No Set-Off. The obligations under this Agreement shall not be subject to set-off for non-performance or any monetary or non-monetary claim by any Party or any of their respective Affiliates under any other agreement between the Parties or any of their respective Affiliates.

12.13 Specific Performance; Other Equitable Relief. Subject to ARTICLE 11, the Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the specific terms hereof or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions or other equitable relief to remedy breaches or prevent anticipated breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (without necessity of posting bond or other security (any requirements therefor being expressly waived)), this being in addition to any other remedy to which they are entitled at Law or in equity.

12.14 Construction. This Agreement shall be construed as if jointly drafted by the Parties and no rule of construction or strict interpretation shall be applied against either Party. The Parties represent that this Agreement is entered into with full consideration of any and all rights which the Parties may have. The Parties have conducted such investigations they thought appropriate, and have consulted with such advisors as they deemed appropriate regarding this Agreement and their rights and asserted rights in connection therewith. The Parties are not relying upon any representations or statements made by the other Party, or such other Party’s employees, agents, representatives or attorneys, regarding this Agreement, except to the extent such representations are expressly set forth or incorporated in this Agreement. The Parties are not relying upon a legal duty, if one exists, on the part of the other Party (or such other Party’s employees, agents, representatives or attorneys) to disclose any information in connection with the execution of this Agreement or their preparation, it being expressly understood that neither Party shall ever assert any failure to disclose information on the part of the other Party as a ground for challenging this Agreement.

12.15 Assignment; Successors and Assigns. Neither this Agreement nor the rights or obligations hereunder shall be assignable by either Party, by operation of law or otherwise, without the prior written consent of the other Party, and any purported assignment or delegation in violation of this paragraph shall be null and void; provided, however, that (a) either Party may, without the consent of any other Party, assign any or all of its rights and interests, and delegate any or all of its obligations, to an Affiliate, provided that no such assignment or delegation shall relieve the assigning or delegating Party of its obligation to ensure performance by such Affiliate of its delegated obligations, (b) nothing in this Section 12.15 will restrict Provider from subcontracting the provision of Services to an Affiliate or to any third parties to the extent such third parties are used to provide such Services or similar services to other businesses of Provider and its Affiliates, and (c) a Party may assign, in whole or in part, its applicable rights, obligations and interests to a third party hereunder in conjunction with (i) the change in control of such Party, (ii) the sale of all or substantially all of the assets of such Party, or (iii) the sale or divestiture of any of the product

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lines, operating units, subsidiaries or business divisions of such Party, provided that (x) such assigning Party shall remain responsible for all liability of such Party accrued hereunder as of the date of such assignment, (y) the assignee agrees in writing to assume all applicable obligations of the assigning Party accruing hereunder after such assignment (whereupon the assigning Party will be relieved of all liability and obligations hereunder to the extent accruing after such assignment), and (z) as of the date of such assignment, such assignee has commercially reasonably financial wherewithal to assume all applicable obligations. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and assigns.

12.16 Conflict. In case of conflict between the terms and conditions of the body of this Agreement and any schedule hereto, unless such schedule explicitly states the Parties’ intention to deviate from the terms and conditions of the body of this Agreement, the terms and conditions of the body Agreement shall control and govern.

12.17 Relationship of the Parties. The relationship of the Parties to each other is that of independent contractors and neither Party nor its agents or employees shall be considered employees or agents of the other Party. This Agreement does not constitute and shall not be construed as constituting a partnership or joint venture or grant of a franchise between the Parties. Neither Party shall have the right to bind the other Party to any obligations to third parties.

12.18 Performance. Each Party shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such Party.

12.19 Compliance with Laws. Each Party shall comply, at its own expense, with the provisions of all Laws applicable to the performance of its obligations under this Agreement.

12.20 Other Agreements. Except as expressly set forth herein, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Separation Agreement or the other Ancillary Agreements.

[Signature page follows.]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the Effective Date.

PROVIDER:

Harley-Davidson, Inc.

By:
Name:
Title:

RECIPIENT:

LiveWire EV LLC

By:
Name:
Title:

[Signature Page to Transition Services Agreement]

Exhibit G

Final Form

MASTER SERVICES AGREEMENT

This Master Services Agreement (together with the Exhibits and Statements of Work hereto, the “Agreement”), effective as of [ ● ], 2022 (the “Effective Date”), is entered by and between Harley-Davidson, Inc., a Wisconsin corporation (“HD”), and LiveWire EV, LLC, a Delaware limited liability company (“LiveWire”). Each of HD and LiveWire is referred to herein individually as a “Party” and together as the “Parties.”

RECITALS

WHEREAS, HD, acting together with its subsidiaries, historically conducted the Harley Business and the LiveWire Business;

WHEREAS, the Parties entered into that certain Separation Agreement effective as of the date hereof (the “Separation Agreement”), pursuant to which the LiveWire Business was separated from the Harley Business and transferred to LiveWire; and

WHEREAS, following the Separation Time, and subject to the terms and conditions of this Agreement, LiveWire wishes, from time to time, to engage HD to provide certain services, including, but not exclusive of, testing services, virtual test and development services, product regulatory support services, color, materials, finishes and graphics services, and engineering paint implementation services as further set forth in this Agreement, and HD wishes to provide such services to LiveWire, each on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

Section 1.1 Definitions. As used in this Agreement, capitalized terms shall have the meaning set forth in this Section 1.1 or elsewhere in the body of this Agreement. To the extent any capitalized terms are not defined herein, they shall have the meanings set forth in the Separation Agreement.

“Affiliate” means any entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such legal entity. For the purpose of this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any legal entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such legal entity, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. It is expressly agreed that for purposes of this Agreement, from and after the Separation Time, (a) no member of the HD Group shall be deemed to be an Affiliate of any member of the LiveWire Group, (b) no member of the LiveWire Group shall be deemed to be an Affiliate of any member of the HD Group and (c) no joint venture formed after the Separation Time solely between one or more members of the HD Group, on the one hand, and one or more members of the LiveWire Group, on the other hand, shall be deemed to be an Affiliate of, or owned or controlled by, any member of the HD Group or the LiveWire Group for the purposes of this Agreement.

“Background IP” means, with respect to a Party, Intellectual Property (a) owned by such Party as of the Effective Date, or (b) that such Party acquires ownership of following the Effective Date and that either (i) is conceived, developed, discovered or authored solely by such Party, or (ii) is acquired by such Party from a third-party, in each case independently of this Agreement.

“Change of Control Event” means (a) the sale of all or substantially all of the assets of LiveWire, or (b) a sale of equity interests, merger, consolidation, recapitalization or reorganization of LiveWire, unless the Control of LiveWire after such sale of equity interests, merger, consolidation, recapitalization or reorganization are beneficially owned, directly or indirectly, by the persons who beneficially owned LiveWire’s Control prior to such transaction.

“Confidential Information” means (a) non-public information and material of a Party or its Affiliates (and of companies with which such Party has entered into confidentiality agreements) that the other Party obtains knowledge of or access to in connection with this Agreement; (b) non-public Intellectual Property of a Party; and (c) business and financial information of a Party, including but not limited to pricing, business plans, forecasts, revenues, expenses, earnings projections, sales data and any and all other non-public financial information; provided, however, “Confidential Information” does not include information that: (i) is or becomes public knowledge without any action by, or involvement of, the a Party or its Affiliates or contractors; (ii) is independently developed by a Party without reference or access to the Confidential Information of the other Party and is so documented; or (iii) is already in the Recipient’s possession on a non-confidential basis at the time of disclosure thereof; provided that the exceptions set forth in clauses (ii) and (iii) above shall not apply with respect to Confidential Information of LiveWire, to the extent the applicability of either exception is due to HD owning and or operating the LiveWire Business prior to the Separation Time.

“Control” means ownership of fifty percent (50%) or more of the share capital or voting stock of a company, enterprise or other legal entity or the power to appoint the majority of board members, the general manager, factory chief or other principal person in charge of a company, enterprise or other legal entity, or the power to direct otherwise the management or policies of a company, enterprise or other legal entity.

“Deliverables” means the items, including without limitation any and all finished or draft documents, works in progress, reports, analyses, test results, files, process maps, field data, notes, plans, metrics, designs, drawings, specifications, commercial goods or equipment, computer data and computer programming (including all source code), any other data, inventions, discoveries, improvements, customizations, configurations, interfaces, enhancements, modifications, patentable subject matter, writings, works of authorship, copyrightable subject matter, ideas, concepts, information, techniques, know-how and show-how, whether or not patentable, copyrightable or otherwise legally protectable, specified in a Statement of Work as required to result from the applicable Service, together with all Intellectual Property rights therein.

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“HD Personnel” means all employees and third party contractors engaged by HD to provide the Services from time to time.

“Improvements” means all modifications, enhancements, derivative works and improvements of Intellectual Property.

“Intellectual Property” means all intellectual property rights in any and all jurisdictions throughout the world, including without limitation domestic and foreign patents, copyrights, mask works, designs, trade secrets, and any other intellectual property rights in technologies, software, know-how, inventions, data, methods, processes and other confidential or proprietary information.

“Product Plan” means a written plan setting forth the scheduled, planned and evaluated projects for LiveWire products and the specific timelines for segments of each such project, as may be periodically updated by LiveWire and reviewed by HD in accordance with each Statement of Work.

“Specifications” means any functional, technical and/or design specifications for the Deliverables or Services as set forth in, or provided by LiveWire to HD in writing pursuant to the terms of, the applicable Statement of Work.

“Tax Matters Agreement” means that certain Tax Matters Agreement to be entered into by and among HD and LW EV Holdings, Inc. and any other parties thereto (as amended, modified or restated from time to time).

Section 1.2 Interpretation. The headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” For purposes of this Agreement, whenever the context requires the singular number shall include the plural, and vice versa. All references in this Agreement to “$” are intended to refer to United States dollars. Any reference to a particular law means such law as amended, modified or supplemented (including all rules and regulations promulgated thereunder) and, unless otherwise provided, as in effect from time to time.

ARTICLE II

SERVICES

Section 2.1 Services. Subject to the terms of this Agreement, HD shall provide to LiveWire (a) the system component and full vehicle testing services as further described and under the terms and conditions set forth on Exhibit A attached hereto (“Testing Services”), (b) the virtual testing and development services as further described and under the terms and conditions set forth on Exhibit B attached hereto (“Virtual Testing Services”), (c) the product regulatory support services as further described and under the terms and conditions set forth on Exhibit C attached hereto (“Product Regulatory Support Services”), (d) the color materials, finishes and graphics services as further described and under the terms and conditions set forth on Exhibit D attached hereto (“CMF&G Services”), and (e) the engineering paint implementation services as further

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described under the terms and conditions set forth on Exhibit E attached hereto (“Engineering Paint Implementation Services”; together with the Testing Services, Virtual Testing Services, Product Regulatory Support Services, and CMF&G Services collectively, the “Services”; and each of Exhibits A to E, a “Statement of Work”). The Parties may revise a Statement of Work upon mutual written agreement, by executing an amendment to this Agreement in accordance with Section 9.3, adopting such revised Statement of Work. The Parties may from time to time agree in writing on additional Statements of Work for additional Services, which will be subject to the terms and conditions of this Agreement and will be considered part of this Agreement. It is expressly agreed and understood that the Services provided hereunder are provided on a non-exclusive basis, and nothing in this Agreement is intended to restrict HD’s right to provide to any other Person any services that are the same or similar to any Services. HD will perform the Services (a) in a professional and workmanlike manner and in accordance with good industry practice and applicable law, and (b) with at least the same (and no less than reasonable) standard of service (including with respect to quality, skill and diligence) that HD provides to its own other businesses.

Section 2.2 Requests; Performance of Services. LiveWire shall submit requests for the Services in accordance with the request procedures as set forth in the applicable Statement of Work. HD will use commercially reasonable efforts to complete the Services in accordance with the applicable Specifications and deliver any applicable Deliverables in accordance with and subject to the terms and conditions of this Agreement and the applicable Statement of Work. HD may, with the prior consent of LiveWire (not to be unreasonably withheld, conditioned or delayed), engage any Person that is not an employee of HD to perform any Services or create any Deliverables (or any portion thereof) hereunder, except that LiveWire’s consent shall not be needed for HD to subcontract to (a) HD’s Affiliates, (b) subcontractors that HD used prior to the Effective Date or (c) subcontractors that HD engages during the Term to perform similar work for HD’s own businesses; provided, that HD agrees that it shall remain responsible for the provision of the Services performed and Deliverables created by such Person in accordance with this Agreement and shall be responsible for such Persons’ compliance with this Agreement with respect thereto.

Section 2.3 Acceptance. Except as otherwise set forth in an applicable Statement of Work, the acceptance procedures applicable to this Agreement shall be as follows:

(a) HD will notify LiveWire in writing that a Deliverable or Service is complete and meets the applicable Specifications.

(b) LiveWire will have thirty (30) calendar days following the delivery of such written notice to test the Deliverable or Service to determine whether such Deliverable or Service meets the terms of this Agreement, the Specifications, and any other acceptance criteria set forth in the applicable Statement of Work or agreed upon by the Parties thereunder (“Acceptance Criteria”). If LiveWire determines in good faith that a Deliverable or Service does not meet the Acceptance Criteria to LiveWire’s reasonable satisfaction, LiveWire will so notify HD in writing and will describe, in reasonable detail, its reasons for such determination (“Deficiency Notice”). Acceptance shall be deemed to have occurred if LiveWire fails to deliver any Deficiency Notice to HD within such 30-day period. HD will use commercially reasonable efforts to make such necessary corrections and modifications regarding the non-conforming Deliverable or Service and to cause

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the Deliverable or Service to successfully meet the Acceptance Criteria, within a reasonable period not to exceed fifteen (15) business days from the date of the Deficiency Notice, and upon HD’s correction of any nonconformities, HD will resubmit the modified Deliverable or Service to LiveWire for further testing and evaluation. Such process shall repeat three times or until the Deliverable or Service has been accepted by LiveWire, whichever occurs first, and in the event the Deliverable or Service is not accepted by LiveWire following three attempts by HD, LiveWire shall, as its sole and exclusive remedy for any failure by HD to meet the Acceptance Criteria, have the right to elect to receive a refund of the amounts paid for such Deliverable or Service or to permit HD one or more additional opportunities to correct the Deliverable or Service, in each case in LiveWire’s sole discretion. If the Parties are unable to agree on whether a Deliverable meets the Acceptance Criteria, either Party may escalate the matter to the Joint Steering Committee for resolution. Each Party shall bear its own costs in connection with any acceptance tests.

Section 2.4 Cooperation. LiveWire will (a) upon reasonable notice, provide access to LiveWire’s materials, facilities, personnel, equipment, approvals, information and instructions as reasonably requested by HD to enable HD to perform the Services and deliver the Deliverables; and (b) take all steps reasonably necessary, including obtaining any required licenses or consents, to prevent LiveWire-caused delays in HD’s provision of the Services. All information provided by LiveWire to HD hereunder shall be true, complete and accurate in all material respects, and shall not omit any information material to the operations of LiveWire that is relevant to the Services to be performed or Deliverables to be created by HD. HD shall be entitled to rely, without independent verification, on the accuracy and completeness of any such information as well as on all decisions and approvals by LiveWire hereunder without liability to LiveWire or any third party; provided that if HD believes any such information to be inaccurate or incomplete, it shall promptly provide notice to LiveWire of the same.

Section 2.5 Joint Steering Committee.

(a) Promptly following the Effective Date, the Parties shall form a committee which shall be composed of senior executives and/or designees from each of HD and LiveWire for the management and administration of this Agreement (the “Joint Steering Committee”). Each Party shall have sole discretion in selecting its representatives for the Joint Steering Committee, and may replace any of such representatives from time to time upon written notice to the other Party.

(b) The Joint Steering Committee shall meet (by phone, video or in person) promptly following the Effective Date, and at the beginning of each calendar year thereafter, to discuss and formulate a forecast and plan for LiveWire’s anticipated needs for Services in the then-current year (“Annual Plan”). It shall be the responsibility of the Joint Steering Committee to act as liaisons with the other Party and to coordinate the activities of the Parties under this Agreement by, among other things overseeing the progress of the Services and facilitating updates to the then-current Annual Plan. In addition to such annual meeting, the Joint Steering Committee shall meet as frequently as the Parties mutually agree is necessary or beneficial for the administration of this Agreement.

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(c) In the event that a dispute arises in connection with this Agreement, either Party may, by providing written notice to the other Party, request a special session of the Joint Steering Committee or a subset thereof, as necessary to address said dispute. In the event that any dispute between the Parties in connection with this Agreement is not resolved by the Joint Steering Committee within ten (10) business days after receipt of notice of such dispute, the dispute shall be referred to one (1) member of senior management of LiveWire, on the one hand, and one (1) member of senior management of HD, on the other hand. The executives will meet (by phone, video or in person) during the next ten (10) business days and attempt to resolve such dispute in good faith, and if the executives are unable to resolve the dispute within such ten (10) business day period, either Party may submit the matter to a court of competent jurisdiction in accordance with Section 9.7.

ARTICLE III

COMPENSATION

Section 3.1 Fees, Invoices and Payment. In consideration of the Services performed hereunder, LiveWire will pay to HD the fees as specified in each applicable Statement of Work (“Fees”), in accordance with this Article III. Except as otherwise set forth in a Statement of Work, the Services shall be provided on a time and materials basis, and shall be calculated in accordance with HD’s daily or hourly fee rates for the HD Personnel set forth in the applicable Statement of Work; provided that such daily or hourly fees rates for the HD Personnel shall be set at HD’s actual cost plus a markup of eight percent (8%) (for the avoidance of doubt, HD’s actual cost for the HD Personnel shall include any taxes and direct expenses payable by HD with respect to HD’s Personnel’s salaries, including unemployment insurance, workers’ compensation, employee benefits and other employment-related costs). In addition, LiveWire shall reimburse HD for all out-of-pocket expenses incurred by HD in connection with the provision of Services, provided that LiveWire shall have the right to approve in advance any such expenses that exceed $[ ● ] under a particular Statement of Work. Unless otherwise specified in the applicable Statement of Work, HD will invoice LiveWire monthly in arrears for each of the Services and LiveWire will pay all amounts that are not disputed in good faith under each invoice within thirty (30) days of receipt; provided that, notwithstanding anything to the contrary in this Agreement, disputed amounts withheld by LiveWire shall not at any time exceed one million dollars ($1,000,000) in the aggregate. All payments will be made in U.S. dollars, unless otherwise stated in the applicable Statement of Work.

Section 3.2 Late Fees. Without limiting any of HD’s remedies for non-payment or late payment of invoices, past due amounts shall accrue interest at a rate per annum equal to the Prime Rate, from time to time in effect, plus three percent (3%), calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment, or the maximum allowed by law, if lower. LiveWire shall also reimburse HD for all costs in collecting any late payments, including, without limitation, attorney’s fees. In addition to all other remedies available under this Agreement or at law (which HD does not waive by the exercise of any rights hereunder), HD will be entitled to suspend the provision of any Services if LiveWire fails to pay any amounts (other than, subject to Section 3.1, amounts disputed in good faith) when due hereunder and such failure continues for fifteen (15) days following LiveWire’s receipt of written notice thereof.

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Section 3.3 Taxes. LiveWire shall be responsible for all sales, use and goods and services, value-added, and any other similar Taxes, duties and charges (“Indirect Taxes”) imposed by any federal, state or local government entity on any amounts payable by LiveWire hereunder, provided that, subject to the Tax Matters Agreement, HD will be solely responsible for the payment of its income taxes, franchise or similar taxes, and except as provided in Section 3.1, its employee’s salaries, unemployment insurance, workers’ compensation, employee benefits and other employment-related costs, charges and deductions. Each invoice provided under Section 3.1 shall properly reflect all Indirect Taxes payable by LiveWire, and if applicable, such information reasonably required for LiveWire to obtain a refund, credit or offset of such Indirect Taxes in accordance with applicable Law. Livewire and HD shall make reasonable efforts to cooperate to the extent necessary to obtain any exemption relating to, or reduced rate of, any such Indirect Tax, including by providing exemption certificates or other information reasonable required to establish an exemption. The parties will reasonably cooperate to minimize any deduction or withholding for or on account of tax, including making applicable double taxation treaty clearance applications. If any taxes are required to be deducted or withheld from any payments made by one Party (the “Payor”) to another Party hereunder, then such Payor shall withhold or deduct the required amount and promptly pay such taxes to the applicable tax authority and any such amounts shall be deemed to have been paid hereunder.

ARTICLE IV

INTELLECTUAL PROPERTY

Section 4.1 Ownership.

(a) Each Party shall retain all right, title and interest in and to its Background IP, including all Improvements thereof.

(b) Unless otherwise stated in the applicable Statement of Work, subject to LiveWire’s payment of Fees for Services rendered, as between the Parties, LiveWire is and will be the sole and exclusive owner of all Intellectual Property rights in and to the Deliverables created for LiveWire based on the Specifications under the applicable Statement of Work, but excluding, for the avoidance of doubt, any Background IP of HD (“LiveWire IP”). In furtherance of the foregoing, the Parties agree that to the extent any LiveWire IP would otherwise vest in HD or any of its Affiliates, HD hereby irrevocably assigns to LiveWire all right, title and interest in and to such LiveWire IP. HD will not assert, and to the extent permitted by applicable Law, otherwise waives, any moral rights in LiveWire IP. HD will, and will cause all of its Affiliates to, take all appropriate action and execute and deliver all documents necessary or reasonably requested by LiveWire to effectuate any of the foregoing provisions of this Section 4.1(b), or otherwise as may be necessary for LiveWire to prosecute, register, perfect, evidence or records its rights in and to any LiveWire IP, at LiveWire’s reasonable expense.

(c) Unless otherwise stated in the applicable Statement of Work, as between the Parties, HD is and will be the sole and exclusive owner of all Intellectual Property conceived, made, developed or prepared by or on behalf of HD during its performance of the Services except for LiveWire IP (such Intellectual Property, “HD IP”). In furtherance of the foregoing, the Parties agree that to the extent any HD IP would otherwise vest in LiveWire or any of its Affiliates,

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LiveWire hereby irrevocably assigns to HD all right, title and interest in and to such HD IP. LiveWire will not assert, and to the extent permitted by applicable Law, otherwise waives, any moral rights in HD IP. LiveWire will, and will cause all of its Affiliates to, take all appropriate action and execute and deliver all documents necessary or reasonably requested by HD to effectuate any of the foregoing provisions of this Section 4.1(c), or otherwise as may be necessary for HD to prosecute, register, perfect, evidence or record its rights in and to any HD IP, at HD’s reasonable expense.

Section 4.2 Licenses.

(a) If HD incorporates or includes any of HD’s Background IP or HD IP (including any Improvement to HD’s Background IP) in a Deliverable, HD hereby grants and agrees to grant to LiveWire a worldwide, royalty-free, fully paid-up, non-exclusive, non-sublicensable (except to third parties providing services to LiveWire), non-transferable (except in connection with a permitted assignment pursuant to Section 9.1), perpetual license to use and exploit such Background IP or HD IP, as applicable, solely to the extent necessary to use or exploit LiveWire’s rights in such Deliverable and for no other purpose.

(b) LiveWire hereby grants and agrees to grant HD a worldwide, royalty-free, fully paid-up, non-exclusive, non-sublicensable (except as set forth below), non-transferable (except in connection with a permitted assignment pursuant to Section 9.1) license to use and exploit LiveWire’s Background IP solely to the extent necessary or useful for HD’s performance of the Services. The foregoing license shall be sublicensable to third parties solely in connection with the provision of Services to LiveWire, and not, for the avoidance of doubt, for use by any third party for such third party’s own brands or benefit.

ARTICLE V

CONFIDENTIALITY

Section 5.1 Obligation of Confidentiality. Each Party wishes to ensure that the Confidential Information provided to Recipient under this Agreement is retained in strict confidence by Recipient. For purposes of this Agreement, “Disclosing Party” refers to a Party and/or one or more of its Affiliates whenever it is disclosing information to another Party and/or one or more of its Affiliates, and “Recipient” refers to a Party and/or one or more of its Affiliates whenever it is receiving information from another Party and/or one or more of its Affiliates. Recipient agrees to keep all Confidential Information of Disclosing Party obtained hereunder (whether written or oral, and whether or not explicitly designated as confidential) as well as all knowledge derived therefrom (including all notes, memoranda, summaries, reports, analyses, compilations, studies or other similar materials) in strict confidence and further agrees not to disclose, directly or indirectly to any third party, nor to use, copy, evaluate or incorporate, within or outside of its business, any of such Confidential Information for any purpose other than for the purposes of provision of the Services. Recipient shall allow access to and disclose such Confidential Information only to those of its employees, directors, and officers who need to have access to such Confidential Information for the purposes of provision or receipt of the Services. As a condition of such disclosure, Recipient will inform such persons of the confidential nature of such Confidential Information and will be responsible for any failure by such persons to comply

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with the obligations of this Agreement. Without in any way limiting or abridging Recipient’s obligation hereunder to keep all Confidential Information of Disclosing Party in strict confidence, Recipient agrees to protect such Confidential Information by using the same degree of care, but no less than a reasonable degree of care, to prevent the unauthorized use, dissemination or publication of such Confidential Information as Recipient uses to protect its own confidential information of a like nature.

Section 5.2 Compelled Disclosure. If Recipient is required by legal or administrative authority to disclose any Confidential Information of Disclosing Party, Recipient will notify Disclosing Party in writing of such requirement as soon as practicable so that Disclosing Party may seek an appropriate protective order or other relief or waive compliance with the provisions of this Agreement, and Recipient will cooperate with, and take reasonable actions requested by, Disclosing Party in seeking such protective order or other relief. If, in the absence of a protective order or other relief or the receipt of a waiver from Disclosing Party, Recipient is nevertheless legally required to disclose any Confidential Information of Disclosing Party or else stand liable for contempt or other legal penalty, Recipient may disclose Confidential Information of Disclosing Party in accordance with such requirement, provided that Recipient (a) may disclose only that portion of such Confidential Information that is required by law to be disclosed, (b) must use its reasonable efforts to ensure that such Confidential Information so disclosed is treated confidentially, and (c) must notify Disclosing Party in writing as soon as practicable of the items of such Confidential Information so disclosed.

Section 5.3 Property of Disclosing Party. Confidential Information of Disclosing Party provided or disclosed hereunder shall remain the exclusive property of Disclosing Party, and providing or disclosing such Confidential Information does not create a right, license, interest or privilege of any kind or nature whatsoever with respect to any such Confidential Information.

Section 5.4 No Representations. Disclosure of Confidential Information is made without any express or implied representation or warranty as to the accuracy or the completeness thereof. Disclosing Party explicitly disclaims any liability relating to its Confidential Information or arising from its use, including as may arise from errors or omissions therefrom. However, Disclosing Party does represent and warrant that it has the right to disclose its Confidential Information hereunder, and that such disclosure will not violate any agreement or other obligation by which Disclosing Party is bound.

Section 5.5 Term of Obligation. The obligations of this Article V shall come into force on the Effective Date and remain in force until the expiration or termination of this Agreement and for a period of five (5) years thereafter (“Confidentiality Term”); provided, however, that for all Confidential Information disclosed prior to the expiration of the Confidentiality Term, the obligations of the Recipient pursuant to this Agreement shall remain valid until either (a) the Confidentiality Term elapses, or (b) a period of five (5) years from the date of disclosure elapses, whichever is later. Notwithstanding the foregoing, any Confidential Information constituting a trade secret shall be maintained as such until such information no longer constitutes a trade secret under applicable law.

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ARTICLE VI

REPRESENTATIONS AND WARRANTIES; DISCLAIMER

Section 6.1 Mutual Warranties. Each Party represents and warrants to the other Party that: (a) it is duly organized, validly existing and in good standing under the laws of the jurisdictions in which it is organized; (b) it has the requisite power and authority and the legal right to enter into this Agreement and perform its obligations under this Agreement in accordance with its terms; (c) this Agreement constitutes a legal, valid and binding agreement of such Party, enforceable against such Party in accordance with its terms; (d) it will comply with all applicable laws and regulations in the exercise and performance of its rights and obligations under this Agreement; and (e) its execution, delivery and performance of this Agreement throughout its duration do not conflict with or violate any requirement of applicable laws regulations or order of governmental bodies, and do not conflict with, or constitute a default under any contractual obligation of such Party.

Section 6.2 DISCLAIMER. EXCEPT AS EXPRESSLY PROVIDED HEREIN, NEITHER PARTY MAKES, AND, TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, SPECIFICALLY DISCLAIMS, ANY REPRESENTATION OR WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF CONDITION OF TITLE, MERCHANTABILITY, VALIDITY, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS, OR FITNESS FOR A PARTICULAR PURPOSE. WITHOUT LIMITING THE FOREGOING, HD MAKES NO REPRESENTATION OR WARRANTY THAT THE SERVICES WILL RESULT IN A PROFIT TO LIVEWIRE’S BUSINESS.

ARTICLE VII

INDEMNIFICATION AND LIMITATIONS OF LIABILITY

Section 7.1 General Indemnification. Each Party shall indemnify, defend and hold harmless the other Party, its Affiliates and its and their respective officers, directors, employees and representatives (“Indemnitees”) from and against any and all liabilities, losses, costs, damages, fines, assessments, penalties and expenses (including reasonable attorneys’ fees and expenses) incurred by such Indemnitees in connection with any third-party claim (“Claims”) arising from or relating to: (a) the indemnifying Party’s breach of this Agreement; (b) the death or bodily injury of any agent, employee, customer, business invitee or other person caused by the negligent or tortious conduct of the indemnifying Party; (c) the damage, loss or destruction of any real or tangible personal property for which the indemnifying Party is legally liable or responsible; or (d) the indemnifying Party’s violation of applicable law in connection with this Agreement.

Section 7.2 Intellectual Property Indemnification. HD will indemnify, defend and hold harmless LiveWire and its Indemnitees from any and all Claims alleging that the Indemnitee’s use of the HD’s Background IP or HD IP in accordance with this Agreement violates any copyright, trade secret or U.S. patent of any third party (a “HD IP Claim”), and LiveWire will indemnify, defend and hold harmless HD and its Indemnitees from any and all Claims alleging that the Indemnitee’s use of any Specifications, designs, technology or other information or materials

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provided by LiveWire to HD in connection with this Agreement infringes, misappropriates or violates any copyright, trade secret or U.S. patent of any third party. Notwithstanding the foregoing, HD will not have any indemnification obligation if any HD IP Claim is based on, and would not exist but for the Indemnitee’s (a) combination, operation or use of a Deliverable with products, services, information, materials, technologies, business methods or processes not furnished by HD, (b) modification to the Deliverable (other than by HD), or (c) use or exploitation of a Deliverable in violation of this Agreement.

Section 7.3 Intellectual Property Remedy. In response to any HD IP Claim (and without limiting any other rights and remedies of LiveWire under Section 7.2), HD may, at its option either: (a) procure the right for LiveWire to continue using the Deliverables; or (b) require LiveWire to cease use of any allegedly infringing Deliverables, provided that HD either (i) makes such alterations, modifications or adjustments to the Deliverables so that they become non-infringing without incurring a material diminution in function or value; (ii) replaces the Deliverables at no cost to LiveWire with non-infringing substitutes provided that the substitutes do not entail a material diminution in function or value; or (iii) issues a refund of the Fees paid by LiveWire for the infringing Deliverables.

Section 7.4 Indemnity Procedures. If any claim or action is asserted that would entitle an Indemnitee to indemnification pursuant to Section 7.1 and Section 7.2 above (a “Proceeding”), the Party seeking indemnification will give written notice thereof to the Party from which indemnification is sought promptly; provided, however, that the failure of the indemnified Party to give timely notice hereunder will not affect rights to indemnification hereunder, except to the extent that the indemnifying Party demonstrates actual damage caused by such failure. The indemnifying Party may elect to direct the defense or settlement of any Proceeding by giving written notice to the indemnified Party, which election will be effective immediately upon the indemnified Party’s receipt of such written notice. The indemnifying Party will have the right to employ counsel reasonably acceptable to the indemnified Party to defend any Proceeding, or to compromise, settle or otherwise dispose of the same, if the indemnifying Party deems it advisable to do so, all at the expense of the indemnifying Party; provided that the indemnifying Party will not settle, or consent to any entry of judgment in, any Proceeding without obtaining either: (a) an unconditional release of the indemnified Party (and their Affiliates and each of their respective officers, directors, employees and agents) from all liability with respect to all claims underlying such Proceeding; or (b) the prior written consent of the indemnified Party. The indemnified Party will not settle or consent to any entry of judgment, in any Proceeding without obtaining the prior written consent of the indemnifying Party (such consent not to be unreasonably withheld, delayed or conditioned). The Parties will fully cooperate with each other in any Proceeding and will make available to each other any books or records useful for the defense of any such Proceeding.

Section 7.6 Limitation of Liability. WITHOUT LIMITING THE PARTIES’ INDEMNIFICATION OBLIGATIONS UNDER THE SEPARATION AGREEMENT OR THE BUSINESS COMBINATION AGREEMENT, AND NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, EXCEPT FOR THE PARTIES’ INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT AND LIABILITY ARISING FROM A PARTY’S FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, IN NO EVENT SHALL EITHER PARTY OR ITS AFFILIATES BE LIABLE

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FOR, OR BEAR ANY OBLIGATION IN RESPECT OF, ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES OF ANY KIND OR CHARACTER, OR ANY DAMAGES RELATING TO OR ARISING OUT OF LOST PROFITS, LOSS OF DATA, LOSS IN VALUE, LOSS OF GOODWILL, LOSS OF OPPORTUNITY, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, WHETHER OR NOT THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT FOR LIABILITY ARISING FROM A PARTY’S FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, IN NO EVENT WILL EITHER PARTY’S AGGREGATE LIABILITY ARISING OUT OF OR RELATING TO ANY STATEMENT OF WORK EXCEED THE TOTAL AMOUNT OF FEES PAID OR PAYABLE TO HD BY LIVEWIRE FOR THE SERVICES UNDER SUCH STATEMENT OF WORK DURING THE TWELVE (12) MONTH PERIOD PRECEDING THE CLAIM GIVING RISE TO LIABILITY.

ARTICLE VIII

TERM AND TERMINATION

Section 8.1 Term. This Agreement shall be effective on the Effective Date and shall remain in force for seven (7) years after the Effective Date (the “Initial Term”), unless terminated earlier as set forth below. This Agreement will expire at the end of the Initial Term, unless the Parties each in their respective discretion mutually agree in writing to extend this Agreement for one or more renewal term(s) of mutually agreed duration (each, a “Renewal Term”). If the Parties agree to one or more Renewal Terms, this Agreement will expire at the end of the last Renewal Term to which the Parties have agreed in writing unless terminated earlier as set forth below. The Initial Term, together with any and all Renewal Terms, is referred to herein as the “Term”.

Section 8.2 Service Terms; Extensions. Unless otherwise specified in the applicable Statement of Work, the term for each Service shall commence on the effective date of such Statement of Work and expire at the end of the Initial Term, or at the end of the applicable Renewal Term, if such Statement of Work is entered into during a Renewal Term (each a “Service Term”). The Parties may mutually agree in writing to extend any Service Term; provided that no Service Term shall exceed the Term.

Section 8.3 Termination for Cause.

(a) Either Party may terminate this Agreement or any applicable Statement of Work, by written notice, effective immediately, if the other Party has committed a material breach of this Agreement and fails to cure such breach within thirty (30) days of its receipt of written notice of such breach.

(b) HD may terminate this Agreement or any applicable Statement of Work, by written notice, effective immediately, (i) if LiveWire fails to make any payment due hereunder that is not disputed in good faith and does not cure such failure within fifteen (15) days of its receipt of written notice of such nonpayment; or (ii) if LiveWire undergoes a Change of Control Event.

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(c) HD may terminate this Agreement or any Statement of Work upon one hundred eighty (180) days’ prior written notice to LiveWire, such notice to be provided promptly following the end of any calendar year (but no later than the last day of February) in the event that LiveWire did not engage HD to manufacture at least forty percent (40%) of LiveWire’s production during such calendar year.

Section 8.4 Termination for Convenience. LiveWire may terminate this Agreement or any applicable Statement of Work for convenience upon ninety (90) days’ prior written notice to HD; provided that all amounts then owed are paid as of the termination date, and provided that LiveWire reimburses HD, as of the termination date, any other costs or expenses incurred by HD and for which HD has not otherwise been remunerated.

Section 8.5 Effect of Termination. Expiration or termination of this Agreement shall not relieve the Parties of any obligations accruing prior to the effective date of termination. Upon termination or expiration of this Agreement for any reason, each Party shall return to the other Party or provide such other Party with written certification of the destruction of, at such other Party’s sole option, all Confidential Information of such other Party (including all copies thereof in any type of media) that are in the Recipient’s possession or control (other than Confidential Information that HD is required to hold for regulatory or other legal compliance), and LiveWire will be responsible for paying HD for all Services provided and expenses incurred up to the date of such termination in accordance with the terms of each applicable Statement of Work pursuant to Article III.

Section 8.6 Survival. The provisions of Article I (Definitions; Interpretation), Article IV (Intellectual Property), Article V (Confidential Information), Article VII (Indemnification and Limitation of Liability), Section 8.5 (Effect of Termination), Section 8.6 (Survival) and Article IX (General Provisions) shall survive the termination or expiration of this Agreement.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Assignment. This Agreement and the rights and obligations hereunder may not be assigned or transferred by either Party, in whole or in part, without the express written consent of the other Party, which shall not unreasonably be withheld, conditioned or delayed. Notwithstanding the foregoing, either Party may (i) assign this Agreement, in whole or in part, to any of its Affiliates, or (ii) assign or otherwise transfer this Agreement, in whole but not in part, to any Person in connection with a transfer of all or substantially all of the business of such Party (whether by merger, consolidation, sale of assets, sale or exchange of stock, by operation of law or otherwise and whether in a single or multiple transactions); provided that, in each of the above cases, such transferee, assignee or successor agrees in writing to be bound by the applicable terms of this Agreement. Further, each Party may collaterally assign its rights under this Agreement to its lenders or other financing sources, provided that, upon foreclosure, any assignee or transferee agrees to be bound by the terms of this Agreement. Any attempted or purported assignment or transfer in violation of the preceding shall be null and void and of no effect whatsoever. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

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Section 9.2 Entire Agreement; Conflicts. This Agreement, including the Statements of Work, represents the entire agreement and supersedes all prior negotiations, understandings, representations, warranties or agreements either written or oral between the Parties with respect to the subject matter hereof. In the event of any conflict between the terms and conditions contained in this Agreement and the terms and conditions in any Statement of Work, the terms and conditions contained in the Statement of Work will prevail. From and after the effective date of the Tax Matters Agreement, in the event of any conflict between the provisions of this Agreement and the Tax Matters Agreement, the provisions of the Tax Matters Agreement shall control.

Section 9.3 Modification. Subject to the provisions of applicable law, and except as otherwise provided in this Agreement, no amendment or modification of this Agreement shall be binding upon the Parties unless made in writing and duly executed by the authorized representatives of the Parties.

Section 9.4 Severability, Waiver. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement shall remain in full force and effect and the provision found invalid or unenforceable shall be replaced by a valid and enforceable provision corresponding as closely as possible to the invalid or unenforceable provision in its economic effect. No waiver of any provisions of this Agreement will be valid unless the same is in writing and signed by the Party against whom such waiver is sought to be enforced. A waiver or consent given by either Party on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

Section 9.5 Notices. All notices and other communications between the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered by FedEx or other nationally recognized overnight delivery service; or (c) when delivered by email (in each case in this clause (c), solely if receipt is confirmed), addressed as follows:

if to HD:

c/o Harley-Davidson

3700 West Juneau Avenue

Milwaukee, WI 53208

Attention:       Paul Krause

Email:             paul.krause@harley-davidson.com;

                         H-DGeneralCounsel@harley-davidson.com

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with copies (which shall not constitute notice) to:

Latham & Watkins LLP

330 North Wabash Avenue, Suite 2800

Chicago, IL 60611

Attention: Ryan Maierson

Email: ryan.maierson@lw.com

Attention: Jason Morelli

Email: jason.morelli@lw.com

if to LiveWire:

c/o LiveWire

3700 West Juneau Avenue

Milwaukee, WI 53208

Attention:       Paul Krause

Email:             paul.krause@harley-davidson.com;

                         H-DGeneralCounsel@harley-davidson.com

with copies (which shall not constitute notice) to:

Latham & Watkins LLP

330 North Wabash Avenue, Suite 2800

Chicago, IL 60611

Attention: Ryan Maierson

Email: ryan.maierson@lw.com

Attention:       Jason Morelli

Email:             jason.morelli@lw.com

Section 9.6 Governing Law. This Agreement (and any claims or disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of either Party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, irrespective of the choice of laws principles of the State of Delaware, including all matters of validity, construction, effect, enforceability, performance and remedies.

Section 9.7 Consent to Jurisdiction. The state and federal courts located within the State of Delaware (the “Chosen Courts”) shall have exclusive jurisdiction over any and all disputes between the parties hereto, whether in law or in equity, arising out of or relating to this Agreement and the agreements, instruments and documents contemplated hereby and the parties hereto consent to and agree to subject to the exclusive jurisdiction of such Chosen Courts.

Section 9.8 Waiver of Jury Trial. THE PARTIES HEREBY WAIVE TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, AND SHALL NOT ASSERT IN ANY SUCH DISPUTE, ANY CLAIM THAT: (A) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS; (B) SUCH PARTY AND SUCH

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PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS; OR (C) ANY ACTION OR OTHER PROCEEDING COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM. THE MAILING OF PROCESS OF OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN Section 9.5 (OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW) SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER PROVIDED HEREIN. THE PARTIES HEREBY IRREVOCABLY WAIVE ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.9 Counterparts. This Agreement may be executed in one or more counterparts, and by the Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic delivery in .pdf format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 9.10 No Third-Party Beneficiaries. Except as otherwise specifically provided in this Agreement, (a) the provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any person or entity except the Parties any rights or remedies hereunder; and (b) there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third party with any remedy, claim, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Harley-Davidson, Inc.

By:
Name:
Title:

LiveWire EV, LLC

By:
Name:
Title:

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EXHIBIT H

Final Form

TERM SHEET FOR POST-CLOSING CORPORATE GOVERNANCE

Item	Terms
Committees of the Board	The Board of Directors (the “Board”) of LW EV Holdings, Inc. (“HoldCo”) shall establish and maintain (in accordance with applicable laws and NYSE rules) five standing committees: (i) Audit and Finance Committee, (ii) Conflicts Committee, (iii) Nominating and Corporate Governance Committee, (iv) Human Resources Committee, and (v) Brand and Sustainability Committee.

Audit and Finance Committee	The Audit and Finance Committee Charter will require that such committee be entirely comprised of independent directors (each, an “Independent Director”), each of whom shall meet the independence requirements under the listing rules of NYSE.

Conflicts Committee

The Conflicts Committee Charter will require that such committee be entirely comprised of Independent Directors.

The Board may refer any matters involving conflicts with HD to the Conflicts Committee; provided, however, that the Board must refer the following conflict matters: (i) new material arrangements and transactions between HD and HoldCo, (ii) changes to HoldCo’s organizational documents that involve conflicts between HD and HoldCo, (iii) resolution of material disputes related to agreements between HD and its affiliates on the one hand and HoldCo and its affiliates on another, (iv) any material amendment, waiver, or enforcement action relating to the agreements referenced in the foregoing clause (iii) (including the Intellectual Property Licensing Agreement, Contract Manufacturing Agreement, Joint Development Agreement and the Master Services Agreement) and any other material operational matters between HD and HoldCo, and (v) any amendment to the Conflicts Committee Charter.

Any sales of HoldCo shares by HD that are subject to an early price-based release under the Registration Rights Agreement will require the approval of the Conflicts Committee.

Matters not involving conflicts with HD will not require the Conflicts Committee’s approval and will be governed by applicable Delaware law.

The Board may dissolve the Conflicts Committee at the time that both (i) HoldCo has a majority independent Board and (ii) HD owns less than 50% of the outstanding shares of HoldCo.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee Charter will require that such committee be comprised of a majority of Independent Directors.

The Nominating and Corporate Governance Committee shall have authority to determine the Independent Directors to be nominated for election to the Board.

Human Resources Committee

The Human Resources Committee Charter will require that such committee be comprised of a majority of Independent Directors.

The Human Resources Committee will be primarily responsible for employment matters of the senior management team, including appointments, termination, and compensation.

The Chief Executive Officer of HoldCo shall serve on the Human Resources Committee, but shall recuse himself in the event of conflicted discussions.

Brand and Sustainability Committee	The Brand and Sustainability Committee Charter will require that HD will choose HoldCo directors with relevant branding and sustainability experience to serve on such committee. HD will consider a director designated by Sponsor to serve on the Brand and Sustainability Committee.

CEO Role and Succession Plan	Mr. Jochen Zeitz will serve as acting Chief Executive Officer and Executive Chairman of HoldCo upon the closing of the business combination (at the same time as Mr. Zeitz acts as the Chief Executive Officer of HD). The permanent Chief Executive Officer of HoldCo will be appointed within twenty-four months following the announcement of the business combination. Mr. Zeitz will retain the role of Executive Chairman of HoldCo after HoldCo appoints a permanent Chief Executive Officer.